     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 18, 2003



                                                     REGISTRATION NO. 333-103051

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                    U.S. SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                             ---------------------

                         PRE-EFFECTIVE AMENDMENT NO. 2


                                       TO


                                    FORM S-3

                                       ON


                                   FORM SB-2

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          BLUE RIVER BANCSHARES, INC.

              (Exact name of small business issuer in its charter)



             INDIANA                              6035                            35-2016637
    (State or jurisdiction of         (Primary Standard Industrial             (I.R.S. Employer
  incorporation or organization)      Classification Code Number)            Identification No.)


                             ---------------------
             29 EAST WASHINGTON STREET, SHELBYVILLE, INDIANA 46176

(Address and telephone number of principal executive offices and principal place of business)


                         LAWRENCE T. TOOMBS, PRESIDENT
                          BLUE RIVER BANCSHARES, INC.
                           29 EAST WASHINGTON STREET
                           SHELBYVILLE, INDIANA 46176
                                 (317) 398-9721

           (Name, address and telephone number of agent for service)


                                    COPY TO:
                            TIMOTHY M. HARDEN, ESQ.
                           MICHAEL J. MESSAGLIA, ESQ.
                               KRIEG DEVAULT LLP
                         ONE INDIANA SQUARE, SUITE 2800
                        INDIANAPOLIS, INDIANA 46204-2079
                                 (317) 636-4341
                             ---------------------

    APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: As soon as practicable after the effective date of this registration statement.


    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE


-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
                                                             PROPOSED MAXIMUM     PROPOSED MAXIMUM
       TITLE OF EACH CLASS OF             AMOUNT TO BE        OFFERING PRICE          AGGREGATE            AMOUNT OF
     SECURITIES TO BE REGISTERED           REGISTERED          PER SHARE(1)       OFFERING PRICE(1)    REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------------
Common Stock, no par value...........   1,000,000 shares           $4.50             $4,500,000           $364.05(2)
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933.


(2) $230.00 was previously paid with the initial filing on Form S-3.

                             ---------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                      SUBJECT TO COMPLETION, JULY 18, 2003


PROSPECTUS

                          BLUE RIVER BANCSHARES, INC.


             1,000,000 SHARES OF COMMON STOCK FOR A RIGHTS OFFERING


       AND ANY SHARES THAT ARE NOT SUBSCRIBED FOR IN THE RIGHTS OFFERING


                            FOR A COMMUNITY OFFERING


                                $4.50 PER SHARE
                             ---------------------


     We are distributing, together with this prospectus, subscription rights to purchase shares of our common stock to persons who own our common stock as of the close of business on July 31, 2003, the record date. Shareholders will receive one subscription right for every share of our common stock that you own on the record date. Each subscription right will entitle you to purchase .4156 shares, rounded down to the nearest whole number, of our common stock at the subscription price of $4.50 per share. The subscription rights are exercisable beginning on the date of this prospectus and will expire at 5:00 p.m., eastern
standard time, on           , 2003. You will receive your shares as soon as
practicable after           , 2003.



     In addition, if you timely exercise all of your subscription rights, you may be entitled to exercise over-subscription privileges to purchase additional shares of our common stock at the same subscription price, subject to the limitations set forth in this prospectus. We will allocate the over-subscription privilege of the rights offering on a pro-rata basis based on the number of shares owned by each shareholder on the record date. If you purchase stock in the rights offering, you will be able to purchase shares of our common stock without incurring broker's commissions. We are undertaking this rights offering to raise additional capital for the purpose of acquiring Unified Banking Company, a savings association located in Lexington, Kentucky, and for the other purposes set forth under the section entitled "Use of Proceeds."



     We also are conducting a community offering of any shares that are not subscribed for in the rights offering. Offerees in the community offering will have the opportunity to subscribe to purchase shares at $4.50 per share. We may commence the community offering the day after the expiration date of the rights
offering and it will expire at the close of business on           , 2003, unless
we extend it in our sole discretion.



     Directors, executive officers and their affiliates, who beneficially own approximately 30.6% of our common stock as of the date of this prospectus (not including stock options exercisable within 60 days), intend to purchase approximately 80,217 shares in the offerings, subject to the limitations set forth in this prospectus. If all 80,217 shares are purchased under this prospectus, directors, executive officers and their affiliates will beneficially own (not including stock options exercisable within 60 days) approximately 24.0% of our outstanding common stock assuming all 1,000,000 shares offered under this prospectus are sold. Accordingly, we expect to receive proceeds from the offerings of at least approximately $360,977, before deducting expenses payable by us, and expect to issue at least 80,217 shares of common stock in connection with the offerings.


     Shares of our common stock are currently listed for quotation on the Nasdaq
SmallCap Market under the symbol "BRBI." On           , 2003, the closing bid
price of a share of our common stock on Nasdaq was $     .


     INVESTING IN OUR COMMON STOCK INVOLVES RISKS.   SEE "RISK FACTORS"
BEGINNING ON PAGE 12 TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING ADDITIONAL SHARES OF OUR COMMON STOCK.


                             ---------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The securities are not savings accounts, deposits or obligations of any bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. This prospectus is not an offer to sell these securities and it is not an offer to buy these securities in any state where the offer or sale is not permitted.

                The date of this prospectus is           , 2003

                               TABLE OF CONTENTS


PROSPECTUS SUMMARY..........................................    1
RISK FACTORS................................................   12
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS...........   17
WE ARE SUBJECT TO RESTRICTIONS IMPOSED BY THE OFFICE OF
  THRIFT SUPERVISION........................................   18
USE OF PROCEEDS.............................................   18
CAPITALIZATION..............................................   20
PRICE RANGE OF COMMON STOCK.................................   21
WE DO NOT ANTICIPATE PAYING DIVIDENDS.......................   21
THE OFFERINGS...............................................   21
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS.................................   29
BUSINESS....................................................   59
SUPERVISION AND REGULATION..................................   64
DESCRIPTION OF PROPERTY.....................................   74
LEGAL PROCEEDINGS...........................................   75
MANAGEMENT..................................................   76
RELATED PARTY TRANSACTIONS..................................   85
SECURITY OWNERSHIP..........................................   86
DESCRIPTION OF CAPITAL STOCK................................   87
MATERIAL FEDERAL INCOME TAX CONSIDERATIONS..................   91
PLAN OF DISTRIBUTION........................................   92
LEGAL MATTERS...............................................   92
EXPERTS.....................................................   92
WHERE YOU CAN FIND MORE INFORMATION.........................   93


                             ---------------------

     Blue River has not authorized any person to give you information that differs from the information in this prospectus. You should rely solely on the information contained in this prospectus. The information in this prospectus is accurate only as of the date of this prospectus, even if the prospectus is delivered to you after the prospectus date, or you buy our common stock after the prospectus date.


     Blue River is not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

                               PROSPECTUS SUMMARY


     This section answers in summary form some questions you may have about Blue River Bancshares, Inc. and the offerings and highlights some of the information in this prospectus. Because this section is a summary, it does not contain all of the information that you should consider before exercising your subscription rights or purchasing shares in the community offering. You should read the entire prospectus carefully, including the "Risk Factors" section and the documents listed under "Where You Can Find More Information." For convenience, references in this prospectus to "we," "us," "Blue River" or the "Company" mean Blue River Bancshares, Inc. References to "Bank" mean Shelby County Bank.



                   QUESTIONS AND ANSWERS ABOUT THE OFFERINGS


Q: WHAT IS A RIGHTS OFFERING?


A: A rights offering is an opportunity for you to purchase additional shares of our common stock at a fixed price of $4.50 per share and in an amount proportional to your existing interest, which enables you to avoid or limit dilution of your ownership interest in Blue River.



Q: WHY ARE WE ENGAGING IN THE OFFERINGS?



A: We are undertaking the offerings to raise additional capital for the purpose of acquiring Unified Banking Company and for the other purposes set forth under the following section entitled "Use of Proceeds". In addition, pursuant to a Purchase Agreement, among Blue River, Russell Breeden, III, Wayne C. Ramsey and L. Gene Tanner, Blue River indicated that it intended to conduct a rights offering so that you have the opportunity to maintain your percentage interest in Blue River equal to your percentage interest prior to private placements with Russell Breeden, III, Wayne C. Ramsey, L. Gene Tanner and other accredited investors. You may be able to maintain your percentage of interest in Blue River equal to your percentage interest prior to the private placements depending on the number of shares subscribed for in the offerings and the utilization of your over-subscription privilege.



Q: HOW MANY SHARES MAY I PURCHASE IN THE RIGHTS OFFERING?



A: You will receive one subscription right for every share of common stock that you owned on July 31, 2003, the record date. We will not issue any fractional shares of common stock for the exercise of any rights. Each subscription right entitles you to purchase .4156 shares, rounded down to the nearest whole number, of common stock for $4.50 per share. If you exercise all of the subscription rights that you receive, you may have the opportunity to purchase additional shares of common stock. On the enclosed shareholder rights agreement, you may exercise your over-subscription privilege by indicating the number of additional shares that you wish to purchase for $4.50 per share. However, we may not be able to honor your over-subscription privilege for as many additional shares as you request on your shareholder rights agreement if the number of shares available for sale pursuant to the exercise of all over-subscription privileges is not sufficient to satisfy in full all over-subscription privileges. Subject to the limitations discussed herein, we also have the discretion to issue less than the total number of shares that may be available for over-subscription requests.


Q: WHEN WILL I RECEIVE MY NEW SHARES?


A: If you purchase shares of common stock through the offerings, you will receive shares as soon as practicable after the expiration of each applicable offering. Subject to state securities laws and regulations, we have the discretion to delay allocation and distribution of any shares purchased in the offerings in order to comply with state securities laws.



Q: WHAT WILL WE DO WITH THE PROCEEDS OF THE OFFERINGS?



A: We expect that the actual proceeds of the offerings will be applied first to pay the expenses associated with the offerings. After the expenses are paid, we intend to pay for a portion of the purchase price of the stock of Unified Banking Company and use $500,000 of the net proceeds to go toward additional working capital of Unified Banking Company. See "Pending Transaction" and "Use of Proceeds." In the event the proposed acquisition of Unified Banking Company is not consummated, we will, under certain circum-stances, pay Unified Financial Services, Inc. a break-up fee in the amount of $375,000. In addition, we intend to use the net proceeds for working capital and for such other general corporate purposes as our board of directors may determine from time to time, including additional capital for the Bank and investments in other financial institutions approved by our board of directors. Although we expect to use the proceeds in the manner discussed above, we reserve the right to use the proceeds in any manner which we consider appropriate.


Q: WHAT IS A SUBSCRIPTION RIGHT?


A: We are distributing to you, at no charge, one subscription right for every share of common stock that you owned on July 31, 2003, the record date. Each subscription right entitles you to purchase .4156 shares of our common stock, rounded down to the nearest whole number, for $4.50 per share. When you "exercise" a subscription right, that means that you choose to purchase the common stock that the subscription right entitles you to purchase. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights. Each right carries with it a basic subscription privilege and an over-subscription privilege. You cannot give or sell your subscription rights to anybody else. Only you can exercise them.


Q: WHAT IS THE BASIC SUBSCRIPTION PRIVILEGE?


A: The basic subscription privilege of each subscription right entitles you to purchase .4156 shares of our common stock at a subscription price of $4.50 per share.


Q: WHAT IS THE OVER-SUBSCRIPTION PRIVILEGE?


A: We do not expect that all of our shareholders will exercise all of their basic subscription privileges. By extending over-subscription privileges to our shareholders, we are providing for the purchase of those shares which are not purchased through exercise of basic subscription privileges. The over-subscription privilege entitles you, if you fully exercise your basic subscription privilege, to subscribe for additional shares of common stock not acquired by other holders of rights at the same subscription price of $4.50 per share. As described herein, there are limitations on your over-subscription privilege.


Q: WHAT ARE THE LIMITATIONS ON THE OVER-SUBSCRIPTION PRIVILEGE?


A: We will issue up to 1,000,000 shares of common stock in the rights offering.
   The number of shares available for over-subscription privileges will be 1,000,000 minus the number of shares purchased upon exercise of all basic subscription privileges. For example, if we sell 600,000 shares of common stock pursuant to the exercise of basic subscription privileges, we then would have the remaining 400,000 shares available for purchase by shareholders exercising over-subscription privileges, subject to certain limitations. The number of additional shares of our common stock that you will be entitled to purchase if you exercise your over-subscription privilege will be limited. Absent the approval of our board of directors in their discretion, you will not be entitled to purchase shares of our common stock pursuant to the over-subscription privilege and/or the community offering which would cause you to own 10% or more of our common stock.



   In certain circumstances, in order to comply with applicable state securities laws, we may not be able to honor all over-subscription privileges, even if we have shares available.



   Please contact Lawrence T. Toombs, our President, at (317) 398-9721 with any questions concerning the number of the shares that you may purchase pursuant to your over-subscription privileges.



Q: MUST I PAY THE OFFERING PRICE IN CASH?



A: All individuals who wish to participate in either offering must timely pay the offering price by wire transfer, personal check, bank draft or cashier's check drawn upon a U.S. bank, or by postal, telegraphic or express money order that is received by the subscription agent before expiration of the applicable offering.



Q: HOW DID BLUE RIVER ARRIVE AT THE $4.50 PER SHARE OFFERING PRICE?



A: We believe that the $4.50 per share offering price meets our objective of raising the maximum amount of net proceeds while providing you with an opportunity to make an additional investment in our common stock. In determining this price, our board of directors considered several factors, including the historic and current market price of the common stock, general conditions in the securities market, our need for capital, alternatives available to us for raising capital, the per share price paid by investors in our most recent private placement, the previous operating results, the amount of proceeds desired, and the need to offer shares at a price that would be attractive to our investors relative to the then current trading price of our common stock. In addition, pursuant to a Purchase Agreement, among Blue River, Russell Breeden, III, Wayne C. Ramsey and L. Gene Tanner, Blue River indicated that it intended to conduct a rights offering. We did not seek or obtain any opinion of financial advisors or investment bankers in establishing the offering price.


Q: HOW AND BY WHAT DATE MUST I EXERCISE MY SUBSCRIPTION RIGHTS?


A: You must properly complete the attached shareholder rights agreement and deliver it to the subscription agent, Continental Stock Transfer & Trust
   Company before 5:00 p.m., Eastern Standard Time, on           , 2003. The
   subscription agent's address, for delivery purposes, is on page   ; however,
   we have provided a return envelope for your convenience Your shareholder rights agreement must be accompanied by proper payment for each share that you wish to purchase.


Q: WHAT SHOULD I DO IF I WANT TO PARTICIPATE IN THE RIGHTS OFFERING BUT MY
   SHARES ARE HELD IN THE NAME OF MY BROKER OR A CUSTODIAN BANK?

A: If you hold shares of Blue River common stock through a broker, dealer or other nominee, we will ask your broker, dealer or nominee to notify you of the rights offering. If you wish to exercise your rights, you will need to have your broker, dealer or nominee act for you. To indicate your decision with respect to your rights, you should complete and return to your broker, dealer or nominee the form entitled "Beneficial Owner Election Form." You should receive this form from your broker, dealer or nominee with the other rights offering materials.

Q: HOW MANY SHARES WILL DIRECTORS AND EXECUTIVE OFFICERS OF BLUE RIVER PURCHASE?


A: The directors, executive officers and their affiliates of Blue River currently beneficially own approximately 30.6% of our outstanding shares of common stock (not including stock options exercisable within 60 days), and intend to purchase shares of our common stock in the amount of at least $360,977. As a result, we expect that at least 80,217 of the 1,000,000 shares offered in the offerings will be subscribed for.



   Pursuant to a Purchase Agreement, among Blue River, Russell Breeden, III, Wayne C. Ramsey and L. Gene Tanner, Messrs. Breeden, Ramsey and Tanner purchased shares of Blue River in a recent private placement. In connection with that private placement, Messrs. Breeden, Ramsey and Tanner agreed not to exercise their subscription rights that they will receive in the rights offering with respect to the shares purchased in the private placement; however, in order to maximize the proceeds to be raised in the rights offering, we have waived that limitation and as a result, they may participate in the rights offering and/or the community offering. The Board of Directors have appointed Mr. Breeden as the Chief Executive Officer of Blue River, however, such appointment is subject to a 30-day notification period as required by the OTS, which is still pending. Messrs. Breeden and Ramsey are directors of Blue River.


Q: HAS THE BOARD OF DIRECTORS MADE A RECOMMENDATION REGARDING THIS RIGHTS
   OFFERING?

A: Our board of directors does not make any recommendation to you about whether you should exercise any rights.

Q: HOW LONG WILL THE RIGHTS OFFERING LAST?

A: You will be able to exercise your subscription rights only during a limited period. If you do not exercise your subscription rights before 5:00 p.m.,
   eastern standard time, on           , 2003, your subscription rights will
   expire.


Q: WHAT IS THE COMMUNITY OFFERING?



A: We may issue any shares that are not subscribed for in the rights offering in connection with the community offering. The community offering is available only to persons selected by us, in our sole discretion. Such offerees will have the opportunity to subscribe to purchase shares at $4.50 per share. We may commence the community offering the day after the expiration of the
   rights offering and it will expire at the close of business on           ,
   2003, unless we extend it in our sole discretion. We reserve the right to pay one or more NASD member firms for marketing and assistance in connection with the community offering.



Q: WHAT ARE LIMITATIONS ON THE COMMUNITY OFFERING?



A: Absent the approval of our board of directors in their discretion, you will not be entitled to purchase shares of our common stock pursuant to the over-subscription privilege and/or the community offering which would cause you to own 10% or more of our common stock.



Q: WHAT ARE THE SUBSCRIPTION PROCEDURES FOR THE COMMUNITY OFFERING?



A: If you are an offeree in the community offering, you may subscribe for shares by properly completing and signing the order form and delivering it, along with payment of the entire subscription price for all of the shares for which you are subscribing, to the subscription agent on or before the expiration date of the community offering.



Q: CAN BLUE RIVER AMEND OR CANCEL THE OFFERINGS?



A: Yes. Our board of directors may amend or cancel the offerings at any time prior to their completion for any reason (including as a result of a change in the market price of our common stock). If we amend an offering in a material way, we will offer subscribers the opportunity to change their subscriptions to the extent required by the SEC. If we cancel an offering, any money received from subscribers will be refunded promptly, without interest.



Q: HOW MUCH MONEY WILL BLUE RIVER RECEIVE FROM THE OFFERINGS?



A: Our gross proceeds from the offerings will depend on the number of shares that are purchased. If we sell all 1,000,000 shares which are offered, then we will receive gross proceeds of approximately $4.5 million, before deducting expenses payable by us, estimated to be approximately $200,000.



Q: HOW MANY SHARES OF COMMON STOCK WILL BE OUTSTANDING AFTER THE OFFERINGS?



A: The number of shares of common stock that will be outstanding after the offerings depends on the number of shares that are purchased. If we sell all of the shares offered by this prospectus, then we will issue 1,000,000 new shares of common stock. As a result, we would have approximately 3,406,150 shares of common stock outstanding immediately after the offerings.


Q: WHAT IF I HAVE MORE QUESTIONS?


A: If you have more questions about the offerings, please contact Lawrence T.
   Toombs, our President, at (317) 398-9721.


                     QUESTIONS AND ANSWERS ABOUT BLUE RIVER


Q: WHAT IS BLUE RIVER?



A: Blue River is a savings and loan holding company which owns all of the issued and outstanding stock of Shelby County Bank, its federally-chartered savings association. The Bank maintains its main office in Shelbyville, Indiana. Blue River's strategy is to operate as a holding company of community based financial institutions, each operating independently, with a decentralized governance structure. This strategy does not depend upon geographic or demographic factors. The strategy of Blue River is predicated upon the premise that each financial institution acquired by Blue River should have a positive impact on the stability and earnings of Blue River. The pending transaction with Unified Banking Company supports and furthers this strategy of Blue River. See "Prospectus Summary -- Pending Transaction."


Q: WHERE ARE WE LOCATED?

A: Our principal executive offices are located at 29 East Washington Street, P.O. Box 927, Shelbyville, Indiana 46176. Our telephone number is (317) 398-9721.

Q: WHEN WERE WE FORMED?

A: We were incorporated under the laws of the State of Indiana on March 18, 1997. The Bank was acquired by Blue River in 1998.

Q: WHEN DID WE LAST RAISE CAPITAL?


A: We last raised capital in September, 2002 and February, 2003. During this period, we raised approximately $4,050,000 in gross proceeds and before offering expenses through private placements to investors of 855,696 new shares of our common stock. The shares of common stock sold in the private placements were sold for $4.73 per share to two directors, Russell Breeden, III and Wayne C. Ramsey, and to other accredited investors. Messrs. Breeden and Ramsey were added to our Board of Directors and have terms ending in 2006 and 2005, respectively. This brings the current size of the Board of Directors to nine. In 2003, Mr. Breeden is entitled to designate another director of Blue River for a three-year term bringing the size of the Board of Directors to ten. As such, after Mr. Breeden makes his designation, Messrs. Breeden and Ramsey and Mr. Breeden's designee will hold three of the ten Board seats, or 30% of the Board.


Q: WHAT RECENT FINANCIAL OR OPERATIONAL CHALLENGES FACE US?

A: The Bank's regulator, the Office of Thrift Supervision, issued letters in July 2000 and February 2001 which formally designated the Bank and Blue River to be in "troubled condition." In the July 2000 letter, the OTS expressed supervisory concern relating to the Bank's management, operating losses, interest rate risk sensitivity, internal controls and loan documentation. Since receiving the OTS letters, management has focused on compliance with the restrictions imposed by the OTS letters and remediation of the concerns included in the OTS letters.


Q: WHAT RESTRICTIONS ARE PLACED ON BLUE RIVER SINCE THE OTS DESIGNATES BLUE
   RIVER TO BE IN "TROUBLED CONDITION"?



A: We describe the OTS letters in more detail at page 18 under "We Are Subject to Restrictions Imposed by the Office of Thrift Supervision." In general, the February 2001 letter from the OTS placed restrictions on Blue River to notify the OTS at least thirty days prior to adding or replacing members of our board of directors, or employing or changing responsibilities of senior executive officers. The letter also prohibits golden parachute payments unless the payments are permitted by regulation.



                              PENDING TRANSACTION



     On June 9, 2003, Blue River and Unified Financial Services, Inc., Lexington, Kentucky, signed a stock purchase agreement pursuant to which Blue River will acquire the outstanding shares of Unified Banking Company, Lexington, Kentucky, a wholly-owned subsidiary of Unified Financial Services, Inc. Under the terms of the agreement, Blue River will acquire all of the outstanding shares of common stock of Unified Banking Company for $8.2 million in cash. The acquisition is subject to the approval of the stockholders of Unified Financial Services, Inc., approvals by regulatory authorities, financing contingencies and certain other conditions provided in the definitive agreement. The acquisition is expected to close in the fourth quarter of 2003. Upon completion of the acquisition, Blue River expects to have approximately $180 million in total assets.



     The offering of shares of common stock pursuant to this prospectus is not conditioned upon the closing of the acquisition of Unified Banking Company. However, we believe that the offerings will need to raise at least $3.5 million in order for the acquisition to be consummated. The remaining purchase price will be funded through debt and existing working capital of the Company. There are no assurances that we will receive $3.5 million from these offerings or that we will receive financing in this amount or on terms that are satisfactory to us. In the event that we do not acquire Unified Banking Company, under certain circumstances, we are required to pay to Unified Financial Services, Inc. a break-up fee in the amount of $375,000. See "Use of Proceeds" and "Risk Factors."



     For additional information regarding Unified Banking Company, see "Financial Statements of Unified Banking Company."

         SELECTED CONSOLIDATED HISTORICAL AND PRO FORMA FINANCIAL DATA



HISTORICAL DATA OF BLUE RIVER



     The following table summarizes our selected consolidated financial information and other financial data. The selected consolidated financial data as of and for the three months ended March 31, 2003 and 2002 are derived from our unaudited consolidated financial statements for those periods. The selected consolidated financial data as of and for the years ended December 31, 2002 and 2001 are derived from our audited consolidated financial statements for those years. This information should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes included elsewhere in this prospectus. Results for past periods are not necessarily indicative of results that may be expected for any future period.



                                                                 BLUE RIVER BANCSHARES, INC.
                                                       -----------------------------------------------
                                                           AT OR FOR THE            AT OR FOR THE
                                                             YEAR ENDED           THREE MONTHS ENDED
                                                            DECEMBER 31,              MARCH 31,
                                                       ----------------------   ----------------------
                                                         2002         2001        2003         2002
                                                       ---------   ----------   ---------   ----------
                                                        (DOLLARS IN THOUSANDS, EXCEPT OPERATING DATA
                                                                AND PER SHARE DOLLAR AMOUNTS)
CONSOLIDATED STATEMENT OPERATIONS DATA:
  Interest income....................................   $ 6,408     $ 10,692     $ 1,323     $  1,752
  Interest expense...................................    (4,045)      (6,876)       (575)      (1,202)
  Net interest income................................     2,364        3,816         748          550
  Provision for loan losses..........................      (261)      (1,985)        (60)         (75)
  Non-interest income................................       149           65         164          112
  Non-interest expense...............................    (4,479)      (5,237)       (901)        (894)
  Loss before income tax benefit.....................    (2,228)      (3,340)        (50)        (307)
  Provision for income tax benefit...................      (151)      (1,164)          0         (131)
  Cumulative effect of change in accounting
     principle.......................................    (2,429)           0           0            0
  Net loss...........................................    (4,506)      (2,176)        (50)        (176)
PER SHARE DATA(1)
  Basic and diluted loss per share before change in
     accounting principle............................   $ (1.25)    $  (1.40)    $ (0.02)    $  (0.11)
  Cumulative effect of change in accounting
     principle.......................................     (1.46)        0.00        0.00         0.00
  Basic and diluted loss per share...................      2.71        (1.40)      (0.02)       (0.11)
  Book value per share...............................      5.31         8.12        5.08         7.92
  Tangible book value per share(2)...................      5.31         6.56        5.08         6.35
CONSOLIDATED BALANCE SHEET DATA
  Total assets.......................................   $95,118     $125,790     $99,248     $126,095
  Loans, net.........................................    56,596       71,936      56,706       68,570
  Allowance for loan losses..........................     1,717        1,891       1,778        1,952
  Securities.........................................    26,666       27,636      22,613       32,639
  Goodwill...........................................         0        2,429           0        2,429
  Deposits...........................................    73,733      107,620      74,871      110,478
  Shareholders' equity...............................     9,873       12,593      12,214       12,269
  Tangible shareholders' equity(3)...................     9,873       10,164       9,854        7,320

                                                                 BLUE RIVER BANCSHARES, INC.
                                                       -----------------------------------------------
                                                           AT OR FOR THE            AT OR FOR THE
                                                             YEAR ENDED           THREE MONTHS ENDED
                                                            DECEMBER 31,              MARCH 31,
                                                       ----------------------   ----------------------
                                                         2002         2001        2003         2002
                                                       ---------   ----------   ---------   ----------
                                                        (DOLLARS IN THOUSANDS, EXCEPT OPERATING DATA
                                                                AND PER SHARE DOLLAR AMOUNTS)
PERFORMANCE RATIOS(4)
  Return on average assets...........................     (3.94)%      (1.43)%     (0.21)%      (0.57)%
  Return on average shareholders' equity.............    (39.70)%     (15.14)%     (1.76)%      (5.72)%
  Net interest margin................................      2.24%        2.71%       3.41%        1.97%
  Non-interest income to total average assets........      0.13%        0.04%       0.68%        0.36%
  Non-interest expense to total average assets.......      3.92%        3.48%       3.72%        2.88%
  Efficiency ratio(5)................................    165.03%      120.45%     105.79%      136.83%
ASSET QUALITY RATIOS
  Non-performing loans to total gross loans..........      6.87%        4.36%       6.36%        6.54%
  Allowance for loan losses to total gross loans.....      2.94%        2.56%       3.04%        2.70%
  Allowance for loan losses to non-performing
     loans...........................................      0.43%        0.59%       0.48%        0.42%
  Net charge-off loans to average loans..............      0.66%        1.85%       0.00%        0.08%
CAPITAL RATIOS(6)
  Shareholders' equity to assets.....................      9.94%        9.95%      11.77%        9.93%
  Tangible capital ratio.............................      7.30%        5.70%       6.71%        5.41%
  Core capital ratio.................................      7.30%        5.70%       6.71%        5.41%
  Total risk-based capital ratio.....................     12.70%       10.30%      12.14%       10.16%


---------------


(1) Per share data is calculated using 2,406,150 shares of Common Stock outstanding for the period ending March 31, 2003; 1,859,802 shares outstanding for the period ending December 31, 2002; and 1,549,913 shares outstanding for the periods ended March 31, 2002 and December 31, 2001.



(2) Tangible book value per share is equal to the total shareholders' equity less goodwill and the disallowed deferred tax asset divided by the common shares outstanding at the end of the period.



(3) Tangible shareholders' equity is equal to total shareholders' equity less goodwill and the disallowed deferred tax asset.



(4) Performance ratios for the three months ended March 31, 2003 and 2002 are stated on an annualized basis.



(5) Efficiency ratio is equal to non-interest expense divided by net interest income plus non-interest income less gains or losses on security transactions.



(6) For definitions and further information relating Shelby County Bank's regulatory capital requirements see "Supervision and Regulation -- Regulation of the Bank as a Savings Bank, Savings Association Regulatory Capital" and "-- Regulations Applicable to the Bank as a Savings Bank or Commercial Bank, Prompt Correction Action."



HISTORICAL DATA OF UNIFIED BANKING COMPANY



     The following table summarizes Unified Banking Company's selected financial information and other financial data. The selected financial data as of and for the three months ended March 31, 2003 and 2002 are derived from Unified Banking Company's unaudited financial statements for those periods. The selected financial data as of and for the years ended December 31, 2002 and 2001 are derived from Unified Banking Company's financial statements for those years, which have been audited by Larry E. Nunn & Associates, LLC. This information should be read together with Unified Banking Company's financial statements and the related notes included elsewhere in this prospectus. Results for past periods are not necessarily indicative of results that may be expected for any future period.



                                                              UNIFIED BANKING COMPANY
                                                   ---------------------------------------------
                                                       AT OR FOR THE           AT OR FOR THE
                                                        YEAR ENDED          THREE MONTHS ENDED
                                                       DECEMBER 31,              MARCH 31,
                                                   ---------------------   ---------------------
                                                     2002        2001        2003        2002
                                                   ---------   ---------   ---------   ---------
                                                   (DOLLARS IN THOUSANDS, EXCEPT OPERATING DATA
                                                           AND PER SHARE DOLLAR AMOUNTS)
STATEMENT OF INCOME DATA:
  Interest income................................  $   4,585   $   4,346   $   1,065   $   1,013
  Interest expense...............................      2,979       3,304         631         682
  Net interest income............................      1,606       1,042         434         331
  Provision for loan losses......................        656         135          36          30
  Non-interest income............................        746         462         156         138
  Non-interest expense...........................      2,323       2,180         528         537
  Income (loss) before income taxes..............        627         811          26          98
  Provision for income taxes.....................          0           0           0           0
  Net income (loss)..............................       (627)       (811)         26         (98)
PER SHARE DATA(1)
  Basic and diluted earnings (loss) per share....  $ (125.40)  $ (162.20)  $    5.20   $  (19.60)
  Book value per share...........................   1,154.80    1,165.20    1,145.40    1,133.60
  Tangible book value per share(2)...............   1,040.40    1,105.80    1,045.60    1,086.00
BALANCE SHEET DATA
  Total assets...................................  $  80,264   $  69,786   $  77,859   $  77,653
  Loans, net.....................................     57,580      43,706      58,722      52,220
  Allowance for loan losses......................        550         430         587         460
  Securities.....................................     17,485      19,072      15,033      22,239
  Deposits.......................................     69,076      63,604      67,677      66,241
  Shareholder's equity...........................      5,774       5,826       5,727       5,668
  Tangible shareholder's equity(3)...............      5,202       5,529       5,228       5,430
PERFORMANCE RATIOS(4)
  Return on average assets.......................      (0.68)%     (1.20)%      0.14%      (0.51)%
  Return on average shareholders' equity.........      (9.71)     (13.24)       1.95       (6.59)
  Net interest margin............................       2.04        1.60        2.25        1.86
  Non-interest income to total average assets....       0.91        0.68        0.77        0.74
  Non-interest expense to total average assets...       2.75        3.22        2.60        2.89
  Efficiency ratio(5)............................      95.78      149.14       89.14      113.71
ASSET QUALITY RATIOS
  Non-performing loans to total gross loans......       0.20%       0.00%       0.15%       0.58%
  Allowance for loan losses to total gross
     loans.......................................       0.95        0.97        0.99        0.87
  Allowance for loan losses to non-performing
     loans.......................................     478.26         N/A      674.71      151.32
  Net charge-off loans to average loans..........       1.05        0.03        0.00        0.00
CAPITAL RATIOS
  Shareholder's equity to assets.................       7.00%       9.04%       7.17%       7.72%
  Tangible capital ratio.........................       6.55        7.96        6.78        7.03
  Core capital ratio.............................       6.55        7.96        6.78        7.03
  Total risk-based capital ratio.................       9.29       11.41        9.13       10.10


---------------


(1)Earnings per share is calculated based upon 5,000 shares of common stock, $100 par value, of Unified Banking Company outstanding at each date presented.



(2)Tangible book value per share is equal to total shareholder's equity less accumulated other comprehensive income divided by the common shares outstanding at the end of the period.

(3)Tangible shareholder's equity is equal to total shareholder's equity less accumulated other comprehensive income.



(4)Performance ratios for the three months ended March 31, 2003 and 2002 are stated on an annualized basis.



(5)Efficiency ratio is equal to non-interest expense divided by net interest income plus non-interest income less gains or losses on security transactions.



PRO FORMA CONDENSED COMBINED FINANCIAL DATA



     The following table presents certain unaudited pro forma condensed combined financial data for the Company giving effect to the proposed acquisition of Unified Banking Company as if it had occurred as of the beginning of the earliest period indicated herein and after giving effect to the pro forma adjustments described in the Notes to Blue River Bancshares, Inc. and Unified Banking Company Unaudited Pro Forma Condensed Combined Financial Statements. The proposed acquisition will be accounted for as a purchase. The purchase accounting adjustments are based on preliminary estimates of fair values. Actual fair values will be determined at the date of the proposed acquisition, and, accordingly the adjustments that have been included in the pro forma financial information are subject to change pending the final allocation of the total purchase cost of the proposed acquisition. This information should be read in conjunction with the (i) pro forma financial information, including the notes thereto, which appear elsewhere in this prospectus, and (ii) the historical consolidated financial statements of the Company and the historical financial statements of Unified Banking Company, including the respective notes thereto, which appear elsewhere in the prospectus. See "Unaudited Pro Forma Condensed Combined Financial Information," "Consolidated Financial Statements of Blue River Bancshares, Inc." and "Financial Statements of Unified Banking Company." The pro forma financial data does not give effect to any revenue enhancements or operating efficiencies that the Company's management believes may result from the transaction. The pro forma adjustments reflect (i) the aggregate amount of cash to be paid to Unified Banking Company by the Company as a result of the proposed acquisition and the related purchase accounting adjustments; (ii) the consummation of the offering; and (iii) the consummation of financing for the proposed acquisition in the form of term debt totaling $4 million in principal. The pro forma financial data is not necessary indicative of the results that actually would have occurred had the proposed acquisition been consummated on the dates indicated or that may occur in the future.



                                                                     PRO FORMA COMBINED(1)
                                                             --------------------------------------
                                                               AT OR FOR THE        AT OR FOR THE
                                                             THREE MONTHS ENDED      YEAR ENDED
                                                               MARCH 31, 2003     DECEMBER 31, 2002
                                                             ------------------   -----------------
                                                                     (DOLLARS IN THOUSANDS,
                                                                EXCEPT PER SHARE DOLLAR AMOUNTS)
STATEMENT OF INCOME DATA
  Interest income..........................................       $  2,367            $ 10,910
  Interest expense.........................................          1,174               6,806
  Net interest income......................................          1,193               4,104
  Provision for loan losses................................             96                 917
  Non-interest income......................................            320                 895
  Non-interest expense.....................................          1,441               6,845
  Loss before income tax benefit...........................            (24)             (2,763)
  Provision for income tax benefit.........................             --                (114)
  Cumulative effect of change in accounting principle......             --              (2,429)
  Net loss.................................................            (24)             (5,078)

                                                                     PRO FORMA COMBINED(1)
                                                             --------------------------------------
                                                               AT OR FOR THE        AT OR FOR THE
                                                             THREE MONTHS ENDED      YEAR ENDED
                                                               MARCH 31, 2003     DECEMBER 31, 2002
                                                             ------------------   -----------------
                                                                     (DOLLARS IN THOUSANDS,
                                                                EXCEPT PER SHARE DOLLAR AMOUNTS)
PER SHARE DATA(2)
  Basic and dilutive loss per share before change in
     accounting principle..................................       $  (0.01)           $  (0.99)
  Cumulative effect of change in accounting principle......             --               (0.91)
  Basic and dilutive loss per share........................          (0.01)              (1.90)
  Book value per share.....................................           4.85                  --
  Tangible book value per share(3).........................           3.34                  --
BALANCE SHEET DATA
  Total assets.............................................       $180,761                  --
  Loans, net...............................................        115,709                  --
  Allowance for loan losses................................          2,365                  --
  Securities...............................................         37,645                  --
  Goodwill.................................................          2,882                  --
  Deposits.................................................        143,429                  --
  Shareholders' equity.....................................         16,514                  --
  Tangible shareholders' equity(4).........................         11,377                  --
PERFORMANCE RATIOS(5)
  Return on average assets.................................          (0.05)%             (2.54)%
  Return on average shareholders' equity...................          (0.60)%            (32.15)%
  Net interest margin......................................           2.84%               2.22%
  Non-interest income to total average assets..............           0.70%               0.45%
  Non-interest expense tot total average assets............           3.15%               3.43%
  Efficiency ratio(6)......................................          99.11%             137.04%
ASSET QUALITY RATIOS
  Non-performing loans to total gross loans................           3.22%                 --
  Allowance for loan losses to total gross loans...........           2.00%                 --
  Allowance for loan losses to non-performing loans........          62.12%                 --
  Net charge-off loans to average loans(5).................          (0.01)%                --


---------------


(1) The pro forma combined information is provided for the periods covered by the unaudited pro forma condensed combined financial statements -- see "Unaudited Pro Forma Condensed Combined Financial Information."



(2) Unaudited pro forma combined earnings per share data is calculated using 2,224,034 shares of Common Stock outstanding for the period ending March 31, 2003 and 1,666,122 shares outstanding for the period ending December 31, 2002, adjusted by the 1,000,000 shares to be issued as part of the proposed transaction.



(3) Tangible book value per share is equal to total shareholders' equity less goodwill, the core deposit intangible and the disallowed deferred tax asset divided by the common shares outstanding at the end of the period.

(4) Tangible shareholders' equity is equal to shareholders' equity less goodwill, the core deposit intangible and the disallowed deferred tax asset.



(5) Performance ratios for the three months ended March 31, 2003 are stated on an annualized basis.



(6) Efficiency ratio is equal to non-interest expense divided by net interest income plus non-interest income less gains or losses on security transactions.

                                  RISK FACTORS

     You should carefully consider the risks and uncertainties described below and the other information in this prospectus before deciding whether to invest in shares of our common stock. Additional risks and uncertainties not presently known to us or that we currently deemed immaterial may also impair our business operations. If any of the following risks identified actually occur, our business, financial condition and operating results could be materially adversely affected. In such case, the trading price of our common stock could decline and you may lose part or all of your investment.

RISK FACTORS RELATING TO OUR COMMON STOCK


  THERE IS A RISK THAT WE MAY NOT GROW OR BE SUCCESSFUL BECAUSE BLUE RIVER AND SHELBY COUNTY BANK ARE SUBJECT TO CERTAIN RESTRICTIONS IMPOSED BY THE OFFICE OF THRIFT SUPERVISION.


     Our financial condition and results of operations are dependent upon the successful operation of our savings bank subsidiary, Shelby County Bank. Currently, the Bank's business plan and budget contemplate growth. However, there can be no assurances that the Bank will grow. In fact, depending on business conditions, the Bank's size may decrease. If the Bank or Blue River is unable to comply with the restrictions of the OTS, the OTS could take regulatory action. See "We Are Subject to Restrictions Imposed By the Office of Thrift Supervision." Because we are dependent upon the Bank for our income, regulatory action against the Bank could negatively impact the price of our stock.

  OUR ALLOWANCE FOR LOAN LOSSES MAY PROVE TO BE INSUFFICIENT TO ABSORB PROBABLE LOSSES IN OUR LOAN PORTFOLIO.

     Lending money is a substantial part of our business. However, every loan we make carries a certain risk that it will not be repaid in accordance with its terms or that any underlying collateral will not be sufficient to assure repayment. This risk is affected by, among other things:

     - cash flow of the borrower and/or the project being financed;

     - in the case of a collateralized loan, the changes and uncertainties as to the future value of the collateral;

     - the credit history of a particular borrower;

     - changes in economic and industry conditions; and

     - the duration of the loan.


     We maintain an allowance for loan losses which we believe is appropriate to provide for any probable losses in our loan portfolio. The amount of this allowance is determined by management through a periodic review and consideration of several factors, including:


     - an ongoing review of the quality, size and diversity of our loan portfolio;

     - evaluation of non-performing loans;

     - historical loan loss experience; and

     - the amount and quality of collateral, including guarantees, securing the loans.


     At March 31, 2003, our allowance for probable loan losses as a percentage of total loans was 3.04%, and as a percentage of total non-performing loans was 47.78%. If our loan losses exceed our allowance for probable loan losses, our business, financial condition and profitability may suffer.


  WE DO NOT EXPECT TO PAY CASH DIVIDENDS ON OUR COMMON STOCK.


     We have never paid a cash dividend on our common stock and do not expect to pay a cash dividend on our common stock following the offerings. Rather, we intend to retain earnings and increase capital in furtherance of our overall business objectives. We will periodically review our dividend policy in view of our operating performance, and may declare dividends in the future if such payments are deemed appropriate and in compliance with applicable law and regulations. Cash and stock dividends are subject to determination and declaration by our board of directors, which will take into account our consolidated earnings, financial condition, liquidity and capital requirements, applicable governmental regulations and policies, and other factors deemed relevant by our board of directors.

  WE COULD BE ADVERSELY AFFECTED BY THE LOSS OF ONE OR MORE PRINCIPAL MEMBERS OF OUR SENIOR MANAGEMENT TEAM OR BY AN INABILITY TO ATTRACT AND RETAIN QUALIFIED SENIOR MANAGEMENT.


     The success of our business will depend upon the services of our senior management team. Our business may suffer if we lose the services of any of these individuals, including Russell Breeden, III, Chief Executive Officer of Blue River (subject to a 30-day notification period as required by the OTS, which is still pending), Lawrence T. Toombs, President of Blue River and President and Chief Executive Officer of the Bank, and Randy Collier, Executive Vice President of Blue River and Chief Credit Officer of the Bank. Mr. Toombs has entered into an employment agreement. Blue River has entered into a change in control agreement with Mr. Collier. However, there can be no assurances of their continued services. The loss of the services of Messrs. Breeden, Toombs or Collier could have a material adverse effect on the operations of Blue River and the Bank. Our future success also depends on our ability to identify, attract and retain qualified senior officers and other employees in our identified market.


  OUR FUTURE SUCCESS IS DEPENDANT ON OUR ABILITY TO COMPETE EFFECTIVELY IN THE HIGHLY COMPETITIVE BANKING INDUSTRY.

     We encounter strong competition from other financial institutions operating in our market and elsewhere. We compete with other competitors which are larger than us and have greater financial and personnel resources than we have. Because of this competition, we may have to pay higher rates of interest to attract deposits. In addition, because of our smaller size, the amount we can loan to one borrower is less than that for most of our competitors. This may impact our ability to seek relationships with larger businesses in our market area. Trends toward the consolidation of the banking industry and the lifting of interstate banking and branching restrictions may make it more difficult for us to compete effectively with large national and super-regional banking institutions.

  WE MAY REQUIRE ADDITIONAL CAPITAL IN THE FUTURE, WHICH MAY NOT BE AVAILABLE OR MAY ONLY BE AVAILABLE ON UNFAVORABLE TERMS.


     We believe that the net proceeds of the offerings together with the net proceeds from the private placement will be sufficient to satisfy the Bank's capital requirements, as currently planned. If all the shares are not sold in the offerings, the Bank may be forced to limit growth due to capital adequacy requirements. If this occurs, the Bank's ability to grow or meet the needs of its customers may be adversely affected, which could result in the decline in the value of the shares. If additional capital is needed, there can be no assurance that it will be available when desired or on such terms as we may find acceptable. Future efforts to raise capital through the sale of securities of Blue River could reduce the proportionate interest of our shareholders.


  WE MAY BE ADVERSELY AFFECTED BY INTEREST RATE CHANGES.

     Like other financial institutions, our operating results are largely dependent on our net interest income. Net interest income is the difference between interest earned on loans and investments and interest expense incurred on deposits and other borrowings. Our net interest income is compacted by changes in market rates of interest, the interest rate sensitivity of our assets and liabilities, prepayments on our loans and investments and limits on increases in the rates of interest charged on our loans.

     Our interest-earning assets and our interest-bearing liabilities may react in different degrees to changes in market interest rates. Interest rates on some types of assets and liabilities may fluctuate prior to changes in broader market interest rates, while rates on other types may lag behind. We continually take measures intended to manage the risks from changes in market interest rates.

  THERE IS NO GUARANTEE THAT THE CONDITIONS PRECEDENT TO THE COMPLETION OF THE ACQUISITION OF THE STOCK OF UNIFIED BANKING COMPANY WILL BE SATISFIED.



     On June 9, 2003 we entered into an agreement with Unified Financial Services, Inc. to purchase the stock of Unified Banking Company. That purchase agreement contains certain conditions which must be satisfied prior to the completion of our acquisition of the stock of Unified Banking Company. Certain of those conditions are the responsibility of Unified Financial Services and are beyond our ability to control. Others, such as receiving the required regulatory approvals and raising the money required to pay the purchase price of the stock of Unified Banking Company are our responsibility and have not been satisfied as of the date of this prospectus. We cannot guarantee that the conditions of the Company or Unified Financial Services will be satisfied. If we are unable to raise $3,500,000.00 of additional capital and $4,000,000.00 of debt, each on terms reasonably satisfactory to us, with which to pay a portion of the purchase price of the stock of Unified Banking Company, we may be required to pay a break-up fee in the amount of $375,000.00 to Unified Financial Services. The payment of such a break-up fee would have a negative effect on our net income.


  BECAUSE OUR BUSINESS ONLY IS IN SHELBY COUNTY, INDIANA, A DOWNTURN IN THE ECONOMY IN OUR MARKET AREA MAY ADVERSELY AFFECT OUR BUSINESS.

     Although we believe that economic conditions in our market area have been generally favorable, we cannot assure you that such conditions will continue to prevail. Substantially all of the Bank's loans will be to businesses and individuals in Shelby County and the surrounding counties. Any decline in the economy of these areas could have an adverse impact on the Bank. Unlike larger regional and multi-state banking operations that do not depend upon only a few markets, the Bank's loan and deposit growth will rely predominately on Shelby County and the surrounding counties. Like most banking institutions, the Bank's net interest spread and margin will be affected by general economic conditions and other factors that influence market interest rates and the Bank's ability to respond to changes to such rates.

  WE CONTINUALLY ENCOUNTER TECHNOLOGICAL CHANGE, AND WE MAY HAVE FEWER RESOURCES THAN MANY OF OUR COMPETITORS TO CONTINUE TO INVEST IN TECHNOLOGICAL IMPROVEMENTS.

     The banking industry is undergoing rapid technological changes with frequent introductions of new technology-driven products and services. In addition to serving customers better, the effective use of technology increases efficiency and enables financial institutions to reduce costs. The Bank's future success may depend, in part, on its ability to address the needs of its customers by using technology to provide products and services that will satisfy customer demands for convenience, as well as to create additional efficiencies in the Bank's operations. Many of the Bank's competitors have substantially greater resources to invest in technology and technological improvements. Such technology may permit competitors to perform certain functions at a lower cost than the Bank. In an attempt to up-date its technology and products and services provided to its customers, the Bank converted its data processing operations to Jack Henry Associates. We cannot assure you that the Bank will be able to effectively implement new technology-driven products and services or be successful in marketing such products and services to its customers.

  THE REGULATORY SYSTEM UNDER WHICH WE OPERATE, AND POTENTIAL CHANGES THERETO, COULD HAVE A MATERIAL ADVERSE AFFECT ON OUR BUSINESS.

     We are subject to extensive federal and state legislation, regulation, examination and supervision. Recently enacted, proposed and future legislation and regulations have had, will continue to have, or may have a material adverse effect on our business and operations. Our success depends on our continued ability to maintain compliance with these laws and regulations. In addition, many banking regulations are primarily intended to protect depositors and the Federal Deposit Insurance Corporation, not our other creditors or shareholders. Some of these regulations may increase our costs and thus place other financial institutions in stronger, more favorable competitive positions. We cannot predict what restrictions may be imposed upon us by future legislation. While we cannot predict what effect any presently contemplated or future changes in the laws or regulations or their interpretations would have on us, these changes or interpretations could be materially adverse to us.

  THERE IS A RISK OF NON-PAYMENT OF LOANS.

     The risk of non-payment of loans is inherent in banking. Such non-payment, if it occurs, may have a material adverse effect on the Bank's earnings and overall financial condition as well as the value of our common stock. Moreover, the Bank's focus on small and medium-sized businesses may result in a large concentration by the Bank of loans to such businesses. As a result, the Bank may assume greater lending risks than banks which have a lesser concentration of such loans and which tend to make loans to larger companies.

     The Bank's consumer lending focuses on single family mortgage loans, home equity loans, automobile loans and other forms of consumer lending. Consumer loan collections are dependent to a large degree on the borrower's continuing financial stability and, thus, are more likely to be adversely affected by circumstances such as job loss and personal bankruptcy, as well as general economic conditions. In many cases, repossessed collateral for a defaulted consumer loan will not provide an adequate source of repayment of the outstanding loan balance because of a reduction in value of the underlying collateral.

     Commercial loans rely primarily on the operations of the borrower for repayment and secondarily on the underlying collateral. Underwriting commercial loans involves an assessment of certain criteria, including, among others, management, products, markets, cash flow, capital, income and collateral of the borrower. Failure of the Bank's management to properly assess such underwriting criteria or the deterioration of a borrower's business or collateral could result in credit losses.


     Historically, the Bank has incurred significantly higher provisions for loan losses than its peers. Excessive charged-off loans, foreclosures and repossessions stem primarily from certain credits originated during the 1999 and 2000 fiscal years. Several of these loans are recorded as "other real estate", or are still in the process of collection. Many of these problem loans were attributable to actions of the former president which has been previously disclosed. Most of the loan problems were identified during the latter half of 2000.



     In 2000, the Bank recorded charge-offs of loans totaling $578,000 against the allowance for loan losses and recovered $3,000 in previously charged-off loans. In 2001, the Bank recorded charge-offs of loans totaling $2,312,000 against the allowance for loan loss while recovering $274,000 in previously charged-off loans. Through March 31, 2003, the Bank recorded charge-offs of loans totaling $2,261 against the allowance for loan losses and recovered $2,716 in previously charged-off loans. Management continues to pursue the collection of non-accrual and delinquent loans and the sale of repossessed assets.


     The Bank's management attempts to minimize the Bank's credit exposure by carefully monitoring the concentration of its loans within specific industries and by prudent loan application and approval procedures. The Bank's management also manages credit risk and the credit approval process by adhering to written policies which generally specify underwriting standards for each type of loan. All such policies are reviewed by the board of directors of the Bank. However, there can be no assurance that such monitoring, procedures and policies will reduce certain lending risks. Loan losses can cause insolvency and failure of a financial institution. If this happens, its shareholders of such institutions could lose their entire investment.

     Applicable law determines the Bank's legal lending limit. The board of directors of the Bank has established an in-house limit that is lower than the Bank's legal lending limit. The size of the loans, which the Bank offers to its customers, may be less than the size of the loans that most of the Bank's competitors are able to offer. This limit will affect, to some degree, the ability of the Bank to seek relationships with the larger businesses in the Bank's market. The Bank satisfies loan requests in excess of its lending limit through the sale of participations in such loans to other banks. However, we cannot assure you that the Bank will be successful in attracting or maintaining customers seeking larger loans or that the Bank will be able to engage in the sale of participations in such loans on terms favorable to the Bank.

RISKS RELATED TO THE OFFERINGS



  IF YOU DO NOT PARTICIPATE IN THIS RIGHTS OFFERING OR DO NOT EXERCISE ALL OF YOUR SUBSCRIPTION RIGHTS, YOU MAY SUFFER DILUTION OF YOUR PERCENTAGE OWNERSHIP OF OUR COMMON STOCK.



     This rights offering is designed to enable Blue River to raise capital while allowing all shareholders on the record date to avoid or limit dilution of their ownership interest of Blue River. To the extent that you do not exercise your subscription rights and shares are purchased by other shareholders in the rights offering, your proportionate voting interest will be reduced, and the percentage that your original shares represent of our expanded equity after exercise of the subscription rights will be disproportionately diluted.



  ANY COMMUNITY OFFERING OF SHARES AS DESCRIBED IN THIS PROSPECTUS WILL REDUCE, AND FUTURE COMMON STOCK OFFERINGS MAY REDUCE, THE OWNERSHIP PERCENTAGE OF OUR CURRENT SHAREHOLDERS.



     Our current shareholders who do not fully exercise their rights may experience dilution in their percentage ownership of our outstanding common stock as a result of the rights offering. In addition, any shares sold in the community offering will dilute the ownership interests of our current shareholders. Furthermore, if we conduct additional offerings of shares of our common stock in the future, you may experience dilution in your percentage ownership of our outstanding common stock.



     In many situations, our board of directors has the authority, without any vote of our shareholders, to issue shares of our authorized but unissued stock, including shares authorized but unissued under our stock option plans. In the future, we may issue additional securities, through public or private offerings, in order to raise additional capital. Any such issuance would dilute the percentage of ownership interest of existing shareholders.



  THE PRICE OF OUR COMMON STOCK MAY DECLINE BEFORE OR AFTER THE OFFERINGS
  EXPIRE.



     We cannot assure you that the public trading market price of our common stock will not decline after you elect to exercise your subscription rights or purchase shares in the community offering. If that occurs, you will have committed to buy shares of common stock at a price above the prevailing market price and you will have an immediate unrealized loss. Moreover, we cannot assure you that following your purchase of shares of our common stock, you will be able to sell your shares of common stock at a price equal to or greater than the offering price. Until shares are delivered upon expiration of the offerings, you may not be able to sell the shares of our common stock that you purchase in the offerings. Certificates representing shares of our common stock purchased will be delivered as soon as practicable after expiration of each offering. We will not pay you interest on funds delivered pursuant to the exercise of rights.


  ONCE YOU EXERCISE YOUR SUBSCRIPTION RIGHTS, YOU MAY NOT REVOKE THE EXERCISE.


     Once you exercise your subscription rights or send in your order form to purchase shares in the community offering, you may not revoke the exercise or order, even if less than all of the shares that we are offering are actually purchased.



  THE OFFERINGS ARE NOT CONDITIONED ON THE CONSUMMATION OF THE ACQUISITION OF UNIFIED BANKING COMPANY.



     The offerings are not conditioned on the consummation of the acquisition of Unified Banking Company. As a result, if the acquisition of Unified Banking Company is not consummated, we will still complete the offerings; however, we will apply the proceeds of the offerings for different purposes other than the acquisition of Unified Banking Company as set forth under the section entitled "Use of Proceeds."


  BECAUSE WE HAVE DISCRETION IN THE USE OF THE PROCEEDS, WE MAY NOT APPLY THESE FUNDS EFFECTIVELY WHICH COULD HAVE AN ADVERSE AFFECT ON OUR BUSINESS.


     We cannot specify with certainty the amounts we will spend on particular uses from the net proceeds we will receive from the offerings. Our board of directors will have broad discretion in the application of the net proceeds. Our board of directors currently intends to use the net proceeds as described in "Use of Proceeds."

The failure by our board of directors to apply these funds effectively could have an adverse effect on our business.


  WE MAY INCORRECTLY ANALYZE THE PROSPECTS OF THE ACQUISITION OF UNIFIED BANKING COMPANY.



     If the acquisition of Unified Banking Company is consummated, some or all of the proceeds of the offering may be used by the Company to finance the acquisition of the stock of Unified Banking Company. See "Use of Proceeds." Our acquisition of Unified Banking Company is subject to certain risks that could adversely affect our financial condition and profitability. These risks may include, among others, incorrectly assessing Unified Banking Company's financial condition and future earnings potential or encountering difficulty in implementing our business strategy for Unified Banking Company. In addition, in the event that we purchase Unified Banking Company, many of the risks listed under the subheading "Risk Factors Relating to our Common Stock" will be applicable to Unified Banking Company.



 UTILIZATION OF OUR NET OPERATING LOSS CARRY FORWARDS UNDER FEDERAL INCOME TAX LAWS AND CERTAIN OTHER BENEFICIAL TAX ATTRIBUTES MAY BE SUBJECT TO AN ANNUAL LIMITATION AS A RESULT OF THE OFFERING.



     These offerings may result in an "ownership change" as defined in Section 382 of the Internal Revenue Code. If an ownership change occurs, utilization of our net operating loss carry forwards under federal income tax laws and certain other beneficial tax attributes will be subject to an annual limitation. The limitation of net operating losses that can be utilized annually will equal the product of an applicable interest rate mandated under federal income tax laws and the value of the Company immediately prior to the ownership change.



     At December 31, 2002, we had a net operating loss carry forward of approximately $1,609,000 which is available to offset future federal taxable income through 2022. If the offering results in an "ownership change" as defined in Section 382, the Company's ability to utilize the net operating loss carry forward will be limited to approximately $500,000 per year.


               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS


     Some of the information in this prospectus, including the risk factors section, contains or incorporates by reference certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, about our financial condition, results of operations and business that are based on our current and future expectations. You can find many of these statements by looking forwards such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue," or the negative of such terms and other comparable terminology. Such statements reflect our current views with respect to future events and are subject to risks and uncertainties, including those discussed under "Risk Factors" and elsewhere in this prospectus that could cause actual results to differ materially from those contemplated in such forward-looking statements. A few uncertainties which could affect Blue River's future performance include, without limitation, the effects of competition; the consummation of the acquisition of Unified Banking Company; the offerings resulting in a "change in control" as defined in Section 382 of the Internal Revenue Code; technological changes and regulatory developments; changes in fiscal, monetary and tax policies; market, economic conditions, either nationally or regionally, resulting in, among other things, credit quality deterioration; and changes in the securities markets. Investors should consider these risks, uncertainties, and other factors in addition to those mentioned by Blue River in its other filings from time to time when considering any forward-looking statement.


     We believe it is important to communicate our expectations to our investors. However, you are cautioned that no forward-looking statement is a guarantee of future performance and you should not place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. There may be events in the future that we are not able to predict accurately or over which we have no control. We do not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events which may cause actual results to differ from those expressed or implied by the forward-looking statements contained in this prospectus.

     The risk factors listed above, as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in these risk factors and elsewhere in this prospectus could have a material adverse effect on our business, operating results and financial condition.

                   WE ARE SUBJECT TO RESTRICTIONS IMPOSED BY
                        THE OFFICE OF THRIFT SUPERVISION

     On July 10, 2000 the Office of Thrift Supervision (the "OTS") issued a letter which formally designated the Bank to be in "troubled condition" based upon the preliminary findings of the OTS' then ongoing examination of the Bank. The OTS expressed supervisory concern relating to the Bank's management, operating losses, interest rate risk sensitivity, internal controls and loan documentation. Pursuant to the letter, the Bank is subject to the following restrictions: (i) no increase in total assets during any quarter in excess of an amount equal to interest credited on deposits during the quarter without prior written approval of the OTS, (ii) prior OTS approval of all executive compensation and agreements and the hiring of any executive officer, director or consultant or changing the responsibilities of any current executive officer,
(iii) prior notice to the OTS of all transactions between the Bank and its affiliates, (iv) prior OTS approval of all transactions between the Bank and third parties outside the normal course of business and (v) no golden parachute payments by the Bank, unless permissible pursuant to applicable law.

     On February 7, 2001 the OTS issued a letter which formally designated Blue River to be in "troubled condition" pursuant to the results of its March 13, 2000 examination. This letter places restrictions on Blue River to notify the OTS at least 30 days prior to adding or replacing of members of the board of directors, or employing or changing responsibilities of senior executive officers. The letter also prohibits golden parachute payments unless such payments are permitted by regulation.


     Although the Bank is no longer subject to the growth restrictions previously imposed by the OTS, the Bank may not make any significant changes to its business plan and budget without prior approval of the OTS. On March 17, 2003 the OTS issued a letter stating no objection to the growth reflected in the Bank's current budget. The Bank's current budget contemplates reasonable growth of the Bank utilizing the additional $1,500,000 of capital which was contributed to the Bank during the second and third quarters of 2002. However, there can be no assurances that the Bank will grow. In fact, depending on business conditions, the Bank's size may decrease.


                                USE OF PROCEEDS


     Our net proceeds from the offerings will depend upon the number of shares that are purchased. If we sell all 1,000,000 shares offered by this prospectus, then we will receive proceeds of approximately $4.5 million, before deducting expenses payable by us, estimated to be approximately $200,000.



     We expect that the actual proceeds of the offering will be applied first to pay the expenses associated with the offering. After the expenses are paid, we intend to use the net proceeds of the offerings to pay for a portion of the purchase price of the stock of Unified Financial Services, Inc. The purchase price for the stock of Unified Banking Company is $8,200,000. In addition, $500,000 of the net proceeds will go toward additional working capital of Unified Banking Company. In the event that the proposed acquisition of Unified Banking Company is not consummated, under certain circumstances, we will pay to Unified Financial Services a break-up fee in the amount of $375,000. In addition, we intend to use the net proceeds for working capital and for such other general corporate purposes as our board of directors may determine from time to time, including additional capital for the Bank and investments in other financial institutions approved by our board of directors. Other than the proposed acquisition of Unified Banking Company, there are currently no definitive plans relating to such investments and there can be no assurances that such investments will ever be made. In addition, the growth of the Bank is subject to certain restrictions imposed by the OTS and may be limited if all of the shares in this offering are not sold. See "Risk Factors -- There is a risk that we may not grow or be successful because Shelby County Bank is subject to certain restrictions imposed by the Office of Thrift Supervision." The board of directors will have complete discretion over the use of proceeds. See "Risk Factors -- Risks Related to the Rights Offering".

     Although we expect to use the net proceeds in the manner discussed above, we reserve the right to use the net proceeds in any manner which we consider appropriate.

                                 CAPITALIZATION



     The following table sets forth our indebtedness and capitalization at March 31, 2003:



     - on an actual basis;



     - on an adjusted basis to give effect to the offerings as if the sale of all of the shares offered, or 1,000,000 shares of our common stock, had been consummated on March 31, 2003; and



     - on an adjusted basis to give effect to the acquisition of Unified Banking Company.



     These data should be read in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus.



                                                                                          AS ADJUSTED
                                                     ACTUAL AT       AS ADJUSTED        ACQUISITION OF
                                                     MARCH 31,     1,000,000 SHARES     UNIFIED BANKING
                                                       2003            SOLD(1)            COMPANY(1)
                                                     ---------   --------------------   ---------------
Long-term Indebtedness:
  Federal Home Loan Bank advances..................   $11,000          $11,000            $   11,000
                                                      -------          -------            ----------
  National City Bank...............................        --               --             4,000,000
Stockholders' Equity:
  Common stock and paid in capital, no par value,
     2,406,150 shares (actual), 2,906,150 and
     3,406,150 shares, respectively (as adjusted),
     issued and outstanding........................    20,463           24,763                24,764
  Retained deficit.................................    (8,649)          (8,649)               (8,649)
  Unrealized gain on available for sale
     securities....................................       399              399                   399
                                                      -------          -------            ----------
     Total stockholders' equity....................    12,214           16,514                16,514
                                                      -------          -------            ----------
     Total capitalization(2).......................   $23,214          $27,514             4,027,514
                                                      =======          =======            ==========


---------------


(1) Assumes 1,000,000 shares are sold in the rights offering/community offering with offering fees and expenses of $200,000.



(2) Total capitalization equals long-term indebtedness plus stockholders' equity.

                          PRICE RANGE OF COMMON STOCK


     Our common stock is traded on the Nasdaq SmallCap Market under the symbol "BRBI". The following table sets forth the reported high and low bid prices of our common stock for the periods indicated. These quotations reflect inter-dealer prices, without retail mark-up, mark down or commission and may not represent actual transactions.



                                                              HIGH     LOW
                                                              -----   -----
2001
  First Quarter.............................................  $4.25   $3.06
  Second Quarter............................................   4.85    3.43
  Third Quarter.............................................   4.70    3.30
  Fourth Quarter............................................   4.65    3.45
2002
  First Quarter.............................................  $5.50   $4.15
  Second Quarter............................................   5.23    4.40
  Third Quarter.............................................   4.91    4.25
  Fourth Quarter............................................   4.90    4.25
2003
  First Quarter.............................................  $4.89   $4.25
  Second Quarter............................................   4.88    4.35
  Third Quarter (through         )..........................



     The closing bid price of our common stock was $     on           , 2003. We
urge you to obtain a current stock quote for our common stock. On the record
date, there were           shareholders of record and approximately
          beneficial owners of our common stock.



                     WE DO NOT ANTICIPATE PAYING DIVIDENDS



     We have never paid any cash dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future. We are dependent upon the Bank for funds for dividends. For the foreseeable future, we anticipate that the Bank will retain any earnings which it generates for the operation and expansion of its business. The declaration and payment in the future of any cash dividends will be at the discretion of our board of directors and will depend upon the earnings, capital requirements and financial position of Blue River, general economic conditions and other pertinent factors.



                                 THE OFFERINGS



     Before exercising any subscription rights or purchasing any shares of our common stock, you should read carefully the information set forth under "Risk Factors".


WHAT IS A SUBSCRIPTION RIGHT?


     We are distributing non-transferable subscription rights to shareholders who owned shares of our common stock on July 31, 2003, the record date, at no cost to the shareholders. We will give you one subscription right for every share of common stock that you owned on the record date. Each subscription right will entitle you to purchase .4156 shares of common stock, rounded down to the nearest whole number, for $4.50 per share. If you wish to exercise your subscription rights, you must do so before 5:00 p.m., eastern standard time, on
          , 2003. After that date, the subscription rights will expire and will no longer be exercisable.

HOW DID BLUE RIVER DETERMINE THE OFFERING PRICE?


     We believe that the $4.50 per share price meets our objective of raising the maximum amount of net proceeds while providing you with an opportunity to make an additional investment in our common stock. Our board of directors chose the $4.50 per share subscription price after considering a variety of factors, including the following:

     - the historic and current market price of the common stock;

     - our need for capital;

     - alternatives available to us for raising capital;

     - the per share price paid by investors in our most recent private placement;

     - the amount of proceeds desired;

     - the previous operating results; and

     - the book value of our stock.


     In addition, pursuant to a Purchase Agreement, among Blue River, Russell Breeden, III, Wayne C. Ramsey and L. Gene Tanner, Blue River indicated that it intended to conduct a rights offering at $4.50 per share. We have neither sought, nor obtained, any valuation opinion from outside financial advisors or investment bankers.



     The $4.50 per share offering price should not be considered an indication of the actual value of Blue River or of our common stock. We cannot assure you that the market price of the common stock will not decline during or after the offerings. We also cannot assure you that you will be able to sell shares of common stock purchased during the offerings at a price equal to or greater than $4.50 per share. We urge you to obtain a current quote for our common stock before exercising your rights or purchasing stock in the community offering. On
          , 2003, the closing price of our common stock was $     . Our common
stock is traded on the Nasdaq SmallCap Market under the symbol "BRBI".


WHAT IS THE BASIC SUBSCRIPTION PRIVILEGE?


     Each subscription right will entitle you to receive, upon payment of $4.50 per share, .4156 shares of common stock. You will receive the shares that you purchase pursuant to your basic subscription privilege as soon as practicable
after           , 2003, whether you exercise your subscription rights
immediately prior to that date or earlier. You are not required to exercise any or all of your rights unless you wish to purchase shares under your over-subscription privilege described below, in which case you must exercise all of your rights.


WHAT IS THE OVER-SUBSCRIPTION PRIVILEGE?


     We are providing an over-subscription privilege to our shareholders to avoid or limit dilution of their ownership interest of Blue River as a result of the shares issued in the private placement. Your ability to maintain your percentage of ownership (before the private placement) is dependent on a sufficient number of shares not being subscribed for pursuant to the basic subscription privilege.



     We will issue up to 1,000,000 shares of common stock in the rights offering. The number of shares available for over-subscription privileges will be 1,000,000 minus the number of shares purchased upon exercise of all basic subscription privileges. For example, if we sell 600,000 shares of common stock pursuant to the exercise of basic subscription privileges, we then would have the remaining 400,000 shares available for purchase by individuals exercising over-subscription privileges, subject to certain limitations.



     The number of additional shares of our common stock that you will be entitled to purchase if you exercise your over-subscription privilege will be limited. Absent the approval of our board of directors in their discretion, you will not be entitled to purchase shares of our common stock pursuant to the over-subscription privilege and/or the community offering which would cause you to own 10% or more of our common stock.

     In certain circumstances, in order to comply with applicable state securities laws, we may not be able to honor all over-subscription privileges even if we have shares available.



     Please contact Lawrence T. Toombs, our President, at (317) 398-9721 with any questions concerning the number of shares you may purchase pursuant to your over-subscription privilege.


HOW DO I EXERCISE MY OVER-SUBSCRIPTION PRIVILEGE?


     When you send in your shareholder rights agreement, you must also send the full purchase price for the number of additional shares that you have requested to purchase, in addition to the payment due for shares purchased through your basic subscription privilege. If the number of shares available for oversubscriptions is less than the total number requested by shareholders who exercise the oversubscription privilege, we will allocate the available shares among the oversubscribing shareholders proportionately based on the relative numbers of requested shares. In other words, a shareholder whose oversubscription request represents 10% of the total number of requested shares will be allocated 10% of the available shares. Since we will not issue fractional shares, we will round the number of shares allocated to each shareholder to a whole number. If the number of additional shares you are eligible to purchase exceeds the number of shares you requested, you will receive only the number of shares that you requested, and the remaining shares will be divided among other shareholders exercising their over- subscription privileges. In certain circumstances, however, in order to comply with applicable state securities laws, we may not be able to honor all over-subscription privileges even if we have shares available.


     To determine if you have fully exercised your basic subscription privilege, we will consider only the basic subscription privileges held by you in the same capacity. For example, suppose you were granted rights to purchase shares of Blue River common stock you own individually and for shares of Blue River common stock you own jointly with your spouse. You only need to fully exercise your basic subscription privilege with respect to your individually owned rights in order to exercise your over-subscription privilege with respect to your individually owned rights. You do not have to subscribe for any shares under the basic subscription privilege owned jointly with your spouse to exercise your individual over-subscription privilege.

     When you complete the portion of the shareholder rights agreement to exercise the over-subscription privilege, you will be representing and certifying that you have fully exercised your basic subscription privilege received in respect of shares of Blue River common stock you hold in that capacity. You must exercise your over-subscription privilege at the same time you exercise your basic subscription privilege in full.

     If you own your shares of Blue River common stock through your broker, dealer or other nominee holder who will exercise your over-subscription privilege on your behalf, the nominee holder will be required to certify to us:


     - the number of shares held on July 31, 2003, the record date, on your behalf;


     - the number of rights you exercised under your basic subscription privilege;

     - that your entire basic subscription privilege held in the same capacity has been exercised in full; and

     - the number of shares of Blue River common stock you subscribed for pursuant to the over-subscription privilege.

     Your nominee holder must also disclose to us certain other information received from you.

     If you exercised your over-subscription privilege and are allocated less than all of the shares of Blue River common stock for which you wished to subscribe, the excess funds you paid for shares of Blue River common stock that are not allocated to you will be returned in full by mail, without interest, as soon as practicable after the expiration date of the rights.

HOW DO I EXERCISE MY SUBSCRIPTION PRIVILEGES?


  RIGHTS OFFERING



     In order to participate in the rights offering, you may exercise your subscription privileges by delivering to our subscription agent, Continental
Stock Transfer & Trust Company on or prior to           , 2003:


     - A properly completed and duly executed shareholder rights agreement;

     - Any required signature guarantees; and

     - Payment in full of $4.50 per share for the shares of common stock subscribed for by exercising your basic subscription privileges and, if desired, your over-subscription privileges.


     You should deliver your shareholder rights agreement and payment to our subscription agent at Continental Stock Transfer & Trust Company, 17 Battery, New York, New York 10004. We have provided a return envelope addressed to the subscription agent for your convenience. We will not pay you interest on funds delivered to us pursuant to the exercise of rights.



  COMMUNITY OFFERING



     In order to participate in the community offering, you should deliver to
our subscription agent on or prior to           , 2003:



     - A properly completed and duly executed order form; and



     - Payment in full of $4.50 per share for the shares of common stock subscribed for on the order form.



     You should deliver your order form and payment to our subscription agent at
the address shown on page   . We will not pay you interest on funds delivered to
us pursuant to the subscription of shares of our common stock.


HOW CAN I PAY FOR THE SHARES I PURCHASE?

     Payment for the shares must be made in United States dollars. We will consider payment to have been received only upon:


     - actual receipt of any certified check or cashier's check drawn upon a U.S. bank or of any postal, telegraphic or express money order payable to the order of Continental Stock Transfer & Trust Company, as agent for Blue River Bancshares, Inc.;



     - actual receipt of any funds from a personal check;


     - actual receipt of any funds transferred by wire transfer; or

     - actual receipt of any funds through an alternative payment method which we may approve.


     Payment for basic subscription privileges and over-subscription privileges may be effected through wire transfer as follows:


        Wire to:
        ABA#:
        Further Credit:
        Account #:
        Further Credit:
        Account #:


     Please indicate that the wire transfer is for the Blue River rights offering.

WHEN DO I NEED TO OBTAIN A SIGNATURE GUARANTEE?


     Signatures on the shareholder rights agreement do not need to be guaranteed if either the shareholder rights agreement provides that the shares of common stock to be purchased are to be delivered directly to the record owner of such subscription rights, or the shareholder rights agreement is submitted for the account of a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States. If a signature guarantee is required, signatures on the shareholder rights agreement must be guaranteed by a participant in a securities transfer association recognized medallion program.



WHAT IS THE RELATIONSHIP BETWEEN THE PRIOR PRIVATE PLACEMENTS AND THIS RIGHTS OFFERING?



     On June 7, 2002, we entered into a stock purchase agreement with a group of investors for the sale of common stock. On September 17, 2002, we sold 309,889 shares of common stock at a price of $4.73 per share or approximately $1,466,000 in the aggregate. On February 5, 2003, we sold 546,348 shares of common stock at a price of $4.73 per share or approximately $2,584,000 in the aggregate. As part of the purchase agreement, we indicated that we intended to conduct a rights offering so that you will have the opportunity to maintain your percentage interest in Blue River equal to your percentage interest prior to the private placements mentioned above. You may be able to maintain your percentage of interest in Blue River equal to your percentage interest prior to the private placements depending on the number of shares subscribed for in the offerings and the utilization of your over-subscription privilege.


WE ARE MAKING NO RECOMMENDATION TO RIGHTS HOLDERS.

     Neither Blue River nor its board of directors is making any recommendations to you as to whether or not you should exercise your subscription rights. You should make your decision based on your own assessment of your best interests after reading this prospectus.

HOW LONG DO I HAVE TO EXERCISE MY RIGHTS?

     The rights will expire at 5:00 p.m., eastern standard time, on           ,
2003. If you do not exercise your subscription rights prior to that time, your subscription rights will expire and will no longer be exercisable. We will not be required to issue shares of common stock to you if our subscription agent receives your shareholder rights agreement or your payment after that time, regardless of when you sent the shareholder rights agreement and payment, unless you send the documents in compliance with the guaranteed delivery procedures described below.


BLUE RIVER HAS RESERVED THE RIGHT TO WITHDRAW OR CANCEL THE OFFERINGS.



     Our board of directors may withdraw the offerings at any time for any reason. If we cancel either offering, any money received from shareholders or other individuals will be refunded promptly, without interest.


ARE THE SUBSCRIPTION PRIVILEGE AND OVER-SUBSCRIPTION PRIVILEGE TRANSFERABLE?

     Both the basic subscription privileges and over-subscription privileges are non-transferable and non-assignable. Only you may exercise these subscription rights.

NOTICE TO NOMINEE HOLDERS

     If you are a broker, a trustee or a depositary for securities who holds shares of Blue River common stock for the account of others as a nominee holder, you should notify the respective beneficial owners of such shares of the issuance of the rights as soon as possible to find out such beneficial owners' intentions. You should obtain instructions from the beneficial owner with respect to the rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate shareholder rights agreements and, in the case of the over-subscription privilege, the related nominee holder certification, and submit them to our subscription agent with the proper payment. A nominee holder that holds shares for the account(s) of more than one beneficial owner may exercise the number of rights to which all such beneficial owners in the aggregate otherwise would have been entitled if they had been direct record holders of Blue River common stock on the record date, so long as the nominee submits the appropriate shareholder rights agreements and certifications and proper payment.

HOW DO I EXERCISE MY RIGHTS IF I AM A BENEFICIAL OWNER BUT NOT A RECORD HOLDER?

     If you are a beneficial owner of shares of Blue River common stock or rights that you hold through a nominee holder, we will ask your broker, dealer or other nominee to notify you of this rights offering. If you wish to exercise your rights, you will need to have your broker, dealer or other nominee act for you. To indicate your decision with respect to your rights, you should complete and return to your broker, dealer or other nominee the form entitled "Beneficial Owner Election Form." You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials.


HOW MANY SHARES WILL DIRECTORS AND EXECUTIVE OFFICERS OF BLUE RIVER PURCHASE?



     The number of shares of common stock that will be outstanding after the offerings depends on the number of shares that are purchased. We expect to issue at least 80,217 shares to directors, executive officers and their affiliates in connection with the offerings, and if we sell all of the shares offered by this prospectus, then we will issue 1,000,000 new shares of common stock. As a result, we expect to have between approximately 2,486,367 and 3,406,150 shares of common stock outstanding immediately after the offerings (not including stock options exercisable within 60 days). Pursuant to a Purchase Agreement, among Blue River, Russell Breeden, III, Wayne C. Ramsey and L. Gene Tanner, Messrs. Breeden, Ramsey and Tanner purchased shares of Blue River in a recent private placement and Messrs. Breeden, Ramsey and Tanner agreed not to exercise their subscription rights that they will receive in the rights offering with respect to the shares purchased in the private placement; however, in order to maximize participation in the offerings, we have waived that limitation and as a result, they may participate in the rights offering and/or the community offering.



     The following table sets forth certain information assuming all 1,000,000 shares are sold and that directors, executive officers and affiliates receive all 80,217 shares for which they intend to subscribe for in the offerings.



                                                           PERCENTAGE OWNED BY         AGGREGATE
                    PERCENTAGE CURRENTLY       SHARES      EXECUTIVE OFFICERS,     PROCEEDS PAID FOR
                     OWNED BY EXECUTIVE      OUTSTANDING   DIRECTORS AND THEIR        BY EXECUTIVE
SHARES CURRENTLY   OFFICERS, DIRECTORS AND    AFTER THE    AFFILIATES AFTER THE   OFFICERS, DIRECTORS
  OUTSTANDING        THEIR AFFILIATES(1)      OFFERINGS        OFFERINGS(1)       AND THEIR AFFILIATES
----------------   -----------------------   -----------   --------------------   --------------------
   2,406,150                30.6%             3,406,150            24.0%                $390,977


---------------

(1) Not including stock options exercisable within 60 days.

WHAT IF THERE ARE AMBIGUITIES IN THE EXERCISE OF SUBSCRIPTION RIGHTS?

     If you do not specify the number of subscription rights being exercised on your shareholder rights agreement, or if your payment is not sufficient to pay the total purchase price for all of the shares that you indicated you wished to purchase, you will be deemed to have exercised the maximum number of subscription rights that could be exercised for the amount of the payment that we receive from you. If your payment exceeds the total purchase price for all of the subscription rights shown on your shareholder rights agreement, your payment will be applied, until depleted, to subscribe for shares of common stock in the following order:

          (1) to subscribe for the number of shares, if any, that you indicated on the shareholder rights agreement that you wished to purchase through your basic subscription privilege, until your basic subscription privilege has been fully exercised; and

          (2) to subscribe for additional shares of common stock pursuant to the over-subscription privilege, subject to any applicable limitations.

Any excess payment remaining after the foregoing allocation will be returned to you as soon as practicable by mail, without interest.

REGULATORY LIMITATION


     We will not be required to issue you shares of common stock pursuant to either offering if, in our opinion, you would be required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control such shares if, at the time either offering expires, you have not obtained such clearance or approval.


STATE AND FOREIGN SECURITIES LAWS


     The offerings are not being made in any state or other jurisdiction in which it is unlawful to do so, nor are we selling or accepting any offers to purchase any shares of common stock to you if you are a resident of any such state or other jurisdiction. We may delay the commencement of the offerings in certain states or other jurisdictions in order to comply with the securities law requirements of such states or other jurisdictions. It is not anticipated that there will be any changes in the terms of the offerings. In our sole discretion, we may decline to make modifications to the terms of the offerings requested by certain states or other jurisdictions, in which case shareholders or other individuals who live in those states or jurisdictions will not be eligible to participate in such offering.



OUR DECISION IS BINDING ON YOU


     All questions concerning the timeliness, validity, form and eligibility of any exercise of subscription rights will be determined by us, and our determinations will be final and binding. In our sole discretion, we may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine, or reject the purported exercise of any subscription right by reason of any defect or irregularity in such exercise. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as we determine in our sole discretion. We will be under no duty to notify you of any defect or irregularity in connection with the submission of a shareholder rights agreement or incur any liability for failure to give such notification.


FEDERAL TAX CONSEQUENCES



     These offerings may result in an "ownership change" as define din Section 382 of the Internal Revenue Code. If an ownership change occurs, utilization of our net operating loss carry forwards under federal income tax laws and certain other beneficial tax attributes will be subject to an annual limitation. The limitation of net operating losses that can be utilized annually will equal the product of an applicable interest rate mandated under federal income tax laws and the value of the Company immediately prior to the ownership change.



     At December 31, 2002, we had a net operating loss carry forward of approximately $1,609,000 which is available to offset future federal taxable income through 2022. If the offering results in an "ownership change" as defined in Section 382, the Company's ability to utilize the net operating loss carry forward will limited to approximately $500,000 per year.


YOU MAY NOT REVOKE THE EXERCISE OF A SUBSCRIPTION RIGHT

     After you have exercised your basic subscription privilege or over-subscription privilege, you may not revoke that exercise. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock.


SHARES OF COMMON STOCK OUTSTANDING AFTER THE OFFERINGS



     Assuming we issue all of the shares of common stock offered in the rights offering, approximately 3,406,150 shares of common stock will be issued and outstanding. This would represent an increase of approximately 41.6% in the number of outstanding shares of common stock. If you do not exercise your basic subscription rights, the percentage of common stock that you hold will decrease if shares are purchased by other shareholders in the rights offering.

FEES AND EXPENSES

     You are responsible for paying any commissions, fees, taxes or other expenses incurred by you in connection with the exercise of the subscription rights. We will not pay such expenses.

IF YOU HAVE QUESTIONS


     If you have questions or need assistance concerning the procedure for exercising subscription rights or subscribing for shares in the community offering or if you would like additional copies of this prospectus, the instructions, or forms for use in connection with the offerings, you should contact Lawrence T. Toombs, President of Blue River, at:


        Blue River Bancshares, Inc.
        29 East Washington Street
        P.O. Box 927
        Shelbyville, Indiana 46176
        Telephone:(317) 398-9721


     Important: Please carefully read the instructions accompanying the shareholder rights agreement or order form and follow those instructions in detail. You are responsible for choosing the payment and delivery method for your shareholder rights agreement or order form, and you bear the risks associated with such delivery. If you choose to deliver your shareholder rights agreement or order form and payment by mail, we recommend that you use registered mail, properly insured, with return receipt requested. We also recommend that you allow a sufficient number of days to ensure delivery to our
subscription agent prior to           , 2003.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION


                           AND RESULTS OF OPERATIONS



     Certain statements throughout this section regarding the Company's and the Bank's financial position, business strategy and plans and objectives of management for future operations are forward-looking statements rather than historical or current facts. When used in this section, words such as "anticipate," "believe," "estimate," "expect," "intend" and similar expressions, as they relate to the Company and the Bank or their respective management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of management of the Company and the Bank as well as assumptions made by and information currently available to management of the Company and the Bank. Such statements are inherently uncertain, and there can be no assurance that the underlying assumptions will prove to be valid. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to competitive factors and pricing pressures, changes in legal and regulatory requirements, technological change, product development risks and general economic conditions, including, but not limited to, changes in interest rates, loss of deposits and loans to other savings and financial institutions, substantial changes in financial markets, substantial changes in real estate values and the real estate market and unanticipated results in pending legal proceedings. Such statements reflect the current view of the Company and the Bank with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of the Company and the Bank.



FORWARD LOOKING STATEMENTS



     Statements in this report which express "belief", "intention", "expectation", or "prospects" as well as other statements which are not historical fact, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties which may cause actual results to differ materially from those in such statements. Some of the factors that may generally cause actual results to differ materially from projection, forecasts, estimates and expectations include changes in interest rates, competitive factors, pricing pressures, change in legal and regulatory requirements and various economic conditions. The following information is intended to provide an analysis of the consolidated financial condition of Blue River Bancshares, Inc. (the "Company") as of March 31, 2003 and December 31, 2002 and the statements of operations, shareholders' equity, and cash flows for the three months ended March 31, 2003 and 2002 and the years ended December 31, 2002 and December 31, 2001. This information should be read in conjunction with the Consolidated Financial Statements and footnotes.



NEW ACCOUNTING PRONOUNCEMENTS



     In June 1998, SFAS No. 133, ("SFAS 133") Accounting for Derivative Instruments and Hedging Activities, was issued. This statement was amended by Statement of Financial Accounting Standards No. 137 ("SFAS 137"), Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of SFAS 133. SFAS 133, as amended by SFAS 137, is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. This statement establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that an entity recognizes all derivatives as either assets or liabilities in the statement of financial condition and measures those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as a fair value hedge, a cash flow hedge, or a hedge of foreign currency exposure. The accounting for changes in the fair value of a derivative (that is, gains and losses) depends on the intended use of the derivative and the resulting designation. The Company adopted this statement on January 1, 2001, and the adoption of this statement had no material impact on the financial condition, results of operations or cash flows of the Company.



     Statement of Financial Accounting Standards No. 142 ("SFAS 142"), "Goodwill and Other Intangible Assets," was issued in July 2001. Under SFAS 142, goodwill amortization ceases when the new standard is adopted. The new rules also require an initial goodwill impairment assessment in the year of adoption and at least annual impairment tests thereafter. SFAS 142, is effective for the Company January 1, 2002. Annual goodwill amortization of approximately $212,000 was ceased on January 1, 2002. Management has completed the assessment and evaluation process of determining the impairment of goodwill in accordance with SFAS 142 during the second quarter of 2002. The measurement of impairment resulted in a reduction of goodwill and a cumulative change in accounting principle of $2,429,081.



     Statement of Financial Accounting Standards No. 143 ("SFAS 143"), "Accounting for Asset Retirement Obligations," was issued in June 2001 and is effective for financial statements issued for fiscal years beginning after June 15, 2002. SFAS 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. Management has determined that the effect, of this new standard on the consolidated financial statements will not be material.



     Statement of Financial Accounting Standards No. 144 ("SFAS 144), "Accounting for the Impairment or Disposal of Long-Lived Assets" was issued in August 2001 and is effective for financial statements issued for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years. SFAS 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. Management has determined that the effect of this new standard on the consolidated financial statements will not be material.



     Statement of Financial Accounting Standards No. 145 ("SFAS 145), "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections," was issued in April 2002 which, among other things, changes the way gains and losses from the extinguishment of debt are reported. Previously, all gains and losses from the extinguishment of debt were required to be reported as an extraordinary item, net of related tax effect. Under SFAS No. 145, gains and losses from the extinguishment of debt should be reported as part of on-going operations, unless the extinguishment of debt meets the criteria of both unusual and infrequent as established in APB No. 30. SFAS No. 145 is effective for all fiscal years beginning after May 15, 2002, including all prior period presentations. Management has determined that the effect of this new standard on the consolidated financial statements will not be material.



     Statement of Financial Accounting Standards No. 146 ("SFAS 146), "Accounting for Costs Associated with Exit or Disposal Activities," which nullifies Emerging Issues Task Force Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)," was issued during June 2002. SFAS No. 146 requires that liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. SFAS No. 146 is effective for exit and disposal activities that are initiated after December 31, 2002. Management has determined that the effect of this new standard on the consolidated financial statements will not be material.



     Statement of Financial Accounting Standards No. 147 ("SFAS 147), "Acquisitions of Certain Financial Institutions," was issued in October 2002 and is effective for acquisitions for which the date of acquisition is on or after October 1, 2002. SFAS 147 addresses the financial accounting and reporting for the acquisition of all or part of a financial institution, except for a transaction between two or more mutual enterprises. This statement also provides guidance on the accounting for the impairment or disposal of acquired long-term customer-relationship intangible assets (such as depositor- and borrower-relationship intangible assets and credit cardholder intangible assets), including those acquired in transactions between two or more mutual enterprises. The adoption of the statement did not have impact on the financial statements in the year of adoption.



     Statement of Financial Accounting Standards No. 148 ("SFAS 148"), "Accounting for Stock-Based Compensation -- Transition and Disclosure, an amendment of FASB Statement No. 123," was issued in December 2002 and is effective for fiscal years ending after December 15, 2002. SFAS 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method on reported results. Management has included the new disclosure requirements in its consolidated financial statements.

     In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others". This Interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that is has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and initial measurement provisions of this Interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements in this interpretation are effective for financial statements of interim or annual periods ending after December 15, 2002. Loan commitments and commercial letters of credit are excluded from the scope of this interpretation. The Company does not anticipate the Interpretation will have a material impact on its consolidated financial statements.



     In January 2003, the FASB issued Interpretation No. 46 (FIN 46), "Consolidation of Variable Interest Entities". This Interpretation addresses consolidation by business enterprises of variable interest entities. Under current practice, entities generally have been included in consolidated financial statements because they are controlled through voting interests. This Interpretation explains how to identify variable interest entities and how an entity assesses its interests in a variable interest entity to decide whether to consolidate that entity. FIN 46 requires existing unconsolidated variable interest entities to be consolidated by their primary beneficiaries if the entities do not effectively disperse risks among parties involved. Variable interest entities that effectively disperse risks will not be consolidated unless a single party holds an interest or combination of interests that effectively recombines risks that were previously dispersed. Transferor to QSPEs and "grandfathered" QSPEs subject to the reporting requirements of SFAS 140 are outside the scope of FIN 46 and do not consolidate those entities. FIN 46 also requires certain disclosures by the primary beneficiary of a variable interest entity or an entity that holds a significant variable interest in a variable interest entity.



     FIN 46 is applicable for all entities with variable interests in variable interest entities credited after January 31, 2003 immediately. Public companies with a variable interest in a variable interest entity created before February 1, 2003 will have to apply the provisions of FIN 46 no later than the beginning of the first interim reporting period beginning after June 15, 2003.



     The company does not anticipate FIN 46 will have a material impact to its consolidated financial statements.



CRITICAL ACCOUNTING POLICIES



     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. The estimate most susceptible to change in the near term is the allowance for loan losses.



     The Company's critical accounting policies include the following:



     Real estate owned represents real estate acquired through foreclosure or deed in lieu of foreclosure and is recorded at the lower of cost or fair value less estimated costs to sell. When property is acquired, it is recorded at the lower of cost or estimated fair value at the date of acquisition, with any resulting write-down charged against the allowance for loan losses. Any subsequent deterioration of the property is charged directly to real estate owned expense. Costs relating to the development and improvement of real estate owned are capitalized, whereas costs relating to holding and maintaining the property are charged to expense as incurred. Income generated from the property, if any, is recorded as a reduction in its carrying value.



     Interest on real estate, commercial and installments loans is accrued over the term of the loans on a level yield basis. The Company discontinues accruing interest on loans and reverses previously accrued amounts for loans that are more than 90 days past due. Income is subsequently recognized only to the extent that cash payments are received until, in management's judgment, the borrower's ability to make periodic interest and principal payments returns to normal, in which case the loan is returned to accrual status. In the event that a loan is classified as impaired in accordance with FASB 114, "Accounting by Creditors for impairment of a loan" before it is 90 days past due, the Company will discontinue accruing interest unless the loan is well secured and in the process of collection.



     An analysis of the allowance for loan losses is performed quarterly by management to assess the appropriate levels of allowance for loan losses. The allowance for loan losses consists of a specific reserve and a general reserve. The components of the allowance for loan losses represent an estimation done pursuant to either SFAS 5, "Accounting for Contingencies," or SFAS 114, "Accounting by Creditors for Impairment of a Loan".



     The specific reserve is performed to recognize reserves allocated to individual loans which are considered classified assets due to a combination of factors including delinquency, credit quality and collateral value. Specific reserves for such loans are established based upon review of individual borrowers identified in the classified loan list, establishing the probability of loss associated with such borrowers, including comparison of loan balances versus estimated liquidation values of collateral based upon independent information sources or appraisals performed by board-approved licensed appraisers.



     The remaining pool of loans, excluding those classified or delinquent is the source for the general loan loss reserve. Management evaluates this general reserve using loan loss statistics by various types of loans, as published periodically by the OTS and multiplying such loss percentages to the Bank's distribution of portfolio balances. The calculated reserve is compared to the Bank's existing reserve to establish the provision necessary to bring the actual reserve balance in compliance with the findings of the allowance analysis.



     The Bank holds certain investment securities as "available for sale". Available for sale securities are stated at their current fair value. Unrealized gains and losses associated with available for sale securities, net of taxes, are excluded from earnings and reported as a net amount in shareholders' equity until realized.



     The Company establishes valuation allowances in accordance with the provisions of FASB Statement No. 109, "Accounting for Income Taxes". The Company continually reviews the adequacy of the valuation allowance and will recognize the benefits only as reassessment indicates that it is more likely than not that the benefits will be realized.



FINANCIAL CONDITION AS OF MARCH 31, 2003



     The Company's total assets at March 31, 2003 were $99,248,000 an increase of $4,130,000 from December 31, 2002. This increase was partially due to net proceeds of $2,483,000 resulting from the private placement of stock to two directors of the Company and other accredited investors during the first quarter 2003. The Bank is strategically maintaining its "well capitalized" status while continuing to focus on improving net interest income and overall profitability. The Bank's balance sheet has been reduced from historical levels primarily as a result of the sale of its Fort Wayne banking centers in the fourth quarter of 2001.



     During the first quarter of 2003, the Bank's liquidity remained high. The Bank has significantly increased its use of funds as a result of $25,900,000 in maturities of the retained Fort Wayne certificates of deposit occurring during 2002 and the first quarter 2003. Due to the Company's current liquidity sources, the Company does not anticipate the need for any external funding to meet its operating needs.



     The investment portfolio balances have decreased to $22,613,000 at March 31, 2003 from $26,666,000 at December 31, 2002. In an effort to improve earnings, the Bank sold $1,165,000 of its available for sale investments securities during the first quarter of 2003. These sales yielded a net gain of $21,000. Repayments of approximately $950,000 per month of the mortgage-backed-securities have also contributed to the decline in investments. The Bank has continued to invest primarily in agency securities and mortgage-backed securities. Both of these investment products receive favorable risk-based capital treatment.



     Despite decreases in the investment portfolio, the Bank's interest-bearing deposits within other banks increased $8,109,000 to $9,278,000 from $1,169,000 at December 31, 2002. The Bank's liquidity levels are sufficient to meet its operating needs.

     The Bank's net loans increased $111,000 from December 31, 2002 to $56,706,000 at March 31, 2003. The Bank is concentrating on loan products that provide the opportunity for shorter maturity terms and variable rate pricing in an effort to continue to improve its interest rate sensitivity. However, the Bank is making efforts to originate enough loan volume to stabilize the portfolio holdings. Future growth is expected to increase in the commercial lending market as the Bank will focus more on this type of lending due to improved capital ratios of the Bank and the hiring of a new commercial loan officer. The Company also continues to concentrate retail lending efforts to home equity loans due to lower credit risks involved in loans secured by the borrower's primary residence. The Bank will continue to monitor closely its risk-weighted assets and risk-based capital to maximize returns while striving to maintain the "well-capitalized" designation.



                                                              MARCH 31,    DECEMBER 31,
                                                                2003           2002
                                                             -----------   ------------
Residential mortgage loans:
  One-to-four family.......................................  $25,946,054   $27,503,516
  Non Residential..........................................   16,174,230    16,658,767
Home equity loans..........................................    3,248,052     3,187,104
Consumer loans.............................................    6,444,943     6,757,173
Commercial loans, including participations.................    6,670,478     4,206,223
                                                             -----------   -----------
  Less allowance for loan losses...........................   (1,777,527)   (1,717,072)
                                                             -----------   -----------
Total loans receivable, net................................  $56,706,230   $56,595,711
                                                             ===========   ===========



                                                              MARCH 31,    DECEMBER 31,
                                                                 2003          2002
                                                              ----------   ------------
Non-performing loans consist of the following:
  Non-accrual loans.........................................  $2,841,025    $2,055,796
  Ninety (90) days past due.................................     878,710     1,951,972
                                                              ----------    ----------
Total non-performing loans..................................  $3,719,735    $4,007,768
                                                              ==========    ==========
Non-performing loans to total loans.........................        6.36%         6.87%



     Under-performing assets are defined as: (1) loans in non-accrual status where the ultimate collection of interest is uncertain but the principal is considered collectible; (2) loans past due ninety days or more as to principal or interest (and where continued accrual has not been specifically approved); and (3) loans which have been renegotiated to provide a reduction or deferral of interest or principal because of deterioration in the financial condition of the borrower. At March 31, 2003, the Bank reported approximately $2,841,000 in non-accrual loans, an increase of $785,000 from December 31, 2002, and $879,000 in loans ninety (90) days past due, a decrease of ($1,073,000) from December 31, 2002. The Bank maintains a reserve for loan losses to cover losses incurred when loans default. Loans are charged off when they are deemed uncollectible.



     Loans in all categories are charged-off when the loan is 180 days past due or when management determines the loan to be a loss.



     Total liabilities at March 31, 2003 were $87,034,000, an increase of $1,789,000 compared to $85,245,000 at December 31, 2002. Deposits at March 31, 2003 were $74,871,000 compared to $73,733,000 at December 31, 2002, an increase of $1,138,000. The Bank continues to focus efforts on attracting retail deposits, and to decrease its concentration of certificates.



     Shareholders' equity at March 31, 2003 was $12,214,000, an increase of $2,341,000 compared to December 31, 2002. This increase is the result of net proceeds of $2,483,000 of the private placement of common stock in February 2003 offset by ($92,000) of unrealized losses within the Company's available-for-sale securities portfolio, net of income tax, combined with the Company's net loss of ($50,000).

     Activity in the allowance for loan losses consists of the following:



                                                                THREE MONTHS ENDED
                                                                     MARCH 31,
                                                              -----------------------
                                                                 2003         2002
                                                              ----------   ----------
Balance, beginning of period................................  $1,717,072   $1,891,366
Add:
  Provision for loan losses.................................      60,000       75,000
  Recoveries of loans previously charged off................       2,716       53,933
  Less gross charge-offs:
     Residential real estate loans..........................                   (9,765)
     Consumer/commercial loans..............................      (2,261)     (58,678)
                                                              ----------   ----------
Balance, end of period......................................  $1,777,527   $1,951,856
                                                              ==========   ==========
Net charge-offs to total average loans outstanding..........        0.00%        0.08%
Allowance to total average loans outstanding................        3.04%        2.70%



     Allowance for loan losses at March 31, 2003 was $1,778,000, an increase of $60,000 from December 31, 2002. The Company's provision for loan losses for the quarter was $60,000 and its net charge-offs were approximately $0. An analysis of the allowance for loan losses is performed quarterly by management to assess the appropriate levels of allowance for loan losses. This analysis is performed to recognize specific reserves allocated to classified assets, assess portfolio growth, and to monitor trends in loan delinquencies and charge-offs. Specific reserves are established based upon review of individual borrowers identified in the classified loan list, establishing the probability of loss associated with such borrowers, including comparison of loan balances versus estimated liquidation values of collateral based upon independent information sources or appraisals performed by board-approved licensed appraisers. Management establishes such specific reserves at or above minimum percentage allocations established by the OTS guidelines for each classification, including delinquent loans. The remaining pool of loans, excluding those classified or delinquent, is the source for the general loan loss reserve. Management evaluates this general reserve using loan loss statistics by various types of loans, as published periodically by the OTS and multiplying such loss percentages to the Bank's distribution of portfolio balances since management believes this will be representative of future losses inherent in the portfolio. The calculated reserve is compared to the Bank's existing reserve to establish the provision necessary to bring the actual reserve balance in compliance with the findings of the allowance analysis performed by management.



RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 2003



     During the three month period ended March 31, 2003, the Company's net loss was ($50,000) compared to a ($176,000) net loss reported for the three month period ended March 31, 2002. The Company's pre-tax loss was ($50,000) compared to ($307,000) for the three month period ended March 31, 2002. The Company's comparative performance showed an increase in net interest income before provision for loan loss of $198,000, a decrease in the provision for loan losses of $15,000, an increase in non-interest income of $52,000, an increase in non-interest expenses of $7,000, and a decrease in the income tax benefit of $132,000. The Company did not recognize a tax benefit for the three month period ended March 31, 2003.



     The increase in net interest income before provision for loan losses resulted from a decrease in interest income of ($429,000), offset by a reduction in interest expense of ($626,000). The decrease in interest income was due to growth restrictions previously imposed by the OTS which resulted in a decrease in average loans outstanding. The variance of interest expense was a result of the sale of the Fort Wayne banking centers in December 2001. In the sale, the Bank received approximately $21,000,000 in cash, approximately $32,000,000 in deposits were retained by the Bank, of which $25,900,000 have since matured resulting in the reduction of interest expense.

     Interest income and fees from loans decreased from $1,335,000 for the three month period ended March 31, 2002 to $1,025,000 for the three month period ended March 31, 2003. This decrease was comprised of an unfavorable variance of ($258,000) due to lower average loan balances of $13,981,000 and an unfavorable variance of ($52,000) due to a decrease of 36 basis points in the effective yield on loans. A significant portion of the volume variance is reflective of the growth restrictions previously imposed by the OTS. The reduction in yield is a combination of loans which repriced as market rates were declining and production of new loans at lower rates compared to seasoned portfolio average yields.



     Interest income from investment securities decreased ($83,000) to $255,000 for the three months ended March 31, 2003, as compared to the three month period ended March 31, 2002. This decrease results from an unfavorable variance of ($48,000) from a decline in average investment balances of ($2,832,000) and an unfavorable variance of ($35,000) due to investment yields being 79 basis points lower. The average investment balances declined even though the Bank resumed purchasing securities to improve its interest income in 2002. The offset was due to increased repayment streams of mortgage-backed securities, the exercise of call options on agency securities, and sales of municipals in February 2003. The rate variance was the result of: the frequent and numerous rate reductions enacted by the Federal Reserve, a high rate of turnover due to increased prepayments on mortgage-backed securities, increase in the dollar amount of bonds being called, incremental portfolio growth and replacement of portfolio runoff with lower rate bonds.



     Interest income from interest-bearing deposits held with other banks decreased ($32,000) from $47,000 for the three month period ended March 31, 2002 to $15,000 for the three month period ended March 31, 2003. This decrease contained an unfavorable variance of ($21,000) due to a decrease in average balances of ($5,340,000) and an unfavorable variance of ($11,000) due to a reduction in yield from 1.58% to .87%. The decline in average balances resulted in a shift to investment securities. The decline in yield is primarily due to the effect of the rate reductions by the Federal Reserve Bank, and the immediate impact of such reductions on liquid assets.



     Interest expense on deposits decreased ($672,000) to $491,000 for the three month period ended March 31, 2003, compared to $1,163,000 for the three month period ended March 31, 2002. This decrease was comprised of favorable variances of ($487,000) due to a decrease in average deposit balances of ($38,324,000) and ($185,000) due to a decrease in average rates on deposits from 4.37% to 2.86%. This favorable rate variance was created by lower certificate rates on new and renewed certificates, as well as reduced rates applied to core deposit products such as interest-bearing checking, savings, and money market accounts. The reduction in average deposit balances is a result of the Fort Wayne bank sale, maturities of high rate promotional certificates of deposits and a decline in public funds.



     Interest expense on FHLB advances increased $45,000 from $39,000 for the three-month period ended March 31, 2002 to $84,000 for the three month period ended March 31, 2003. This increase was the result of an unfavorable variance of $111,000 due to an increase in the average borrowing balance of $8,151,000 resulting from the maturities of the Fort Wayne certificates of deposits, and a favorable variance of ($66,000) due to a reduction in rate from 5.45% to 3.06%.



     For the three month period ended March 31, 2003, the provision for loan losses was $60,000 compared to $75,000 for the three month period ended March 31, 2002.



     Total non-interest income was $164,000 for the three-month period ended March 31, 2003, compared to $112,000 for the three month period ended March 31, 2002. Service charges and fees were comparable to the three month period ended March 31, 2002. Gains on sale of available-for-sale securities increased $17,000 and gains on other assets increased from $4,000 to $38,000 when compared to the three month period ended March 31, 2002.



     Non-interest expenses totaled $901,000 for the three month period ended March 31, 2003, compared to $894,000 during the three month period ended March 31, 2002. Salaries and benefits for the three month period ended March 31, 2003 were $390,000, an increase of $43,000 from the three month period ended March 31, 2002. Occupancy costs were comparable to the three month period ended March 31, 2002. Professional fees for the three-month period were $73,000 compared to $80,000 for the three month period ended March 31, 2002, a decrease of ($7,000). Bank fees and charges were reduced ($4,000) from the three month period ended March 31, 2002 to $13,000. Director fees for the three month period ended March 31, 2003 were $33,000 compared to $29,000 for the three month period ended March 31, 2002, an increase of $4,000. Costs associated with stationery, supplies and printing decreased by ($12,000) to $10,000 from $22,000 for the three month period ended March 31, 2002. Data processing costs increased $25,000 to $128,000 for the three month period ended March 31, 2003. The Company changed data processors in the fourth quarter 2002. The increase in data processing compared to the three months ended March 31, 2002 was due to the retention of the previous data processor running in tandem with the current data processor for the months of January and February 2003. Federal deposit insurance premiums decreased ($15,000) due to a decrease in the Bank's deposit base relating to the sale of the Fort Wayne branches. Other expenses decreased to $80,000 from $114,000 for three month period ended March 31, 2002.



CAPITAL RESOURCES AND LIQUIDITY FOR THE THREE MONTHS ENDED MARCH 31, 2003



     The Company is subject to regulation as a savings and loan holding company, and is subject to certain restrictions in its dealings with the Bank. The Bank is subject to the regulatory requirements applicable to a federal savings bank.



     Current capital regulations require savings institutions to have minimum tangible capital equal to 1.5% of total assets and a core capital ratio equal to 3.0% of total assets. Additionally, savings institutions are required to meet a risk based capital ratio equal to 8.0% for risk-weighted assets, as defined. At March 31, 2003 the Bank satisfied all capital requirements.



     On June 7, 2002, the Company entered into a stock purchase agreement with a group of investors for the sale of common stock. On September 17, 2002, the Company sold 309,889 shares of common stock at a price of $4.73 per share or approximately $1,466,000 in the aggregate. Proceeds received totaled $1,401,148. As part of the stock purchase agreement, the Company obtained shareholder approval for a subsequent private placement of common stock in January 2003. In February 2003, the Company sold 546,348 shares of the Company's common stock to Russell Breeden, III and Wayne C. Ramsey, directors of the Company and other accredited investors at a price of $4.73 per share. The Company received net proceeds totaling $2,483,116.



     At the time the Company was considering the private placements, the Company had lost $2,176,000 in 2001 and $3,132,886 for the nine months ended September 30, 2002, $2,429,081 of which was primarily attributable to the change in accounting principle related to the goodwill impairment. The Bank is currently designated by the Office of Thrift Supervision to be in "troubled condition." Prior to the private placements, it was not expected that the Company could grow or become profitable in the near term. The Company believed that the additional capital to be received by the Company in the private placements would permit it to grow and become profitable much sooner than it otherwise would.



     Pursuant to the stock purchase agreement with the investors, Russell Breeden, III and Wayne C. Ramsey were elected to the Board of Directors of the Company for a term ending in 2003 and 2005, respectively.

     The following is a summary of the Bank's regulatory capital and capital requirements at March 31, 2003 based on capital regulations currently in effect for savings institutions.



                                                          TANGIBLE    CORE     RISK-BASED
                                                          CAPITAL    CAPITAL    CAPITAL
                                                          --------   -------   ----------
                                                              (DOLLARS IN THOUSANDS)
Regulatory capital......................................   $6,440    $6,440      $7,194
Minimum capital requirement.............................    1,440     2,880       4,741
                                                           ------    ------      ------
Excess capital..........................................   $5,000    $3,560      $2,453
                                                           ======    ======      ======
Regulatory capital ratio................................     6.71%     6.71%      12.14%
Required capital ratio..................................     1.50%     3.00%       8.00%
                                                           ------    ------      ------
Ratio excess............................................     5.21%     3.71%       4.14%
                                                           ======    ======      ======



     Liquidity measures the Bank's ability to meet its savings withdrawals and lending commitments. Management believes that the Bank's liquidity is adequate to meet current requirements. The Bank maintains liquidity of at least 4% of net withdrawable assets. At March 31, 2003, its regulatory liquidity ratio was 32.16%.



     The Company's liquidity position is the primary source of additional capital for infusion into its banking subsidiary. During the three months ended March 31, 2003, the Bank increased its use of funds as a result of $1,319,000 in maturities of the retained Fort Wayne certificates of deposit. Due to the Company's current liquidity sources, the Company does not anticipate the need for any external funding to meet its operating needs.



OVERVIEW OF 2002



     On December 31, 2001, the Company's wholly owned subsidiary, Shelby County Bank (the "Bank"), completed the sale of two of its branches pursuant to a Branch Purchase and Assumption Agreement (the "Agreement") entered into with Community First Bank and Trust, an Ohio state-chartered bank ("Community") on October 17, 2001. The Agreement provided for Community's assumption of certain deposit and other liabilities and purchase of certain assets of two branch offices of the Bank. The affected branches, operating as First Community Bank, were located at 7131 West Jefferson Boulevard, Fort Wayne, Indiana and 6154 Saint Joe Center Road, Fort Wayne, Indiana (collectively, the "Branches").



     Under the terms of the Agreement, Community acquired the loans, personal property, fixed assets, cash, records, and real property lease interests of the Branches. Community also assumed specific deposit and certain other liabilities of the Branches. The Bank retained approximately $33 million of time deposits. The transaction involved the purchase of approximately $31 million in assets and the assumption of approximately $11 million in liabilities. The difference between the assets and liabilities was offset by a cash payment from Community to the Bank of approximately $20 million. Community also retained all the employees of the First Community branches.



     Total assets as of December 31, 2002 were $95,118,000, a (24%) decrease from December 31, 2001 balance of $125,790,000. This decrease in assets was due to efforts by the Company to strengthen capital ratios. The Bank's loan portfolio showed a decrease of ($15,340,000) from December 31, 2001. The Bank focused its efforts away from larger commercial credits in order to strengthen its Qualified Thrift Lender ("QTL") ratios and to improve its risk-based capital ratio. However, the Bank is making efforts to originate sufficient loan volume to stabilize the portfolio holdings. The Bank has decreased its available-for-sale investment portfolio by ($934,000) over December 31, 2001, a decrease of 3%. The Bank continues to focus on agency securities and mortgage-backed securities in its investing strategies. Both of these investment products receive favorable risk-based capital treatment.



     Total liabilities at December 31, 2002 were $85,245,000 compared to $113,197,000 at December 31, 2001. This (25%) decrease was primarily comprised of a reduction in deposits of ($33,887,000) and an increase in advances from the Federal Home Loan Bank of Indianapolis ("FHLB") of $6,000,000. Of the decrease in deposits, $24,600,000 related to maturities of certain Fort Wayne certificates of deposits retained by the Bank after the sale of the Fort Wayne banking offices on December 31, 2001. Additionally, the Bank has continued to reduce its dependency on highly rate sensitive deposits, such as jumbo certificates of deposit and deposits of local governmental units. The Bank increased its use of FHLB advances, in order to stabilize the Fort Wayne certificate maturities and manage its liquidity position.



     Total equity at December 31, 2002 was $9,873,000, a decrease of ($2,720,000) from December 31, 2001. The change in equity resulted from the net loss of ($4,506,000), offset by an increase of $385,000 from appreciation in the Company's available-for-sale investment portfolio and a net increase in capital of $1,401,000 from the private placement of common stock issued during the third quarter.



     The holding Company's liquidity position is the primary source of additional capital for infusion into its banking subsidiary. In the first quarter of 2003 the Company raised $2.5 million in gross proceeds from the private placement of common stock. During the year ended December 31, 2002, the Company has also reduced its use of funds through improved expense controls and capital expenditure policies. Due to the Company's current liquidity sources and its increased use of funds, the Company does not anticipate the need for any additional external funding over the next twelve months.



RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2002



  NET INCOME



     For the year ended December 31, 2002, the Company reported a net loss of ($4,506,000), compared to a net loss of ($2,176,000) reported for the year ended December 31, 2001. The change was primarily due to a reduction in net interest income of ($1,453,000) from the year ended December 31, 2001. Interest income declined ($4,284,000), while interest expense declined ($2,831,000). Provision for loan losses decreased ($1,724,000) to $261,000 for the year ended December 31, 2002. During the third quarter of 2000 the Company completed an internal investigation related to loans for which the former president either acted as the loan officer, was involved through his relationship or affiliation with the borrower, or was otherwise actively involved in the loan. During the years ended December 2002 and 2001, approximately $1,091,000 and $986,000 of such loans were foreclosed upon with the balances reflected in the Bank's other real estate owned totals, while approximately $2,055,000 and $1,854,000 were charged against the allowance for loan losses. The decrease in net charge-offs and the corresponding decrease in the provision in 2002 was attributable to changes in the Company's underwriting standards to improve the credit quality of new loans originated in 2001 and 2002, and the reduction in size of the loan portfolio compared to 2001. The loan portfolio decreased from $73.8 million at December 31, 2001 to $58.3 million as of December 31, 2002. In addition, net charge-offs decreased $1,601,894 compared to 2001. The decrease was the result of aging of the portfolio of loans which were originated prior to December 31, 2001 and a reduction of such loans. Because a significant amount of the loan portfolio consists of single family mortgage loans, the non-performing loans do not adequately predict changes to our provision. The underlying collateral of such loans has been historically sufficient. The combination of the aging or seasoning of the portfolio of loans which were originated prior to 2001, the reduction in the size of the loan portfolio by 21%, and the reduction in net charge-offs resulted in the decrease in the provision for loan losses compared to 2001. The reductions in net interest income resulted from the impact of rapid declines in market interest rates and the sale of the Fort Wayne branches. Additionally, the Bank's variable rate lending and investing assets were subject to reduction in yields, as the indices from which their rates are derived were rapidly falling. In December 2002, the Company recognized a valuation allowance of ($760,000) pertaining to the recoverability of its deferred tax assets.



  NET INTEREST INCOME



     For the year ended December 31, 2002, net interest income before provision for loan losses declined ($1,453,000). Interest income declined ($4,284,000) to $6,408,000 from $10,692,000 for the year ended December 31, 2001. Interest expense declined ($2,831,000) to $4,045,000 for the year ended December 31, 2002, compared to $6,876,000 for the year ended December 31, 2002.

     The impact of the sale of the Fort Wayne branches at December 31, 2001 was the primary cause of the reductions in interest income and interest expense. As a result of this transaction, the Bank decreased it's loan portfolio by $30,696,000 offset by a decrease in deposits of $11,773,000. Additionally the Bank retained $31,188,000 in high yielding Fort Wayne certificates of deposits of which $24,600,000 matured during 2002.



     Results for 2002 were also impacted by the Banks' efforts to scale back its growth strategy while maintaining its regulatory capital at "well capitalized" levels.



  INTEREST INCOME



     For the year ended December 31, 2002, interest income declined ($4,284,000). This reduction was comprised of a ($3,107,000) reduction due to lower average balances in earning assets, and a ($1,177,000) reduction due to lower yields on the Bank's earning assets.



     Interest income and fees on loans were $4,825,000 for the year ended December 31, 2002, a decrease of ($4,193,000) from the year ended December 31, 2001. The reduction in yield on loans accounted for a ($572,000) unfavorable rate variance, while a reduction in average loan balances created a ($3,621,000) unfavorable volume variance. The reduction in yield was largely due to increased balances in variable rate products, as well as lower yields on new loans originated during a period of rapidly falling market interest rates. The overall yield on loans fell 86 basis points to 7.28% from 8.14%.



     Interest income on investment securities increased by $182,000 for the year ended December 31, 2002. This variance was comprised of an unfavorable rate variance of ($410,000) due to lower portfolio yield, and a favorable volume variance of $592,000. The favorable volume variance was due to a larger average portfolio held during the year ended December 31, 2002. This portfolio increase was largely the result of portfolio net purchases and sales of $9,564,000 during the second quarter of 2002, which were initiated to improve the Bank's interest rate sensitivity measures and to reduce the use of volatile funding sources.



     Interest income on interest-bearing deposits held at other financial institutions decreased ($243,000) over the year ended December 31, 2001 to $122,000 from $365,000. This decrease was due to a ($78,000) unfavorable volume variance from lower balances in such liquid investments, and a ($165,000) unfavorable rate variance due to a decline in yield on such instruments. This category is very susceptible to changes in interest rates due to its liquidity and strong correlation to short-term interest rates, such as federal funds and LIBOR.



     Dividends on FHLB stock declined ($30,000) from the year ended December 31, 2001, due to lower dividend yield provided by the stock. The Bank's investment in FHLB stock was unchanged for the year ended December 31, 2002.



  INTEREST EXPENSE



     Interest expense decreased ($2,831,000) to $4,045,000 from $6,876,000 for the year ended December 31, 2001. Interest expense on deposits decreased ($2,394,000) from $6,249,000 for the year ended December 31, 2001 to $3,855,000.
This decrease results from a ($1,613,000) variance due to a decrease in average deposit balances, and a ($781,000) unfavorable rate variance due to a 106 basis point reduction in cost. The cost of certificates of deposit decreased ($1,707,000) over 2001, ($361,000) of this decrease was due to a decrease in the overall rate from 6.51% in 2001 to 5.86% in 2002. The decrease in cost was primarily impacted by $24,600,000 in maturities of certain Fort Wayne certificates of deposit that were not included in the branch sale but were retained by the Bank from the Fort Wayne market. These certificates of deposits were not included in the sale due to severe discounting that would have been required by the acquirer. Interest expense from FHLB advances declined ($437,000) from 2001, due to reduction in the use of this funding source. Rates on core deposit products such as money market accounts, savings accounts, and NOW accounts also decreased as a result of market conditions. The effective cost of money market accounts declined 202 basis points from 4.00% for the year ended December 31, 2001. Savings account and NOW account rates have declined by 75 and 20 basis points, respectively.

  NET INTEREST INCOME



                                                         YEAR ENDED
                                                        DECEMBER 31,        PERCENTAGE CHANGE
                                                   ----------------------         FROM
                                                     2002         2001        2001 TO 2002
                                                   --------     ---------   -----------------
                                                   (DOLLARS IN THOUSANDS)
Interest Income:
  Interest and fees on loans.....................   $4,825       $ 9,019         (46.50)%
  Interest on investment securities..............    1,331         1,148          15.94%
  FHLB dividends.................................      130           160         (18.75)%
  Interest on interest-bearing deposits..........      122           365         (66.58)%
                                                    ------       -------
          Total interest income..................    6,408        10,692         (40.07)%
                                                    ======       =======
Interest Expense:
  Interest on deposits...........................    3,855         6,249         (38.31)%
  Interest on borrowings.........................      190           627         (69.70)%
                                                    ------       -------
          Total interest expense.................    4,045         6,876         (41.17)%
                                                    ------       -------
Net interest income..............................   $2,363       $ 3,816         (38.08)%
                                                    ======       =======



  RATE VOLUME ANALYSIS OF CHANGE IN NET INCOME



                                 YEAR ENDED DECEMBER 31, 2002     YEAR ENDED DECEMBER 31, 2001
                                ------------------------------   ------------------------------
                                 VOLUME      RATE      TOTAL      VOLUME     RATE       TOTAL
                                --------   --------   --------   --------   -------   ---------
                                    (DOLLARS IN THOUSANDS)           (DOLLARS IN THOUSANDS)
Interest Income on:
  Loans.......................  $(3,621)   $  (572)   $(4,193)     $(307)    $(569)    $  (876)
  Investment securities.......      592       (410)       182       (614)     (150)       (764)
  FHLB stock..................                 (30)       (30)                 (18)        (18)
  Interest-bearing deposits...      (78)      (165)      (243)       332      (205)        127
                                -------    -------    -------      -----     -----     -------
          Total interest
            income............   (3,107)    (1,177)    (4,284)      (589)     (942)     (1,531)
                                -------    -------    -------      -----     -----     -------
Interest Expense on:
  Deposits....................   (1,613)      (781)    (2,394)       189       (28)        161
  Borrowings..................     (384)       (53)      (437)      (937)        4        (933)
                                -------    -------    -------      -----     -----     -------
          Total interest
            expense...........   (1,997)      (834)    (2,831)      (748)      (24)       (772)
                                -------    -------    -------      -----     -----     -------
Net interest income...........  $(1,110)   $  (343)   $(1,453)     $ 159     $(918)    $  (759)
                                =======    =======    =======      =====     =====     =======



     This table represents causes of fluctuations in net interest income over the reporting periods. The volume variance is calculated by multiplying the change in balances by the prior year rate. Rate variance computed by multiplying the change in rate/yield by the balance from the prior period. Variances that result from both are allocated pro-rata to the volume and rate variances. Loan fees are deferred and accounted for using the level yield method of accrual. Non-accruing loans are included in the balances presented, while only amounts of interest collected on such loans are included in the income amounts.

  DISTRIBUTION OF ASSETS, LIABILITIES AND SHAREHOLDERS' EQUITY AND INTEREST RATES AND DIFFERENTIAL VARIANCE ANALYSIS



                                        YEAR ENDED DECEMBER 31, 2002   YEAR ENDED DECEMBER 31, 2001
                                        ----------------------------   ----------------------------
                                        AVERAGE               YIELD/   AVERAGE               YIELD/
                                        BALANCE    INTEREST    RATE    BALANCE    INTEREST    RATE
                                        --------   --------   ------   --------   --------   ------
                                           (DOLLARS IN THOUSANDS)         (DOLLARS IN THOUSANDS)
Interest Earning Assets:
  Investment securities...............  $ 30,165    $1,331    4.41%    $ 19,991   $ 1,148    5.74%
  Interest-bearing deposits...........     7,586       122    1.61%       9,557       365    3.82%
  FHLB stock..........................     2,153       130    6.04%       2,153       160    7.43%
  Loans(1)............................    66,286     4,825    7.28%     110,765     9,019    8.14%
                                        --------    ------    -----    --------   -------    -----
          Total earning assets........   106,190     6,408    6.03%     142,466    10,692    7.50%
                                        --------    ------    -----    --------   -------    -----
Interest Bearing Liabilities:
  Savings accounts....................     7,326       101    1.38%       6,478       138    2.13%
  NOW and demand deposit accounts.....    19,266       195    1.01%      19,488       236    1.21%
  Money market accounts...............    16,083       319    1.98%      23,198       928    4.00%
  Certificates of deposit.............    55,312     3,240    5.86%      75,971     4,947    6.51%
                                        --------    ------    -----    --------   -------    -----
          Total deposits..............    97,987     3,855    3.93%     125,135     6,249    4.99%
  Borrowings..........................     3,970       190    4.79%      10,235       627    6.12%
                                        --------    ------    -----    --------   -------    -----
          Total interest bearing
            liabilities...............  $101,957     4,045    3.97%    $135,370     6,876    5.08%
                                        ========    ------    -----    ========   -------    -----
Net interest margin...................              $2,363    2.23%               $ 3,816    2.68%
                                                    ======                        =======


---------------


(1)Includes principal balances of non-accruing loans. Interest on non-accruing loans is not included.



  NON-INTEREST INCOME



     The Company's non-interest income for the year ended December 31, 2002 was $149,000. This represents an increase of $84,000 from the year ended December 31, 2001. The change in non-interest income results from a decrease of ($31,000) in service charges on deposit accounts, an ($89,000) decrease in other fees, an increase of $306,000 from the impact of sales of investment securities and other assets offset by a penalty of ($102,000) for prepayment of FHLB advances.



  NON-INTEREST INCOME



                                                           YEAR ENDED     DECEMBER 31,
                                                          DECEMBER 31,      2001 TO
                                                          -------------   DECEMBER 31,
                                                          2002    2001        2002
                                                          -----   -----   ------------
                                                           (DOLLARS IN
                                                           THOUSANDS)
Service charges on deposit accounts.....................  $ 223   $ 254      (12.20)%
Other service charges and fees..........................    188     277      (32.13)%
Securities (losses)/gains -- net........................      4     (23)     117.39%
Prepayment penalty on FHLB advance......................   (102)               0.00%
Loss on sale of branches................................           (276)     100.00%
Loss on sale of real estate owned/repossessed assets....    (39)    (16)    (143.75)%
Loss on disposal/impairment of premises and equipment...   (125)   (151)      17.22%
                                                          -----   -----
Total Non-Interest Income...............................  $ 149   $  65      129.23%
                                                          =====   =====

  NON-INTEREST EXPENSE



     For the year ended December 31, 2002, non-interest expense was $4,479,000, a decrease of ($758,000) from the year ended December 31, 2001 of $5,237,000. Salary and benefit expenditures decreased ($672,000) from 2001. The reduction in salary and benefit expenses is directly related to the sale of the Fort Wayne branch offices on December 31, 2001. The salary and benefit expenditures for 2001 related to the operation of the Fort Wayne offices was $684,000. In addition, the Company continues to concentrate on decreasing staffing expenditures related to clerical and administrative staff while diverting such resources to sales and customer service personnel. Premises and equipment decreased ($252,000) mostly due to disposal of assets previously owned by the Company related to the sale of the Fort Wayne branch offices. The premises and equipment costs related to the Fort Wayne locations for 2001 were approximately $231,000. Advertising and promotional expenditures decreased ($13,000) during a period that asset growth was not being pursued. Professional fees increased $22,000 from the year ended December 31, 2001 to $456,000. Much of this increase was due to fees incurred relating to other real estate owned properties. Data processing expenditures increased $416,000 over 2001 levels, which represents the decreased effect of the elimination of the Fort Wayne branches offset by additional charges incurred from the previous data processor for the continuation of service during the conversion period to the new data processor, and additional conversion expenses of $438,000. The Bank's deposit insurance premiums increased $57,000 during the year ended December 31, 2002, due mostly to an increase in the assessment percentage applied to the Bank's deposit base. SFAS 142, is effective for the Company January 1, 2002, therefore annual goodwill amortization of approximately $212,000 was ceased on January 1, 2002. The Bank charged $112,000 to expense relating to the Voluntary Remediation Program at the St. Paul location.



  NON-INTEREST EXPENSE



                                                        YEAR ENDED      PERCENTAGE CHANGE
                                                       DECEMBER 31,           FROM
                                                      ---------------   DECEMBER 31, 2001
                                                       2002     2001         TO 2002
                                                      ------   ------   -----------------
                                                        (DOLLARS IN
                                                        THOUSANDS)
Salaries and employee benefits......................  $1,511   $2,183         (30.78)%
Premises and equipment..............................     460      713         (35.48)%
Advertising and public relations....................      35       48         (27.08)%
Legal and professional services.....................     456      434           5.07%
Data processing.....................................     502      525          (4.38)%
Data processing conversion expenses.................     438        0           0.00%
FDIC insurance assessment...........................     206      149          38.26%
Bank fees and other charges.........................      64       85         (24.71)%
Directors fees......................................     126      125           0.80%
Environmental charges...............................     112        0           0.00%
Goodwill amortization...............................       0      212        (100.00)%
Other...............................................     569      763         (25.43)%
                                                      ------   ------
     Total..........................................  $4,479   $5,237         (14.47)%
                                                      ======   ======



  PROVISION FOR INCOME TAXES



     The income tax benefit was ($151,000) for the year ended December 31, 2002 compared to a benefit of ($1,164,000) for the year ended December 31, 2001. In December 2002, the Company recognized a valuation allowance of $760,000 pertaining to the recoverability of its deferred tax assets. The effective tax rate was (6.8%) and (34.8%) for 2002 and 2001, respectively.

     The effective tax rate was higher than the statutory tax rate for the years ended December 31, 2002 and 2001 due to the impact of non-deductible goodwill (2001 only) and tax exempt interest which increased the Company's income tax benefit from its pre-tax loss and the recording of the valuation allowance in 2002.



CAPITAL RESOURCES AND CAPITAL ADEQUACY AT DECEMBER 31, 2002



     The Company and the Bank are subject to various capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the financial statements. The Board of Directors of the Company has set as an objective to maintain capital levels required for qualification as "well-capitalized". The capital ratios of the Bank had been diminished due to two primary factors: continued operating losses and the disallowance of the Bank's deferred tax assets in determining regulatory capital ratios.



     Capital amounts and classification are also subject to qualitative judgments by regulators involving capital components, risk weights and other factors. The risk weights assigned to various financial instruments are taken into consideration in setting operating parameters related to the mix of loans and investments with the objective to maximize earnings attained through the use of available equity capital.



     On June 7, 2002, the Company entered into a stock purchase agreement with Russell Breeden III, Wayne C. Ramsey and L. Gene Tanner for the sale of common stock. On September 17, 2002, the Company sold 309,889 shares of common stock at a price of $4.73 per share or approximately $1,466,000 in aggregate. The Company has transferred $1,350,000 of this new capital to the Bank.



     As a part of this purchase agreement, the Company subsequently sold 546,348 shares of the Company's common stock to the initial investors in the previous private placement and other accredited investors at a price of $4.73 per share or approximately $2,584,000 in aggregate. In January 2003, the Company held a special meeting of shareholders and obtained shareholder approval for the subsequent private placement of common stock for approximately $2,584,000 in gross proceeds.



     At the time the Company was considering the private placements, the Company had lost $2,176,000 in 2001 and $3,132,886 for the nine months ended September 30, 2002, $2,429,081 of which was primarily attributable to the change in accounting principle related to goodwill impairment. The Bank is currently designated by the Office of Thrift Supervision to be in "troubled condition." Prior to the private placements, it was not expected that the Company could grow or become profitable in the near term. The Company believed that the additional capital to be received by the Company in the private placements would permit it to grow and become profitable much sooner than it otherwise would.



     Pursuant to the stock purchase agreement with the investors, Russell Breeden, III and Wayne C. Ramsey were elected to the Board of Directors of the Company for a term ending in 2003 and 2005, respectively. Mr. Breeden was re-elected for a term ending in 2006 by our shareholders at our 2003 annual meeting.

     Management believes that as of December 31, 2002, the Company meets all capital adequacy requirements to which it is subject as well as objectives set by the Company's management and Board of Directors. The following table sets forth the actual and minimum capital amounts and ratios as of December 31, 2002:



                                                                                 TOTAL
                                                          TANGIBLE    CORE     RISK-BASED
                                                          CAPITAL    CAPITAL    CAPITAL
                                                          --------   -------   ----------
                                                              (DOLLARS IN THOUSANDS)
For Capital Adequacy Purposes:
  Bank Amount...........................................   $6,670    $6,670      $7,410
  Required Amount.......................................    1,378     2,755       4,658
                                                           ------    ------      ------
  Excess................................................   $5,292    $3,915      $2,752
                                                           ======    ======      ======
  Bank Ratio............................................     7.26%     7.26%      12.73%
  Required Ratio........................................     1.50%     3.00%       8.00%
                                                           ------    ------      ------
  Ratio Excess..........................................     5.76%     4.26%       4.73%
                                                           ======    ======      ======



     To Be Well Capitalized Under Prompt Corrective Action Provisions:



                                                        TIER 1      TIER 1       TOTAL
                                                        (CORE)    RISK-BASED   RISK-BASED
                                                        CAPITAL    CAPITAL      CAPITAL
                                                        -------   ----------   ----------
                                                             (DOLLARS IN THOUSANDS)
Bank Amount...........................................  $6,670      $6,670       $7,410
Required Amount.......................................   4,592       3,493        5,822
                                                        ------      ------       ------
Excess................................................  $2,078      $3,177       $1,588
                                                        ======      ======       ======
Bank Ratio............................................    7.26%      11.46%       12.73%
Required Ratio........................................    5.00%       6.00%       10.00%
                                                        ------      ------       ------
Ratio Excess..........................................    2.26%       5.46%        2.73%
                                                        ======      ======       ======



USE OF FUNDS



     Investment Securities. Investment securities are the second major category of earning assets for the Bank. This portfolio is used to manage the Bank's interest rate sensitivity and liquidity as other components of the balance sheet change. Additionally, investment securities receive favorable treatment for the purpose of computing the Bank's risk-based capital ratios. Government issued and government agency issued bonds, as well as certain agency-backed mortgage backed securities contain low risk weight factors and can be used to mitigate the 100% risk weight associated with commercial and consumer lending products. Management's objective is to maximize, within quality standards, its net interest margin while providing a stable source of liquidity through the scheduled stream of maturities and interest income. The Bank has adopted an investment policy which sets certain guidelines related to the portfolio mix, duration, and maximum allowable investments within certain investment categories.



     Available-for-sale investment securities comprise 27.8% of total assets and 30.5% of total earning assets at December 31, 2002. The Company has classified all of its investment purchases as available-for-sale to maintain liquidity. Additionally, the Company has concentrated efforts on acquiring investments with favorable risk-based capital treatment, as well as increasing its holdings in adjustable rate mortgage-backed securities to reduce interest rate sensitivity. During 2002, the Bank had built significant liquidity levels. As the loan demand did not increase in levels which diminished liquidity or its supply of cash, the Bank resumed purchasing securities to improve its interest income derived from interest-earning assets. Despite these actions, liquidity levels have remained high, due to increased repayment streams of mortgage-backed securities, and several calls of agency securities. Management continues to concentrate on bonds that have strong liquidity characteristics, while exhibiting acceptable levels of market sensitivity risks.



     The available-for-sale investment portfolio was $26,407,000 at fair value, with a cost basis of $25,589,000. The held-to-maturity portfolio currently is comprised of bonds totaling $259,000. The Company also owns $2,153,000 of stock in the Federal Home Loan Bank of Indianapolis. This equity position is required as a member bank of the FHLB system, and the credit policy of the FHLB states that the member bank must own sufficient stock to serve as collateral against funding provided through advances held by the Bank.



     Weighted average yields of the investment securities portfolio were 4.89% at December 31, 2002 compared to 5.44% at December 31, 2001. This yield was impacted by the Bank's position in adjustable-rate mortgage-backed securities acquired to assist in reducing interest rate sensitivity, purchasing of new securities in a period of significantly lower market rates, and increased repayments related to bonds with higher coupon rates.



     Investment securities held in the Bank's portfolio consist primarily of U.S. government agency issued debt securities, mortgage-backed securities with both fixed and adjustable interest rates, municipal bonds, and corporate debt issues. The mortgage-backed securities are subject to both prepayment and interest rate risk. Management continues the use of adjustable-rate mortgage-backed securities to reduce the Bank's interest rate sensitivity. Mortgage-backed securities not only contain favorable characteristics related to risk-based capital, but also assist in the management of the Bank's Qualified Thrift Lender (QTL) ratio.



INVESTMENT SECURITIES PORTFOLIO



                                                            GROSS        GROSS      ESTIMATED
                                              AMORTIZED   UNREALIZED   UNREALIZED     FAIR
                                                COST        GAINS        LOSSES       VALUE
                                              ---------   ----------   ----------   ---------
                                                          (DOLLARS IN THOUSANDS)
December 31, 2002:
  Investment securities held to maturity:
     Mortgage-backed securities.............   $    56       $  1         $ 1        $    56
     Municipals.............................       203          3                        206
                                               -------       ----         ---        -------
          Total investment securities held
            to maturity.....................       259          4           1            262
                                               -------       ----         ---        -------
Investment securities available for sale:
  Mortgage-backed securities................    17,849        574           2         18,421
  U.S. government agencies..................     5,542        186                      5,728
  Municipals................................     1,986         62                      2,048
  Corporate bonds...........................       212          7           9            210
                                               -------       ----         ---        -------
          Total investment securities
            available for sale..............    25,589        829          11         26,407
                                               -------       ----         ---        -------
          Total investments.................   $25,848       $833         $12        $26,669
                                               =======       ====         ===        =======

                                                            GROSS        GROSS      ESTIMATED
                                              AMORTIZED   UNREALIZED   UNREALIZED     FAIR
                                                COST        GAINS        LOSSES       VALUE
                                              ---------   ----------   ----------   ---------
                                                          (DOLLARS IN THOUSANDS)
December 31, 2001:
  Investment securities held to maturity:
     Mortgage-backed securities.............   $    88       $  1                    $    89
     Municipals.............................       206          3         $ 1            208
                                               -------       ----         ---        -------
          Total investment securities held
            to maturity.....................       294          4           1            297
                                               -------       ----         ---        -------
Investment securities available for sale:
  Mortgage-backed securities................    14,984        152          58         15,078
  U.S. government agencies..................     9,336         61          21          9,376
  Municipals................................     2,630         52          11          2,671
  Corporate bonds...........................       214          3           1            216
                                               -------       ----         ---        -------
          Total investment securities
            available for sale..............    27,164        268          91         27,341
                                               -------       ----         ---        -------
          Total investments.................   $27,458       $272         $92        $27,638
                                               =======       ====         ===        =======



MATURITY DISTRIBUTION OF INVESTMENT SECURITIES



     As of December 31, 2002:



                                                        HELD TO
                                                        MATURITY     AVAILABLE FOR SALE
                                                      ------------   -------------------
                                                             FAIR                 FAIR
                                                      COST   VALUE     COST      VALUE
                                                      ----   -----   --------   --------
                                                            (DOLLARS IN THOUSANDS)
Mortgage-Backed Securities:.........................  $ 56   $ 56    $17,849    $18,421
U.S. Government Agencies:
  Due within one year...............................    --     --        500        520
  1 to 5 Years......................................    --     --      5,042      5,208
                                                      ----   ----    -------    -------
          Total U.S. government agencies............    --     --      5,542      5,728
                                                      ----   ----    -------    -------
Obligations of State and Political Subdivisions:
  Due within one year...............................   100    100        201        207
  1 to 5 Years......................................   103    105        898        931
  5 to 10 Years.....................................    --     --        537        553
  Due after ten years...............................    --     --        350        357
                                                      ----   ----    -------    -------
          Total obligations of state and political
            subdivisions............................   203    205      1,986      2,048
                                                      ----   ----    -------    -------
Corporate Bonds:
  1 to 5 Years......................................    --     --        212        210
                                                      ----   ----    -------    -------
          Total corporate bonds.....................    --     --        212        210
                                                      ----   ----    -------    -------
          Total investments.........................  $259   $261    $25,589    $26,407
                                                      ====   ====    =======    =======

     As of December 31, 2001:



                                                        HELD TO
                                                        MATURITY     AVAILABLE FOR SALE
                                                      ------------   -------------------
                                                             FAIR                 FAIR
                                                      COST   VALUE     COST      VALUE
                                                      ----   -----   --------   --------
                                                            (DOLLARS IN THOUSANDS)
Mortgage-Backed Securities:.........................  $ 88   $ 89    $14,984    $15,078
U.S. Government Agencies:
  1 to 5 Years......................................    --     --      5,561      5,578
  5 to 10 Years.....................................    --     --      3,275      3,296
  Due after ten years...............................    --     --        500        502
                                                      ----   ----    -------    -------
          Total U.S. government agencies............    --     --      9,336      9,376
                                                      ----   ----    -------    -------
Obligations of State and Political Subdivisions:
  Due within one year...............................    --     --        215        215
  1 to 5 Years......................................   206    208      1,197      1,234
  5 to 10 Years.....................................    --     --        868        883
  Due after ten years...............................    --     --        350        339
                                                      ----   ----    -------    -------
          Total obligations of state and political
            subdivisions............................   206    208      2,630      2,671
                                                      ----   ----    -------    -------
Corporate Bonds:
  1 to 5 Years......................................    --     --        214        216
                                                      ----   ----    -------    -------
          Total corporate bonds.....................    --     --        214        216
                                                      ----   ----    -------    -------
          Total investments.........................  $294   $297    $27,164    $27,341
                                                      ====   ====    =======    =======



INVESTMENT SECURITIES WEIGHTED AVERAGE YIELD



                                     DUE WITHIN     ONE TO      FIVE TO    DUE AFTER
                                      ONE YEAR    FIVE YEARS   TEN YEARS   TEN YEARS   TOTAL
                                     ----------   ----------   ---------   ---------   -----
December 31, 2002..................    5.88%        4.69%        5.05%       4.89%     4.89%
December 31, 2001..................    4.08%        4.61%        5.37%       5.92%     5.44%



LOANS



     Total net loans at December 31, 2002 were $56,596,000, a ($15,340,000)
decrease from December 31, 2001. The Bank is concentrating on loan products that provide the opportunity for shorter maturity terms and variable rate pricing in an effort to continue to improve its interest rate sensitivity. At December 31, 2002, 48.60% of the net loan portfolio was comprised of residential mortgages, an increase over 2001 levels. Commercial loans secured by commercial real estate decreased to $16,659,000, accounting for 29.43% of the total net loans at December 31, 2002. Consumer loans decreased ($3,443,000) for the twelve months ended December 31, 2002 to $6,757,000. The decline in the consumer loans is primarily due to the maturing of the portfolio when loan production has slowed. The Bank has continued to pursue opportunities to expand its portfolio of home equity loan products, with loans outstanding of $3,187,000 at December 31, 2002. The Company continues to concentrate retail lending efforts to home equity loans due to lower credit risks involved in loans secured by the borrower's primary residence. However, as market rates decline, this portfolio is susceptible to rapid repayment as borrowers refinance their principal mortgages. Commercial lending products declined to $4,206,000 at December 31, 2002. The Commercial lending numbers were mostly impacted by slow growth and maturities. Future growth is expected to increase in the commercial lending market as the Bank will focus more on this type of lending due to better capital ratios of the Bank and the hiring of a new commercial loan officer. The Bank's capital ratios have improved due to the private placements of common stock during the third quarter of 2002 and the first quarter of 2003. The Bank will continue to monitor closely its risk-weighted assets and risk-based capital to maximize returns while striving to maintain the "well-capitalized" designation.



     At December 31, 2002, the Bank did not have any significant outstanding loan concentration in similar industries that could cause an adverse impact during an economic downturn in any one industry segment.



LOAN PORTFOLIO



                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 2002         2001
                                                              ----------   ----------
                                                              (DOLLARS IN THOUSANDS)
Real Estate Mortgage Loans:
  One-to-four family........................................   $27,504      $31,843
  Non residential...........................................    16,659       23,398
  Home equity loans.........................................     3,187        3,520
Consumer loans..............................................     6,757       10,200
Commercial loans, including participations..................     4,206        4,866
Less allowance for loan losses..............................    (1,717)      (1,891)
                                                               -------      -------
Net loans...................................................   $56,596      $71,936
                                                               =======      =======



COMPOSITION OF LOAN BY TYPE



                                                               DECEMBER 31,
                                                              ---------------
                                                               2002     2001
                                                              ------   ------
Real Estate Mortgage Loans:
  One-to-four family........................................   48.60%   44.27%
  Non residential...........................................   29.43%   32.53%
  Home equity loans.........................................    5.63%    4.89%
Consumer loans..............................................   11.94%   14.18%
Commercial loans, including participations..................    7.43%    6.76%
Less allowance for loan losses..............................   (3.03)%  (2.63)%
                                                              ------   ------
Net loans...................................................  100.00%  100.00%
                                                              ======   ======



LENDING ACTIVITIES



                                                  DECEMBER 31, 2002        DECEMBER 31, 2001
                                                ----------------------   ----------------------
                                                             PERCENT                  PERCENT
                                                 AMOUNT      OF TOTAL     AMOUNT      OF TOTAL
                                                ---------   ----------   ---------   ----------
                                                (DOLLARS IN THOUSANDS)   (DOLLARS IN THOUSANDS)
Mortgage Loans:
  One to four family..........................   $27,504       47.17%     $31,843       43.13%
  Non residential.............................    16,659       28.57%      23,398       31.69%
  Home equity.................................     3,187        5.47%       3,520        4.77%
Consumer loans................................     6,757       11.58%      10,200       13.82%
Commercial loans..............................     4,206        7.21%       4,866        6.59%
                                                 -------      -------     -------      -------
          Total gross loans...................   $58,313      100.00%     $73,827      100.00%
                                                 =======      =======     =======      =======

                                                  DECEMBER 31, 2002        DECEMBER 31, 2001
                                                ----------------------   ----------------------
                                                             PERCENT                  PERCENT
                                                 AMOUNT      OF TOTAL     AMOUNT      OF TOTAL
                                                ---------   ----------   ---------   ----------
                                                (DOLLARS IN THOUSANDS)   (DOLLARS IN THOUSANDS)
Type of Security:
  One-to-four family..........................   $28,122                  $39,761
  Non-residential.............................    15,906                   18,207
  Other security..............................     3,585                    4,210
  Multi-family................................     3,481                    2,670
  Equipment...................................     2,603                    3,417
  Autos.......................................     2,100                    3,463
  Unsecured...................................     1,410                    1,288
  Land........................................     1,106                      811
                                                 -------                  -------
          Total gross loans...................   $58,313                  $73,827
                                                 =======                  =======



                                        DUE DURING THE YEARS ENDING DECEMBER 31,
                                --------------------------------------------------------
                                                             2005      2008      2013
                                                              TO        TO        AND
                                 TOTAL     2003     2004     2007      2012    FOLLOWING
                                -------   ------   ------   -------   ------   ---------
                                                 (DOLLARS IN THOUSANDS)
Mortgage Loans:
  One-to-four family..........  $27,504   $1,634   $   53   $ 3,126   $4,156    $18,535
  Non residential.............   16,659    3,251      455     4,471    2,649      5,833
  Home equity.................    3,187       40      708     1,907                 532
Consumer loans................    6,757      432      844     1,971    1,426      2,084
Commercial loans..............    4,206    1,403      387     1,600      772         44
                                -------   ------   ------   -------   ------    -------
          Total gross loans...  $58,313   $6,760   $2,447   $13,075   $9,003    $27,028
                                =======   ======   ======   =======   ======    =======



LOAN DISTRIBUTION



                                                          DUE AFTER DECEMBER 31, 2003
                                                          ----------------------------
                                                           FIXED    VARIABLE
                                                           RATES     RATES      TOTAL
                                                          -------   --------   -------
                                                             (DOLLARS IN THOUSANDS)
Real Estate Mortgage Loans:
  One-to-four family....................................  $22,195   $ 3,675    $25,870
  Commercial............................................    7,958     5,450     13,408
  Home equity lines.....................................              3,147      3,147
Consumer loans..........................................    6,243        82      6,325
Commercial loan.........................................    1,406     1,397      2,803
                                                          -------   -------    -------
          Total.........................................  $37,802   $13,751    $51,553
                                                          =======   =======    =======

LOAN ACTIVITY



                                                                FOR THE        FOR THE
                                                               YEAR ENDED     YEAR ENDED
                                                              DECEMBER 31,   DECEMBER 31,
                                                                  2002           2001
                                                              ------------   ------------
Gross Loans Receivable, beginning of year...................    $ 73,827       $113,716
Originations:
  Mortgage loans:
     Residential............................................       4,110         16,087
     Home equity............................................       1,142          1,016
     Non residential........................................       2,237         11,666
                                                                --------       --------
          Total mortgage loans..............................       7,489         28,769
  Consumer loans:
     Installment loans......................................       1,843          5,146
     Loans secured by deposits..............................         201            661
                                                                --------       --------
          Total consumer loans..............................       2,044          5,807
  Commercial loans..........................................       1,927          5,473
                                                                --------       --------
          Total originations................................      11,460         40,049
Repayments and other deductions.............................     (26,974)       (49,282)
Sales of loans related to sale of Fort Wayne operations.....                    (30,656)
                                                                --------       --------
Gross Loans Receivable, end of year.........................    $ 58,313       $ 73,827
                                                                ========       ========



LOAN QUALITY



     The Company's loan portfolios are subject to varying degrees of credit risk. Credit risk is mitigated through portfolio diversification, limiting exposure to any single industry or customer, collateral protection, and standard lending policies and underwriting criteria. The Company's primary lending products are commercial, consumer, and single-family mortgage loans.



     Commercial loans generally have shorter terms and higher interest rates than residential mortgage loans and usually involve more credit risk than mortgage loans because of the type and nature of the collateral. Commercial loans rely primarily on the operations of the borrower for repayment and secondarily on the underlying collateral. At December 31, 2002, our portfolio of commercial loans totaled $20.9 million, or 35.8% of total gross loans. Commercial loans generally expose a lender to greater risk of non-payment and loss than one-to-four family residential mortgage loans because repayment of the loans often depends on the successful operations and the income stream of the borrowers. Such loans typically involve larger loan balances to single borrowers or groups of related borrowers compared to one-to-four family residential mortgage loans.



     Consumer lending collections are dependent on the borrower's continuing financial stability, and are thus likely to be adversely affected by job loss, illness and personal bankruptcy. In many cases, repossessed collateral for a defaulted consumer loan will not provide an adequate source of repayment of the outstanding loan balance because of depreciation of the underlying collateral.



     Single-family mortgage lending collections are dependent on the borrower's continuing financial stability, and are thus likely to be adversely affected by job loss, illness and personal bankruptcy. Secondarily, the Company can foreclose on the property for a defaulted single-family mortgage loan.



     Management of the Bank and the Board of Directors of the Bank have established a formalized, written loan policy and specific lending authority for each loan officer based upon the loan officer's experience and performance. The Bank also has formed two committees to review credits which exceed the lending authority of the sponsoring officer. The first committee is the Officers Loan Committee and is comprised of six officers of the Bank with the highest lending authority. This Committee approves loans in excess of individual lending officer authorities and recommends credits above the limit authorized by the Board of Directors to the second committee which is the Directors Loan Committee, which is chaired by the Chairman of the Board of Directors. This committee is comprised of all directors, the President, and Chief Credit Officer.



     The Directors Loan Committee also monitors loan administration, loan review and monitors the overall quality of the Bank's loan portfolio.



     A loan review program is maintained. The Bank has outsourced this function in order to improve independence and to maintain a high level of expertise. The provider reports to the loan committee on matters of credit quality and documentation issues. Particular attention is focused on the largest aggregate borrowers, and additionally to any credits recommended for reclassification. The reviews are conducted quarterly with a written report provided to management and the Loan Committees to provide documentation of actions necessary to correct documentation deficiencies.



     The Bank's Directors Loan Committee meets monthly to review the overall administration of the loan portfolio, as well as many other matters. The Board reviews problem loans; delinquency reports and discusses lending activities at each meeting.



     The Bank maintains a watch list of loans which do not meet the Bank's established criteria. These are not under-performing loans, but simply monitored as a precautionary matter, many based upon documentation deficiencies. This management report also contains loans which are considered to be under-performing or non-performing, loans criticized by examiners or any other case where the borrower has exhibited characteristics requiring special attention. A provision for estimated losses on loans and real estate owned is charged to operations based upon management's evaluation of the probable losses. Such an evaluation, which includes a review of all loans for which full collectibility may not be reasonably assured considers, among other matters, the estimated net realizable value of the underlying collateral, as applicable, economic conditions, historical loan loss experience and other factors that are particularly susceptible to changes that could result in a material adjustment in the near term. While management endeavors to use the best information available in making its evaluations, future allowance adjustments may be necessary if economic conditions change substantially from the assumptions used in making the evaluations.



     Under-performing assets are defined as: (1) loans in non-accrual status where the ultimate collection of interest is uncertain but the principal is considered collectible; (2) loans past due ninety days or more as to principal or interest (and where continued accrual has not been specifically approved); and (3) loans which have been renegotiated to provide a reduction or deferral of interest or principal because of deterioration in the financial condition of the borrower. At December 31, 2002, the Bank reported approximately $2,056,000 of impaired loans. The Bank maintains a reserve for loan losses to cover losses incurred when loans default. Loans are charged off when they are deemed uncollectible.



     Loans in all categories are charged-off when the loan is 180 days past due or when management determines the loan to be a loss.

UNDER-PERFORMING ASSETS



                                                                YEAR ENDED
                                                               DECEMBER 31,
                                                              ---------------
                                                               2002     2001
                                                              ------   ------
                                                                (DOLLARS IN
                                                                THOUSANDS)
Non-accruing loans..........................................  $2,056   $2,700
Ninety (90) days past due...................................   1,952      516
                                                              ------   ------
          Total under-performing assets.....................  $4,008   $3,216
                                                              ======   ======
Under-performing assets as a percentage of total loans......    6.87%    4.36%
Past due loans (90 days or more):
  Real estate mortgages:
     One to four family.....................................  $1,273   $  319
     Non residential........................................     513
     Home equity loans......................................      10       48
  Consumer loans............................................      89       82
  Commercial loans, including participations................      67       67
                                                              ------   ------
          Total.............................................  $1,952   $  516
                                                              ======   ======



     The non-accruing loans that are reported as of December 31, 2002 would have provided approximately $275,000 of interest income had they been performing in accordance with their contractual terms. The interest income and fees on loans reported for the year ended December 31, 2002 included approximately $55,000 that was received from loans reported as non-accrual as of December 31, 2002.



ALLOWANCE FOR LOAN LOSSES



                                                                    YEAR ENDED
                                                                   DECEMBER 31,
                                                              ----------------------
                                                                2002         2001
                                                              ---------   ----------
                                                              (DOLLARS IN THOUSANDS)
Beginning allowance for loan losses.........................   $ 1,891     $  1,944
Loans charged off:
  Real estate mortgages:
     One-to-four family.....................................        71            9
     Non residential........................................       253          810
     Home equity loans......................................                     29
  Consumer loans............................................       219          317
  Commercial loans, including participations................       273        1,147
                                                               -------     --------
          Total charged-off loans...........................       816        2,312
                                                               -------     --------

                                                                    YEAR ENDED
                                                                   DECEMBER 31,
                                                              ----------------------
                                                                2002         2001
                                                              ---------   ----------
                                                              (DOLLARS IN THOUSANDS)
Recoveries on charged-off loans:
  Real estate mortgages:
     One-to-four family.....................................
     Non residential........................................         5          255
     Home equity loans......................................
  Consumer loans............................................        21            7
  Commercial loans, including participations................       355           12
                                                               -------     --------
          Total recoveries on charged-off loans.............       381          274
                                                               -------     --------
Provision for loan losses...................................   $   261     $  1,985
                                                               =======     ========
Ending allowance for loan losses............................   $ 1,717     $  1,891
                                                               =======     ========
Average loans outstanding...................................   $66,286     $110,383
Net charged-off loans to average loans......................      0.66%        1.85%



     An analysis of the allowance for loan losses is performed quarterly by management to assess the appropriate levels of allowance for loan losses. This analysis is performed to recognize specific reserves allocated to classified assets, assess portfolio growth, and to monitor trends in loan delinquencies and charge-offs. Specific reserves are established based upon review of individual borrowers identified in the classified loan list, establishing the probability of loss associated with such borrowers, including comparison of loan balances versus estimated liquidation values of collateral based upon independent information sources or appraisals performed by board-approved licensed appraisers. Management establishes such specific reserves at or above minimum percentage allocations established by the Office of Thrift Supervision ("OTS") guidelines for each classification, including delinquent loans. The remaining pool of loans, excluding those classified or delinquent, is the source for the general loan loss reserve. Management evaluates this general reserve using loan loss statistics by various types of loans, as published periodically by the OTS and multiplying such loss percentages to the Bank's distribution of portfolio balances since management believes this will be representative of future losses inherent in the portfolio. The calculated reserve is compared to the Bank's existing reserve to establish the provision necessary to bring the actual reserve balance in compliance with the findings of the allowance analysis performed by management. During the third quarter of 2000, the Company completed an internal investigation related to its former president. As a result of this investigation the Bank reviewed all consumer secured, unsecured commercial, commercial secured, commercial real estate and residential mortgage loans for which the former president either acted as the loan officer, was involved through his relationship or affiliation with the borrower, or was otherwise actively involved in the loan. During the years ended December 31, 2002 and 2001, approximately $1,091,000 and $986,000 of such loans were foreclosed upon with the balances reflected in the Bank's other real estate owned totals, while approximately $2,055,000 and $1,854,000 were charged against the allowance for loan losses. The replacement of these reserves impacted the amounts charged to earnings in the form of provision for loan losses primarily in 2001.



     The following is a breakdown of the remaining loans identified in the review which are classified as non-performing as of December 31, 2002 and 2001:



                                                 DECEMBER 31, 2002     DECEMBER 31, 2001
                                                -------------------   -------------------
                                                 NUMBER                NUMBER
                                                OF LOANS   BALANCES   OF LOANS   BALANCES
                                                --------   --------   --------   --------
Residential mortgage..........................     1       $112,329      3       $243,909
Consumer secured..............................     2         19,379      2         23,778
Commercial secured............................     1         39,988      2        217,503
                                                   --      --------      --      --------
          Total...............................     4       $171,696      7       $485,190
                                                   ==      ========      ==      ========

ALLOCATION OF ALLOWANCE FOR LOAN LOSSES



                                                                        PERCENT OF LOANS
                                                       DECEMBER 31,         TO TOTAL
                                                      ---------------   -----------------
                                                       2002     2001     2002      2001
                                                      ------   ------   -------   -------
                                                        (DOLLARS IN
                                                        THOUSANDS)
Real estate mortgages:
  One-to-four family................................  $  236   $  210    0.40%     0.29%
  Non residential...................................     881    1,010    1.51%     1.37%
Home Equity.........................................      49       37    0.08%     0.05%
Consumer............................................     260      262    0.45%     0.35%
Commercial..........................................     291      372    0.50%     0.50%
                                                      ------   ------    -----     -----
          Total.....................................  $1,717   $1,891    2.94%     2.56%
                                                      ======   ======    =====     =====



FUNDING SOURCES



     The Bank's primary funding source is its base of core customer deposits, which includes interest and non-interest bearing demand deposits, savings accounts, money market accounts and certificates of deposit. Other sources of funds have been through advances from FHLB. The following table presents information with respect to the average balances of these funding sources.



     The Bank's average total deposits were $97,987,000 for the year ended December 31, 2002, compared to $125,135,000 for the year ended December 31, 2001. The Bank has decreased funding from NOW accounts and Money Market accounts by ($7,337,000) over 2001, the average balance decrease is the result of the sale of the Fort Wayne branch offices, while average balances of savings accounts has increased by $848,000. Management continues to emphasize the benefits of gathering non-certificate depository funding as a means of decreasing the Bank's overall funding costs, improving levels of fee income derived from depository relationships, and to encouraging a stronger relationship with its customer base. By acquiring primary transaction accounts, the Bank is less susceptible to loss of accounts during periods of volatile interest rates. Funding in certificates of deposits decreased by ($20,659,000) from 2001 to an average of $55,312,000 for the year ended December 31, 2002. The decrease in average balances in certificates of deposits was primarily due to the closing of the Fort Wayne branches resulting in certificate maturities of those retained Fort Wayne certificates of deposit by the Bank. The lack of growth in certificates of deposits was also due in part to a lack of strong loan demand, and the resulting high levels of liquidity, prompted management to take a less aggressive approach in pricing of such products.



FUNDING SOURCES -- AVERAGE BALANCES



                                                              YEAR ENDED DECEMBER 31,
                                                              -----------------------
                                                                 2002         2001
                                                              ----------   ----------
                                                              (DOLLARS IN THOUSANDS)
Core Deposits:
  Non-interest bearing demand and NOW accounts..............   $ 19,266     $ 19,488
  Money market accounts.....................................     16,083       23,198
  Savings accounts..........................................      7,326        6,478
  Certificates of deposit...................................     55,312       75,971
                                                               --------     --------
          Total deposits....................................     97,987      125,135
FHLB advances...............................................      3,970       10,235
                                                               --------     --------
          Total funding sources.............................   $101,957     $135,370
                                                               ========     ========

FUNDING SOURCES -- YIELDS



                                                             YEAR ENDED     PERCENTAGE
                                                            DECEMBER 31,      CHANGE
                                                            -------------    2002 TO
                                                            2002    2001       2001
                                                            -----   -----   ----------
Core Deposits:
  Non-interest bearing demand and NOW accounts............  1.01%   1.21%     (16.53)%
  Money market accounts...................................  1.98%   4.00%     (50.50)%
  Savings accounts........................................  1.38%   2.13%     (35.21)%
  Certificates of deposit.................................  5.86%   6.51%      (9.98)%
                                                            -----   -----     ------
          Total deposits..................................  3.93%   4.99%     (21.24)%
FHLB advances.............................................  4.79%   6.12%     (21.73)%
                                                            -----   -----     ------
          Total funding sources...........................  3.96%   5.08%     (22.05)%
                                                            =====   =====     ======



                                          MINIMUM      BALANCE
                                          OPENING    DECEMBER 31,     % OF       WEIGHTED
                                          BALANCE        2002       DEPOSITS   AVERAGE RATE
                                          --------   ------------   --------   ------------
                                                       (DOLLARS IN THOUSANDS)
Withdrawable:
  Savings accounts......................  $      5     $ 6,916        9.38%        1.24%
  Non-interest bearing checking.........        25       5,532        7.50%          --
  Now accounts..........................        50      12,761       17.31%        1.42%
  Money market accounts.................    10,000      14,112       19.14%        1.82%
                                                       -------      -------
          Total withdrawable............                39,321       53.33%
                                                       -------      -------
Certificates (original terms):
  12 months or less.....................   Various       2,027        2.75%        4.19%
  13 to 36 months.......................       500      11,532       15.64%        5.03%
  37 months and greater.................       500      16,041       21.75%        4.93%
  Jumbo certificates....................   100,000       4,812        6.53%        5.07%
                                                       -------      -------
          Total certificates............                34,412       46.67%        4.59%
                                                       -------      -------
          Total deposits................               $73,733      100.00%
                                                       =======      =======



CERTIFICATES OF DEPOSITS, BY RATE



                                                                DECEMBER 31, 2002
                                                              ----------------------
                                                              (DOLLARS IN THOUSANDS)
Under 3%....................................................         $ 9,522
3% to 3.99%.................................................           4,174
4% to 4.99%.................................................           5,023
5% to 5.99%.................................................           3,857
6% to 6.99%.................................................           5,102
7% and over.................................................           6,734
                                                                     -------
                                                                     $34,412
                                                                     =======

CERTIFICATES OF DEPOSITS, BY RATE AND TERM



                                                                      GREATER
                                       ONE YEAR    TWO     THREE     THAN THREE
                                       OR LESS    YEARS    YEARS       YEARS        TOTAL
                                       --------   ------   ------   ------------   -------
                                                     (DOLLARS IN THOUSANDS)
Under 3%.............................  $ 8,401    $  961   $           $  160      $ 9,522
3% to 3.99%..........................      231     1,429    2,421          93        4,174
4% to 4.99%..........................      746       463      150       3,664        5,023
5% to 5.99%..........................    2,298       637      262         660        3,857
6% to 6.99%..........................    3,253       441      727         681        5,102
7% and over..........................    2,450       360    3,137         787        6,734
                                       -------    ------   ------      ------      -------
                                       $17,379    $4,291   $6,697      $6,045      $34,412
                                       =======    ======   ======      ======      =======



TIME DEPOSIT OF $100,000 AND OVER



                                                                DECEMBER 31,
                                                              ----------------
                                                               2002     2001
                                                              ------   -------
                                                                (DOLLARS IN
                                                                 THOUSANDS)
Three months or less........................................  $1,321   $ 1,623
Greater than three months through six months................     300       222
Greater than six months through twelve months...............     713     6,008
Over twelve months..........................................   2,478     2,867
                                                              ------   -------
Total.......................................................  $4,812   $10,720
                                                              ======   =======



FHLB ADVANCES



                                                                AT OR FOR THE YEAR
                                                                ENDED DECEMBER 31,
                                                              -----------------------
                                                                 2002         2001
                                                              ----------   ----------
                                                              (DOLLARS IN THOUSANDS)
FHLB advances outstandings at end of year...................    $11,000      $ 5,000
Average balance for year....................................      3,970       10,235
Maximum amount outstanding at any month-end during the
  year......................................................     11,000       20,000
Weighted average interest rate during the year..............       4.77%        6.04%
Weighted average interest rate at end of year...............       3.06%        5.41%



LIQUIDITY AND RATE SENSITIVITY FOR THE YEAR ENDED DECEMBER 31, 2002



     The Company's liquidity position is the primary source of additional capital for infusion into its banking subsidiary. During the year ended December 31, 2002, the Bank has significantly increased its use of funds as a result of $24,600,000 in maturities of the retained Fort Wayne certificates of deposit. Due to the Company's current liquidity sources, the private placement of common stock that occurred during the third quarter 2002, and the subsequent private placement which occurred during the first quarter of 2003, the Company does not anticipate the need for any additional external funding over the next twelve months.



     The primary function of liquidity and interest rate sensitivity management is to provide for and assure an ongoing flow of funds that is adequate to meet all current and future financial needs of the Bank. Such financial needs include funding credit commitments, satisfying deposit withdrawal requests, purchasing property and equipment and paying operating expenses. The funding sources of liquidity are principally the maturing assets, payments on loans issued by the Bank, net deposit growth, and other borrowings. The purpose of liquidity management is to match sources of funds with anticipated customer borrowings and withdrawals and other obligations along with ensuring a dependable funding base. Alternative sources of liquidity include acquiring jumbo certificates resulting from local government bidding, liquidation of marketable investment securities, sales and/or securitization of pools of loans, and additional draws against available credit at the FHLB.



     Rate sensitivity analysis places each of the Bank's balance sheet components in its appropriate maturity and/or repricing frequency, thus allowing management to measure the exposure to changes in interest rates. The Bank is required to provide quarterly reporting to the Office of Thrift Supervision
(OTS) in the form of Schedule CMR, which accompanies the Bank's filing of the Thrift Financial Report (TFR). This data is modeled by the OTS and is reported back to the Bank representing the Bank's NPV (net portfolio value), which reflects the economic value of the Bank's balance sheet when discounted against current market rates and assumptions regarding prepayments and other factors influencing cash flows of the financial instruments contained therein. The base value is then shocked against assumed changes in market interest rates with particular attention to the scenario of rates increasing 200 basis points. This information is reviewed by management to determine appropriate action to be taken to reposition the balance sheet to reduce the sensitivity of the institution. The results of the OTS modeling and management's strategies are then presented to the Board of Directors to establish the Bank's status with regard to its Asset/Liability and Interest Rate Sensitivity policies.



     The Bank's Asset/Liability Committee, which sets forth guidelines under which the Bank manages funding sources, its investments and loan portfolios, is responsible for monitoring the Bank's sensitivity measures. The objective of this committee is to provide for the maintenance of an adequate net interest margin, appropriate NPV levels, and adequate level of liquidity to keep the Bank sound and profitable during all stages of an interest rate cycle. The President has been authorized by the Board of Directors to perform the daily management functions related to asset/liability management and investment trading activities for the Bank.



     At December 31, 2002, $18,251,000 of the loan portfolio is due to mature or reprice within one year, compared to $17,642,000 of the portfolio at December 31, 2001. In the investment securities category, $8,523,000 of the portfolio matures or reprices within one year, compared to $3,926,000 at December 31, 2001. The adjustable rate mortgages prepaid rapidly during a time when fixed rate financing could be acquired at favorable rates to the consumer. The repayment of this portion of the portfolio was $10,712,000 offset by the net purchases and sales of securities of $9,564,000 in 2002.



     Management's objective in interest rate sensitivity is to reduce the Bank's vulnerability to future interest rate fluctuations while providing for growth and stability of net interest margin.



     The cumulative GAP ratio of the Bank on December 31, 2002 was 2.34 percent for interest rate sensitive assets and liabilities of ninety days or less and
1.91 percent for interest rate sensitive assets and liabilities for one year or less. These ratios show a decline in the 90-day gap but an improvement in the one-year gap when compared to 2001 levels.

INTEREST RATE SENSITIVITY ANALYSIS



                                       1-90     91-365      1-5       BEYOND
                                       DAYS      DAYS      YEARS      5 YEARS   TOTAL
                                      -------   -------   --------    -------   ------
                                                   (DOLLARS IN THOUSANDS)
Earning Assets:
  Investment securities.............  $   446   $ 8,077   $  6,255    $11,069   25,847
  Interest-bearing deposits.........    1,169                                    1,169
  Loans (excluding non-accruing)....   10,693     7,558      7,898     28,156   54,305
                                      -------   -------   --------    -------   ------
          Total earning assets......   12,308    15,635     14,153     39,225   81,321
                                      -------   -------   --------    -------   ------
Interest-Bearing Liabilities:
  Savings and transaction
     deposits.......................    2,126     6,604     18,009      7,050   33,789
  Time deposits.....................    7,935     9,444     16,819        214   34,412
  Borrowed funds....................                        11,000              11,000
                                      -------   -------   --------    -------   ------
          Total interest-bearing
            liabilities.............   10,061    16,048     45,828      7,264   79,201
                                      -------   -------   --------    -------   ======
Interest rate sensitivity gap per
  period............................  $ 2,247   $  (413)  $(31,675)   $31,961
                                      =======   =======   ========    =======
Cumulative interest rate gap........  $ 2,247   $ 1,834   $(29,841)   $ 2,120
                                      =======   =======   ========    =======
Cumulative interest sensitivity gap
  as a percentage of total assets...     2.34%     1.91%    (31.02)%     2.20%



NET PORTFOLIO VALUE



                                                                 %
                                            AMOUNT    CHANGE   CHANGE   RATIO    CHANGE
                                            -------   ------   ------   -----    ------
                                                      (DOLLARS IN THOUSANDS)
+300  bp..................................  $12,526   $(303)     -2%    12.98%   +11 bp
+200  bp..................................   12,933     104      +1%    13.22%   +35 bp
+100  bp..................................   13,068     239      +2%    13.21%   +34 bp
   0  bp..................................   12,829                     12.87%
-100  bp..................................   12,417    (413)     -3%    12.38%   -49 bp



     The OTS' Net Portfolio Value model data for December 31, 2002 excluded the -200 bp and -300 bp scenarios because of the abnormally low prevailing interest rate environment.



EFFECTS OF INFLATION



     The assets and liabilities of a banking entity are unlike companies with investments in inventory, plant and equipment. Assets are primarily monetary in nature and differ from the assets of most non-financial services companies. The performance of a bank is affected more by changes in interest rates than by inflation.



     Because of the relatively low rate of inflation over the past years, the impact upon the Company's balance sheet and levels of income and expense has been minimal.

                                    BUSINESS



GENERAL



     Blue River was organized on March 18, 1997 for the purpose of acquiring or forming a bank to be headquartered in Shelbyville, Indiana. On February 5, 1998, the Company entered into a merger agreement and with Shelby County Bancorp and Shelby County Savings Bank pursuant to which the Company would acquire Shelby County Savings Bank through the merger of Shelby County Bancorp into the Company.



GROWTH HISTORY AND BUSINESS STRATEGY



     On June 26, 1998, the Company completed a successful public offering of 1,500,000 new common shares at a price of $12 per share and acquired Shelby County Savings Bank pursuant to a merger agreement. At the closing of the merger, the Shelby County Savings Bank's name changed to "Shelby County Bank."



     In December 1998, the Bank announced its intention to expand into the Fort Wayne, Indiana market. The Bank received regulatory approval in 1999 and commenced operations of two locations in September 1999.



     On December 31, 2001, the Company's wholly owned subsidiary, the Bank, completed the sale of its two Fort Wayne branches pursuant to a Branch Purchase and Assumption Agreement (the "Agreement") entered into with Community First Bank and Trust, an Ohio state-chartered bank ("Community") on October 17, 2001. The Agreement provided for Community's assumption of certain deposit and other liabilities and purchase of certain assets of two branch offices of the Bank. Collectively, the "Branches", operated as First Community Bank, and were located at 7131 West Jefferson Boulevard, Fort Wayne, Indiana and 6154 Saint Joe Center Road, Fort Wayne, Indiana.



     Under the terms of the Agreement, Community acquired the loans, personal property, fixed assets, cash, records, and real property lease interests of the Branches. Also Community assumed specific deposit and certain other liabilities of the Branches. The Bank retained approximately $33 million of time deposits. The transaction involved the purchase of approximately $31 million in assets and the assumption of approximately $11 million in liabilities. The difference between the assets and liabilities was offset by a cash payment from Community to the Bank of approximately $20 million. Community retained all the employees of the First Community branches.



     On June 9, 2003, Blue River and Unified Financial Services signed a stock purchase agreement pursuant to which Blue River will acquire the outstanding shares of Unified Banking Company, a wholly-owned subsidiary of Unified Financial Services. Under the terms of the agreement, Blue River will acquire all of the outstanding shares of common stock of Unified Banking Company for $8.2 million in cash. The acquisition is subject to the approval of the stockholders of Unified Financial Services, approvals by regulatory authorities, financing contingencies and certain other conditions provided in the definitive agreement. The acquisition is expected to close in the fourth quarter of 2003. Upon completion of the acquisition, Blue River expects to have approximately $180 million in total assets.



     Blue River's strategy is to operate as a holding company of community based financial institutions, each operating independently, with a decentralized governance structure. This strategy does not depend upon geographic or demographic factors. The strategy of Blue River is predicated upon the premise that each financial institution acquired by Blue River should have a positive impact on the stability and earnings of Blue River. The pending transaction with Unified Banking Company supports and furthers this strategy of Blue River. See "Prospectus Summary -- Pending Transaction."



     All of the financial institutions in Shelby County, Indiana, except for the Bank, are affiliated either with large out-of-state holding companies or with medium-sized holding companies headquartered outside of Shelby County. Accordingly, management of the Company believes that a locally-managed bank located in Shelbyville can attract those customers who prefer to conduct business with a local institution that demonstrates an active interest in their business and personal financial affairs and can provide timely responses and personal attention by its executive officers. The Company intends for the Bank to maintain a strong commitment to community banking.



REGULATORY MATTERS



     On July 10, 2000 the Office of Thrift Supervision (the "OTS") issued a letter which formally designated Shelby County Bank to be in "troubled condition" based upon the preliminary findings of the OTS' then ongoing examination of the Bank. The OTS expressed supervisory concern relating to the Bank's management, operating losses, interest rate risk sensitivity, internal controls and loan documentation. Pursuant to the letter, the Bank is subject to the following restrictions: (i) no increase in total assets during any quarter in excess of an amount equal to interest credited on deposits during the quarter without prior written approval of the OTS, (ii) prior OTS approval of all executive compensation and agreements and the hiring of any executive officer, director or consultant or changing the responsibilities of any current executive officer, (iii) prior notice to the OTS of all transactions between the Bank and its affiliates, (iv) prior OTS approval of all transactions between the Bank and third parties outside the normal course of business and (v) no golden parachute payments by the Bank, unless permissible pursuant to applicable law.



     On February 7, 2001 the OTS issued a letter which formally designated Blue River Bancshares, Inc. to be in "troubled condition" pursuant to the results of the March 13, 2000 examination. This letter places restrictions on the Company to notify the OTS at least 30 days prior to adding or replacing of members of the board of directors, or employing or changing responsibilities of senior executive officers. The letter also prohibits golden parachute payments unless such payments are permitted by regulation.



     On April 5, 2001, the OTS notified Shelby County Bank in writing that the business plan and budget submitted by the Bank had been approved. Although the Bank is no longer subject to the growth restrictions previously imposed by the OTS, the Bank may not make any significant changes to its business plan and budget without prior approval of the OTS. The Bank's business plan and budget contemplates minimal growth in the foreseeable future. However, there can be no assurances that the Bank will grow. In fact, depending on business conditions, the Bank's size may decrease. The Bank has submitted a revised business plan and budget to the OTS. This draft provides for the reasonable growth of the Bank utilizing the additional $1,500,000 of capital which has been contributed to the Bank during the second and third quarter 2002. On March 17, 2003 the OTS issued a letter stating no objection to the growth reflected in the budget.



ENVIRONMENTAL MATTERS RELATING TO ST. PAUL PROPERTY



     In August 1993, the Bank discovered the presence of petroleum compounds in both the soil and groundwater underlying the property at the St. Paul branch of the Bank. A portion of the property was the site of a former gasoline station. The Bank engaged an environmental remediation firm to remove the "free product" (i.e., gasoline) which was floating on top of the water table at the St. Paul site. The cost of this clean-up work was approximately $10,000. On April 13, 1995, the Bank sold a portion of the St. Paul property to a resident of St. Paul, Indiana for nominal consideration. The Bank apprised the buyer of the environmental matters relating to the real estate sold, and the buyer released and indemnified the Bank from all future liability connected with environmental conditions on this property. There can be no assurance that a third party will not make a claim against the Bank with respect to the contamination on or originating from this portion of the St. Paul property or that if such a claim were made that the indemnification of the Bank by the buyer of the property would be sufficient to reimburse the Bank for any damages relating to such claim.



     With respect to the portion of the St. Paul property still owned by the Bank, in early 1996, the Bank discovered the presence of diesel or fuel oil and gasoline constituents in the groundwater. In early 1997, a heating oil storage tank was removed from the ground and the area was remediated by excavating the soil surrounding the location of the tank and replacing it with granular fill material. An environmental remediation firm engaged by the Bank performed the tank removal and remediation.



     Prior to the acquisition, the Bank agreed with the Company in April 1998 to begin the process of submitting the St. Paul branch location into Indiana's Voluntary Remediation Program (the "VRP"). Again, the Bank engaged an environmental consultant to assist it in this process. After performing preliminary testing, the consultant informed the Bank that remediation would be necessary to remove diesel or fuel oil and gasoline constituents in the groundwater. The consultant estimated the remediation and costs associated with the VRP to be $157,920 plus any costs incurred by the Indiana Department of Environmental Management ("IDEM") which were believed to be immaterial. The Bank charged to expense approximately $150,000 in its income statement for the period ended March 31, 1998.



     In contemplation of entering the VRP, the Bank's environmental consultant, during the summer of 1998, performed additional testing on the portion of the St. Paul property still owned by the Bank. These tests confirmed the presence of diesel or fuel oil and gasoline constituents in the groundwater. Assuming successful completion of the VRP, as the program currently exists, is interpreted and is applied, which may include further remediation of the site, IDEM will issue a Certificate of Completion (which is recorded) and the Governor of the State of Indiana will issue a Covenant Not to Sue.



     Additionally, IDEM and the U.S. Environmental Protection Agency ("EPA") have a Memorandum of Agreement that provides in substance that once a Certificate of Completion has been issued by IDEM, unless the site poses an immediate and substantial threat to human health and the environment, EPA will not plan or anticipate any federal action under the Superfund law. Based upon the extent of the contamination found during the summer of 1998, the Bank's environmental consultant revised its estimate for completion of the project. On November 17, 1998 the Bank's environmental consultant estimated that the total cost for completion of the VRP, including the remediation prior to entering the VRP, was $238,000 plus any costs incurred by IDEM which are believed to be immaterial. The additional cost associated with the VRP was added to the Company's goodwill resulting from the merger and was subsequently written off.



     The Company has been actively remediating the site since April of 1999. No "free product" has been detected for several quarters and the levels of dissolved phase contamination in the groundwater are generally decreasing. During the fourth quarter of 2000, the Bank's management evaluated the project status with the environmental consultant to assess the status of the remediation process. During this discussion, it was determined that the remediation period is expected to last longer than the original estimate. The environmental consultant estimated that an additional one to two years of active remediation may be necessary; and that the total costs to completion of the remediation and VRP process should range from $123,500 to $188,000. The Company incurred an additional $50,000 charge against earnings for 2000 to adjust the accrual to cover future estimated costs. In 2002, based on recent estimates of the environmental consultant, the cost to complete the remediation is now said to be $112,000. Therefore an additional charge of $112,000 against earnings was taken during the third quarter of 2002.



     On November 19, 2001 the Company entered into a Voluntary Remediation Agreement with IDEM. During the third quarter 2002, additional expenses of $12,000 relating to the environmental remediation were incurred. Based on current estimates of its environmental consultant, the cost to complete the remediation described in the remediation work plan and complete the VRP is estimated to be approximately $100,000 (including the fee payable to the Indiana Department of Environmental Management). Accordingly, the Bank charged to expenses an additional $100,000 in its income statement for the period ended September 30, 2002. There can be no assurance that the Bank will successfully complete the Voluntary Remediation Program or that the remaining cost relating to the Voluntary Remediation Program will not exceed $100,000. Even if the Bank does successfully complete the VRP, there can be no assurance that a non-governmental entity or person will not make a claim against the Bank with respect to the environmental matters relating to the St. Paul property.



     On June 26, 2002, the Bank submitted a Remediation Work Plan with respect to the St. Paul branch of the Bank which is currently entered in Indiana's Voluntary Remediation Program. The Work Plan addressed contaminants of concern in both the soil and groundwater, irrespective of the source of contaminants. On September 30, 2002 the active remediation was turned off. The site was sampled for the presence of any of the contaminates above threshold levels in December of 2002. That sample did not indicate the presence of any contaminants above the threshold levels. The site was sampled again in March of 2003. The results of that sample are not yet available to the Company. Depending upon the results of that sample, the Bank may determine to remove the active remediation system from the site. There can be no assurance, however, that the level of the contaminants will not rebound above the threshold levels prior to completion of the Remediation Work Plan requiring the re-installation of the system and additional costs. The results of the sampling process are being provided to IDEM on an ongoing basis. Monitoring and sampling must indicate a minimum of eight consecutive quarters in which the level of contaminants does not exceed the threshold levels before IDEM may make a determination that the program is completed.



MARKET AREA



     The Bank's primary service area is Shelby County, which is located approximately 25 miles southeast of Indianapolis, Indiana. According to the 2001 Census, Shelby County's population is 43,580, ranked 33rd of 92 Indiana counties. The population has increased 7.8% compared to the 1990 census, ranking 45th in population growth in the state over the ten-year period. According to STATS Indiana, the population of Shelby County is projected to be 32nd among the 92 counties in population growth projected to 2020. According to STATS Indiana, Shelby County businesses employed 23,210 full and part-time workers in 2001. Of the total payrolls, 96.1% were from nonfarm employment, with the most prevalent segments being manufacturing (29.3%), services (17.6%), retail trade (16.1%). Shelby County ranks 24th in per capita income in 2000 and 22nd in the state in median household income in 2000. The unemployment rate in Shelby County was 4.8% in December 2002, compared to a state average of 4.7%. Total deposits held by Shelby County financial institutions were $472 million at June 30, 2002, according to the FDIC/OTS Summary of Deposits report.



     The Company's executive offices are located at 29 East Washington Street, P.O. Box 927, Shelbyville, Indiana 46176 and its telephone number is (317) 398-9721.



SERVICE CORPORATION SUBSIDIARY



     OTS regulations permit federal savings associations to invest in the capital stock, obligations, or other specified types of securities of subsidiaries (referred to as "service corporations") and to make loans to such subsidiaries and joint ventures in which such subsidiaries are participants in an aggregate amount not exceeding 2% of an association's assets, plus an additional 1% of assets if the amount over 2% is used for specified community or inner-city development purposes. In addition, federal regulations permit associations to make specified types of loans to such subsidiaries (other than special-purpose finance subsidiaries), in which the association owns more than 10% of the stock, in an aggregate amount not exceeding 50% of the association's regulatory capital if the association's regulatory capital is in compliance with applicable regulations. FIRREA requires a savings association that acquires a non-savings association subsidiary, or that elects to conduct a new activity within a subsidiary, to give the Federal Deposit Insurance Corporation ("FDIC") and the OTS at least 30 days advance written notice. The FDIC may, after consultation with the OTS, prohibit specific activities if it determines such activities pose a serious threat to the Savings Association Insurance Fund (the "SAIF"). Moreover, FIRREA requires savings associations to deduct from capital, for purposes of meeting the core capital, tangible capital, and risk-based capital requirements, their entire investment in and loans to a subsidiary engaged in activities not permissible for a national bank (other than exclusively agency activities for its customers or mortgage banking subsidiaries).



     The Bank wholly owns two subsidiaries, First Tier One Corporation, an Indiana corporation, and until the second quarter of 2003, the Bank held common stock issued by the Bank's prior data processing provider. Through March 1994, it offered tax-deferred annuity products. The Shelby Group, Inc., an Indiana Corporation ("TSGI"), offered a full line of insurance products, including health, life, auto and medical insurance. The Bank ceased the operations of TSGI as of November 1, 1996.



EMPLOYEES



     As of June 30, 2003, the Bank employed 36 persons on a full-time basis and 7 persons on a part-time basis. None of the Bank's employees are represented by a collective bargaining group. All employees of the former Fort Wayne banking offices were retained by Community First and their employment with the Bank was terminated effective December 31, 2001. Management of the Bank considers its employee relations to be good.



COMPETITION



     The Company and the Bank face strong competition for deposits, loans and other financial services from numerous Indiana and out-of-state banks, thrifts, credit unions and other financial institutions as well as other entities which provide financial services, including consumer finance companies, securities brokerage firms, mortgage brokers, equipment leasing companies, insurance companies, mutual funds, and other lending sources and investment alternatives. Some of the financial institutions and financial services providers with which the Bank competes are not subject to the same degree of regulation as the Bank. Many of the financial institutions aggressively compete for business in the Bank's market areas. Many of these competitors have been in business for many years, have established customer bases, have substantially higher lending limits than the Bank, and are larger and will be able to offer certain services that the Bank does not expect to provide in the foreseeable future, including home electronic banking services and international banking services. In addition, most of these entities have greater capital resources than the Bank, which, among other things, may allow them to price their services at levels more favorable to the customer and to provide larger credit facilities than could the Bank.



TAXATION



     Federal Taxation. The Company and the Bank files a consolidated federal income tax return on the accrual basis for each calendar year ending December
31. The consolidated federal income tax return has the effect of eliminating intercompany distributions, including dividends, in the computation of consolidated taxable income. Income of the Company generally would not be taken into account in determining the bad debt deduction allowed to the Bank, regardless of whether a consolidated tax return is filed. However, certain "functionally related" losses of the Company would be required to be taken into account in determining the permitted bad debt deduction which, depending upon the particular circumstances, could reduce the bad debt deduction. The Bank's federal income tax returns have not been audited in the last six years.



     Historically, savings associations, such as the Bank, have been permitted to compute bad debt deductions using either the bank experience method or the percentage of taxable income method. However, for years beginning after December 31, 1995, the Bank is no longer able to use the percentage of taxable income method of computing its allocable tax bad debt deduction. The Bank is required to compute its allocable deduction using the experience method. As a result of the repeal of the percentage of taxable income method, reserves taken after 1987 using the percentage of taxable income method generally must be included in future taxable income over a six-year period, although a two-year delay may be permitted for institutions meeting a residential mortgage loan origination test. In addition, the pre-1988 reserve, in which no deferred taxes have been recorded, will not have to be recaptured into income unless (i) the Bank no longer qualifies as a bank under the Internal Revenue Code of 1986, as amended (the "Code"), or (ii) excess dividends are paid out by the Bank.



     Depending on the composition of its items of income and expense, a savings institution may be subject to the alternative minimum tax. A savings institution must pay an alternative minimum tax equal to the amount (if any) by which 20% of alternative minimum taxable income ("AMTI"), as reduced by an exemption varying with AMTI, exceeds the regular tax due. AMTI equals regular taxable income increased or decreased by certain tax preferences and adjustments, including depreciation deductions in excess of that allowable for alternative minimum tax purposes, tax-exempt interest on most private activity bonds issued after August 7, 1986 (reduced by any related interest expense disallowed for regular tax purposes), the amount of the bad debt reserve deduction claimed in excess of the deduction based on the experience method and 75% of the excess of adjusted current earnings over AMTI (before this adjustment and before any alternative tax net operating loss). AMTI may be reduced only up to 90% by net operating loss carryovers, but alternative minimum tax paid that is attributable to most preferences (although not to post-August 7, 1986 tax-exempt interest) can be credited against regular tax due in later years.

     On August 20, 1996, the "Small Business Job Protection Act of 1996" was passed into law. One provision of this act repeals the special bad debt reserve method for thrift institutions currently provided for in Section 593 of the Code. The provision requires thrifts to recapture any reserves accumulated after 1987 but generally forgives taxes owed. Thrift institutions have been given six years to account for the recaptured excess reserves, beginning with the first taxable year after 1995, and are permitted to delay the timing of this recapture for one or two years subject to whether they meet certain residential loan test requirements.



     Income of the Bank appropriated to bad debt reserves and deducted for federal income tax purposes is not available for payment of cash dividends or other distributions to the Company without the payment of federal income taxes by the Bank on the amount of such income deemed removed from the reserves at the then-current income tax rate. At March 31, 2003, approximately $1.1 million of the Bank's retained income represented bad debt deductions for which no federal income tax provision had been made.



     State Taxation. The Bank is subject to Indiana's Financial Institutions Tax ("FIT"), that is imposed at a flat rate of 8.5% on "adjusted gross income." "Adjusted gross income," for purposes of FIT, begins with taxable income as defined by Section 63 of the Code, and thus, incorporates federal tax law to the extent that it affects the computation of taxable income. Federal taxable income is then adjusted by several Indiana modifications. Other applicable state taxes include generally applicable sales and use taxes plus real and personal property taxes.



     The Bank's state income tax returns have not been audited in the last six years.



                           SUPERVISION AND REGULATION



GENERAL



     Financial institutions and their holding companies are extensively regulated under federal and state law. Consequently, the growth and earnings performance of the Company and the Bank can be affected not only by management decisions and general economic conditions, but also by the statutes administered by, and the regulations and policies of, various governmental regulatory authorities. Those authorities include, but are not limited to, Federal Board of Governors of The Federal Reserve Bank (the "Federal Reserve"), the OTS, the Federal Deposit Insurance Corporation (the "FDIC"), the Indiana Department of Financial Institution (the "Department"), the Securities and Exchange Commission (the "Commission"), the Internal Revenue Service and state taxing authorities. The effect of such statutes, regulations and policies can be significant, and cannot be predicted with a high degree of certainty.



     Federal and state laws and regulations generally applicable to financial institutions and their holding companies regulate, among other things, the scope of business, investments, reserves against deposits, capital levels relative to operations, lending activities and practices, the nature and amount of collateral for loans, the establishment of branches, mergers, consolidations and dividends. The system of supervision and regulation applicable to the Company and the Bank establishes a comprehensive framework for their respective operations and is intended primarily for the protection of the FDIC's deposit insurance funds, the depositors of the Bank and the public, rather than shareholders of the Bank or the Company.



     Federal law and regulations establish supervisory standards applicable to the operation, management and lending activities of the Bank, including internal controls, loan documentation, credit underwriting, interest rate exposure, asset growth, compensation and loan-to-value ratios for loans secured by real property. The Bank will continue to comply with these requirements, and in some cases may apply more restrictive standards.



     The following references to statutes and regulations are intended to summarize material effects of certain government regulation on the business of the Company and the Bank. Any change in government regulation may have a material adverse effect on the Company, the Bank and their operations.

REGULATION OF THE COMPANY UNDER HOLA



     As the holding company for the Bank, the Company is regulated as a "non-diversified savings and loan holding company" within the meaning of Home Owners Loan Act (the "HOLA"), and subject to regulatory oversight of the Director of the OTS. As such, the Company will be registered with the OTS and thereby subject to OTS regulations, examinations, supervision and reporting requirements. As a subsidiary of a savings and loan holding company, the Bank is subject to certain restrictions in its dealings with the Company and with other companies affiliated with the Company.



     In general, the HOLA prohibits a savings and loan holding company, without prior approval of the Director of the OTS, from acquiring control of another savings association or savings and loan holding company or retaining more than 5% of the voting shares of a savings association or of another holding company which is not a subsidiary. The HOLA restricts the ability of a director or officer of the Company, or any person who owns more than 25% of the Company's common stock, from acquiring control of another savings association or savings and loan holding company without obtaining the prior approval of the Director of the OTS.



     OTS regulations generally do not restrict the permissible business activities of a unitary savings and loan holding company.



     Notwithstanding the above rules as to permissible business activities of unitary savings and loan holding companies, if the savings association subsidiary of such a holding company fails to meet the QTL test, then such unitary holding company would become subject to the activities restrictions applicable to multiple holding companies. Additional restrictions on securing advances from the Federal Home Loan Bank (the "FHLB") also apply. At March 31, 2003, the Bank's asset composition was in excess of that required to qualify as a Qualified Thrift Lender ("QTL").



     If the Company were to acquire control of another savings association other than through a merger or other business combination with the Bank, the Company would thereupon become a multiple savings and loan holding company. Except where such acquisition is pursuant to the authority to approve emergency thrift acquisitions and where each subsidiary savings association meets the QTL test, the activities of the Company and any of its subsidiaries (other than the Bank or other subsidiary savings associations) would thereafter be subject to further restrictions. The HOLA provides that, among other things, no multiple savings and loan holding company or subsidiary thereof which is not a savings association shall commence or continue for a limited period of time after becoming a multiple savings and loan holding company or subsidiary thereof, any business activity other than (i) furnishing or performing management services for a subsidiary savings association, (ii) conducting an insurance agency or escrow business, (iii) holding, managing, or liquidating assets owned by or acquired from a subsidiary savings association, (iv) holding or managing properties used or occupied by a subsidiary savings association, (v) acting as trustee under deeds of trust, (vi) those activities previously directly authorized by the FSLIC by regulation as of March 5, 1987, to be engaged in by multiple holding companies, or (vii) those activities authorized by the Federal Reserve as permissible for bank holding companies, unless the Director of the OTS by regulation prohibits or limits such activities for savings and loan holding companies. Those activities described in (vii) above must also be approved by the Director of the OTS before a multiple holding company may engage in such activities.



     The Director of the OTS may also approve acquisitions resulting in the formation of a multiple savings and loan holding company which controls savings associations in more than one state, if the multiple savings and loan holding company involved controls a savings association which operated a home or branch office in the state of the association to be acquired as of March 5, 1987, or if the laws of the state in which the association to be acquired is located specifically permit associations to be acquired by state-chartered associations or savings and loan holding companies located in the state where the acquiring entity is located (or by a holding company that controls such state-chartered savings associations). Also, the Director of the OTS may approve an acquisition resulting in a multiple savings and loan holding company controlling savings associations in more than one state in the case of certain emergency thrift acquisitions.

     Indiana law permits federal and state savings association holding companies with their home offices located outside of Indiana to acquire savings associations whose home offices are located in Indiana and savings association holding companies with their principal place of business in Indiana ("Indiana Savings Association Holding Companies") upon receipt of approval by the Department. Moreover, Indiana Savings Association Holding Companies may acquire savings associations with their home offices located outside of Indiana and savings association holding companies with their principal place of business located outside of Indiana upon receipt of approval by the Department.



     No subsidiary savings association of a savings and loan holding company may declare or pay a dividend on its permanent or nonwithdrawable stock unless it first gives the Director of the OTS 30 days advance notice of such declaration and payment. Any dividend declared during such period or without giving notice shall be invalid.



REGULATION OF THE BANK



     As a federally chartered, Savings Association Insurance Fund ("SAIF") insured savings association, the Bank is subject to extensive regulation by the OTS and the FDIC. For example, the Bank must obtain OTS approval before it may engage in certain activities and must file reports with the OTS regarding its activities and financial condition. The OTS periodically examines the Bank's books and records and, in conjunction with the FDIC, due to SAIF insurance, in certain situations, has examination and enforcement powers. This supervision and regulation are intended primarily for the protection of depositors and federal deposit insurance funds. The Bank's semi-annual assessment owed to the OTS, which is based upon a specified percentage of deposits, is approximately $77,000.



     The activities of the Bank are governed by the HOLA and, in certain respects, the Federal Deposit Insurance Act, as amended (the "FDI Act"). The Director of the OTS is authorized to promulgate regulations to ensure the safe and sound operation of savings associations and may impose various requirements and restrictions on the activities of savings associations.



FEDERAL HOME LOAN BANK SYSTEM



     The Bank is a member of the FHLB of Indianapolis. The FHLB System consists of 12 regional FHLBs. Each FHLB serves as a reserve or central bank for its members within its assigned region. It is funded primarily from funds deposited by savings associations and proceeds derived from the sale of consolidated obligations of the FHLB System. It makes loans to members (i.e., advances) in accordance with policies and procedures established by the Board of Directors of the FHLB. All FHLB advances must be fully secured by sufficient collateral as determined by the FHLB. The Federal Housing Finance Board, an independent agency, controls the FHLB System, including the FHLB of Indianapolis.



     As a member of the FHLB of Indianapolis, the Bank is required to purchase and maintain stock in the FHLB of Indianapolis in an amount equal to at least 1% of its aggregate unpaid residential mortgage loans, home purchase contracts, or similar obligations at the beginning of each year. At March 31, 2003, the Bank's investment in stock of the FHLB of Indianapolis was $2,153,000. The FHLB imposes various limitations on advances such as limiting the amount of certain types of real estate-related collateral to 30% of a member's capital and limiting total advances to a member. Interest rates charged for advances vary depending upon maturity, the cost of funds to the FHLB of Indianapolis and the purpose of the borrowing.



     The FHLBs are required to provide funds for the resolution of troubled savings associations and to contribute to affordable housing programs through direct loans or interest subsidies on advances targeted for community investment and low- and moderate-income housing projects. These contributions have adversely affected the level of FHLB dividends paid and could continue to do so in the future. For the three months ended March 31, 2003, dividends paid by the FHLB of Indianapolis to the Bank totaled approximately $28,000 for an annual rate of 5.20%.


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


SAVINGS ASSOCIATION REGULATORY CAPITAL



     Currently, savings associations are subject to three separate minimum capital-to-assets requirements: (i) a leverage limit, (ii) a tangible capital requirement, and (iii) a risk-based capital requirement. The leverage limit requires that savings associations maintain "core capital" of at least 4% of total assets, 3% for savings associations with a composite rating of 1. Core capital is generally defined as common shareholders' equity (including retained income), noncumulative perpetual preferred stock and related surplus, certain minority equity interests in subsidiaries, certain non-withdrawable accounts, qualifying supervisory goodwill, purchased mortgage servicing rights and purchased credit card relationships (subject to certain limits) less nonqualifying intangibles. Under the tangible capital requirement, a savings association must maintain tangible capital (core capital less all intangible assets except purchased mortgage servicing rights which may be included after making the above-noted adjustment in an amount up to 100% of tangible capital) of at least 1.5% of total assets. Under the risk-based capital requirements, a minimum amount of capital must be maintained by a savings association to account for the relative risks inherent in the type and amount of assets held by the savings association. The risk-based capital requirement requires a savings association to maintain capital (defined generally for these purposes as core capital plus general valuation allowances and permanent or maturing capital instruments such as preferred stock and subordinated debt less assets required to be deducted) equal to 8.0% of risk-weighted assets. Assets are ranked as to risk in one of four categories (0-100%). A credit risk-free asset, such as cash, requires no risk-based capital, while an asset with a significant credit risk, such as a non-accrual loan, requires a risk factor of 100%. Moreover, a savings association must deduct from capital, for purposes of meeting the core capital, tangible capital and risk-based capital requirements, its entire investment in and loans to a subsidiary engaged in activities not permissible for a national bank (other than exclusively agency activities for its customers or mortgage banking subsidiaries). At March 31, 2003, the Bank was in compliance with all capital requirements imposed by law.



     In 1994 and 1997 the OTS proposed new regulations affecting risk based capital standards and regulatory treatment of recourse obligations. However, final rules were never issued. On March 8, 2000, the OTS again proposed new regulations in this area. Until a final rule is issued, the impact on the savings association can not be determined.



     The following is a summary of the Bank's regulatory capital and capital requirements at March 31, 2003:



                                                                                 TOTAL
                                                          TANGIBLE    CORE     RISK-BASED
FOR CAPITAL ADEQUACY PURPOSES                             CAPITAL    CAPITAL    CAPITAL
-----------------------------                             --------   -------   ----------
                                                              (DOLLARS IN THOUSANDS)
Bank amount.............................................   $6,440    $6,440      $7,194
Required amount.........................................    1,440     2,880       4,741
                                                           ------    ------      ------
Excess..................................................   $5,000    $3,560      $2,453
                                                           ======    ======      ======
Bank ratio..............................................     6.71%     6.71%      12.14%
Required ratio..........................................     1.50%     3.00%       8.00%
                                                           ------    ------      ------
Ratio excess............................................     5.21%     3.71%       4.14%
                                                           ======    ======      ======



     If an association is not in compliance with the capital requirements, the OTS is required to prohibit asset growth and to impose a capital directive that may restrict, among other things, the payment of dividends and officers' compensation. In addition, the OTS and the FDIC generally are authorized to take enforcement actions against a savings association that fails to meet its capital requirements. These actions may include restricting the operations activities of the association, imposing a capital directive, cease and desist order, or civil money penalties, or imposing harsher measures such as appointing a receiver or conservator or forcing the association to merge into another institution.

DIVIDEND LIMITATIONS



     An OTS regulation imposes limitations upon all "capital distributions" by savings associations, including cash dividends, payments by an association to repurchase or otherwise acquire its shares, payments to shareholders of another institution in a cash-out merger and other distributions charged against capital. Under the regulation a savings association may be required to file an application, a notice or northing at all prior to making a capital distribution. A savings association will be required to file an application prior to making a capital distribution if (i) the association is not eligible for expedited treatment under the applicable OTS regulations, (ii) the total amount of all of the associations capital distributions (including the proposed capital distribution) for the applicable calendar year exceeds the association's net income for that year to date plus the association's retained net income for the preceding two years, (iii) the distribution, or (iv) the proposed capital distribution would violate a prohibition contained in any applicable statute, regulation, or agreement between the association and the OTS (or the FDIC), or violate a condition imposed on the association in an OTS-approved application or notice. A savings association will be required to file a notice prior to making a capital distribution if: (i) the association would not be well capitalized following the distribution, (ii) the proposed capital distribution would reduce the amount of or retire any part of the associations common or preferred stock or retire any part of debt instruments such as notes or debentures included in capita under the OTS regulations, or (iii) the association is a subsidiary of a savings and loan holding company. Neither an application nor a notice will be required to be filed by the savings association prior to making a capital distribution if none of the above criteria are met.



REAL ESTATE LENDING STANDARDS



     OTS regulations require savings associations to establish and maintain written internal real estate lending policies. Each association's lending policies must be consistent with safe and sound banking practices and appropriate to the size of the association and the nature and scope of its operations. The policies must establish loan portfolio diversification standards; establish prudent underwriting standards, including loan-to-value limits, that are clear and measurable; establish loan administration procedures for the association's real estate portfolio; and establish documentation, approval, and reporting requirements to monitor compliance with the association's real estate lending policies. The association's written real estate lending policies must be reviewed and approved by the association's Board of Directors at least annually. Further, each association is expected to monitor conditions in its real estate market to ensure that its lending policies continue to be appropriate for current market conditions.



LOANS TO ONE BORROWER



     The Bank may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of its unimpaired capital and surplus. Additional amounts may be lent, not in excess of 10% of unimpaired capital and surplus, if such loans or extensions of credit are fully secured by readily marketable collateral, including certain debt and equity securities but not including real estate. In some cases, a savings association may lend up to 30 percent of unimpaired capital and surplus to one borrower for purposes of developing domestic residential housing, provided that the association meets its regulatory capital requirements and the OTS authorizes the association to use this expanded lending authority. At March 31, 2003, the Bank did not have any loans or extensions of credit to a single or related group of borrowers in excess of its lending limits.



QUALIFIED THRIFT LENDER



     Savings associations must meet a QTL test. If the Bank maintains an appropriate level of qualified thrift investments ("QTIs") (primarily residential mortgages and related investments, including certain mortgage-related securities) and otherwise qualifies as a QTL, the Bank will continue to enjoy full borrowing privileges from the FHLB of Indianapolis. The required percentage of QTIs is 65% of portfolio assets (defined as all assets minus intangible assets, property used by the association in conducting its business and liquid assets in an amount not exceeding 20% of total assets). In addition, savings associations may include shares of stock of the FHLBs, FNMA, and FHLMC as QTIs. Compliance with the QTL test is determined on a monthly basis in nine out of every twelve months. As of March 31, 2003, the Bank was in compliance with its QTL requirement, with approximately 80.36% of its assets invested in QTIs.



     A savings association which fails to meet the QTL test must either convert to a bank (but its deposit insurance assessments and payments will be those of and paid to the SAIF) or be subject to the following penalties: (i) it may not enter into any new activity except for those permissible for a national bank and for a savings association; (ii) its branching activities shall be limited to those of a national bank; (iii) it shall not be eligible for any new FHLB advances; and (iv) it shall be bound by regulations applicable to national banks respecting payment of dividends. Three years after failing the QTL test the association must (i) dispose of any investment or activity not permissible for a national bank and a savings association and (ii) repay all outstanding FHLB advances. If such a savings association is controlled by a savings and loan holding company, then such holding company must, within a prescribed time period, become registered as a bank holding company and become subject to all rules and regulations applicable to bank holding companies (including restrictions as to the scope of permissible business activities).



BRANCHING



     The rules of the OTS on branching by federally-chartered savings associations permit nationwide branching to the extent allowed by federal statute. This permits federal savings associations with interstate networks to diversify their loan portfolio and lines of business. The OTS authority pre-empts any state law purporting to regulate branching by federal savings associations.



INSURANCE OF DEPOSITS



     The FDIC is an independent federal agency that insures the deposits, up to prescribed statutory limits, of banks and thrifts and safeguards the safety and soundness of the banking and thrift industries. The FDIC administers two separate insurance funds, the Bank Insurance Fund (the "BIF") for commercial banks and state savings banks and the SAIF for savings associations such as the Bank and banks that have acquired deposits from savings associations. The FDIC is required to maintain designated levels of reserves in each fund. As of September 30, 1996, the reserves of the SAIF were below the level required by law, primarily because a significant portion of the assessments paid into the SAIF have been used to pay the cost of prior thrift failures, while the reserves of the BIF met the level required by law in May, 1995. However, on September 30, 1996, provisions designed to recapitalize the SAIF and eliminate the premium disparity between the BIF and SAIF were signed into law.



     The FDIC is authorized to establish separate annual assessment rates for deposit insurance for members of the BIF and members of the SAIF. The FDIC may increase assessment rates for either fund if necessary to restore the fund's ratio of reserves to insured deposits to the target level within a reasonable time and may decrease these rates if the target level has been met. The FDIC has established a risk-based assessment system for both SAIF and BIF members. Under this system, assessments vary depending on the risk the institution poses to its deposit insurance fund. An institution's risk level is determined based on its capital level and the FDIC's level of supervisory concern about the institution.



     On September 30, 1996, President Clinton signed into law legislation which included provisions designed to recapitalize the SAIF and eliminate the significant premium disparity between the BIF and the SAIF. BIF institutions pay lower assessments than comparable SAIF institutions because BIF institutions pay only 20% of the rate being paid by SAIF institutions on their deposits with respect to obligations issued by the federally-chartered corporation which provided some of the financing to resolve the thrift crisis in the 1980's ("FICO"). The 1996 law also provides for the merger of the SAIF and the BIF, but not until such time as bank and thrift charters are combined. Until the charters are combined, savings associations with SAIF deposits may not transfer deposits into the BIF system without paying various exit and entrance fees, and SAIF institutions will continue to pay higher FICO assessments. Such exit and entrance fees need not be paid if a SAIF institution converts to a bank charter or merges with a bank, as long as the resulting bank continues to pay applicable insurance assessments to the SAIF, and as long as certain other conditions are met.

     In 2001, the Bank's annual deposit insurance assessment was $149,000, an increase of 153% over the 2000 premium. This increase was due to the fact that the Bank's risk classification during the second assessment period of 2000 changed from risk category 1B to risk category 1C as the composite CAMEL rating of the Bank changed from a 3 to a 4. The change in the CAMEL rating increased the assessment from $.03 per $100 in assessable deposits to $.17 per $100 in assessable deposits. In 2002, the Bank's annual deposit insurance was $206,000, an increase of 39% over the 2001 premium as the Bank was assessed in Risk Category 1C for the entire assessment period.



PROMPT CORRECTIVE ACTION



     The Federal Deposit Insurance Corporation Act of 1991 ("FDICIA") established a system of prompt corrective action to resolve the problems of undercapitalized institutions. Under this system, federal depository institution regulators are required to take certain mandatory supervisory actions, and may take certain discretionary supervisory actions against undercapitalized institutions, the severity of which depends upon the institution's degree of capitalization. In addition, subject to a narrow exception, FDICIA generally requires the federal depository institution regulators to appoint a receiver or conservator for an institution that is critically undercapitalized.



     As mandated by FDICIA, the federal banking regulators have specified by regulation the relevant capital measures at which an insured depository institution is deemed well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. Pursuant to the FDIC's regulations implementing the prompt corrective action provisions of FDICIA, a bank will be deemed to be: (i) well capitalized if the bank has a total risk-based capital ratio of 10% or greater, Tier 1 risk-based capital ratio of 6% or greater and leverage ratio of 5% or greater; (ii) adequately capitalized if the bank has a total risk-based capital ratio of 8% or greater, Tier 1 risk-based capital ratio of 4% or greater and leverage ratio of 4% or greater (3% for the most highly rated banks); (iii) undercapitalized if the bank has a total risk-based capital ratio of less than 8%, or Tier 1 risk-based capital ratio of 4% or greater and leverage ratio of less than 4% (less than 3% for the most highly rated banks); (iv) significantly undercapitalized if the bank has a total risk-based capital ratio of less than 6%, Tier 1 risk-based capital ratio of less than 3% or leverage ratio of less than 3%; and (v) critically undercapitalized if the bank has a ratio of tangible equity to total assets of 2% or less. At March 31, 2003, the Bank was categorized as "well capitalized," and it was not subject to regulatory order, agreement or directive to meet and maintain a specific level for any capital measure. However, there are no assurances that the Bank will maintain its "well capitalized" status.



     Subject to certain exceptions, these capital ratios are generally determined on the basis of Call Reports submitted by each depository institution and the reports of examination by each institution's appropriate federal depository institution regulatory agency. Depending upon the capital category to which an institution is assigned, the regulators' corrective powers include: requiring the submission of a capital restoration plan (which must include a holding company guarantee of performance); placing limits on asset growth and restrictions on activities; requiring the institution to issue additional capital stock (including additional voting stock) or to be acquired; restricting transactions with affiliates; restricting the interest rate the institution may pay on deposits; ordering a new election of directors of the institution; requiring that senior executive officers or directors be dismissed; prohibiting the institution from accepting deposits from correspondent banks; requiring the holding company to divest certain subsidiaries including the institution; requiring the institution to divest certain subsidiaries; prohibiting the payment of principal or interest on subordinated debt; and ultimately, appointing a receiver or conservator for the institution.



     In general, a depository institution may be reclassified to a lower category than is indicated by its capital position if the appropriate federal depository institution regulatory agency determines the institution to be otherwise in an unsafe or unsound condition or to be engaged in an unsafe or unsound practice. This could include a failure by the institution, following receipt of a less-than-satisfactory rating on its most recent examination report, to correct the deficiency.

TRANSACTIONS WITH AFFILIATES



     The Bank is subject to certain restrictions imposed by the Federal Reserve Act ("FRA") on any extensions of credit to the Company or its subsidiaries, on investments in the stock or other securities of the Company or its subsidiaries, and the acceptance of the stock or other securities of the Company or its subsidiaries as collateral for loans. These restrictions limit the aggregate amount of transactions with any individual affiliate to 10% of the Bank's capital and surplus, limit the aggregate amount of transactions with all affiliates to 20% of the Bank's capital and surplus, require that loans and certain other extensions of credit be secured by collateral in certain specified amounts and types, generally prohibit the purchase of low quality assets from affiliates and generally require that certain transactions with affiliates, including loans and asset purchases, be on terms and under circumstances, including credit standards, that are substantially the same or at least as favorable to the Bank as those prevailing at the time for comparable transactions with nonaffiliated individuals or entities.



     Also, the FRA prescribes certain limitations and reporting requirements on extensions of credit by the Bank to its directors and executive officers, to directors and executive officers of the Company and its subsidiaries, to principal shareholders of the Company and its subsidiaries, to principal shareholders of the Company and to "related interests" of such directors, officers and principal shareholders. Among other things, the FRA, and the regulations thereunder, require such loans to be made on substantially the same terms as those offered to unaffiliated individuals, place limits on the amount of loans the Bank may extend to such individuals and require certain approval procedures to be followed. In addition, such legislation and regulations may affect the terms upon which any person becoming a director or officer of the Company or one of its subsidiaries or a principal shareholder of the Company may obtain credit from banks with which the Bank maintains a correspondent relationship.



LIMITATIONS ON RATES PAID FOR DEPOSITS



     Regulations promulgated by the FDIC pursuant to FDICIA limit the ability of insured depository institutions to accept, renew or roll over deposits by offering rates of interest which are significantly higher than the prevailing rates of interest on deposits offered by other insured depository institutions having the same type of charter in the institution's normal market area. Under these regulations, "well-capitalized" depository institutions may accept, renew or roll such deposits over without restriction, "adequately capitalized" depository institutions may accept, renew or roll such deposits over with a waiver from the FDIC (subject to certain restrictions on payments of rates) and "undercapitalized" depository institutions may not accept, renew or roll such deposits over. The regulations contemplate that the definitions of "well capitalized," "adequately capitalized" and "undercapitalized" will be the same as the definition adopted by the agencies to implement the corrective action provisions of FDICIA. The Bank does not believe that these regulations will have a materially adverse effect on its current operations.



COMMUNITY REINVESTMENT ACT MATTERS



     Federal law requires that ratings of depository institutions under the Community Reinvestment Act of 1977 ("CRA") be disclosed. The disclosure includes both a four-unit descriptive rating (outstanding, satisfactory, needs to improve, and substantial noncompliance) and a written evaluation of an institution's performance. Each FHLB is required to establish standards of community investment or service that its members must maintain for continued access to long-term advances from the FHLBs. The standards take into account a member's performance under the CRA and its record of lending to first-time homebuyers. The OTS has designated the Bank's record of meeting community credit needs as satisfactory.



SAFETY AND SOUNDNESS STANDARDS



     On July 10, 1995, the FDIC, the OTS, the Federal Reserve and the Office of the Comptroller of the Currency published final guidelines implementing the FDICIA requirement that the federal banking agencies establish operational and managerial standards to promote the safety and soundness of federally insured depository institutions. The guidelines, which took effect on August 9, 1995, establish standards for internal controls, information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth and compensation, fees and benefits, and specifically prohibit, as an unsafe and unsound practice, excessive compensation that could lead to a material loss to an institution. The federal banking agencies also adopted asset quality and earnings standards that were added to the safety and soundness guidelines effective October 1, 1996. If an institution fails to comply with any of the standards set forth in the guidelines, the institution's primary federal regulator may require the institution to submit a plan for achieving and maintaining compliance. Failure to submit an acceptable compliance plan, or failure to adhere to a compliance plan that has been accepted by the appropriate regulator, would constitute grounds for further enforcement action.



CONSUMER BANKING



     The Bank's business will include making a variety of types of loans to individuals. In making these loans, the Bank will be subject to state usury and regulatory laws and to various federal statutes, such as the Equal Credit Opportunity Act, Fair Credit Reporting Act, Truth in Lending Act, Real Estate Settlement Procedures Act and Home Mortgage Disclosure Act, and the regulations promulgated thereunder, which prohibit discrimination, specify disclosures to be made to borrowers regarding credit and settlement costs and regulate the mortgage loan servicing activities of the Bank, including the maintenance and operation of escrow accounts and the transfer of mortgage loan servicing. The Riegle Act imposed new escrow requirements on depository and non-depository mortgage lenders and services under the National Flood Insurance Program. See "Supervision and Regulation -- Regulatory Developments." In receiving deposits, the Bank will be subject to extensive regulation under state and federal law and regulations, including the Truth in Savings Act, the Expedited Funds Availability Act, the Bank Secrecy Act, the Electronic Funds Transfer Act and the FDI Act. Violation of these laws could result in the imposition of significant damages and fines upon the Bank, its directors and officers.



REGULATORY DEVELOPMENTS



     In 1994, the Congress enacted two major pieces of banking legislation, the Riegle Community Direction Act (the "Riegle Act") and the Riegle-Neal Interstate Banking and Branching Efficiency Act (the "Riegle-Neal Act"). The Riegle Act addressed such varied issues as the promotion of economic revitalization of defined urban and rural "qualified distressed communities" through special purpose "Community Development Financial Institutions," the expansion of consumer protection with respect to certain loans secured by a consumer's home and reverse mortgages and reductions in compliance burdens regarding Currency Transaction Reports, in addition to reform of the National Flood Insurance Program, the promotion of a secondary market for small business loans and leases and mandating specific changes to reduce regulatory impositions on depository institutions and holding companies.



     The Riegle-Neal Act substantially changed the geographic constraints applicable to the banking industry. Effective September 29, 1995, the Riegle-Neal Act allows bank holding companies to acquire banks located in any state in the United States without regard to geographic restrictions or reciprocity requirements imposed by state law, but subject to certain conditions, including limitations on the aggregate amount of deposits that may be held by the acquiring holding company and all of its insured depository institution affiliates. Effective June 1, 1997 (or earlier if expressly authorized by applicable state law), the Riegle-Neal Act allows banks to establish interstate branch networks through acquisitions of other banks, subject to certain conditions, including certain limitations on the aggregate amount of deposits that may be held by the surviving bank and all of its insured depository institution affiliates. The establishment of de novo interstate branches or the acquisition of individual branches of a bank in another state (rather than the acquisition of an out-of-state bank in its entirety) is allowed by the Riegle-Neal Act only if specifically authorized by state law. The legislation allowed individual states to "opt-out" of certain provisions of the Riegle-Neal Act by enacting appropriate legislation prior to June 1, 1997.



     Effective March 14, 1996, Indiana "opted in" to the interstate branching provisions of the Riegle-Neal Act. The Indiana legislation authorizes, subject to certain approval and other requirements, Indiana-chartered banks to establish branches in states other than Indiana and out-of-state banks to establish branches in Indiana. Indiana and out-of-state banks are authorized to establish branches either by acquisition or de novo.



     FDIC regulations, which became effective April 1, 1996, impose certain limitations (and in certain cases, prohibitions) on (i) "golden parachute" severance payments by troubled depository institutions, their subsidiaries and affiliated holding companies to institution-affiliated parties (primarily directors, officers, employees or principal shareholders of the institution), and (ii) indemnification payments by a depository institution, their subsidiaries and affiliated holding companies, regardless of financial condition, to institution-affiliated parties. The FDIC regulations impose limitations on indemnification payments which could restrict, in certain circumstances, payments by the Company or the Bank to their respective directors or officers otherwise permitted under Indiana state law.



     The FDIC includes, in its evaluations of a bank's capital adequacy, an assessment of the bank's exposure to declines in the economic value of the bank's capital due to changes in interest rates. On June 26, 1996, the FDIC, along with the Office of the Comptroller of the Currency (the "OCC") and the Federal Reserve, issued a joint policy statement to provide guidance on sound practices for managing interest rate risk. The statement sets forth the factors the federal regulatory examiners will use to determine the adequacy of a bank's capital for interest rate risk. These qualitative factors include the adequacy and effectiveness of the bank's internal interest rate risk management process and the level of interest rate exposure. Other qualitative factors that will be considered include the size of the bank, the nature and complexity of its activities, the adequacy of its capital and earnings in relation to the bank's overall risk profile, and its earning exposure to interest rate movements. The interagency supervisory policy statement describes the responsibilities of a bank's board of directors in implementing a risk management process and the requirements of the bank's senior management in ensuring the effective management of interest rate risk. Further, the statement specifies the elements that a risk management process must contain.



     In August 1996, the Federal Reserve and the FDIC issued final regulations further revising their risk-based capital standards to include a supervisory framework for measuring market risk. The effect of the new regulations is that any bank holding company or bank which has significant exposure to market risk must measure such risk using its own internal model, subject to the requirements contained in the regulations, and must maintain adequate capital to support that exposure.



     The new regulations apply to any bank holding company or bank whose trading activity equals 10% or more of its total assets, or whose trading activity equals $1 billion or more. Examiners may require a bank holding company or bank that does not meet the applicability criteria to comply with the capital requirements if necessary for safety and soundness purposes.



     The new regulations contain supplemental rules to determine qualifying and excess capital, calculate risk-weighted assets, calculate market risk equivalent assets and calculate risk-based capital ratios adjusted for market risk.



     On November 12, 1999, President Clinton signed the Gramm-Leach-Bliley Act into law. Effective as of March 11, 2000, the Gramm-Leach-Bliley Act:



     - allows bank holding companies meeting management, capital and CRA standards to engage in a substantially broader range of nonbanking activities then was previously permissible, including insurance underwriting and agency, and underwriting and making merchant banking investments in commercial and financial companies;



     - allows insurers and other financial service companies to acquire banks;



     - removes various restrictions that previously applied to bank holding company ownership of securities firms and mutual fund advisory companies and



     - establishes the overall regulatory structure applicable to bank holding companies that also engage in insurance and securities operations.

     In order for a bank holding company to engage in the broader range of activities that are permitted by the Gramm-Leach-Bliley Act, (1) all of its depository institutions must be well capitalized and well managed and (2) it must file a declaration with the Federal Reserve Board that it elects to be a "financial holding company". In addition, to commence any new activity permitted by the Gramm-Leach-Bliley Act, each insured depository institution of the financial holding company must have received at least a "satisfactory" rating in its most recent examination under the Community Reinvestment Act.



     The Gramm-Leach-Bliley Act also allows a national bank to own a financial subsidiary engaged in certain of the nonbanking activities authorized for financial holding companies. The national bank must meet certain requirements, including that it and all of its depository institution affiliates be well capitalized and well managed. Also, to commence any activity or acquire any company engaged in any new activity, the national bank must have at least a "satisfactory" Community Reinvestment Act examination rating. In addition, it must obtain approval of the OCC.



     The Gramm-Leach-Bliley Act also modified laws related to financial privacy and community reinvestment. The new financial privacy provisions generally prohibit financial institutions, including the Company, from disclosing nonpublic personal financial information to third parties unless customers have the opportunity to "opt out" of the disclosure. The Gramm-Leach-Bliley Act also requires an annual disclosure of an institutions privacy policy in addition to a disclosure at the time that a customer relationship is established. Regulations governing the privacy requirements of the Act have been proposed. Until the final rules have been issued, it is difficult to determine the impact of the regulations on the activities of the Company.



     On October 26, 2001, President Bush signed the USA Patriot Act of 2001 (the "Patriot Act"). The Patriot Act is intended to strengthen the ability of U.S. Law Enforcement to combat terrorism on a variety of fronts. The potential impact of the Patriot Act on financial institutions is significant and wide-ranging. The Patriot Act contains sweeping anti-money laundering and financial transparency laws and requires financial institutions to implement additional policies and procedures with respect to, or additional measures designed to address, any or all of the following matters, among others: money laundering, suspicious activities and currency transaction reporting; and currency crimes.



     Additional legislation and administrative actions affecting the banking industry are being considered and in the future may be considered by the United States Congress, state legislatures and various regulatory agencies, including those referred to above. It cannot be predicted with certainty whether such legislation or administrative action will be enacted or the extent to which the banking industry in general or the Company and the Bank in particular would be affected thereby.



                            DESCRIPTION OF PROPERTY



                                                               NET BOOK VALUE
                                                                OF PROPERTY,    APPROXIMATE
                                                 YEAR OPENED   FURNITURE AND      SQUARE
DESCRIPTION AND ADDRESS                          OR ACQUIRED      FIXTURES        FOOTAGE
-----------------------                          -----------   --------------   -----------
Shelbyville Main Office........................     1975         $1,026,312       15,000
29 East Washington Street
Shelbyville Rampart Office.....................     1995         $  659,419        3,000
34 Rampart Street
Morristown Office (only property under
lease,.........................................     1995         $   43,254        1,800
all others owned)
127 East Main Street
St. Paul Office................................     1989         $   52,790        1,476
105 County Line Road



     In the opinion of management, the Bank's properties are adequately covered by insurance.

     The Bank has three ATMs, one at each of the following offices: Shelbyville Main Office, the Rampart Office, and the Morristown office. The Bank's ATMs are on the JACK HENRY & ASSOC./PASSPORT interchange system and participate in the nationwide CIRRUS ATM network.



     The Bank owns computer and data processing equipment, which is used for transaction processing, accounting, financial forecasting, and loan document preparation. The net book value of electronic data processing equipment owned by the Bank was $188,000 at March 31, 2003.



     The Bank also has contracted for the data processing and reporting services of Jack Henry & Associates. The Bank's service corporation subsidiary owns common stock of Intrieve, the prior data processor, having a book value of $15,000. The Bank redeemed this stock for cash during the second quarter of 2003. The cost of these data processing services is approximately $36,000 per month.



                               LEGAL PROCEEDINGS



     See section entitled "Business -- Environmental Matters Relating to St. Paul Property."



     On June 26, 2001, the Bank filed a complaint against Bruce H. Young in the Hamilton Superior Court for collection of a promissory note and against International Marine Drive, LLC on its guaranty of that note to foreclose its security interest in collateral of International Marine Drive. On August 24, 2001, the defendant filed a counterclaim against the Bank seeking compensatory damages and other punitive damages for breach of contract, fraud, constructive fraud, promissory estoppel and violations of the Corrupt Business Influence Act. These claims are for an undisclosed amount. The counterclaim arises out of certain alleged actions taken by the Bank and Robert Reed in his capacity as former President and C.E.O. of the Bank. The counterclaim alleges, in part, that the Bank committed to make certain loans to International Marine Drive, LLC, which were never made. The Bank moved for summary judgment against Mr. Young on the note. Young was granted five months in which to conduct discovery and to prepare a response. Mr. Young subsequently made an application to extend that period until May 12, 2002. In January 2002 the Court denied the Bank's Motion to Strike Mr. Young's request for a jury trial. The case was on the Court's jury calendar for January 2003. In December, 2002, the Bank entered into a mediation agreement to receive $375,000 from Mr. Young. A settlement agreement was signed on December 31, 2002 and the matter was dismissed by the Court on both the complaint and also the counter-claim in January, 2003.



     On or about November 14, 2002, the Bank filed a complaint with the Shelby County Circuit Court against Custom Care Lawn Service, LLC and the guarantors of a certain promissory note which was in default and unpaid. Pursuant to this filing, the Bank requested a judgment for the amount due and foreclosure of its lien upon the collateral securing the note. On February 21, 2003, Custom Care Lawn Service, LLC and the guarantors answered defendant's claim and filed a counter-claim for damages. The counter claims, include: (1) breach of service contract; (2) failure to release a lien; (3) constructive fraud; (4) equitable estoppel; (5) mismanagement by the Bank; (6) frivolous claim; and (7) Fair Debt Collection Practices Act violations. Management of the Bank believes that there is no merit to the counter-claims.



     On or about February 3, 2003, the Bank filed a complaint and a request for summary judgment motion in Shelby County Circuit Court against defendant Andrew
S. Fansler. This action was taken to recover collateral transferred to Mr. Andrew S. Fansler from Steven Fansler, a borrower in default with Shelby County Bank and against whom the Bank had previously been awarded a summary judgment regarding the property transferred, among other assets. On May 6, 2003, Mr. Andrew Fansler filed his response to the complaint including a counter-claim stating that the complaint is frivolous, unreasonable and/or groundless and that Mr. Fansler should be entitled to an award of attorney fees and costs in defending the litigation. Management of the Bank believes that there is no merit to the counter-claims.

                                   MANAGEMENT



     The directors and executive officers of the Company are listed in the table below. Each director serves a term of three years and until the election and qualification of his successor or the earlier of their resignation, removal or death.



DIRECTORS OF THE COMPANY



  WHO IS ON OUR BOARD OF DIRECTORS?



NAME                                        AGE              OFFICE AND BUSINESS EXPERIENCE
----                                        ---              ------------------------------
Steven R. Abel............................  53    Chief Executive Officer from June 2000 to July 2003;
                                                  Interim President from June to October 2000;
                                                  President and Chief Executive Officer of the Bank
                                                  from July to October 2000; Chairman of the Board of
                                                  Directors of the Company since August 1997; Director
                                                  since March 1997 (term expires 2006); Chairman and
                                                  Director of the Bank since June 1998; President and
                                                  Treasurer from March 1997 to August 1997; President
                                                  and owner of Hoosier Appraisal Service, Inc. since
                                                  March 2000; Licensed real estate appraiser since
                                                  1992; Co-owner of Shelby Travel Center since October
                                                  2000.
Lawrence T. Toombs........................  58    President of the Company and President and Chief
                                                  Executive Officer of the Bank since October 2000;
                                                  Director of the Company and the Bank since October
                                                  2000 (term expires 2005); President of Pyramid
                                                  Business Consultants, LLC, consultants to financial
                                                  institutions from 1993 to 2000; Merchants National
                                                  Bank and National City Bank Indiana from 1970 to
                                                  1992.
D. Warren Robison.........................  37    Senior Vice President since September 1998;
                                                  Secretary since August 1997; Director since March
                                                  1997 (term expires 2004); Director of the Bank since
                                                  June 1998; Vice President and Treasurer from August
                                                  1997 to June 1998; President and sole shareholder of
                                                  Hoosier Appraisal Service, Inc. until March 2000;
                                                  licensed real estate appraiser since 1992; President
                                                  of Hale Abstract Company, Inc., a title company,
                                                  since March 2000; Vice President of Hale Abstract
                                                  Company, Inc. from July 1992 to March 2000.
Wendell L. Bernard........................  58    Director since June 1998 (term expires 2006);
                                                  Director of the Bank since June 1998; Owner and
                                                  operator of Bernard Realty, Inc. located in
                                                  Shelbyville, Indiana; Director and Vice President of
                                                  Finance of Williams Industries, Inc., a
                                                  manufacturing company, until 1997.
Russell Breeden, III......................  53    Chief Executive Officer since July 2003, subject to
                                                  a 30-day notification period as required by the OTS,
                                                  which is still pending; Director since September
                                                  2002 (term expires 2006); Director of the Bank since
                                                  September 2002; President and Vice Chairman of
                                                  Harrington Bank (Richmond, Indiana) from 1999 to
                                                  2002; Chairman and Chief Executive Officer of
                                                  Community First Financial Group, Inc. from 1993 to
                                                  2001; Employed by Raffensperger, Hughes and Co.
                                                  Inc., an investment banking firm located in
                                                  Indianapolis, Indiana, from 1973 to 1993, President
                                                  and Chief Executive Officer in the last three years
                                                  of his tenure there.

NAME                                        AGE              OFFICE AND BUSINESS EXPERIENCE
----                                        ---              ------------------------------
Peter G. DePrez...........................  56    Director since May 1999 (term expires 2005);
                                                  Director of the Bank since January 1999; Attorney;
                                                  Advisory Board Member of National City Bank (Shelby
                                                  County) until 1998; Director and Officer of
                                                  Shelbyville Newspapers, Inc. until 1999.
Wayne C. Ramsey...........................  57    Director since September 2002 (term expires 2005);
                                                  Vice President of Lynch & Associates, investment
                                                  advisors located in Evansville, Indiana, since 2000;
                                                  Independent investor in banks and thrifts since
                                                  1993.
Ralph W. Van Natta........................  73    Director since June 1998 (term expires 2004);
                                                  Director of the Bank since June 1998; Owner and
                                                  operator of Shelby Travel Center located in
                                                  Shelbyville, Indiana until October 2000.
Michael J. Vaught.........................  56    Director since May 2001(term expires 2004); Director
                                                  of the Bank since 2000; President of Economy Oil
                                                  Corporation, Vaught Oil Company and Eastside Express
                                                  Car Wash since 1984; Treasurer of the Blue River
                                                  Foundation; Trustee of Shelbyville Central School
                                                  Board; Director of the W.S. Major Hospital
                                                  Foundation since 1966; Advisory Board Member of
                                                  National City Bank (Shelby County) until 1998.



     Board Committees and Meeting Attendance. The Board of Directors had the following four committees in 2002: the Executive Committee, the Audit Committee, the Compensation Committee and the Nominating Committee. Committees report their actions to the full Board at the Board's next regular meeting. A description of the duties of each committee follows the table below.



                  2002 COMMITTEE MEMBERSHIP AND MEETINGS HELD



NAME                                           EXECUTIVE   AUDIT   COMPENSATION   NOMINATING
----                                           ---------   -----   ------------   ----------
Steven R. Abel...............................      *                                  *
Lawrence T. Toombs...........................      /
Wendell L. Bernard...........................                *
Russell Breeden, III.........................     **
Peter G. DePrez..............................                           /
D. Warren Robison............................      /         /          *             /
Ralph W. Van Natta...........................                /          /
Michael J. Vaught............................                                         /
No. of Meetings in Fiscal 2002***............      9        12          4             1


---------------


/   Member



*   Chairperson



** Mr. Abel served as Chairperson of the Executive Committee from January 2002 through August 2002. Mr. Breeden was elected Chairperson of the Executive Committee on September 19, 2002.



***The Board held 17 meetings in 2002. No director attended fewer than 75% of all meetings of the Board of Directors held during the period for which that person has been a director and committees of the Board of Directors held during the period for which that person served.



  Executive Committee



     - When the Board is not in session, has all of the power and authority of the Board except under certain circumstances.

  Audit Committee



     - Examines the activities of the Company's independent auditors and internal audit department to determine whether these activities are reasonably designed to assure the soundness of accounting and financial procedures.



     - Reviews the Company's accounting policies and the objectivity of its financial reporting.



     - Considers annually the qualifications, performance and independence of the Company's independent auditors and the scope of their audit and makes determinations as to their selection and termination.



     - Receives reports from the internal auditors and reviews the scope of the internal audit program.



     - Reviews the Company's affairs relating to compliance, conflict of interest, ethics and the investigation of misconduct or fraud.



     - Reviews with management and the independent auditors the annual and quarterly financial statements of the Company, earnings press releases, material changes in accounting principles or practices used in preparing the financial statements and the items required by Statement of Auditing Standards 61 as in effect at that time in the case of the annual statements and Statement of Auditing Standards 71 as in effect at that time in the case of the quarterly statements.



     - Recommends to the Board of Directors whether the financial statements should be included in the annual report on Form 10-KSB.



  Compensation Committee



     - Establishes executive compensation policies and programs.



     - Recommends to the Board of Directors the base salaries for executive officers.



     - Reviews the Company's management development and succession planning policies.



     - Administers the Company's stock option plans and employee bonus plan.



  Nominating Committee



     - Reviews the qualifications of persons eligible to stand for election as directors and makes recommendations to the Board on this matter.



     - Considers as nominees for director qualified persons recommended by directors, management and shareholders. The Nominating Committee also considers proposals from shareholders for any new business. Written recommendations for director nominees and proposals for any new business should be delivered to the Secretary, Blue River Bancshares, Inc., 29 East Washington Street, Shelbyville, Indiana 46176. Any shareholder desiring to make a nomination for director or a proposal for any new business must notify the Secretary of the Company 120 days prior to the meeting. Notification must include certain information detailed in the Company's Articles of Incorporation.



  HOW IS OUR BOARD OF DIRECTORS PAID?



     A director who is an officer or employee of the Company or its subsidiaries is not compensated for serving on the Board of Directors or its committees other than his normal salary. Non-employee directors may receive:



     - an attendance fee of $1,200 per month for being a director of Blue River and the Bank (except for Mr. Ramsey who receives $600 per month because he is only a director of Blue River and except for Mr. Abel who receives $2,750 per month because he is the Chairman of the Board);



     - $300 per month for chairing a committee;

     - $10,218 total amount of health, life and disability insurance premiums paid for directors Abel, Bernard, Breeden and DePrez; and



     - grant of nonqualified stock options.



     The 2000 Directors' Stock Option Plan. The Board of Directors of the Company adopted, with the approval of shareholders, a nonqualified stock option plan which currently provides for the grant of nonqualified stock options to those individuals who serve as Directors of the Company or any of its subsidiaries, including the Bank (the "2000 Directors' Stock Option Plan"). Nonqualified stock options were granted to Directors previously under the 1997 Directors' Stock Option Plan (the "1997 Directors' Stock Option Plan").



     The 2000 Directors' Stock Option Plan provides for the grant of nonqualified stock options with an exercise price per share of the greater of $8.27 per share or the fair market value of a share on the date of grant. The maximum number of shares to be issued under the 2000 Director's Stock Option Plan shall not exceed 122,000 less the number of shares that may be or have been purchased under the 1997 Directors' Stock Option Plan. As of the date of this proxy statement, options for 1,750 shares of common stock are outstanding under the 2000 Directors' Stock Option Plan. As of the date of this proxy statement, a total of 60,650 shares are available for future stock option grants under the 2000 and 1997 Directors' Stock Option Plans. Options granted under the 2000 Directors' Stock Option Plan become exercisable on the date of grant to the extent of 20 percent of the shares covered by the option and will vest with respect to an additional 20 percent of the shares on each anniversary of the date of the grant. The unexercised portion of each option automatically expires, and is no longer exercisable, on the earlier to occur of the following: (i) 15 years after the option is granted, (ii) three months after the person who was granted the option ceases to be a director, other than due to permanent disability, death, or for cause, (iii) one year following the death or permanent disability of the director, or (iv) termination of the director's services for cause. No option will be granted under the 2000 Directors' Stock Option Plan after March 27, 2010. In the future, an individual will become eligible to receive grants of options under the 2000 Directors' Stock Option Plan upon his election to a qualifying board of directors but will not receive additional options because he is a member of more than one such board.



     The 1997 Directors' Stock Option Plan. The 1997 Directors' Stock Option Plan provided for the grant of nonqualified stock options with an exercise price per share of the greater of $12.00 per share or the fair market value of a share on the date of grant. A total of 100,000 shares of common stock were reserved for issuance under the 1997 Directors' Stock Option Plan. As of the date of this proxy statement, options for 59,600 shares of common stock are outstanding under the 1997 Directors' Stock Option Plan. As of the date of this proxy statement, a total of 60,650 shares are available for future stock option grants under the 2000 and 1997 Directors' Stock Option Plans. Options granted under the 1997 Directors' Stock Option Plan become exercisable on the date of grant to the extent of 20 percent of the shares covered by the option and will vest with respect to an additional 20 percent of the shares on each anniversary of the date of the grant. The unexercised portion of each option automatically expires, and is no longer exercisable, on the earlier to occur of the following: (i) 15 years after the option is granted, (ii) three months after the person who was granted the option ceases to be a director, other than due to permanent disability, death, or for cause, (iii) one year following the death or permanent disability of the director, or (iv) termination of the director's services for cause. The Compensation Committee does not intend to make grants of additional options under the 1997 Directors' Stock Option Plan.



EXECUTIVE OFFICERS OF THE COMPANY



  WHO ARE OUR EXECUTIVE OFFICERS?



NAME                                         AGE         OFFICE AND BUSINESS EXPERIENCE
----                                         ---         ------------------------------
Steven R. Abel.............................  53    See Mr. Abel's biography in the section
                                                   entitled "Who is on our Board of
                                                   Directors?"
Lawrence T. Toombs.........................  58    See Mr. Toombs' biography in the section
                                                   entitled "Who is on our Board of
                                                   Directors?"
D. Warren Robison..........................  37    See Mr. Robison's biography in the section
                                                   entitled "Who is on our Board of
                                                   Directors?"
Patrice Lima...............................  49    Vice President and Controller since July
                                                   2002; Senior Vice President and Chief
                                                   Financial officer of the Bank since July
                                                   2002; Vice President and Controller of the
                                                   Bank from January 2000 to July 2002; Vice
                                                   President and Controller, Libertyville Bank
                                                   & Trust Corp., Libertyville, Illinois;
                                                   Senior accounting, management and
                                                   operational management positions, First
                                                   Colonial Bank, Northwest Niles, Illinois.
Randy Collier..............................  43    Executive Vice President since October
                                                   2002; Executive Vice President and Chief
                                                   Credit Officer of the Bank since October
                                                   2002; Senior Lender, Key Bank,
                                                   Indianapolis, Indiana from January 2002 to
                                                   October 2002; President, Harrington Bank,
                                                   Indianapolis, Indiana from August 1999 to
                                                   October 2002; Multiple lending functions
                                                   with National City Bank, Merchants National
                                                   Bank and American Fletcher National Bank,
                                                   Indianapolis, Indiana from October 1986 to
                                                   August 1999.



  HOW ARE OUR EXECUTIVE OFFICERS PAID?



  Summary Compensation Table



                                                                         SHARES          ALL OTHER
NAME AND PRINCIPAL POSITION            YEAR    SALARY      BONUS   UNDERLYING OPTIONS   COMPENSATION
---------------------------            ----   --------     -----   ------------------   ------------
Steven R. Abel.......................  2002        -0-      -0-             -0-           $36,226(1)
  Chairman and                         2001   $ 15,865(2)   -0-             -0-            33,120(3)
  Chief Executive Officer              2000     44,800(4)   -0-             -0-            17,112(5)
Lawrence T. Toombs...................  2002   $104,615      -0-          20,000           $11,163(6)
  President                            2001    100,000      -0-             -0-            12,649(6)
                                       2000     34,038(7)   -0-          15,000            35,115(8)
Randy Collier........................  2002   $ 27,462(9)  $217          17,500           $   -0-
  Executive Vice President


---------------


Notes to Summary Compensation Table:



     These were our most highly paid executive officers in 2002. These officers are referred to in this prospectus as our "Named Executive Officers."



(1)Includes $33,000 in directors fees and $3,226 in insurance premiums.



(2)Mr. Abel received a salary as Chairman of the Board from January 1, 2001 through March 9, 2001.

(3)Includes $27,125 in directors fees and $5,995 in insurance premiums.



(4)The Board of Directors appointed Mr. Abel to assume the duties of President and Chief Executive Officer on June 28, 2000 pending the results of an internal investigation involving the former President and CEO, Robert C. Reed. On July 25, 2000, the Board of Directors appointed Mr. Abel Acting President and Chief Executive Officer following the termination of Mr. Reed's employment. Mr. Abel's annual salary in 2000 was $91,000 beginning on June 27, 2000.



(5)Includes $10,500 received by Mr. Abel in directors fees as the Chairman and as a director of the Company. Beginning on August 1, 2000, Mr. Abel did not receive any directors fees as the Chairman and as a director of the Company as he was receiving a salary as the acting CEO of the Bank.



(6)Includes insurance premiums and 401(k) employer matching contributions.



(7)Mr. Toombs was the Executive Vice President until February 16, 2000 when he voluntarily resigned his position. Mr. Toombs was hired on July 21, 2000 as a consultant following the termination of Mr. Reed's employment. On September 26, 2000, the Board of Directors appointed Mr. Toombs as President. Mr. Toombs' annual salary in 2000 as President was $100,000 beginning on October 2, 2000.



(8)Includes $13,762 in severance pay, and $21,353 received by Mr. Toombs as a consultant to the Company



(9)Mr. Collier was hired in October of 2002 with an annual salary of $127,500.



     Option Grants in 2002. The following table summarizes certain information concerning stock options granted in 2002 to the Named Executive Officers.



                            NUMBER OF SHARES    PERCENT OF TOTAL
                               UNDERLYING      OPTIONS GRANTED TO   EXERCISE
NAME                        OPTIONS GRANTED    EMPLOYEES IN 2002     PRICE     EXPIRATION DATE
----                        ----------------   ------------------   --------   ----------------
Lawrence T. Toombs........       20,000                29%           $5.25        July 31, 2012
Randy Collier.............       17,500                25%           $4.75     October 31, 2012



     None of the Named Executive Officers exercised any options during 2002.



     Aggregate Option Exercises in 2002 and Year-End Option Values. The following table summarizes certain information concerning stock options exercised by the Named Executive Officers and the fiscal year-end value of unexercised options.



                                                            NUMBER OF               VALUE OF UNEXERCISED
                                                     UNEXERCISED OPTIONS AT        IN-THE-MONEY OPTIONS AT
                            SHARES                      DECEMBER 31, 2002           DECEMBER 31, 2002(1)
                          ACQUIRED ON    VALUE     ---------------------------   ---------------------------
NAME                       EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                      -----------   --------   -----------   -------------   -----------   -------------
Steven R. Abel..........      -0-            -0-     27,400            -0-          $-0-           $-0-
Lawrence T. Toombs......      -0-            -0-     19,000         16,000          $-0-           $-0-
Randy Collier...........      -0-            -0-      3,500         14,000          $-0-           $-0-


---------------


(1)Value per share is calculated by subtracting the exercise price from the closing price of $4.18 per share on December 31, 2002 as reported on the NASDAQ SmallCap Market.

  Equity Compensation Plan Information



     The following table gives information about our common stock that may be issued upon the exercise of options under all of our existing compensation plans as of December 31, 2002.



                                                                                            NUMBER OF SECURITIES
                                                                                          REMAINING AVAILABLE FOR
                               NUMBER OF SECURITIES                                        FUTURE ISSUANCE UNDER
                            TO BE ISSUED UPON EXERCISE     WEIGHTED-AVERAGE EXERCISE     EQUITY COMPENSATION PLANS
                             OF OUTSTANDING OPTIONS,     PRICE OF OUTSTANDING OPTIONS,     (EXCLUDING SECURITIES
PLAN CATEGORY                 WARRANTS AND RIGHTS(a)        WARRANTS AND RIGHTS(b)       REFLECTED IN COLUMN(a))(c)
-------------               --------------------------   -----------------------------   --------------------------
Equity compensation plans
  approved by security
  holders.................           146,350                         $8.26                         78,650
Equity compensation plans
  not approved by security
  holders.................               -0-                           -0-                            -0-
                                     -------                         -----                         ------
Total.....................           146,350                         $8.26                         78,650
                                     =======                         =====                         ======



     Employment Contract with Named Executive Officer. The Boards of Directors of the Company and the Bank have each approved a three year employment contract with its President, Lawrence T. Toombs, effective August, 2002. Unless further extended, these contracts will expire on August 2, 2005. Mr. Toombs receives his current salary under these contracts, which salary is subject to increases approved by the independent members of the Boards of Directors. The contracts also provide, among other things, for the participation in other fringe benefits and benefit plans available to the Company employees. Mr. Toombs may terminate his employment upon 60 days' written notice to the Company. The Company may discharge Mr. Toombs "for cause" (as defined in the contracts) at any time or upon the occurrence of certain events specified in the contracts. Upon termination of Mr. Toombs employment by the Company for other than cause or in the event of termination by Mr. Toombs "for cause" (as defined in the contracts), Mr. Toombs will receive his base compensation under the contract for the remaining term of the contract and will continue to participate in the Company's employee benefit plans or receive comparable benefits.



     Change In Control Agreement With Named Executive Officer. The Boards of Directors of the Company and Shelby County Bank have each approved a change in control agreement with Mr. Collier, which provides that Mr. Collier will be provided with a two year employment term following a change in control. These agreements will not be effective until a change in control of the Company occurs. Following a change in control, Mr. Collier will receive a minimum salary of $127,500 during the term of his employment, which salary will be subject to increases approved by the Board of Directors. The change in control agreements also provide among other things, for participation in other fringe benefits and benefit plans available to executive officers of the Company. Mr. Collier could terminate his employment upon three months written notice to the Company. If his position changes or the location of the Company offices are moved more than thirty-five miles from its current location. The Company could discharge Mr. Collier if he becomes disabled, if he dies or "for cause" (as defined in the change in control agreements). If Mr. Collier terminates his employment as described in the change in control agreement, Mr. Collier will receive his remaining aggregate cash compensation for the term of the change in control agreement in a single lump sum. If the Company terminates Mr. Collier's employment due to a disability, Mr. Collier will continue to receive his salary for the remainder of the term of the change in control agreements. If the Company terminates Mr. Collier's employment "for cause" (as defined in the change in control agreements), Mr. Collier will not receive any additional payments following the date of his termination. If Mr. Collier's employment is terminated due to his death, his beneficiary will receive payment for the remainder of the term equal to 50% of his salary. The change in control agreements also contains non-disclosure, non-solicitation and non-competition restrictions.



     2002 Key Employee Stock Option Plan. The Board of Directors of the Company adopted a stock option plan which provides for the grant of "incentive stock options" within the meaning of Section 422 of the Code and of nonqualified stock options (the "2002 Employee Stock Option Plan"). The 2002 Employee Stock Option Plan provides for the award of stock options to elected officers and key employees of the Company and its subsidiaries, including the Bank. The exercise price per share for all options granted under the 2002 Employee Stock Option Plan will not be less than the fair market value of a share on the date of grant. No option will be granted under the 2002 Employee Stock Option Plan after March 25, 2012. The 2002 Employee Stock Option Plan was approved by the shareholders of the Company.



     Options may be granted under the 2002 Employee Stock Option Plan only to officers and other key employees who are in positions to make significant contributions to the success of the Company. The Compensation Committee administers the 2002 Employee Stock Option Plan.



     Options will be exercisable in whole or in part upon such terms and conditions as may be determined by the Committee, but in no event will any incentive stock options be exercisable later than ten years after date of grant.



     The maximum number of shares to be issued under the 2002 Employee Stock Option Plan shall not exceed 103,000 less the number of shares that may be or already have been purchased under the 2000 and 1997 Employee Stock Option Plans. As of the date of this proxy statement, options for 69,000 of common stock are outstanding under the 2002 Employee Stock Option Plan. As of the date of this proxy statement, a total of 18,000 shares are available for future stock option grants under the Employee Stock Option Plans.



     2000 Key Employee Stock Option Plan. The Board of Directors of the Company adopted a stock option plan which provides for the grant of "incentive stock options" within the meaning of Section 422 of the Code and of nonqualified stock options (the "2000 Employee Stock Option Plan"). The 2000 Employee Stock Option Plan provides for the award of stock options to elected officers and key employees of the Company and its subsidiaries, including the Bank. The exercise price per share for all options granted under the 2000 Employee Stock Option Plan will not be less than the greater of $8.27 or the fair market value of a share on the date of grant. No option will be granted under the 2000 Employee Stock Option Plan after March 27, 2010. The 2000 Employee Stock Option Plan was approved by the shareholders of the Company.



     Options may be granted under the 2000 Employee Stock Option Plan only to officers and other key employees who are in positions to make significant contributions to the success of the Company. The Compensation Committee administers the 2000 Employee Stock Option Plan.



     Options will be exercisable in whole or in part upon such terms and conditions as may be determined by the Committee, but in no event will any incentive stock options be exercisable later than ten years after date of grant.



     The maximum number of shares to be issued under the 2000 Employee Stock Option Plan shall not exceed 103,000 less the number of shares that may be or already have been purchased under the 1997 Employee Stock option Plans. As of the date of this proxy statement, options for 15,000 shares of common stock are outstanding under the 2000 Employee Stock Option Plan. As of the date of this proxy statement, a total of 18,000 shares are available for future stock option grants under the Employee Stock Option Plans.



     1997 Key Employee Stock Option Plan. The Board of Directors of the Company adopted a stock option plan which provided for the grant of "incentive stock options" within the meaning of Section 422 of the Code and of nonqualified stock options (the "1997 Employee Stock Option Plan"). The 1997 Employee Stock Option Plan provides for the award of stock options to elected officers and key employees of the Company and its subsidiaries, including the Bank. The exercise price per share for all options granted under the 1997 Employee Stock Option Plan will not be less than the greater of $12.00 per share or the fair market value of a share on the date of grant. No option will be granted under the 1997 Employee Stock Option Plan after August 27, 2007. The 1997 Employee Stock Option Plan was approved by the shareholders of the Company.



     Options were granted under the 1997 Employee Stock Option Plan only to officers and other key employees in positions to make significant contributions to the success of the Company. The Compensation Committee administers the 1997 Employee Stock Option Plan.



     Options are exercisable in whole or in part upon such terms and conditions as may be determined by the Committee, but in no event will any incentive stock options be exercisable later than ten years after date of grant.

     A total of 50,000 shares of common stock were reserved for issuance under the 1997 Employee Stock Option Plan. As of the date of this proxy statement, options for 1,000 shares of common stock are outstanding under the 1997 Employee Stock Option Plan. As of the date of this proxy statement, a total of 18,000 shares are available for future stock option grants under the Employee Stock Option Plans.



     Employee Stock Purchase Plan. The Board of Directors of the Company adopted the Blue River Bancshares, Inc. Employee Stock Purchase Plan (the "Employee Stock Purchase Plan") which provides employees of the Company and its designated subsidiaries with an opportunity to purchase Company common stock. The Employee Stock Purchase Plan was approved by the shareholders of the Company. A total of 50,000 shares of common stock were reserved for issuance under the Employee Stock Purchase Plan. The Company has not implemented the Employee Stock Purchase Plan. Under the Employee Stock Purchase Plan, all regular employees of the Company for 90 or more continuous days are eligible participants on the next plan entry date. An employee who has satisfied this eligibility requirement may participate in the Employee Stock Purchase Plan by authorizing payroll deductions that may not exceed 10% of an employee's compensation for the period during which the Company makes each offer to purchase under the Employee Stock Option Plan.



     Each employee who has elected to participate is automatically granted an option to purchase shares of common stock beginning on his or her plan entry date. The shares of common stock may be purchased under the Employee Stock Purchase Plan at a price not less than 90% of the fair market value of the common stock on the last trading day of the purchase period.



     Savings Plan. The Blue River Bancshares, Inc. 401(k) Profit Sharing Plan (the "Savings Plan") is a qualified salary reduction plan within the meaning of
Section 401(k) of the Code. Under the Savings Plan, all regular employees of the Company and its affiliates are eligible participants under the Savings Plan on the next plan entry date (as defined). An employee who has satisfied this eligibility requirement may participate in the Savings Plan by directing his or her employer to make before-tax salary reduction contributions to the Savings Plan. Contributions may be directed in any integral percentage between 1% and 15% of the employee's basic compensation (as defined) subject to an annual dollar limitation under the Code (currently $12,000). Before-tax salary reduction contributions are fully vested at all times and are invested by participants in investment funds made available by Shelby County Bank, the trustee of the Savings Plan.



     The Company may also make contributions to the Savings Plan, as determined in its sole discretion. If the Company elects to do so, it will contribute a percentage of the salary reduction contributions the participants made that year. Further, the Company, in its discretion, may make a profit sharing contribution to the Savings Plan irrespective of whether the Company has any current or accumulated net profits. Prior to the retirement or death or disability of a participant, the amount of the matching contribution account and profit sharing contribution account that will be vested and payable to each participant upon termination of employment will be determined according to the following schedule:



                                                              PERCENTAGE VESTED
YEARS OF SERVICE                                                 AND PAYABLE
----------------                                              -----------------
Less than 1.................................................           0%
1...........................................................          20%
2...........................................................          40%
3...........................................................          60%
4...........................................................          80%
5 or more...................................................         100%

                           RELATED PARTY TRANSACTIONS



CHANGE IN CONTROL OF THE COMPANY



     On September 17, 2002, Russell Breeden, III, Wayne C. Ramsey and L. Gene Tanner completed their purchase of 309,889 shares of common stock of the Company. On February 2, 2003, Messrs. Breeden, Ramsey and Tanner and other accredited investors completed their purchase of 546,348 shares of common stock of the Company. The Company issued an aggregate of 35.6% of the outstanding shares of common stock of the Company on a post-transaction basis in connection with the two private placements. Currently, Messrs. Breeden, Ramsey and Tanner have a collective percentage ownership interest of approximately 27.4%. Messrs. Breeden, Ramsey and Tanner and the other accredited investors paid $4.73 per share for the shares acquired from the Company for an aggregate purchase price of approximately $4,050,000. Messrs. Breeden, Ramsey and Tanner acquired such shares with personal funds.



     Pursuant to the Company's agreement with Messrs. Breeden, Ramsey and Tanner, Mr. Breeden was elected to the Board of Directors of the Company for a term ending in 2003 (Mr. Breeden was re-elected by the shareholders to serve until 2006.) Mr. Breeden was also elected to the Board of Directors of the Bank for a term ending in 2003. (Mr. Breeden was re-elected by the Company to serve until 2006.) Mr. Ramsey was elected to the Board of Directors of the Company for a term ending in 2005. In 2003, Mr. Breeden will be entitled to designate another director of the Company for a three year term. Mr. Breeden was appointed as the Chief Executive Officer of Blue River in July 2003, subject to a 30-day notification period as required by the OTS, which is still pending.



CERTAIN RELATIONSHIPS AND OTHER RELATED TRANSACTIONS



     It is anticipated that the directors and officers of the Company and the Bank and the companies with which they are associated will have banking and other transactions with the Company and the Bank in the ordinary course of business. It is the Bank's policy that any loans and commitments to lend to such affiliated persons or entities included in such transactions will be made in accordance with all applicable laws and regulations and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated parties of similar creditworthiness, and will not involve more than the normal risk of collectibility or present other unfavorable features to the Company and the Bank. Applicable law and Bank policy generally require that transactions between the Company or the Bank, and any officer, director, principal shareholder or other affiliate of the Company or the Bank will be on terms no less favorable to the Company or the Bank than could be obtained on an arm's-length basis from unaffiliated independent third parties.



     Loans made to directors and executive officers are in compliance with federal banking regulations and are thereby exempt from insider loan prohibitions included in the Sarbanes-Oxley Act of 2002. At March 31, 2003, total loans to directors, executive officers and principal shareholders of the Company were approximately $1,443,000



     The Board of Directors of the Company voted to pay a fee in an amount between Twenty-Five Thousand and No/100 Dollars ($25,000.00) and Thirty-Five Thousand and No/100 Dollars ($35,000.00), as finally determined by the Board of Directors, to a Director of the Company, Russell Breeden, III, in connection with his facilitation of the negotiations to purchase the stock of Unified Banking Company, and his work in connection with the due diligence review of Unified Banking Company. Mr. Breeden is a director of the Company, but did not participate in the discussion or vote relating to the payment of the fee. The fee is payable by the Company to Mr. Breeden upon completion of the Company's acquisition of the stock of Unified Banking Company.

     The following table illustrates the expense of products and services provided to the Company in 2002 from businesses with ownership interests by directors or executive officers.



                                                              EXPENSE PAID       SERVICE OR
DIRECTOR OR EXECUTIVE OFFICER            COMPANY             BY THE COMPANY   PRODUCT PROVIDED
-----------------------------            -------             --------------   ----------------
Peter G. DePrez...............  Brown Linder & DePrez           $15,322       Legal
D. Warren Robison.............  Hale Abstract Company             7,404       Title
Steven R. Abel................  Hoosier Appraisal Services       18,475       Appraisal
Steven R. Abel................  Shelby Travel Center              3,514       Travel
Michael J. Vaught.............  Vaught Oil Company                1,294       Fuel



     The Company and Messrs. Abel and Robison (collectively, the "Founders") are parties to a tax indemnification agreement relating to their respective income tax liabilities associated with the Company. Subject to certain limitations, this tax indemnification agreement generally provides that the Founders, as shareholders of the Company prior to its initial public offering, are indemnified by the Company, and the Company is indemnified by the Founders, with respect to certain federal and state income taxes (plus interest and penalties) shifted between the Founders, on the one hand, and the Company, on the other hand, for taxable years ending either before or after the closing of the offering as a result of adjustments to tax returns of the Founders and the Company.



                               SECURITY OWNERSHIP



     The following table sets forth certain information regarding beneficial ownership of the Company's common stock as of June 30, 2003 by (i) each person known by the Company to be the beneficial owner of more than five percent of the outstanding shares of the Company's common stock; (ii) each of the Company's directors and the Named Executive Officers; and (iii) all current directors and executive officers as a group.



                                             NUMBER OF       RIGHT TO        PERCENTAGE OF
NAME                                      SHARES OWNED(1)   ACQUIRE(2)   OUTSTANDING SHARES(3)
----                                      ---------------   ----------   ---------------------
Steven R. Abel(4).......................       16,823         27,400              1.82%
Lawrence T. Toombs(5)...................       20,934         19,000              1.65%
Wendell L. Bernard(6)...................       10,500          2,400               .54%
Russell Breeden, III(7)(8)..............      456,671            -0-             18.97%
Peter G. DePrez.........................       13,500            600               .59%
Wayne C. Ramsey(7)(9)...................      128,012            -0-              5.32%
D. Warren Robison(10)...................       11,852         27,400              1.61%
L. Gene Tanner(7)(11)...................       74,806            -0-              3.12%
Ralph W. Van Natta(12)..................        1,116          2,400               .15%
Michael J. Vaught.......................        4,000            450               .18%
Randy Collier...........................          -0-          3,500               .15%
Directors and Executive Officers as a
  group (11 persons)(13)................      738,214         83,150             32.99%
Russell Breeden, III, Wayne C. Ramsey
  and L. Gene Tanner as a group(14).....      659,489            -0-             27.41%


---------------


(1)Includes shares for which the named person:



     - has sole voting and investment power; or



     - has shared voting and investment power with a spouse.

     Excludes shares that:



     - are restricted stock holdings; or



     - may be acquired through stock option exercises.



 (2)Shares that can be acquired by executive officers and directors through stock options exercisable within sixty days of the date of this prospectus.



 (3)Percentage calculated by combining the number of shares owned with the number of shares that can be acquired divided by the number of shares outstanding plus the number of shares listed under the column "Right to Acquire" by such person's name.



 (4)Mr. Abel holds 1,000 shares jointly with his spouse. Mr. Abel's spouse holds 5,198 shares individually.



 (5)Mr. Toombs holds 11,800 shares jointly with his spouse.



 (6)Mr. Bernard holds 4,500 shares jointly with his spouse. Mr. Bernard holds 6,000 shares in the name of Bernard Realty Inc.



 (7)Based solely on information provided by such person in a Schedule 13D filed with the Securities and Exchange Commission on February 5, 2003. Included as reporting persons in the filing are Russell Breeden, III, Wayne C. Ramsey and L. Gene Tanner. The reporting persons have sole power to vote and dispose of an aggregate of 659,489 shares.



 (8)Mr. Breeden's business address is 20 North Meridian Street, Suite 800A, Indianapolis, IN 46204.



 (9)Mr. Ramsey's business address is Lynch & Associates, 10644 Newburgh Road, Newburgh, IN 47630.



(10)Mr. Robison holds 4,160 shares jointly with his spouse. Mr. Robison's spouse holds 2,101 shares individually.



(11)Mr. Tanner's business address is NatCity Investments, 251 North Illinois Street, Indianapolis, Indiana 46204.



(12)Mr. Van Natta holds 697 shares jointly with his spouse.



(13)Includes shares held by Mr. Tanner.



(14)Based solely on information provided by such persons in a Schedule 13D filed with the Securities and Exchange Commission On February 5, 2003, Messrs. Breeden, Ramsey and Tanner are deemed to be a "group" under Section 13(d) of the Securities Exchange Act of 1934.



                          DESCRIPTION OF CAPITAL STOCK



     The following summarizes the material provisions of our capital stock, but does not purport to be complete and is subject in all respects to applicable Indiana law and to the provisions of our articles of incorporation and by-laws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part.



     Our authorized capital stock consists of 10,000,000 shares of common stock and 2,000,000 shares of preferred stock. Upon completion of the offerings, and assuming no other shares are issued and the sale of the maximum number of shares offered, there will be 3,406,150 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding.



COMMON STOCK



     Each holder of our common stock is entitled to one vote per share of record on all matters to be voted upon by the shareholders. Holders do not have cumulative voting rights in the election of directors or any other matter. Subject to the preferential rights of the holders of any preferred stock that may at the time be outstanding, each share of common stock entitles the holder thereof to an equal and ratable right to receive dividends when, if and as declared from time to time by our board of directors out of legally available funds. We do not anticipate paying dividends in the foreseeable future.

     In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in all assets remaining after payments to creditors and after satisfaction of the liquidation preference, if any, of the holders of any preferred stock that may at the time be outstanding. Holders of our common stock do not have any preemptive or redemption rights and are not subject to further calls or assessments. All of the shares of common stock to be issued and sold in the offerings will be, immediately upon consummation of the offerings, validly issued, fully paid and nonassessable.



PREFERRED STOCK



     Our authorized preferred stock is available for issuance from time to time at the discretion of our board of directors without shareholder approval. The board of directors has the authority to prescribe for each series of preferred stock it establishes the number of shares in that series, the number of votes (if any) to which the shares in that series are entitled, the consideration for the shares in that series, and the designations, powers, preferences and other rights, qualifications, limitations or restrictions of the shares in that series. Depending upon the rights prescribed for in a series of preferred stock, the issuance of preferred stock could have an adverse effect on the voting power of the holders of common stock and could adversely affect holders of common stock by delaying or preventing a change in control of us, making removal of our present management more difficult or imposing restrictions upon the payment of dividends and other distributions to the holders of our common stock.



AUTHORIZED BUT UNISSUED SHARES



     Indiana law does not require shareholder approval for any issuance of authorized shares. Authorized but unissued shares may be used for a variety of corporate purposes, including future public or private offerings to raise additional capital or to facilitate corporate acquisitions. One of the effects of the existence of authorized but unissued shares may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the shareholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.



CERTAIN PROVISIONS OF ARTICLES OF INCORPORATION AND BY-LAWS



     Certain provisions of our articles of incorporation and by-laws may delay or make more difficult unsolicited acquisitions or changes of control of us. Such provisions could have the effect of discouraging third parties from making proposals involving an unsolicited acquisition or change in control of us, although such proposals, if made, might be considered desirable by a majority of our shareholders. Such provisions may also have the effect of making it more difficult for third parties to cause the replacement of our current management without the concurrence of our board of directors. These provisions include:



     - the division of our board of directors into three classes serving "staggered" terms of office of three years;



     - the availability of authorized but unissued shares of stock for issuance from time to time at the discretion of our board of directors;



     - provisions allowing the removal of directors upon a shareholder vote taken at a meeting called for that purpose;



     - provisions requiring the participation of not less than a majority of the voting power of the outstanding common stock in order for the shareholders to demand the calling of a special meeting of shareholders; and



     - requirements for advance notice for raising business or making nominations at shareholders' meetings.



     Our articles of incorporation establish an advance notice procedure with regard to business to be brought before an annual or special meeting of shareholders and with regard to the nomination of candidates for election as directors other than by or at the direction of the board of directors. Although our articles of incorporation do not give the board of directors any power to approve or disapprove shareholder nominations for the election of directors or proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of shareholder proposals if the established procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us and our shareholders.



CERTAIN PROVISIONS OF INDIANA LAW



     The Indiana Business Corporation Law, or IBCL, applies to Blue River as an Indiana corporation. Under certain circumstances, the following provisions of the IBCL may delay, prevent or make more difficult unsolicited acquisition or changes of control of us. Such provisions also may have the effect of preventing changes in our management. It is possible that such provisions could make it more difficult to accomplish transactions which shareholders may otherwise deem to be in their best interests.



     Control Share Acquisitions. Under Sections 23-1-42-1 to 23-1-42-11 of the IBCL, an "acquiring person" who makes a "control share acquisition" in an "issuing public corporation" may not exercise voting rights on any "control shares" unless such voting rights are conferred by a majority vote of the disinterested shareholders of the issuing corporation at a special meeting of such shareholders held upon the request and at the expense of the acquiring person. In the event that control shares acquired in a control share acquisition are accorded full voting rights and the acquiring person acquires control shares with a majority or more of all voting power, all shareholders of the issuing corporation have dissenters' rights to receive the fair value, of their shares.



     Under the IBCL, "control shares" means shares acquired by a person that, when added to all other shares of the issuing public corporation owned by that person or in respect to which that person may exercise or direct the exercise of voting power, would otherwise entitle that person to exercise voting power of the issuing public corporation in the election of directors within any of the following ranges (a) one-fifth or more but less than one third; (b) one-third or more but less than a majority; or (c) a majority or more. "Control share acquisition" means, subject to certain exceptions, the acquisition, directly or indirectly, by any person of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares. Shares acquired within 90 days or under a plan to make a control share acquisition are considered to have been acquired in the same acquisition. "Issuing public corporation" means a corporation which is organized in Indiana, has 100 or more shareholders, its principal place of business, its principal office or substantial assets within Indiana and either (a) more than 10% of its shareholders resident in Indiana, (b) more than 10% of its shares owned by Indiana residents or (c) 10,000 shareholders resident in Indiana.



     The above provisions do not apply if, before a control share acquisition is made, the corporation's articles of incorporation or by-laws (including a board adopted by-law) provide that they do not apply. Our articles of incorporation and by-laws do not exclude us from the restrictions imposed by such provisions.



     Certain Business Combinations. Sections 23-1-43-1 to 23-1-43-23 of the IBCL restrict the ability of a "resident domestic corporation" to engage in any combinations with an "interested shareholder" for five years after the interested shareholder's date of acquiring shares unless the combination or the purchase of shares by the interested shareholder on the interested shareholder's date of acquiring shares is approved by the board of directors of the resident domestic corporation before that date. If the combination was not previously approved, the interested shareholder may effect a combination after the five-year period only if such shareholder receives approval from a majority of the disinterested shares or the offer meets certain fair price criteria. For purposes of the above provisions, "resident domestic corporation" means an Indiana corporation that has 100 or more shareholders. "Interested shareholder" means any person, other than the resident domestic corporation or its subsidiaries, who is (1) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the resident domestic corporation or (2) an affiliate or associate of the resident domestic corporation and at any time within the five-year, period immediately before the date in question was the beneficial owner of 10% or more of the voting power of the then outstanding shares of the resident domestic corporation. The above provisions do not apply to corporations that so elect in an amendment to their articles of incorporation approved by a majority of the disinterested shares. Such an amendment, however, would not become effective until 18 months after its passage and would apply only to stock acquisitions occurring after its effective date. Our articles of incorporation do not exclude us from the restrictions imposed by such provisions.



     Directors' Duties and Liability. Under Section 23-1-35-1 of the IBCL, directors are required to discharge their duties: (a) in good faith; (b) with the care an ordinarily prudent person in a like position would exercise under similar circumstances; and (c) in a manner the directors reasonably believe to be in the best interests of Blue River. However, the IBCL also provides that a director is not liable for any action taken as a director, or any failure to act, unless the director has breached or failed to perform the duties of the director's office and the action or failure to act constitutes willful misconduct or recklessness. The exoneration from liability under the IBCL does not affect the liability of directors for violations of the federal securities laws.



     Section 23-1-35-1 of the IBCL also provides that a board of directors, in discharging its duties, may consider, in its discretion, both the long-term and short-term best interests of the corporation, taking into account, and weighing as the directors deem appropriate, the effects of an action on the corporation's shareholders, employees, suppliers and customers and the communities in which offices or other facilities of the corporation are located and any other factors the directors consider pertinent. If a determination is made with the approval of a majority of the disinterested directors of the board, that determination is conclusively presumed to be valid unless it can be demonstrated that the determination was not made in good faith after reasonable investigation. Once the board has determined that the proposed action is not in the best interests of the corporation, it has no duty to remove any barriers to the success of the action, including a rights plan. Section 23-1-35-1 specifically provides that certain judicial decisions in Delaware and other jurisdictions, which might be looked upon for guidance in interpreting Indiana law, including decisions that propose a higher or different degree of scrutiny in response to a proposed acquisition of the corporation, are inconsistent with the proper application of that section.



INDEMNIFICATION OF DIRECTORS AND OFFICERS



     Our articles of incorporation provide that, to the extent not inconsistent with applicable law, we shall indemnify each of our directors, officers, employees and agents against all liability and reasonable expense that may be incurred by him or her in connection with or resulting from any claim in which he or she may become involved by reason of the fact that he or she is or was a director, officer, employee or agent of us or by reason of any action taken or not taken by him or her in any such capacity, if such person is wholly successful with respect to the claim or, if not wholly successful, then if such person is determined to have acted in good faith, in what he or she reasonably believed to be the best interests of us (or at least not opposed to its best interests) and, in addition, with respect to a criminal claim, is determined to have had reasonable cause to believe that his or her conduct was lawful or had no reasonable cause to believe that his or her conduct was unlawful.



     FDIC regulations impose limitations on indemnification payments which could restrict, in certain circumstances, payments by Blue River or the Bank to their respective directors or officers otherwise permitted or required under the IBCL or our articles of incorporation.



     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Blue River under the provisions discussed above or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.



TRANSFER AGENT AND REGISTRAR



     The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company, New York, New York.

                   MATERIAL FEDERAL INCOME TAX CONSIDERATIONS


     The following discussion is the opinion of our tax counsel, Krieg DeVault LLP, as to the application of existing material federal income tax law to the facts as presented in this prospectus relating to the offerings. Krieg DeVault's opinion is based on the Internal Revenue Code of 1986, as amended, the Treasury regulations thereunder, judicial authority and administrative rulings and practice, all of which are subject to change at any time, possibly with retroactive effect. Moreover, there can be no assurance that this opinion will not be challenged by the Internal Revenue Service or that a court considering the issues will not hold contrary to such opinion.


     This discussion may not address all possible federal, state, local or foreign tax consequences applicable to shareholders subject to special treatment under federal income tax law, such as financial institutions, broker-dealers, life insurance companies or traders in securities that elect to mark to market. Also, this discussion does not address applicable tax consequences if you hold Blue River common stock as part of a hedging, straddle, constructive sale, conversion or other risk reduction transaction. In addition, this discussion does not address the tax consequences of the rights offering under applicable state, local or foreign tax laws.

     You should consult your tax advisor to determine the tax consequences to you of the rights offering in light of your particular circumstances, including any state, local and foreign tax consequences.

TAXATION OF SHAREHOLDERS

     The receipt and exercise of the subscription rights distributed pursuant to the rights offering is nontaxable to the shareholders.

     Receipt of a Subscription Right. You will not recognize any gain or other income upon receipt of a subscription right.

     Tax Basis and Holding Period of Subscription Rights. Your tax basis in each subscription right will effectively depend on whether you exercise the subscription right or allow the subscription right to expire. If you exercise a subscription right, your tax basis in the subscription right will be determined by allocating the tax basis of your common stock on which the subscription right is distributed between the common stock and the subscription right, in proportion to their relative fair market values on the date of distribution of the subscription right. However, if the fair market value of your subscription rights is less than 15% of the fair market value of your existing shares of common stock, then the tax basis of each subscription right will be deemed to be zero, unless you elect, by attaching an election statement to your federal income tax return for the taxable year in which you receive the subscription rights, to allocate tax basis to your subscription rights.

     If you allow a subscription right to expire, it will be treated as having no tax basis.

     Your holding period for a subscription right will include your holding period for the shares of common stock upon which the subscription right is issued.

     Expiration of Subscription Rights. You will not recognize any loss upon the expiration or lapse of a subscription right.

     Exercise of Subscription Rights. You will not recognize a gain or loss on the exercise of a subscription right. The tax basis of any share of common stock that you purchase through the rights offering will be equal to the sum of your tax basis, if any, in the subscription right exercised and the price paid for the share. The holding period of the shares of common stock purchased through the rights offering will begin on the date that you exercise your subscription rights.


SALE OR EXCHANGE OF SHARES ACQUIRED UPON EXERCISE OF SUBSCRIPTION RIGHTS OR IN THE COMMUNITY OFFERING



     If you sell or exchange shares of Blue River common stock acquired through the exercise of rights or in the community offering, you will generally recognize gain or loss on the transaction. The gain or loss you recognize is equal to the difference between the amount you realize on the transaction and your tax basis in the shares you sold. Such gain or loss generally will be capital gain or loss so long as you held the shares as a capital asset at the time of the sale or exchange. Gain or loss from an asset held for more than 12 months will generally be taxable as long-term capital gain or loss. If you are an individual, any long-term capital gain is generally taxed at a maximum federal income tax rate of 15%.


TAXATION OF BLUE RIVER

     Blue River will not recognize any gain, other income or loss upon the issuance of the subscription rights, the lapse of the subscription rights, or the receipt of payment for shares of common stock upon exercise of the subscription rights.

                              PLAN OF DISTRIBUTION


     The common stock offered hereby is being offered by Blue River through a community offering and through the issuance of subscription rights directly to its shareholders of record as of July 31, 2003. We intend to distribute copies of this prospectus to certain members of the public whom we believe may have an interest in purchasing shares as soon as the registration statement, of which this prospectus is a part, becomes effective with the SEC, and to shareholders of record on July 31, 2003.



     Certain employees, officers or directors of Blue River may solicit responses from holders of subscription rights or members of the public who are sent copies of the prospectus, but such individuals will not receive any commissions or compensation for such services other than their normal employment compensation.



     We may engage one or more NASD member firms to provide marketing and assistance solely in connection with the offer of shares, if any, to members of the public. These firms will be under no obligation to purchase or sell any specific number or dollar amount of shares. In connection with the marketing services, we may pay a fee as well as commissions to the member firms for shares purchased by members of the public as a result of the efforts of these NASD member firms. These member firms may be deemed to be underwriters under the Securities Act of 1933, and therefore, the fees and commissions to be paid by us to the member firms may be deemed to be underwriting discounts and commissions.


                                 LEGAL MATTERS

     The validity of the shares of common stock offered by this prospectus and the tax matters discussed under "Material Federal Income Tax Considerations" has been passed upon for us by Krieg DeVault LLP, Indianapolis, Indiana.

                                    EXPERTS


     The consolidated financial statements of Blue River as of December 31, 2002 and 2001 and for the years then ended included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein (which report expresses an unqualified opinion and includes explanatory paragraphs relating to (i) a change in the accounting for goodwill and (ii) letters received from the Office of Thrift Supervision which designated the Company and its wholly-owned subsidiary the Bank to be in "troubled condition" subjecting the Company and Shelby County Bank (the "Bank") to various restrictions as determined by the OTS), and included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.



     Unified Banking Company's financial statements as of December 31, 2002 and 2001 and for the years ended December 31, 2002 and 2001 included in this prospectus have been audited by Larry E. Nunn & Associates, LLC, independent auditors, as stated in their report which accompanies the financial statements.

                      WHERE YOU CAN FIND MORE INFORMATION


     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings and other information about us are on file at the offices of the SEC and copies may be obtained upon payment of the prescribed fee or may be examined without charge at the public reference facilities maintained by the SEC at the SEC's Public Reference Room located at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a World Wide Web site on the Internet at http://www.sec.gov which contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC. Those reports, proxy and information statements and other information can also be inspected at Nasdaq's office at 1735 K Street, N.W., Washington, D.C. 20006.

                        PRO FORMA FINANCIAL INFORMATION



            BLUE RIVER BANCSHARES, INC. AND UNIFIED BANKING COMPANY



     The following unaudited pro forma condensed combined balance sheet as of March 31, 2003 and the unaudited pro forma condensed combined statements of income for the three months ended March 31, 2003 and the year ended December 31, 2002 give effect to the proposed acquisition of Unified Banking Company (Unified) by Blue River Bancshares, Inc. (Blue River) accounted for as a purchase.



     The unaudited pro forma condensed combined financial information is based on the historical consolidated financial statements of Blue River and the historical bank-only financial statements of Unified under the assumptions and adjustments set forth in the accompanying notes. The unaudited pro forma condensed combined balance sheet gives effect to the acquisition as if the acquisition had been consummated at the end of the period presented. The unaudited pro forma condensed combined statements of income give effect to the acquisition as if the acquisition had been consummated on January 1, 2002. The unaudited pro forma condensed combined financial statements do not give effect to the anticipated cost savings in connection with the acquisition.



     The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements of Blue River and the historical bank-only financial statements of Unified, including the respective notes to those financial statements. The pro forma financial information is not necessarily indicative of the combined financial position or the results of operations in the future or of the combined financial position or the results of operations which would have been realized had the acquisition been consummated during the periods or as of the dates for which the pro forma information is presented. We anticipate that the acquisition will provide the combined company with financial benefits that include reduced operating expenses and opportunity to earn more revenue. The pro forma financial information, while helpful in illustrating the financial characteristics of the new company under one set of assumptions does not attempt to predict or suggest future results.

            BLUE RIVER BANCSHARES, INC. AND UNIFIED BANKING COMPANY



              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET


                                 MARCH 31, 2003



                                            HISTORICAL
                                         -----------------    PRO FORMA ADJUSTMENTS
                                          BLUE               -----------------------   PRO FORMA
                                          RIVER    UNIFIED     DEBIT         CREDIT    COMBINED
                                         -------   -------   ---------       -------   ---------
                                                             (IN THOUSANDS)
                                             ASSETS
Cash and due from banks................  $ 2,394   $ 2,392    $    --        $    --   $  4,786
Interest-bearing deposits with banks...    9,278        --      8,300(a),(b)   8,200      9,378
Securities available for sale..........   22,356    15,033         --             --     37,389
Securities held to maturity............      256        --         --             --        256
Loans receivable, net..................   56,706    58,722        281(b)          --    115,709
Federal Home Loan Bank stock...........    2,153       514         --             --      2,667
Premises and equipment.................    1,731       680         --             --      2,411
Other real estate owned................    1,534       177         --             --      1,711
Goodwill...............................       --        --      2,882(b)          --      2,882
Core deposit intangible................       --        --        391(b)          --        391
Accrued interest and other assets......    2,840       341         --             --      3,181
                                         -------   -------    -------        -------   --------
  TOTAL ASSETS.........................  $99,248   $77,859    $11,854        $ 8,200   $180,761
                                         =======   =======    =======        =======   ========

                                          LIABILITIES
Deposits...............................  $74,871   $67,677    $    --(b)     $   881   $143,429
FHLB Advances..........................   11,000     3,947         --(a)       4,000     18,947
Accrued interest and other
  liabilities..........................    1,163       508         --(b)         200      1,871
                                         -------   -------    -------        -------   --------
  Total Liabilities....................   87,034    72,132         --          5,081    164,247
                                         -------   -------    -------        -------   --------

                                      SHAREHOLDERS' EQUITY
Common stock...........................   20,464       500        500(a),(b)   4,300     24,764
Surplus................................       --     7,100      7,100(b)          --         --
Accumulated deficit....................   (8,649)   (2,372)        --(b)       2,372     (8,649)
Accumulated other comprehensive
  income...............................      399       499        499(b)          --        399
                                         -------   -------    -------        -------   --------
  Total Stockholders' Equity...........   12,214     5,727      8,099          6,672     16,514
                                         -------   -------    -------        -------   --------
  TOTAL LIABILITIES AND STOCKHOLDERS'
     EQUITY............................  $99,248   $77,859    $ 8,099        $11,753   $180,761
                                         =======   =======    =======        =======   ========



 See Notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

            BLUE RIVER BANCSHARES, INC. AND UNIFIED BANKING COMPANY



           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME


                   FOR THE THREE MONTHS ENDED MARCH 31, 2003



                                                                      PRO FORMA
                                                HISTORICAL           ADJUSTMENTS
                                           --------------------   ------------------   PRO FORMA
                                           BLUE RIVER   UNIFIED   DEBIT     CREDIT      COMBINED
                                           ----------   -------   -----   ----------   ----------
                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
INTEREST INCOME
  Loans, including fees..................  $    1,025   $  822    $ 21(c) $       --   $    1,826
  Investment securities..................         255      230      --            --          485
  Dividends..............................          28        5      --            --           33
  Other interest income..................          15        8      --            --           23
                                           ----------   ------    ----    ----------   ----------
     Total interest income...............       1,323    1,065      21            --        2,367
                                           ----------   ------    ----    ----------   ----------
INTEREST EXPENSE
  Deposits...............................         491      580     -- (c)         87          984
  Borrowed funds.........................          84       51      55(c)         --          190
                                           ----------   ------    ----    ----------   ----------
     Total interest expense..............         575      631      55            87        1,174
                                           ----------   ------    ----    ----------   ----------
     Net interest income.................         748      434     (34)          (87)       1,193
  Provision for loan losses..............          60       36      --            --           96
                                           ----------   ------    ----    ----------   ----------
     Net interest income after provision
       for loan losses...................         688      398     (34)          (87)       1,097
NONINTEREST INCOME
  Service charges on deposit accounts....          52        7      --            --           59
  Secondary market origination fees......          --      126      --            --          126
  Gain on sale of securities, loans and
     other assets........................          59       --      --            --           59
  Other income...........................          53       23      --            --           76
                                           ----------   ------    ----    ----------   ----------
     Total noninterest income............         164      156      --            --          320
                                           ----------   ------    ----    ----------   ----------
NONINTEREST EXPENSES
  Compensation and benefits..............         390      311      --            --          701
  Occupancy and equipment................         115       84      --            --          199
  Data processing expense................         128       34      --            --          162
  Other expenses.........................         269       99      11(c)         --          379
                                           ----------   ------    ----    ----------   ----------
     Total noninterest expenses..........         902      528      11            --        1,441
                                           ----------   ------    ----    ----------   ----------
     Income (loss) before income taxes...         (50)      26     (45)          (87)         (24)
  Income tax expense (benefit)...........          --       --      --            --           --
                                           ----------   ------    ----    ----------   ----------
     NET INCOME (LOSS)...................  $      (50)  $   26    $(45)   $      (87)  $      (24)
                                           ==========   ======    ====    ==========   ==========
     NET INCOME (LOSS) PER COMMON SHARE,
       BASIC AND DILUTED.................  $    (0.02)  $ 5.20                         $    (0.01)
                                           ==========   ======                         ==========
Weighted average common shares -- basic
  and diluted............................   2,224,034    5,000    5,000    1,000,000    3,224,034
                                           ==========   ======    ====    ==========   ==========



 See Notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

            BLUE RIVER BANCSHARES, INC. AND UNIFIED BANKING COMPANY



           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME


                      FOR THE YEAR ENDED DECEMBER 31, 2002



                                           HISTORICAL         PRO FORMA ADJUSTMENTS
                                      ---------------------   ---------------------   PRO FORMA
                                      BLUE RIVER   UNIFIED    DEBIT        CREDIT      COMBINED
                                      ----------   --------   ------     ----------   ----------
                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
INTEREST INCOME
  Loans, including fees.............  $    4,825   $  3,330   $   83(d)  $       --   $    8,072
  Investment securities.............       1,331      1,198       --             --        2,529
  Dividends.........................         130         13       --             --          143
  Other interest income.............         122         44       --             --          166
                                      ----------   --------   ------     ----------   ----------
     Total interest income..........       6,408      4,585       83             --       10,910
                                      ----------   --------   ------     ----------   ----------
INTEREST EXPENSE
  Deposits..........................       3,855      2,769       --(d)         458        6,166
  Borrowed funds....................         190        210      240(d)          --          640
                                      ----------   --------   ------     ----------   ----------
     Total interest expense.........       4,045      2,979      240            458        6,806
                                      ----------   --------   ------     ----------   ----------
     Net interest income............       2,363      1,606     (157)          (458)       4,104
  Provision for loan losses.........         261        656       --             --          917
                                      ----------   --------   ------     ----------   ----------
     Net interest income after
       provision for loan losses....       2,102        950     (157)          (458)       3,187
NONINTEREST INCOME
  Service charges on deposit
     accounts.......................         411         18       --             --          429
  Secondary market origination
     fees...........................          --        565       --             --          565
  Gain on sale of securities, loans
     and other assets...............           4         --       --             --            4
  Other income......................        (266)       163       --             --         (103)
                                      ----------   --------   ------     ----------   ----------
     Total noninterest income.......         149        746       --             --          895
                                      ----------   --------   ------     ----------   ----------
NONINTEREST EXPENSES
  Compensation and benefits.........       1,511      1,267       --             --        2,778
  Occupancy and equipment...........         460        370       --             --          830
  Data processing expense...........         940        127       --             --        1,067
  Other expenses....................       1,568        559       43(d)          --        2,170
                                      ----------   --------   ------     ----------   ----------
     Total noninterest expenses.....       4,479      2,323       43             --        6,845
                                      ----------   --------   ------     ----------   ----------
  Loss before income taxes and
     cumulative effect of change in
     accounting principle...........      (2,228)      (627)    (200)          (458)      (2,763)
  Income tax expense (benefit)......        (151)        --       37(d)          --         (114)
                                      ----------   --------   ------     ----------   ----------
  Loss before cumulative effect of
     change in accounting
     principle......................      (2,077)      (627)    (237)          (458)      (2,649)
  Cumulative effect of change in
     accounting principle...........      (2,429)        --       --             --       (2,429)
                                      ----------   --------   ------     ----------   ----------
     NET LOSS.......................  $   (4,506)  $   (627)  $ (237)    $     (458)  $   (5,078)
                                      ==========   ========   ======     ==========   ==========
     NET LOSS PER COMMON SHARE,
       BASIC AND DILUTED............  $    (2.70)  $(125.40)                          $    (1.90)
                                      ==========   ========                           ==========
Weighted average common shares --
  basic and diluted.................   1,666,122      5,000    5,000      1,000,000    2,666,122
                                      ==========   ========   ======     ==========   ==========



 See Notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED


                         COMBINED FINANCIAL STATEMENTS



     The unaudited pro forma condensed combined financial information is based on the historical consolidated financial statements of Blue River and the historical bank-only financial statements of Unified and is presented to give effect to the acquisition described in Note 1. The acquisition will be accounted for as a purchase under the assumptions and adjustments set forth below. The unaudited pro forma condensed combined financial statements do not give effect to any anticipated cost savings in connection with the acquisition.



     The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements of Blue River and the historical bank-only financial statements of Unified, including the respective notes to those statements. The pro forma information is not necessarily indicative of the combined financial position or the results of operations in the future or of the combined financial position or the results of operations that would have been realized had the acquisition been consummated as of the date or during the periods for which the pro forma information is presented.



NOTE 1.  BASIS OF PRESENTATION



     Blue River is proposing to acquire Unified from its parent company, Unified Financial Services, Inc. Blue River will acquire all of the outstanding common stock of Unified for $8.2 million in cash and Unified will continue to operate as a subsidiary of Blue River. The unaudited pro forma condensed combined balance sheet assumes the acquisition was consummated on March 31, 2003. The unaudited pro forma condensed combined statements of income give effect to the acquisition as if it occurred on January 1, 2002.



     The pro forma presentation assumes the application of push-down accounting, which recognizes the acquired goodwill and other intangibles on the balance sheet of the acquired bank. Completion of the acquisition of Unified by Blue River is subject to prior approval of the Office of Thrift Supervision and other contingencies contained in the stock purchase agreement.



     Under generally accepted accounting principles, the acquisition will be accounted for using the purchase method of accounting and, as such, the assets and liabilities acquired will be recorded at fair value. In accordance with Statement of Financial Accounting Standards No. 142 (SFAS 142), Goodwill and Other Intangible Assets, goodwill acquired in a business combination for which the acquisition date is after June 30, 2001 shall not be amortized. Goodwill must be tested for impairment (at least annually) in future periods following the business combination. Impairment is the condition that exists when the carrying amount of goodwill exceeds its fair value. Also, in accordance with this statement, intangible assets other than goodwill acquired in a business combination for which the acquisition date is after June 30, 2001, shall be amortized based on the estimated useful life of the intangible asset unless that life is determined to be indefinite.



NOTE 2.  ACCOUNTING POLICIES AND FINANCIAL STATEMENT CLASSIFICATIONS



     The accounting policies of both companies are in the process of being reviewed for consistency. As a result of this review, certain conforming accounting adjustments may be necessary.



NOTE 3.  PRO FORMA LOSS PER SHARE



     The pro forma combined loss per share information for the three month period ended March 31, 2003 and the year ended December 31, 2002, has been computed based on the pro forma combined weighted average common shares outstanding for each period as if the acquisition had occurred at the beginning of the earliest period presented. The basic and fully diluted weighted average common shares outstanding for Blue River were adjusted to include the 1,000,000 common shares issued in connection with the proposed stock issuance. The companies had no potential dilutive common shares during the three month period ended March 31, 2003 or the year ended December 31, 2002.

                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED

NOTE 4. PRO FORMA BALANCE SHEET ADJUSTMENTS



     The following is a summary of the pro forma adjustments to reflect the proposed business combination in the pro forma balance sheet:



                                                              DEBIT    CREDIT
                                                              ------   ------
                                                              (IN THOUSANDS)
(a) Issuance of common stock and long-term debt
     Interest-bearing deposits with banks...................  $8,300
       Common stock.........................................           $4,300
       Borrowed funds.......................................            4,000



             Pro forma adjustment to record the expected issuance by Blue River Bancshares, Inc. of 1,000,000 common shares in a rights offering for $4.50 per share for total proceeds of $4.5 million, net of expenses of $200,000, and the issuance of $4 million in long-term bank debt.



(b) Purchase accounting adjustments
     Amortizable core deposit intangible....................  $  391
     Fair value adjustment for loans........................     281
     Goodwill...............................................   2,882
     Common stock...........................................     500
     Surplus................................................   7,100
     Unrealized gain on securities available for sale.......     499
       Interest-bearing deposits with banks.................           $8,200
       Accumulated deficit..................................            2,372
       Fair value adjustment for time deposits..............              881
       Accrued expenses.....................................              200



             Pro forma adjustment to recognize estimated core deposit intangible, fair value adjustment for loans, fair value adjustment for time deposits and goodwill for the acquisition of Unified using the purchase method and applying push-down accounting. For the purpose of the pro forma presentation, management has assumed that the fair values of assets acquired and liabilities assumed approximate their carrying amounts except for loans and time deposits. Management has assumed an estimated core deposit intangible at 1.7% of core deposits at March 31, 2003, defined as total demand and savings deposits of Unified of approximately $23.1 million. Management expects to amortize the core deposit intangible over an estimated economic life of nine years.

                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED

             Following is a summary of the excess of cost over the fair value of acquired net assets (goodwill) recognized in the pro forma balance sheet (in thousands):



Expected cost of acquired entity:
  Total purchase price of Unified Banking Company..........  $ 8,200
  Estimated direct costs of the business combination.......      200
                                                             -------
                                                                       $8,400
Pro forma estimated fair value of acquired assets and
  (liabilities) as of March 31, 2003:
  Total carrying amount of assets..........................  $77,859
  Estimated value of core deposit intangible...............      391
  Estimated fair value adjustment for loans................      281
  Total carrying amount of liabilities.....................  (72,132)
  Estimated fair value adjustment for time deposits........     (881)
                                                             -------
     Pro forma net assets acquired.........................             5,518
                                                                       ------
     Estimated goodwill....................................            $2,882
                                                                       ======



NOTE 5.  PRO FORMA STATEMENT OF INCOME ADJUSTMENTS



     The following is a summary of the pro forma adjustments to reflect the effect of the purchase accounting adjustments and the proposed issuance of long-term debt in the pro forma statement of income for the three month period ended March 31, 2003. No adjustment has been made for income taxes as the net adjustment does not affect net income.



                                                              DEBIT   CREDIT
                                                              -----   ------
                                                              (IN THOUSANDS)
(c)
     Interest income on loans...............................   $21
     Interest expense on borrowed funds.....................    55
     Other expenses -- amortization of core deposit
      intangible............................................    11
       Interest expense on deposits.........................           $87



     The following is a summary of the pro forma adjustments to reflect the effect of the purchase accounting adjustments and the proposed issuance of long-term debt in the pro forma statement of income for the year ended December 31, 2002:



(d)
     Interest income on loans...............................  $83
     Interest expense on borrowed funds.....................  240
     Other expenses -- amortization of core deposit
      intangible............................................   43
     Income taxes...........................................   37
       Interest expense on deposits.........................        $458



     The above pro forma adjustments are made to recognize the amortization of the purchase accounting fair value adjustments for loans and time deposits, the core deposit intangible amortization and interest expense on the proposed long-term debt for the respective periods assuming the acquisition took place on January 1, 2002. The fair value adjustment for loans and the core deposit intangible have been amortized using the straight-line method over the estimated economic lives of the acquired assets. The fair value adjustment on time deposits represents a discount and has been amortized based on the contractual maturities of the time deposits

                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED acquired. Interest expense on long-term debt has been calculated assuming a ten-year note with an interest rate of 6%. The pro forma adjustment for income taxes has been recognized using a combined effective tax rate of 40%.



     As noted above, the fair value adjustment for the time deposit liabilities represents a significant discount to be recognized in earnings following the acquisition. This fair value adjustment results from current market interest rates which are lower than the contractual rates of the acquired time deposits. The fair value adjustment is expected to be recognized in earnings based on the contractual maturities of the time deposits during each of the next three years as follows:



                                                              (IN THOUSANDS)
Year ending December 31:
  2003......................................................       $366
  2004......................................................        325
  2005......................................................        190
                                                                   ----
                                                                   $881
                                                                   ====

                         INDEX TO FINANCIAL STATEMENTS



BLUE RIVER BANCSHARES, INC.
  CONSOLIDATED FINANCIAL STATEMENTS:
     Report of Independent Auditors.........................   F-2
     Consolidated Balance Sheets at December 31, 2002 and
      2001..................................................   F-3
     Consolidated Statements of Operations for the years
      ended December 31, 2002 and 2001......................   F-4
     Consolidated Statements of Shareholders' Equity for the
      years ended December 31, 2002 and 2001................   F-5
     Consolidated Statements of Cash Flows for the years
      ended December 31, 2002 and 2001......................   F-6
     Notes to Consolidated Financial Statements.............
  CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED):
     Consolidated Balance Sheets at March 31, 2003 and
      December 31, 2002.....................................  F-26
     Consolidated Statements of Operations for the three
      months ended March 31, 2003 and 2002..................  F-27
     Consolidated Statements of Cash Flows for the three
      months ended March 31, 2003 and 2002..................  F-28
     Notes to Consolidated Financial Statements.............  F-29

UNIFIED BANKING COMPANY
  FINANCIAL STATEMENTS:
     Report of Independent Auditors.........................  F-34
     Balance Sheets at December 31, 2002 and 2001...........  F-35
     Statements of Operations for the years ended December
      31, 2002 and 2001.....................................  F-36
     Statements of Changes in Stockholder's Equity for the
      years ended December 31, 2002 and 2001................  F-38
     Statements of Cash Flows for the years ended December
      31, 2002 and 2001.....................................  F-37
     Notes to Financial Statements..........................  F-39
  FINANCIAL STATEMENTS (UNAUDITED):
     Statements of Financial Condition as of March 31, 2003
      and March 31, 2002....................................  F-43
     Statements of Operations for the three months ended
      March 31, 2003 and 2002...............................  F-44
     Statements of Cash Flows for the three months ended
      March 31, 2003 and 2002...............................  F-45
     Note to Financial Statements...........................  F-46

                          INDEPENDENT AUDITORS' REPORT



Shareholders and Board of Directors


Blue River Bancshares, Inc. and Subsidiary


Shelbyville, Indiana



     We have audited the accompanying consolidated balance sheets of Blue River Bancshares, Inc. and Subsidiary (the "Company") as of December 31, 2002 and 2001, and the consolidated statements of operations, shareholders' equity, and cash flows for the years ended December 31, 2002 and 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.



     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2002 and 2001, and the results of their operations and their cash flows for the years ended December 31, 2002 and 2001 in conformity with accounting principles generally accepted in the United States of America.



     As discussed in Note 1 to the consolidated financial statements, effective January 1, 2002, the Company changed its method of accounting for goodwill.



     As discussed in Note 11 to the consolidated financial statements, on July 10, 2000, Shelby County Bank received a letter from the Office of Thrift Supervision ("OTS") which designated the Bank to be in "troubled condition" subjecting the Bank to various restrictions as determined by the OTS. On February 7, 2001, Blue River Bancshares, Inc. received a letter from the OTS which designated the Company to be in "troubled condition" subjecting the Company to various restrictions as determined by the OTS.



                                          DELOITTE & TOUCHE LLP



Indianapolis, Indiana


March 17, 2003


(June 9, 2003 with respect to Note 16)

                          BLUE RIVER BANCSHARES, INC.



                          CONSOLIDATED BALANCE SHEETS



                                                                     DECEMBER 31,
                                                              --------------------------
                                                                 2002           2001
                                                              -----------   ------------
                                         ASSETS
ASSETS:
  Cash and cash equivalents:
     Cash and due from banks................................  $ 2,269,908   $  4,116,043
     Interest-bearing deposits..............................    1,169,170     10,921,285
                                                              -----------   ------------
       Total cash and cash equivalents......................    3,439,078     15,037,328
  Securities available for sale, at fair value (amortized
     cost $25,588,551 and $27,163,802)......................   26,407,360     27,341,021
  Securities held to maturity, at amortized cost (fair value
     $261,005 and $296,696).................................      258,721        294,551
  Loans receivable, net of allowance for loan losses of
     ($1,717,072 and $1,891,366)............................   56,595,711     71,935,752
  Stock in FHLB of Indianapolis, at cost....................    2,153,000      2,153,000
  Accrued interest receivable...............................      582,016        718,586
  Income taxes receivable...................................                     225,000
  Deferred income taxes.....................................    1,899,346      2,133,814
  Premises and equipment, net...............................    1,781,775      1,973,769
  Other real estate owned...................................    1,627,505      1,003,329
  Prepaid expenses and other assets.........................      373,454        544,293
  Goodwill, net.............................................           --      2,429,081
                                                              -----------   ------------
TOTAL ASSETS................................................  $95,117,966   $125,789,524
                                                              ===========   ============

                          LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES:
  Interest bearing deposits.................................  $68,200,843   $107,619,674
  Non-interest bearing deposits.............................    5,531,911
  Advances from FHLB........................................   11,000,000      5,000,000
  Accrued interest on deposits and FHLB advances............       73,759        243,207
  Accrued expenses and other liabilities....................      438,675        333,740
                                                              -----------   ------------
       Total liabilities....................................   85,245,188    113,196,621
                                                              -----------   ------------
SHAREHOLDERS' EQUITY:
  Preferred stock, no par value, 2,000,000 shares
     authorized, none issued Common stock, no par value, 15
     million shares authorized, 1,859,802 and 1,549,913
     shares issued; 1,859,802 and 1,549,913 shares
     outstanding............................................   17,980,344     16,579,196
  Accumulated deficit.......................................   (8,598,851)    (4,092,623)
  Accumulated other comprehensive income, net of deferred
     taxes..................................................      491,285        106,330
                                                              -----------   ------------
       Total shareholders' equity...........................    9,872,778     12,592,903
                                                              -----------   ------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY..................  $95,117,966   $125,789,524
                                                              ===========   ============



          See accompanying notes to consolidated financial statements.

                          BLUE RIVER BANCSHARES, INC.



                     CONSOLIDATED STATEMENTS OF OPERATIONS



                                                              YEARS ENDED DECEMBER 31,
                                                              -------------------------
                                                                 2002          2001
                                                              -----------   -----------
INTEREST INCOME:
  Loans receivable..........................................  $ 4,825,049   $ 9,018,648
  Mortgage-backed securities and investment securities......    1,330,646     1,148,468
  Interest-bearing deposits.................................      122,028       365,081
  Dividends from FHLB and other.............................      130,522       160,044
                                                              -----------   -----------
     Total interest income..................................    6,408,245    10,692,241
                                                              -----------   -----------
INTEREST EXPENSE:
  Interest expense on deposits..............................    3,854,760     6,248,527
  Interest expense on FHLB advances.........................      189,933       627,269
                                                              -----------   -----------
     Total interest expense.................................    4,044,693     6,875,796
                                                              -----------   -----------
NET INTEREST INCOME BEFORE PROVISION FOR LOAN LOSSES........    2,363,552     3,816,445
PROVISION FOR LOAN LOSSES...................................      261,187     1,985,000
                                                              -----------   -----------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES.........    2,102,365     1,831,445
                                                              -----------   -----------
NON-INTEREST INCOME:
  Service charges and fees..................................      410,951       531,235
  Loss on disposal/impairment of premises and equipment.....     (125,168)     (151,099)
  Gain (Loss) on sale of securities.........................        4,200       (22,968)
  Other.....................................................     (141,275)     (292,052)
                                                              -----------   -----------
                                                                  148,708        65,116
                                                              -----------   -----------
NON-INTEREST EXPENSE:
  Salaries and employee benefits............................    1,511,369     2,183,061
  Premises and equipment....................................      460,412       712,797
  Data processing...........................................      502,323       524,747
  Data processing conversion................................      438,072
  Professional fees.........................................      456,333       434,335
  Federal deposit insurance.................................      205,939       148,502
  Directors fees............................................      126,300       124,825
  Environmental expense.....................................      112,000
  Goodwill amortization.....................................           --       212,412
  Other.....................................................      666,079       896,223
                                                              -----------   -----------
     Total non-interest expense.............................    4,478,827     5,236,902
                                                              -----------   -----------
LOSS BEFORE INCOME TAX BENEFIT..............................   (2,227,754)   (3,340,341)
INCOME TAX BENEFIT..........................................     (150,607)   (1,163,966)
                                                              -----------   -----------
NET LOSS before cumulative effect of change in accounting
  principle.................................................   (2,077,147)   (2,176,375)
Cumulative effect of change in accounting principle.........   (2,429,081)           --
                                                              -----------   -----------
NET LOSS....................................................  $(4,506,228)  $(2,176,375)
                                                              ===========   ===========
Basic and diluted loss per share before change in accounting
  principle.................................................  $     (1.25)  $     (1.40)
Cumulative effect of change in accounting principle.........        (1.46)           --
                                                              -----------   -----------
BASIC AND DILUTED LOSS PER SHARE............................  $     (2.71)  $     (1.40)
                                                              ===========   ===========
WEIGHTED AVERAGE SHARES OUTSTANDING (BASIC AND DILUTED).....    1,666,122     1,549,913



          See accompanying notes to consolidated financial statements.

                          BLUE RIVER BANCSHARES, INC.



                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY



                                     FOR THE PERIOD FROM JANUARY 1, 2001 TO DECEMBER 31, 2002
                             -------------------------------------------------------------------------
                                                                          ACCUMULATED
                                                                             OTHER
                                                                         COMPREHENSIVE
                                                                          INCOME, NET        TOTAL
                             COMPREHENSIVE     COMMON      ACCUMULATED    OF DEFERRED    SHAREHOLDERS'
                                 LOSS           STOCK        DEFICIT         TAXES          EQUITY
                             -------------   -----------   -----------   -------------   -------------
BALANCE, January 1, 2001...                  $16,579,196   $(1,916,248)    $(91,206)      $14,571,742
  NET LOSS.................   $(2,176,375)                  (2,176,375)                    (2,176,375)
                              -----------
  Other comprehensive
     income:
     Unrealized gain on
       securities, net of
       reclassification
       adjustment..........       197,536                                   197,536           197,536
                              -----------
  Other comprehensive
     income................       197,536
                              -----------
COMPREHENSIVE LOSS.........   $(1,978,839)
                              ===========    -----------   -----------     --------       -----------
BALANCE, December 31,
  2001.....................                   16,579,196    (4,092,623)     106,330        12,592,903
  NET LOSS.................   $(4,506,228)                  (4,506,228)                    (4,506,228)
                              -----------
PROCEEDS FROM PRIVATE
  PLACEMENT OFFERING.......                    1,401,148                                    1,401,148
     Other comprehensive
       income:
       Unrealized gain on
          securities, net
          of
          reclassification
          adjustment.......       384,955                                   384,955           384,955
                              -----------
  Other comprehensive
     income................       384,955
                              -----------
COMPREHENSIVE LOSS.........   $(4,121,273)
                              ===========    -----------   -----------     --------       -----------
BALANCE, December 31,
  2002.....................                  $17,980,344   $(8,598,851)    $491,285       $ 9,872,778
                                             ===========   ===========     ========       ===========



          See accompanying notes to consolidated financial statements.

                          BLUE RIVER BANCSHARES, INC.



                     CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                               YEARS ENDED DECEMBER 31,
                                                              ---------------------------
                                                                  2002           2001
                                                              ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................  $ (4,506,228)  $ (2,176,375)
  Adjustments to reconcile net loss to net cash from
     operating activities:
     Depreciation and amortization..........................       562,918        489,330
     Net amortization of premiums and discounts.............        89,684        117,404
     Cumulative effect of change in accounting principle....     2,429,081
     Loss on sale of Fort Wayne branches....................                      275,927
     Loss (Gain) on sale of securities available for sale...        (4,200)        22,968
     Prepayment penalty on FHLB advance.....................       102,255
     Impairment charge to premises and equipment............       100,000        139,907
     Loss on sale/disposal of premises and equipment........        64,189          7,192
     Provision for loan losses..............................       261,187      1,985,000
     Deferred income taxes..................................       203,015       (952,867)
  Changes in assets and liabilities:
     Accrued interest receivable............................       136,570        379,878
     Other assets...........................................       131,819       (607,043)
     Other liabilities......................................       (64,513)      (299,687)
                                                              ------------   ------------
       Net cash from operating activities...................      (494,223)      (618,366)
                                                              ------------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Loans funded net of collections...........................    14,014,924      6,193,787
  Proceeds from sale of loans, including those sold with
     Fort Wayne branches....................................                   30,656,502
  Maturities of securities available for sale...............    10,616,623     10,283,905
  Proceeds from sale of securities available for sale.......     4,925,735        654,064
  Purchase of securities available for sale.................   (14,292,006)   (18,729,690)
  Proceeds from sale of premises and equipment included in
     sale of Fort Wayne branches............................                      456,422
  Purchase of premises and equipment........................      (131,346)        35,741
  Proceeds from sale of real estate owned...................       344,648
       Net cash provided by investing activities............    15,478,578     29,550,731
                                                              ------------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayment of FHLB advances and other borrowings...........    (5,102,255)   (17,500,000)
  Proceeds from FHLB advances and other borrowings..........    11,000,000     10,000,000
  Net decrease in deposits..................................   (33,881,498)   (13,706,364)
  Sale of deposits included in sale of Fort Wayne
     branches...............................................                  (11,772,950)
  Proceeds from issuance of common stock, net of offering
     costs of $64,627.......................................     1,401,148
                                                              ------------   ------------
       Net cash used in financing activities................   (26,582,605)   (32,979,314)
                                                              ------------   ------------
NET DECREASE IN CASH AND CASH EQUIVALENTS...................   (11,598,250)    (4,046,949)
CASH AND CASH EQUIVALENTS, Beginning of year................    15,037,328     19,084,277
                                                              ------------   ------------
CASH AND CASH EQUIVALENTS, End of year......................  $  3,439,078   $ 15,037,328
                                                              ============   ============
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Interest paid during the year.............................  $  4,214,000   $  6,888,000
                                                              ============   ============
  Income tax refund.........................................  $    353,000
                                                              ============   ============
  Loans transferred to other real estate owned..............  $    684,000   $    991,000
                                                              ============   ============



                See notes to consolidated financial statements.

                          BLUE RIVER BANCSHARES, INC.



                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                 FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001



1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES



     The accounting policies of Blue River Bancshares, Inc. (the "Company") conform to accounting principles generally accepted in the United States of America and prevailing practices within the banking and thrift industry. A summary of the more significant accounting policies follows:



     Basis of Presentation -- The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary Shelby County Bank (the "Bank") and the wholly owned subsidiaries of the Bank. All significant intercompany balances and transactions have been eliminated.



     Description of Business -- The Bank provides financial services to south central Indiana through its main office in Shelbyville and three other full service branches in Shelbyville, Morristown, and St. Paul, Indiana.



     On December 31, 2001, the Company completed the sale of its two Fort Wayne branches pursuant to a Branch Purchase and Assumption Agreement ("the Agreement") entered into with Community First Bank and Trust, an Ohio state-chartered bank ("Community") on October 17, 2001. The Agreement provided for Community's assumption of certain deposit and other liabilities and purchase of certain assets of two branch offices. Under the terms of the Agreement, Community acquired the loans, personal property, fixed assets, cash, records, and real property lease interests of the two Branches located in Fort Wayne, Indiana. The transaction involved the purchase of approximately $31 million in assets and the assumption of approximately $11 million in liabilities. The difference between the assets and liabilities was offset by a cash payment from Community to the Company of approximately $20 million. Community also retained all the employees of the First Community branches.



     The Bank is subject to competition from other financial institutions and is regulated by certain federal agencies and undergoes periodic examinations by those regulatory authorities. (See Note 10).



     Use of Estimates -- The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. Estimates most susceptible to change in the near term include the allowance for loan losses and the fair value of securities.



     Cash and Cash Equivalents -- All highly liquid investments with an original maturity of three months or less are considered to be cash equivalents.



     Securities -- Securities are required to be classified as held to maturity, available for sale or trading. Debt securities that the Bank has the positive intent and ability to hold to maturity are classified as held to maturity. Debt and equity securities not classified as either held to maturity or trading securities are classified as available for sale. Only those securities classified as held to maturity are reported at amortized cost, with those available for sale reported at fair value with unrealized gains and losses excluded from earnings and reported as other comprehensive income. Premiums and discounts are amortized over the contractual lives of the related securities using the level yield method. Gain or loss on sale of securities is based on the specific identification method.



     Revenue Recognition -- Interest on real estate, commercial and installments loans is accrued over the term of the loans on a level yield basis. The recognition of interest income is discontinued when, in management's judgment, the interest will not be collectible in the normal course of business.



     Nonrefundable loan origination fees, net of certain direct loan origination costs, are deferred and recognized as a yield adjustment over the life of the underlying loan. Any unamortized net fees on loans sold are included as part of the gain/loss on sale of loans at time of sale.

                          BLUE RIVER BANCSHARES, INC.

     Generally, any loan greater than 90 days past due must be well secured and in the process of collection to continue accruing interest. In the event that a loan is classified as impaired in accordance with FASB 114, "Accounting by Creditors for Impairment of a Loan" before it is 90 days past due, the Company will discontinue accruing interest unless the loan is well secured and in the process of collection. Cash payments received on nonaccrual loans generally are applied against principal, and interest income is only recorded once principal recovery is reasonably assured. Loans are not reclassified as accruing until principal and interest payments are brought current and future payments appear reasonably certain.



     Provision for Loan Losses -- A provision for estimated losses on loans and real estate owned is charged to operations based upon management's evaluation of the probable losses. Such an analysis of the allowance for loan losses is performed quarterly by management to assess the appropriate levels of allowance for loan losses. The allowance for loan losses consists of a specific reserves and a general reserve. The components of the allowance for loan losses represent an estimation done pursuant to either SFAS 5, "Accounting for Contingencies", or SFAS 114, "Accounting for creditors for Impairment of a Loan."



     The specific reserve analysis is performed to recognize reserves allocated to individual loans which are considered classified assets due to a combination of factors including delinquency, credit quality and collateral value. Specific reserves for such loans are established based upon an analysis of individual borrowers identified in the classified loan list, establishing the probability of loss associated with such borrowers, including comparison of loan balances versus estimated liquidation values of collateral based upon independent information sources or appraisals performed by licensed appraisers.



     The remaining pool of loans, excluding those classified or delinquent, is the source for the general loan loss reserve. Management evaluates this general reserve using loan loss statistics by various types of loan categories, as published periodically by the OTS and multiplying such loss percentages to the Bank's distribution of portfolio balances. The calculated reserve is compared to the Bank's existing reserve to establish the provision necessary to bring the actual reserve balance incompliance with the findings of the allowance analysis. Such an analysis, is susceptible to changes that could result in a material adjustment in the near term. While management endeavors to use the best information available in making it's evaluations, future allowance adjustments may be necessary if economic conditions change substantially from the assumptions used in making the evaluations.



     FHLB Stock -- Federal law requires a member institution of the Federal Home Loan Bank ("FHLB") system to hold common stock of its district FHLB according to a predetermined formula. This investment is stated at cost, which represents redemption value, and may be pledged to secure FHLB advances.



     Real Estate Owned -- Real estate owned represents real estate acquired through foreclosure or deed in lieu of foreclosure which provides the Bank fee simple ownership. The Bank then has the ability to sell the property. Real estate owned is recorded at the lower of cost or fair value less estimated costs to sell. When property is acquired, it is recorded at the lower of cost or estimated fair value at the date of acquisition, with any resulting write-down charged against the allowance for loan losses. Any subsequent deterioration of the property is charged directly to real estate owned expense. Costs relating to the development and improvement of real estate owned are capitalized, whereas costs relating to holding and maintaining the property are charged to expense as incurred.



     Premises and Equipment -- Premises and equipment are carried at cost less accumulated depreciation. Depreciation is computed on the straight-line method over the estimated useful lives that range from 2 to 40 years.



     Income Taxes -- The Company and its wholly owned subsidiary file consolidated income tax returns. Deferred income tax assets and liabilities reflect the impact of temporary differences between amounts of assets and liabilities for financial reporting purposes and the basis of such assets and liabilities as measured by tax laws and regulations.

                          BLUE RIVER BANCSHARES, INC.

     Income Tax Valuation Allowance -- The Company establishes valuation allowances in accordance with the provisions of FASB Statement No. 109, "Accounting for Income Taxes". The Company continually reviews the adequacy of the valuation allowance and will recognize the benefits only as reassessment indicates that it is more likely than not that the benefits will be realized.



     Loss per Common Share -- Loss per share of common stock are based on the weighted average number of basic shares and dilutive shares outstanding during the year.



     The following is a reconciliation of the weighted average common shares for the basic and diluted loss per share computations:



                                                              YEAR ENDED DECEMBER 31,
                                                              -----------------------
                                                                 2002         2001
                                                              ----------   ----------
Basic earnings per share:
  Weighted average common shares............................  1,666,122    1,549,913
                                                              =========    =========
Diluted earnings per share:
  Weighted average common shares and incremental shares.....  1,666,122    1,549,913
                                                              =========    =========



     During the years ended December 31, 2002 and 2001, there were no incremental shares relating to the dilutive effect of stock options.



     Comprehensive Income -- Reclassification adjustments have been determined for all components of other comprehensive income reported in the consolidated statements of changes in shareholders' equity. Amounts presented within those statements for the years ended December 31, 2002 and December 31, 2001 are as follows:



                                                                2002       2001
                                                              --------   --------
Other comprehensive income:
  Net unrealized holding gains..............................  $643,225   $304,942
  Less, reclassification adjustment for (gains) losses
     realized...............................................    (4,200)    22,968
                                                              --------   --------
Other comprehensive income before tax.......................   639,025    327,910
Income tax expense related to items of other comprehensive
  income....................................................   254,070    130,374
                                                              --------   --------
Other comprehensive income, net of tax......................  $384,955   $197,536
                                                              ========   ========



     Segment Information -- The Company has disclosed all required information relating to its one operating segment.



     Stock Based Compensation -- At December 31, 2002, the company has stock-based employee compensation plans, which are described more fully in Note
14. The Company accounts for those plans under the recognition and measurement principles of APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net loss and loss per share if the

                          BLUE RIVER BANCSHARES, INC.

company had applied the fair value recognition provisions of FASB Statement No. 123, "Accounting for Stock-Based Compensation," to stock-based employee compensation.



                                                                2002          2001
                                                             -----------   -----------
Net loss:
  Net loss as reported.....................................  $(4,506,228)  $(2,176,375)
     Deduct total stock based employee compensation expense
       determined under fair value based method for all
       awards, net of related tax effects..................      (76,775)       64,228
                                                             -----------   -----------
  Pro forma, net loss......................................  $(4,583,003)  $(2,240,603)
                                                             ===========   ===========
Net loss per share:
  Basic loss per share.....................................  $     (2.71)  $     (1.40)
  Diluted loss per share...................................  $     (2.71)  $     (1.40)
Pro forma loss per share:
  Basic loss per share.....................................  $     (2.75)  $     (1.45)
  Diluted loss per share...................................  $     (2.75)  $     (1.45)



     New Accounting Pronouncements -- Statement of Financial Accounting Standards ("SFAS") No. 142, Goodwill and Other Intangible Assets, was issued in July 2001. Under SFAS 142, goodwill amortization ceases when the new standard is adopted. The new rules also require an initial goodwill impairment assessment in the year of adoption and at least annual impairment tests thereafter. SFAS 142, is effective for the Company January 1, 2002. Annual goodwill amortization of approximately $212,000 was ceased on January 1, 2002.



     Management completed the assessment and evaluation process of determining the impairment of goodwill in accordance with SFAS 142 during the second quarter of 2002. The measurement of impairment was considered necessary as the Company had several consecutive quarters of losses.



     Based on the pattern of losses and a significant reduction in the market capitalization of the Company, an independent third party valuation specialist performed a valuation analysis of the Company. Management completed its initial assessment and determined that the goodwill was impaired in accordance with SFAS 142 during the second quarter of 2002. The measurement of the impairment resulted in a reduction of goodwill and a cumulative change in accounting principle of $2,429,081.



                                                             TWELVE MONTH PERIODS ENDED
                                                                    DECEMBER 31,
                                                             ---------------------------
                                                                 2002           2001
                                                             ------------   ------------
Reported net loss before cumulative effect of change in
  accounting principle.....................................  $(2,077,147)   $(2,176,375)
Addback Goodwill Amortization..............................                     212,412
                                                             -----------    -----------
Adjusted net loss before cumulative effect of change in
  accounting principle.....................................  $(2,077,147)   $(1,963,963)
                                                             ===========    ===========
Basic and diluted loss per share before cumulative effect
  of change in accounting principle........................  $     (1.25)   $     (1.40)
Addback Goodwill Amortization..............................                        0.13
                                                             -----------    -----------
Adjusted basic and diluted loss per share before cumulative
  effect of change in accounting principle.................  $     (1.25)   $     (1.27)
                                                             ===========    ===========

                          BLUE RIVER BANCSHARES, INC.

     SFAS No. 143, Accounting for Asset Retirement Obligations, was issued in June 2001 and is effective for financial statements issued for fiscal years beginning after June 15, 2002. SFAS 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. Management has determined that the effect of this new standard on the consolidated financial statements will not be material.



     SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, was issued in August 2001 and is effective for financial statements issued for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years. SFAS 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. Management has determined that the effect of this new standard on the consolidated financial statements will not be material.



     In April 2002, the Financial Accounting Standards Board issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections," which, among other things, changes the way gains and losses from the extinguishment of debt are reported. Previously, all gains and losses from the extinguishment of debt were required to be reported as an extraordinary item, net of related tax effect. Under SFAS No. 145, gains and losses from the extinguishment of debt should be reported as part of on-going operations, unless the extinguishment of debt meets the criteria of both unusual and infrequent as established in APB No. 30. SFAS No. 145 is effective for all fiscal years beginning after May 15, 2002, including all prior period presentations. Management has determined that the effect of this new standard on the consolidated financial statements will not be material.



     During June 2002, the Financial Accounting Standards Board issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," which nullifies Emerging Issues Task Force Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. SFAS No. 146 is effective for exit and disposal activities that are initiated after December 31, 2002. Management has determined that the effect of this new standard on the consolidated financial statements will not be material.



     SFAS 147, "Acquisitions of Certain Financial Institutions," was issued in October 2002 and is effective for acquisitions for which the date of acquisition is on or after October 1, 2002. SFAS 147 addresses the financial accounting and reporting for the acquisition of all or part of a financial institution, except for a transaction between two or more mutual enterprises. This statement also provides guidance on the accounting for the impairment or disposal of acquired long-term customer-relationship intangible assets (such as depositor- and borrower-relationship intangible assets and credit cardholder intangible assets), including those acquired in transactions between two or more mutual enterprises. The adoption of the statement did not have any impact on the financial statements in the year of adoption.



     SFAS 148, "Accounting for Stock-Based Compensation -- Transition and Disclosure, an amendment of FASB Statement No. 123," was issued in December 2002 and is effective for fiscal years ending after December 15, 2002. SFAS 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method on reported results. Management has included the new disclosure requirements in its consolidated financial statements.



     In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others". This Interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligation under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize,

                          BLUE RIVER BANCSHARES, INC.

at the inception of a guarantee a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and initial measurement provisions of this Interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements in this interpretation are effective for financial statements of interim or annual periods ending after December 15, 2002. Loan commitments and commercial letters of credit are excluded from the scope of this interpretation. The Company does not anticipate the Interpretation will have a material impact on its consolidated financial statements.



     In January 2003, the FASB issued Interpretation No. 46 (FIN 46), "Consolidation of Variable Interest Entities". This Interpretation addresses consolidation by business enterprises of variable interest entities. Under current practice, entities generally have been included in consolidated financial statements because they are controlled through voting interests. This Interpretation explains how to identify variable interest entities and how an entity assesses its interests in a variable interest entity to decide whether to consolidate that entity. FIN 46 requires existing unconsolidated variable interest entities to be consolidated by their primary beneficiaries if the entities do not effectively disperse risks among parties involved. Variable interest entities that effectively disperse risks will not be consolidated unless a single party holds an interest or combination of interests that effectively recombines risks that were previously dispersed. Transferor to QSPEs and "grandfathered" QSPEs subject to the reporting requirements of SFAS 140 are outside the scope of FIN 46 and do not consolidate those entities. FIN 46 also requires certain disclosures by the primary beneficiary of a variable interest entity or an entity that holds a significant variable interest in a variable interest entity.



     FIN 46 is applicable for all entities with variable interests in variable interest entities credited after January 31, 2003 immediately. Public companies with a variable interest in a variable interest entity created before February 1, 2003 will have to apply the provisions of FIN 46 no later than the beginning of the first interim reporting period beginning after June 15, 2003.



     The company does not anticipate FIN 46 will have a material impact to its consolidated financial statements.



     Reclassification -- Certain amounts in the year ended December 31, 2001 have been reclassified to conform to the 2002 presentation.

                          BLUE RIVER BANCSHARES, INC.

2. SECURITIES



     Securities at December 31, 2002 are as follows:



                                                       GROSS UNREALIZED
                                        -----------------------------------------------
                                         AMORTIZED
                                           COST        GAINS      LOSSES    FAIR VALUE
                                        -----------   --------   --------   -----------
Securities available for sale:
  Mortgage-backed securities..........  $17,849,169   $573,742   $ (1,600)  $18,421,311
  Corporate bonds.....................      211,460      7,412     (9,000)      209,872
  Obligations of State and Political
     Subdivisions.....................    1,986,077     62,389                2,048,466
  U.S. Treasury and agency
     securities.......................    5,541,845    185,866                5,727,711
                                        -----------   --------   --------   -----------
Total available for sale..............  $25,588,551   $829,409   $(10,600)  $26,407,360
                                        ===========   ========   ========   ===========
Securities held to maturity:
  Mortgage-backed securities..........  $    55,721   $    764   $   (771)  $    55,714
  Municipal bonds.....................      203,000      2,753       (462)      205,291
                                        -----------   --------   --------   -----------
Total held to maturity................  $   258,721   $  3,517   $ (1,233)  $   261,005
                                        ===========   ========   ========   ===========



     Securities at December 31, 2001 are as follows:



                                                       GROSS UNREALIZED
                                        -----------------------------------------------
                                         AMORTIZED
                                           COST        GAINS      LOSSES    FAIR VALUE
                                        -----------   --------   --------   -----------
Securities available for sale:
  Mortgage-backed securities..........  $14,984,431   $152,248   $(58,945)  $15,077,734
  Corporate bonds.....................      213,490      3,331       (461)      216,360
  Obligations of State and Political
     Subdivisions.....................    2,629,979     51,960    (10,766)    2,671,173
  U.S. Treasury and agency
     securities.......................    9,335,902     60,456    (20,604)    9,375,754
                                        -----------   --------   --------   -----------
Total available for sale..............  $27,163,802   $267,995   $(90,776)  $27,341,021
                                        ===========   ========   ========   ===========
Securities held to maturity:
  Mortgage-backed securities..........  $    88,580   $    849   $   (237)  $    89,192
  Municipal bonds.....................      205,971      2,992     (1,459)      207,504
                                        -----------   --------   --------   -----------
Total held to maturity................  $   294,551   $  3,841   $ (1,696)  $   296,696
                                        ===========   ========   ========   ===========

                          BLUE RIVER BANCSHARES, INC.

     The carrying value of mortgage-backed securities, corporate bonds, and U.S. treasury and agencies at December 31, 2002 are shown below by their contractual maturity date. Actual maturities will differ because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.



                                           AVAILABLE FOR SALE          HELD TO MATURITY
                                        -------------------------   ----------------------
                                         AMORTIZED                  AMORTIZED
                                           COST       FAIR VALUE      COST      FAIR VALUE
                                        -----------   -----------   ---------   ----------
Mortgage-backed securities:
  Due after one year through five
     years............................                              $  1,042     $  1,073
  Due after five years through ten
     years............................  $ 4,071,958   $ 4,223,191      8,898        9,426
  Due after ten years.................   13,777,212    14,198,120     45,782       45,216
Corporate bonds:
  Due after one year through five
     years............................      211,460       209,872
Obligation of State and Political
  Subdivisions:
  Due within one year.................      201,004       207,300     99,989       99,527
  Due after one year through five
     years............................      897,552       931,918    103,010      105,763
  Due after five years through ten
     years............................      537,443       552,689
  Due after ten years.................      350,077       356,560
U.S. Treasury and agency securities:
  Due after one year through five
     years............................      500,000       520,125
  Due after five years through ten
     years............................    5,041,845     5,207,585
                                        -----------   -----------   --------     --------
Total.................................  $25,588,551   $26,407,360   $258,721     $261,005
                                        ===========   ===========   ========     ========



     Securities totaling approximately $14.2 million are pledged to secure Federal Home Loan Bank Advances (see Note 6).



3. LOANS RECEIVABLE



     Loans receivable at December 31 by major categories are as follows:



                                                                2002          2001
                                                             -----------   -----------
Real estate mortgage loan:
  One-to-four family.......................................  $27,503,516   $31,843,376
  Non Residential..........................................   16,658,767    23,397,672
Home equity loans..........................................    3,187,104     3,520,294
Consumer loans.............................................    6,757,173    10,199,602
Commercial loans...........................................    4,206,223     4,866,174
Allowance for loan losses..................................   (1,717,072)   (1,891,366)
                                                             -----------   -----------
                                                             $56,595,711   $71,935,752
                                                             ===========   ===========

                          BLUE RIVER BANCSHARES, INC.

     Activity in the allowance for loan losses for the years ended December 31 are as follows:



                                                                 2002         2001
                                                              ----------   ----------
Beginning balance...........................................  $1,891,366   $1,943,741
Provision for loan losses...................................     261,187    1,985,000
Charge-offs.................................................    (816,280)  (2,311,520)
Recoveries..................................................     380,799      274,145
                                                              ----------   ----------
Ending balance..............................................  $1,717,072   $1,891,366
                                                              ==========   ==========



     As of December 31, 2002 and 2001, loans which were impaired in accordance with SFAS No.'s 114 and 118 totaled approximately $2,056,000 and $7,576,000, respectively. Specific reserves for credit losses allocated to these loans totaled approximately $1,559,000 and $1,617,000 as of December 31, 2002 and 2001, respectively. The Bank's policy for recognizing income on impaired loans is to accrue interest until a loan is classified as impaired. For loans that are determined to be impaired, interest accrued in excess of 90 days past the due date is charged against current earnings. No interest is accrued after a loan is classified as impaired. All payments received for loans which are classified as impaired are utilized to reduce the principal balance outstanding.



     The average recorded investment in total impaired loans for the years ended December 31, 2002 and 2001 amounted to $2,377,000 and $3,161,000, respectively. Interest income that would have been recognized had such loans been performing in accordance with their original terms would have been $138,000 and $241,000, respectively.



4. PREMISES AND EQUIPMENT



     Premises and equipment at December 31 consists of the following:



                                                                2002          2001
                                                             -----------   -----------
Land and improvements......................................  $   288,009   $   288,009
Buildings and improvements.................................    1,814,666     1,921,524
Furniture and equipment....................................      950,270     1,083,647
                                                             -----------   -----------
                                                               3,052,945     3,293,180
Less accumulated depreciation..............................   (1,271,170)   (1,319,411)
                                                             -----------   -----------
                                                             $ 1,781,775   $ 1,973,769
                                                             ===========   ===========



     During the second quarter of 2002, the Company completed the transfer of the Rampart Bank Branch facility from the holding company of the Bank. As required by the Office of Thrift and Supervision, this transfer was completed at fair value. Management concluded that the Rampart Bank Branch was impaired. The measurement of impairment resulted in a write-down of property of approximately $100,000 and a corresponding charge included in other expense.

                          BLUE RIVER BANCSHARES, INC.

5.  DEPOSITS



     Deposits at December 31 are as follows:



                                                  2002                     2001
                                         ----------------------   -----------------------
                                                       WEIGHTED                  WEIGHTED
                                                       AVERAGE                   AVERAGE
                                           AMOUNT        RATE        AMOUNT        RATE
                                         -----------   --------   ------------   --------
Passbook Savings Account...............  $ 6,916,341     1.24%    $  6,388,497     2.10%
Non-interest Bearing Checking..........    5,531,940                 1,939,845
Interest-Bearing Demand Deposit
  Accounts.............................   12,759,764     1.42%      18,832,364     2.04%
Money Market Accounts..................   14,112,278     1.82%      14,562,834     2.54%
                                         -----------     ----     ------------     ----
     Total Transaction Accounts........   39,320,323     1.33%      41,723,540     2.13%
                                         -----------     ----     ------------     ----
Certificate Accounts:
  Under 12 Months......................    4,276,125     1.96%      47,817,841     6.36%
  12 to 23 Months......................    6,010,252     2.58%       9,057,097     6.17%
  24 to 35 Months......................    9,500,791     5.02%       2,280,353     5.32%
  36 to 59 Months......................    3,530,965     5.77%       6,691,352     6.64%
  Over 60 Months.......................   11,094,298     5.95%          49,491     7.25%
                                         -----------     ----     ------------     ----
                                          34,412,431     4.59%      65,896,134     6.33%
                                         -----------     ----     ------------     ----
                                         $73,732,754     2.85%    $107,619,674     4.70%
                                         ===========     ====     ============     ====



     A summary of certificate accounts by scheduled maturities at December 31, 2002 is as follows:



                          2003          2004         2005         2006         2007      THEREAFTER      TOTAL
                       -----------   ----------   ----------   ----------   ----------   ----------   -----------
Under 3%.............  $ 8,400,557   $  961,292                                           $160,684    $ 9,522,533
3% - 3.99%...........      230,478    1,429,162   $2,420,414   $   93,622                               4,173,676
4% - 4.99%...........      746,242      463,099      149,457    1,569,681   $2,094,282                  5,022,761
5% - 5.99%...........    2,298,244      636,868      262,458      659,654                               3,857,224
6% - 6.99%...........    3,253,321      440,387      727,294      681,561                               5,102,563
Over 7%..............    2,450,537      359,828    3,136,652      733,588                   53,069      6,733,674
                       -----------   ----------   ----------   ----------   ----------    --------    -----------
                       $17,379,379   $4,290,636   $6,696,275   $3,738,106   $2,094,282    $213,753    $34,412,431
                       ===========   ==========   ==========   ==========   ==========    ========    ===========



     Certificates of deposit of $100,000 and over at December 31, 2002 are as follows:



Three Months or Less........................................   $1,320,954
Greater than Three Months Through Six Months................      300,000
Greater than Six Months Through Twelve Months...............      713,659
Over Twelve Months..........................................    2,477,880
                                                               ----------
  Total.....................................................   $4,812,493
                                                               ==========

                          BLUE RIVER BANCSHARES, INC.

     A summary of interest expense for the periods indicated for the years ended December 31, 2002 and 2001 are as follows:



                                                                 2002         2001
                                                              ----------   ----------
Account type:
  Passbook Savings Accounts.................................  $  101,061   $  138,338
  Interest-Bearing Demand Deposit Accounts..................     194,520      235,969
  Money Market Accounts.....................................     318,922      927,649
  Certificates..............................................   3,240,257    4,946,571
                                                              ----------   ----------
                                                              $3,854,760   $6,248,527
                                                              ==========   ==========



6. FEDERAL HOME LOAN BANK ADVANCES



     Federal Home Loan Bank advances at December 31 are as follows:



                                                    2002                    2001
                                           ----------------------   ---------------------
                                                         WEIGHTED                WEIGHTED
                                                         AVERAGE                 AVERAGE
                                                         INTEREST                INTEREST
FISCAL YEAR MATURITY                         AMOUNT       RATES       AMOUNT      RATES
--------------------                       -----------   --------   ----------   --------
2002.....................................                           $2,500,000     5.37%
2004.....................................  $ 2,000,000     2.46%     2,500,000     5.44%
2005.....................................    1,000,000     3.15%
2006.....................................    3,000,000     2.64%
2007.....................................    5,000,000     3.53%
                                           -----------              ----------
                                           $11,000,000     3.06%    $5,000,000     5.41%
                                           ===========              ==========



     The advances from the Federal Home Loan Bank ("FHLB") are collateralized by mortgage loans and investment securities pledged by the Bank. The FHLB holds original notes and mortgages of the pledged loan products and provides safekeeping services related to the pledged investment securities. All FHLB advances are due at maturity and are neither callable nor convertible.



7. STOCK OPTION PLANS



     The Company has adopted separate stock option plans for Directors of the Company and the Bank (the 1997 Directors' Stock Option Plan and the 2000 Directors' Stock Option Plan) and the officers and key employees of the Company and the Bank (the 1997 Key Employee Stock Option Plan, 2000 Key Employee Stock Option Plan and the 2002 Key Employee Stock Option Plan). The Company has reserved a total of 62,400 shares pursuant to the Directors' Stock Option Plans and 103,000 shares pursuant to the Key Employee Stock Option Plans. The option exercise price per share for the 1997 plans is the greater of $12.00 per share or the fair value of a share on the date of grant, for the 2000 plans is $8.27 per share or the fair value on the date of the grant, and $4.98 per share or the fair value on the date of the grant for options granted under the 2002 plan. The stock options are exercisable at any time within the maximum term of five years for incentive stock options and ten years for non-qualified stock options of the employee stock option plan and fifteen years under the Directors' Stock Option Plan from the grant date. The options are nontransferable and are forfeited upon termination of employment or as a director.

                          BLUE RIVER BANCSHARES, INC.

     The following is an analysis of the activity for the years ended December 31, 2002 and 2001 and the stock options outstanding at the end of the respective years:



                                                                        WEIGHTED
                                                                        AVERAGE
OPTIONS                                                       SHARES     RATES
-------                                                       -------   --------
Outstanding at December 31, 2000............................   87,850    $11.11
Forfeited or expired........................................   (4,500)   $ 8.27
                                                              -------
Outstanding at December 31, 2001............................   83,350    $10.96
Granted.....................................................   69,000    $ 4.98
Forfeited or expired........................................     (350)   $ 8.27
                                                              -------
Outstanding at December 31, 2002............................  152,000    $ 8.26
                                                              =======



                                                             WEIGHTED AVERAGE          WEIGHTED-
                                 NUMBER OF SHARES             EXERCISE PRICE            AVERAGE
                             -------------------------   -------------------------   REMAINING LIFE
EXERCISE PRICE               OUTSTANDING   EXERCISABLE   OUTSTANDING   EXERCISABLE     (IN YEARS)
--------------               -----------   -----------   -----------   -----------   --------------
$ 4.75.....................     37,500                      1.17                          2.34
  5.25.....................     31,500                      1.09                          1.97
  8.27.....................     22,750        9,100         1.24           1.31           1.23
 12.00.....................     60,250       48,200         4.76          10.09           4.36
                               -------       ------         ----          -----           ----
Total......................    152,000       57,300         8.26          11.40           9.90
                               =======       ======         ====          =====           ====



     At December 31, 2002, there were 57,650 options exercisable with a weighted average exercise price of $11.40. As of December 31, 2002 and 2001, options outstanding had a weighted average exercise price of $8.26 and $10.96, respectively and a weighted average remaining contractual life of approximately 10 and 11 years, respectively.



     The weighted average fair value of options granted was $3.05 per share in 2002. The fair value of the options granted are estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions: no dividend yield, risk-free interest rate of 5.6% in 2002, annualized volatility of 31% in 2002, and an expected life of five years. The pro forma amounts may not be representative of the effects on reported net loss for future years.



8.  INCOME TAXES



     An analysis of the income tax provision for the years ended December 31, 2002 and 2001 are as follows:



                                                                2002         2001
                                                              ---------   -----------
Current:
  Federal...................................................              $   (27,466)
  State.....................................................                    7,934
Deferred....................................................  $(910,607)   (1,144,434)
Valuation allowance.........................................    760,000
                                                              ---------   -----------
                                                              $(150,607)  $(1,163,966)
                                                              =========   ===========

                          BLUE RIVER BANCSHARES, INC.

     A reconciliation between the effective tax rate and the statutory tax rate for the years ended December 31, 2002 and 2001 are as follows:



                                                              2002    2001
                                                              -----   -----
U.S. Federal Statutory Rate.................................  (34.0)% (34.0)%
State Income Tax, Net of Federal Income Tax Benefit.........   (5.1)%  (4.2)%
Tax exempt interest.........................................   (2.2)%  (0.6)%
Nondeductible Goodwill......................................            2.5%
Increase in valuation allowance.............................   34.1%
Other, net..................................................    0.4%   (1.5)%
                                                              -----   -----
Effective Tax Rate..........................................   (6.8)% (34.8)%
                                                              =====   =====



     The significant components of the Company's net deferred tax asset as of December 31, 2002 are as follows:



                                                                 2002         2001
                                                              ----------   -----------
Accrued expenses not currently deductible...................  $   35,664   $    80,824
Allowance for loan losses...................................   1,453,167       781,981
Net operating loss carryforwards............................   1,609,132     1,494,341
Investment securities available for sale....................    (331,123)      (71,071)
Other, net..................................................    (107,494)     (152,261)
Valuation allowance.........................................    (760,000)
                                                              ----------   -----------
Net deferred tax asset......................................  $1,899,346   $(2,133,814)
                                                              ==========   ===========



     The Company recorded a valuation allowance against a portion of the deferred taxes because management believes it is more likely than not that a portion of the benefit associated with this deferred tax asset will not be realized. However, before 2002, no valuation allowance was considered necessary as management believed it was more likely than not that benefits associated with the deferred assets would be realized. The Company has generated federal and state operating losses carryforwards totaling $4.1 million. The net operating loss carryforwards, if unused, will begin to expire in 2018 through 2022.



     Under the Internal Revenue Code, prior to 1997, the Bank was allowed a special bad debt deduction for additions to tax bad debt reserves established for the purpose of absorbing losses. Subject to certain limitations, the allowable bad debt deduction was computed based on one of two alternative methods: (1) a percent of taxable income before such deduction or (2) loss experience method. The Bank generally computed its annual addition to its tax bad debt reserves using the percentage of taxable income prior to 1997.



     Beginning in fiscal 1997, the Bank is no longer allowed a special bad debt deduction using the percentage of taxable income method and is required to recapture its excess tax bad debt reserve over its 1987 base year reserve over a six-year period. This amount has been provided for the Bank's net deferred tax liability.



     Approximately $1.1 million, for which no provision for Federal income taxes has been made, represents allocations of earnings to tax bad debt deductions prior to 1987 for federal income tax purposes. Reduction of amounts so allocated for purposes other than tax bad debt losses will create taxable income, which will be subject to the then current corporate income tax rate. It is not contemplated that amounts allocated to bad debt deductions will be used in any manner to create taxable income.

                          BLUE RIVER BANCSHARES, INC.

9. PRIVATE PLACEMENT



     On June 7, 2002, the Company entered into a stock purchase agreement with a group of investors for the sale of common stock. On September 17, 2002, the Company sold 309,889 shares of common stock at a price of $4.73 per share or approximately $1,466,000 in the aggregate net proceeds totaled $1,401,148. As part of the stock purchase agreement, the Company would in a subsequent closing sell 546,348 shares of the Company's common stock to individuals of high net worth identified by the initial investors at a price of $4.73 per share or approximately $2,584,000 in the aggregate. The Company obtained shareholder approval for the subsequent private placement of common stock in January 2003 and received gross proceeds of $2,584,000 in February 2003.



     Pursuant to the stock purchase agreement with the investors, Russell Breeden, III and Wayne C. Ramsey were elected to the Board of Directors of the Company for a term ending in 2003 and 2005, respectively.



10. RELATED PARTY TRANSACTIONS



     In the ordinary course of business, the Company has loan, deposit and other transactions with executive officers, directors and principal shareholders, and with organizations and individuals with which they are financially or otherwise closely associated. As defined, total loans to executive officers, directors and principal shareholders were approximately $680,000 and $1,083,000 at December 31, 2002 and 2001, respectively.



     A law firm in which a director is a member received payments of $15,322 and $18,968 for 2002 and 2001, respectively. The firm provides legal services primarily in loan-related matters.



     A real estate appraisal company, owned by a director, received payments of $18,475 and $16,950 for 2002 and 2001, respectively.



     A company, owned by a director, which provides title and abstract work for Shelby County Bank received payments of $7,404 and $3,926 for 2002 and 2001, respectively.



     An oil company, owned by a director was paid $1,294 and $700 for 2002 and 2001, respectively, for petroleum products and auto maintenance related to company-owned vehicles used for courier services between the banking offices.



     A travel company, co-owned by a director, received payments of $3,514 and $1,338 for 2002 and 2001, respectively for travel services related to meetings and conferences attended by executive officers of the Company.



11. REGULATORY CAPITAL REQUIREMENTS



     The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory -- and possible additional discretionary -- actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices.



     The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.



     Quantitative measures that have been established by regulation to ensure capital adequacy require the Bank to maintain minimum capital amounts and ratios (set forth in the table below). The Bank's primary regulatory agency, the OTS, requires that the Bank maintain minimum ratios of tangible capital (as defined in the regulations) of 1.5%, core capital (as defined) of 4%, or 3% for banks with a composite rating of "1" and

                          BLUE RIVER BANCSHARES, INC.

total risk-based capital (as defined) of 8%. The Bank is also subject to prompt corrective action capital requirement regulations set forth by the Federal Deposit Insurance Corporation ("FDIC"). The FDIC requires the Bank to maintain minimum capital amounts and ratios of weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). As of December 31, 2002, management believes that the Bank meets all capital adequacy requirements to which it is subject.



     As of December 31, 2002 and 2001, the most recent notifications from the OTS categorized the Bank as "well-capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized", the Bank must maintain minimum total risk based, Tier 1 risk based, and Tier 1 leverage ratios as set forth in the table below:



                                                       AS OF DECEMBER 31, 2002
                                               ---------------------------------------
                                                 ACTUAL CAPITAL      REQUIRED CAPITAL
                                               ------------------   ------------------
                                                 AMOUNT     RATIO     AMOUNT     RATIO
                                               ----------   -----   ----------   -----
OTS capital adequacy:
  Tangible capital...........................  $6,670,000    7.3%   $1,378,000    1.5%
  Core capital...............................   6,670,000    7.3%    2,755,000    3.0%
  Total risk-based capital...................   7,410,000   12.7%    4,658,000    8.0%
FDICIA regulations to be classified "well
  capitalized":
  Tier 1 leverage capital....................   6,670,000    7.3%    4,592,000    5.0%
  Tier 1 risk based capital..................   6,670,000   11.5%    3,493,000    6.0%
  Total risk-based capital...................   7,410,000   12.7%    5,822,000   10.0%



                                                       AS OF DECEMBER 31, 2001
                                               ---------------------------------------
                                                 ACTUAL CAPITAL      REQUIRED CAPITAL
                                               ------------------   ------------------
                                                 AMOUNT     RATIO     AMOUNT     RATIO
                                               ----------   -----   ----------   -----
OTS capital adequacy:
  Tangible capital...........................  $6,784,000    5.7%   $1,799,000    1.5%
  Core capital...............................   6,784,000    5.7%    3,597,000    3.0%
  Total risk-based capital...................   7,734,000   10.3%    6,002,000    8.0%
FDICIA regulations to be classified "well
  capitalized":
  Tier 1 leverage capital....................   6,784,000    5.7%    5,996,000    5.0%
  Tier 1 risk based capital..................   6,784,000    9.0%    4,501,000    6.0%
  Total risk-based capital...................   7,734,000   10.3%    7,502,000   10.0%



     On July 10, 2000 the Office of Thrift Supervision (the "OTS") issued a letter which formally designated Shelby County Bank to be in "troubled condition" based upon the preliminary findings of the OTS' then ongoing examination of the Bank. The OTS expressed supervisory concern relating to the Bank's management, operating losses, interest rate risk sensitivity, internal controls and loan documentation. Pursuant to the letter, the Bank is subject to the following restrictions: (i) no increase in total assets during any quarter in excess of an amount equal to interest credited on deposits during the quarter without prior written approval of the OTS, (ii) prior OTS approval of all executive compensation and agreements and the hiring of any executive officer, director or consultant or changing the responsibilities of any current executive officer, (iii) prior notice to the OTS of all transactions between the Bank and its affiliates, (iv) prior OTS approval of all transactions between the Bank and third parties outside the normal course of business.

                          BLUE RIVER BANCSHARES, INC.

     On February 7, 2001 the OTS issued a letter which formally designated Blue River Bancshares to be in "troubled condition" pursuant to the results of the March 13, 2000 examination. This letter places restrictions on the Company to notify the OTS at least 30 days prior to adding or replacing of members of the board of directors, or employing or changing responsibilities of senior executive officers. The letter also prohibits golden parachute payments unless such payments are permitted by regulation.



     On April 5, 2001, the OTS notified Shelby County Bank in writing that the business plan and budget submitted by the Bank had been approved. Although the Bank is no longer subject to the growth restrictions previously imposed by the OTS, the Bank may not make any significant changes to its business plan and budget without prior approval of the OTS. The Bank has submitted a revised business plan and budget to the OTS. This new plan and budget provides for the growth of the Bank by utilizing the additional $1,500,000 of capital which has been contributed to the Bank during the third quarter of 2002. On March 17, 2003 the OTS issued a letter stating no objection to the growth projections as set forth in the business plan and budget.



12. EMPLOYEE BENEFIT PLANS



     The Company has an employee 401(k) plan established for substantially all full-time employees, as defined. The Company has elected to match contributions equal to 50% of the employee contributions, up to a maximum of 6% of an individual's total eligible salary, as defined. Contributions totaled approximately $24,000 and $41,000 for the years ended December 31, 2002 and 2001, respectively.



13. COMMITMENTS



     In the normal course of business, the Bank makes various commitments to extend credit, which are not reflected in the accompanying consolidated financial statements. At December 31, 2002 and 2001, the Bank had loan commitments approximating $673,000 and $577,000, respectively, excluding undisbursed portions of loans in process, and unused portions of lines of credit of approximately $1,541,000 and $2,436,000, respectively. Outstanding letters of credit totaled approximately $637,000 and $642,000 at December 31, 2002 and 2001, respectively.



     In the event of nonperformance by the other parties to the financial instruments, the Bank's exposure to credit loss for commitments to extend credit is represented by the contract amount of those instruments.



     The Bank uses the same credit policies and collateral requirements in making commitments as it does for on-balance sheet financial instruments.

                          BLUE RIVER BANCSHARES, INC.

14. PARENT COMPANY FINANCIAL INFORMATION



     Condensed Balance Sheet as of December 31:



                                                                 2002         2001
                                                              ----------   -----------
Assets:
  Cash and cash equivalents.................................  $  451,842   $   826,292
  Securities available for sale.............................      91,000        99,539
  Investment in subsidiary..................................   9,168,384    10,932,189
  Other.....................................................     248,215       816,184
                                                              ----------   -----------
Total assets................................................  $9,959,441   $12,674,204
                                                              ==========   ===========
liabilities and Shareholders' Equity:
  Other liabilities.........................................  $   86,663   $    81,301
  Shareholders' equity......................................   9,872,778    12,592,903
                                                              ----------   -----------
Total liabilities and shareholders' equity..................  $9,959,441   $12,674,204
                                                              ==========   ===========



     Condensed Statement of Operations for the years ended December 31 are as follows:



                                                                2002          2001
                                                             -----------   -----------
Interest income, net of interest expense...................  $    14,150   $    35,670
Non-interest income........................................       28,200      (126,125)
Non-interest expense.......................................     (303,140)     (240,218)
                                                             -----------   -----------
Loss before income taxes and equity in undistributed
  earnings of Shelby County Bank...........................     (260,790)     (330,673)
Income tax expense (benefit)...............................     (591,555)     (128,008)
                                                             -----------   -----------
Loss before equity in undistributed earnings of Shelby
  County Bank..............................................     (852,345)     (202,665)
Equity in undistributed loss of Shelby County Bank.........   (3,653,883)   (1,973,710)
                                                             -----------   -----------
Net loss...................................................  $(4,506,228)  $(2,176,375)
                                                             ===========   ===========

                          BLUE RIVER BANCSHARES, INC.

     Condensed Statements of cash flows for the years ended December 31, 2002 and 2001 are as follows:



                                                                 2002          2001
                                                              -----------   ----------
Cash flows from operating activities:
  Net loss..................................................  $(4,506,228)  $2,176,375
  Adjustments to reconcile net cash from operating
     activities:
     Equity in undistributed earnings (loss) of
       subsidiary...........................................    3,653,883    1,973,710
     Capital infusion into subsidiary.......................   (1,500,000)
     Loss on sale of securities.............................                    22,968
     Depreciation and amortization..........................       12,586       37,733
     (Increase) decrease in other assets....................      558,799      (95,859)
     Increase (decrease) in other liabilities...............        5,362      (25,754)
                                                              -----------   ----------
     Net cash from operating activities.....................   (1,775,598)    (263,577)
Cash flows from investing activities:
  Proceeds from sale of available-for-sale securities.......                   677,032
  Proceeds from sale of premises and equipment..............                   146,271
                                                              -----------   ----------
          Net cash from investing activities................                   823,303
                                                              -----------   ----------
Cash flows from financing activities:
  Proceeds from issuance of common stock....................    1,401,148
                                                              -----------   ----------
          Net cash from financing activities................    1,401,148
                                                              -----------   ----------
  Net increase in cash and cash equivalents.................     (374,450)     559,726
  Cash and cash equivalents, beginning of year..............      826,292      266,566
                                                              -----------   ----------
  Cash and cash equivalents, end of year....................  $   451,842   $  826,292
                                                              ===========   ==========



15. FAIR VALUE OF FINANCIAL INSTRUMENTS



     The following disclosure of fair value information is made in accordance with the requirements of Statement of Financial Accounting Standards No. 107, Disclosures About Fair Value of Financial Instruments. SFAS No. 107 requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate fair value. The estimated fair value amounts have been determined by the Company using available market information and other appropriate valuation techniques. These techniques are significantly affected by the assumptions used, such as the discount rate and estimates of future cash flows. Accordingly, the estimates made herein are not necessarily indicative of the amounts the Company could realize in a current market exchange and the use of different market assumptions and/or estimation methods may have a material effect on the estimated fair value amount.



     The following schedule includes the book value and estimated fair value of all financial assets and liabilities, as well as certain off balance sheet items, at December 31, 2002.



     Cash and Cash Equivalents -- For these instruments, the carrying amount is a reasonable estimate of fair value.



     Investment Securities -- For investment securities, fair values are based on quoted market prices, if available. For securities where quoted prices are not available, fair value is estimated based on market prices of similar securities.

                          BLUE RIVER BANCSHARES, INC.

     Loans -- The fair value of loans is estimated by discounting future cash flows using current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.



     Deposits -- The fair value of non-interest bearing demand deposits and savings and NOW accounts is the amount payable as of the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using rates currently offered for deposits of similar remaining maturities.



     Stock in FHLB of Indianapolis -- The fair value of FHLB stock is based on the price at which it may be resold to the FHLB.



     Accrued Interest Receivable -- The fair value approximates carrying value.



     FHLB Advances -- The fair values of the FHLB advances approximate carrying values as the interest rates are variable and adjust to market rates.



     Accrued Interest Payable -- The fair value approximates carrying value.



     Commitments -- The commitments to originate and purchase loans have terms that are consistent with current market conditions. Accordingly, the Company estimated that the face amounts of these commitments approximate carrying values.



     The estimated carrying and fair values of the Company's financial instruments as of December 31, 2002 are as follows:



                                            2002                         2001
                                  -------------------------   ---------------------------
                                   CARRYING      ESTIMATED      CARRYING      ESTIMATED
                                    AMOUNT      FAIR VALUE       AMOUNT       FAIR VALUE
                                  -----------   -----------   ------------   ------------
Assets:
  Cash and cash equivalents.....  $ 3,439,000   $ 3,439,000   $ 15,037,000   $ 15,037,000
  Investment securities, held to
     maturity...................      259,000       295,000        295,000        297,000
  Investment securities,
     available for sale.........   25,589,000    26,407,000     27,164,000     27,341,000
  Loans receivable..............   58,313,000    61,595,000     73,827,000     74,856,000
  Stock in FHLB of
     Indianapolis...............    2,153,000     2,153,000      2,153,000      2,153,000
  Accrued interest receivable...      582,000       582,000        718,000        718,000
Liabilities:
  Deposits......................   73,733,000    75,264,000    107,620,000    109,961,000
  FHLB advances.................   11,000,000    11,110,000      5,000,000      5,091,000
  Accrued interest payable......       74,000        74,000        243,000        243,000



16.  SUBSEQUENT EVENT



     On June 9, 2003, Blue River and Unified Financial Services, Inc. (Unified), Lexington, Kentucky, signed a stock purchase agreement pursuant to which Blue River will acquire the outstanding shares of Unified Banking Company, Lexington, Kentucky, a wholly owned subsidiary of Unified. Under the terms of the agreement, Blue River will acquire all of the outstanding shares of common stock of Unified Banking Company for $8.2 million in cash. The acquisition is subject to the approval of the stockholders of Unified, approvals by regulatory authorities, financing contingencies and certain other conditions provided in the stock purchase agreement. The stock purchase agreement also contains a provision that, under certain circumstances, Blue River may be required to pay a $375,000 break-up fee to Unified.



                                  * * * * * *

                   BLUE RIVER BANCSHARES, INC. AND SUBSIDIARY



           CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (UNAUDITED)


                   AS OF MARCH 31, 2003 AND DECEMBER 31, 2002



                                                               MARCH 31,    DECEMBER 31,
                                                                 2003           2002
                                                              -----------   ------------
                                         ASSETS
Cash and due from banks.....................................  $ 2,393,663   $ 2,269,908
Interest-bearing deposits with banks........................    9,278,044     1,169,170
Investment securities available for sale....................   22,356,249    26,407,360
Investment securities held to maturity......................      256,414       258,721
Loans receivable, net.......................................   56,706,230    56,595,711
Stock of FHLB Indianapolis..................................    2,153,000     2,153,000
Accrued interest receivable.................................      603,975       582,016
Deferred income taxes.......................................    1,960,552     1,899,346
Premises and equipment, net.................................    1,730,754     1,781,775
Real estate owned...........................................    1,533,514     1,627,505
Prepaid expenses and other assets...........................      275,868       373,454
                                                              -----------   -----------
TOTAL ASSETS................................................  $99,248,263   $95,117,966
                                                              ===========   ===========

                          LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES:
  Deposits..................................................   74,870,576    73,732,754
  FHLB advances.............................................   11,000,000    11,000,000
  Accrued expenses and other liabilities....................      226,129        73,759
  Accrued interest payable..................................      937,482       438,675
                                                              -----------   -----------
Total liabilities...........................................   87,034,187    85,245,188
                                                              -----------   -----------
SHAREHOLDERS' EQUITY:
Common stock, without par value: 2,406,150 shares and
  1,859,802 shares issued and outstanding, respectively.....   20,463,460    17,980,344
  Accumulated deficit.......................................   (8,648,861)   (8,598,851)
  Unrealized gain on available for sale securities, net of
     income taxes...........................................      399,477       491,285
                                                              -----------   -----------
Total shareholders' equity..................................   12,214,076     9,872,778
                                                              -----------   -----------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY..................  $99,248,263   $95,117,966
                                                              ===========   ===========

                   BLUE RIVER BANCSHARES, INC. AND SUBSIDIARY



               CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)


                   AS OF MARCH 31, 2003 AND DECEMBER 31, 2002



                                                               MARCH 31,    DECEMBER 31,
                                                                 2003           2002
                                                              -----------   ------------
INTEREST INCOME:
  Loans receivable..........................................  $ 1,025,166   $ 1,334,774
  Securities................................................      255,084       337,991
  Interest-bearing deposits.................................       14,501        46,998
  Dividends from FHLB.......................................       28,000        31,853
                                                              -----------   -----------
          Total interest income.............................    1,322,751     1,751,616
                                                              -----------   -----------
INTEREST EXPENSE:
  Interest expense on deposits..............................      490,982     1,162,674
  Interest expense on FHLB and other borrowings.............       84,075        38,848
                                                              -----------   -----------
          Total interest expense............................      575,057     1,201,522
                                                              -----------   -----------
NET INTEREST INCOME BEFORE PROVISION FOR LOAN LOSSES........      747,694       550,094
PROVISION FOR LOAN LOSSES...................................       60,000        75,000
                                                              -----------   -----------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES.........      687,694       475,094
                                                              -----------   -----------
NON-INTEREST INCOME:
  Service charges and fees..................................       51,819        52,815
  Gain on sale of securities, loans and other assets........       59,294         8,560
  Other.....................................................       52,513        50,597
                                                              -----------   -----------
          Total non-interest income.........................      163,626       111,972
                                                              -----------   -----------
NON-INTEREST EXPENSE:
  Salaries and employee benefits............................      389,740       346,822
  Premises and equipment....................................      115,255       116,130
  Federal deposit insurance.................................       43,280        58,768
  Data processing...........................................      128,481       103,142
  Advertising and promotion.................................       11,898         7,131
  Bank fees and charges.....................................       13,298        17,219
  Directors fees............................................       33,450        28,950
  Professional fees.........................................       72,898        79,513
  Stationery, supplies and printing.........................       10,496        22,421
  Other.....................................................       82,535       114,120
                                                              -----------   -----------
          Total non-interest expense........................      901,331       894,216
                                                              -----------   -----------
LOSS BEFORE INCOME TAX BENEFIT..............................      (50,011)     (307,150)
INCOME TAX BENEFIT..........................................                   (130,966)
                                                              -----------   -----------
NET LOSS....................................................  $   (50,011)  $  (176,184)
                                                              ===========   ===========
Basic and diluted loss per share............................  $     (0.02)  $     (0.11)
                                                              ===========   ===========



          See notes to consolidated financial statements (unaudited).

                   BLUE RIVER BANCSHARES, INC. AND SUBSIDIARY



               CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)


           FOR THE THREE MONTH PERIODS ENDED MARCH 31, 2003 AND 2002



                                                                 2003           2002
                                                              -----------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................  $   (50,011)  $   (176,184)
  Adjustments to reconcile net loss to net cash from
     operating activities:
     Depreciation and amortization..........................      149,437        117,184
     Provision for loan losses..............................       60,000         75,000
     (Gain) on sales of securities, loans and other
      assets................................................      (59,294)        (4,200)
  Changes in assets and liabilities:
     Accrued interest receivable............................      (21,959)        (2,970)
     Other assets...........................................      306,388        (52,217)
     Other liabilities......................................      651,177        270,133
                                                              -----------   ------------
          Net cash from operating activities................    1,035,738        226,746
                                                              -----------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Loan originations, net of principal repayments............     (345,025)     3,281,540
  Principal maturities collected on securities..............    2,679,020      1,654,542
  Proceeds from sale of real estate owned...................       76,745
  Capital expenditures......................................                        (794)
  Proceeds from sale of available-for-sale securities.......    1,165,213      4,830,120
  Purchases of available-for-sale securities................                 (11,791,918)
                                                              -----------   ------------
          Net cash from investing activities................    3,575,953     (2,026,510)
                                                              -----------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Payment of FHLB advances and other borrowings.............                  (2,500,000)
  Net change in deposits....................................    1,137,822      2,861,554
  Proceeds from issuance of stock, net of offering costs of
     $101,110...............................................    2,483,116
                                                              -----------   ------------
          Net cash from financing activities................    3,620,938        361,554
                                                              -----------   ------------
NET INCREASE (DECREASE) IN CASH AND EQUIVALENTS.............    8,232,629     (1,438,210)
CASH AND EQUIVALENTS, BEGINNING OF PERIOD...................    3,439,078     15,037,328
                                                              -----------   ------------
CASH AND EQUIVALENTS, END OF PERIOD.........................  $11,671,707   $ 13,597,118
                                                              ===========   ============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
  Interest paid.............................................  $   591,000   $    866,000



          See notes to consolidated financial statements (unaudited).

                   BLUE RIVER BANCSHARES, INC. AND SUBSIDIARY



             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)


           FOR THE THREE MONTH PERIODS ENDED MARCH 31, 2003 AND 2002



1. BASIS OF CONSOLIDATION AND PRESENTATION



     The unaudited consolidated financial statements include the accounts of Blue River Bancshares, Inc. (the "Company") and its wholly owned subsidiary Shelby County Bank (the "Bank"). Summary of significant accounting policies is set forth in Note 1 of the Notes to the Consolidated Financial Statements of the Company included in the December 31, 2002 Annual Report to Shareholders.



     The accompanying consolidated interim financial statements at March 31, 2003, and for the three months ended March 31, 2003 and 2002 are unaudited and have been prepared in accordance with instructions to Form 10-QSB. In the opinion of management, the financial statements include all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows for such periods.



2. DESCRIPTION OF BUSINESS



     The Bank provides financial services to south central Indiana through its main office in Shelbyville and three other full service branches in Shelbyville, Morristown, and St. Paul, Indiana.



     The Bank is subject to competition from other financial institutions and is regulated by certain federal agencies and undergoes periodic examinations by those regulatory authorities.



3. LOSS PER COMMON SHARE



     Loss per share of common stock are based on the weighted average number of basic shares and dilutive shares outstanding.



     The following is a reconciliation of the weighted average common shares for the basic and diluted loss per share computations:



                                                                     FOR THE
                                                               THREE MONTHS ENDED
                                                                    MARCH 31,
                                                              ---------------------
                                                                2003        2002
                                                              ---------   ---------
Basic earnings per share:
  Weighted average common shares............................  2,224,034   1,549,913
                                                              =========   =========
Diluted earnings per share:
  Weighted average common shares and incremental shares.....  2,224,034   1,549,913
                                                              =========   =========



     During the three months ended March 31, 2003 and 2002, there were no incremental shares relating to the dilutive effect of stock options.



4. STOCK BASED COMPENSATION



     At March 31, 2003, the Company has stock-based employee compensation plans. The Company accounts for those plans under the recognition and measurement principles of APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net loss and loss per share if the Company had applied the fair value recognition provisions of FASB Statement No. 123, "Accounting for Stock-Based Compensation," to stock-based employee compensation.

                   BLUE RIVER BANCSHARES, INC. AND SUBSIDIARY

                                                                2003       2002
                                                              --------   ---------
Net loss:
  Net loss as reported......................................  $(50,011)  $(176,184)
     Deduct total stock based employee compensation expense
       determined under fair value based method for all
       awards, net of related tax effects...................   (17,589)    (16,057)
                                                              --------   ---------
  Pro forma, net loss.......................................  $(67,600)  $(192,241)
                                                              ========   =========
Net loss per share:
  Basic loss per share......................................  $  (0.02)  $   (0.11)
  Dilutive loss per share...................................  $  (0.02)  $   (0.11)
Pro forma loss per share:
  Basic loss per share......................................  $  (0.03)  $   (0.12)
  Dilutive loss per share...................................  $  (0.03)  $   (0.12)



5. INCOME TAXES



     During the fourth quarter of 2002, the Company recorded a valuation allowance against a portion of the deferred taxes because management concluded that it was more likely than not that a portion of the benefit associated with the deferred tax asset will not be realized.



6. COMPREHENSIVE INCOME



     In accordance with SFAS No. 130, reclassification adjustments have been determined for all components of other comprehensive income reported in the consolidated statements of changes in shareholders' equity. Amounts are presented within those statements for the three month periods ended March 31, 2003 and 2002.



                                                                2003        2002
                                                              ---------   ---------
Net loss....................................................  $ (50,111)  $(176,184)
  Other comprehensive income before tax:
     Net unrealized losses on available-for-sale
       securities...........................................   (131,173)   (240,195)
     Less reclassification adjustment for gains realized in
       net income...........................................    (21,228)     (4,200)
                                                              ---------   ---------
     Other comprehensive loss before income taxes...........   (152,401)   (244,395)
     Income tax benefit related to items of other
       comprehensive income.................................    (60,593)    (97,169)
                                                              ---------   ---------
     Other comprehensive loss, net of tax...................    (91,808)   (147,226)
                                                              ---------   ---------
Comprehensive loss..........................................  $(141,919)  $(323,410)
                                                              =========   =========



7. NEW ACCOUNTING PRONOUNCEMENTS



     Statement of Financial Accounting Standards No. 142 ("SFAS 142"), "Goodwill and Other Intangible Assets," was issued in July 2001. Under SFAS 142, goodwill amortization ceases when the new standard is adopted. The new rules also require an initial goodwill impairment assessment in the year of adoption and at least annual impairment tests thereafter. SFAS 142, is effective for the Company January 1, 2002. Annual goodwill amortization of approximately $212,000 was ceased on January 1, 2002.



     Management completed the assessment and evaluation process of determining the impairment of goodwill in accordance with SFAS 142 during the second quarter of 2002. The measurement of impairment was considered necessary as the Company had several consecutive quarters of losses.

                   BLUE RIVER BANCSHARES, INC. AND SUBSIDIARY

     Based on the pattern of losses and a significant reduction in the market capitalization of the Company, an independent third party valuation specialist performed a valuation analysis of the Company. Management completed its initial assessment and determined that the goodwill was impaired in accordance with SFAS 142 during the second quarter of 2002. The measurement of the impairment resulted in a reduction of goodwill and a cumulative change in accounting principle of $2,429,081 recorded in the quarter ended June 30, 2002.



     Statement of Financial Accounting Standards No. 143 ("SFAS 143"), "Accounting for Asset Retirement Obligations," was issued in June 2001 and is effective for financial statements issued for fiscal years beginning after June 15, 2002. SFAS 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. Management has determined that the effect, of this new standard on the consolidated financial statements will not be material.



     Statement of Financial Accounting Standards No. 145 ("SFAS 145"), "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections," was issued in April 2002 which, among other things, changes the way gains and losses from the extinguishment of debt are reported. Previously, all gains and losses from the extinguishment of debt were required to be reported as an extraordinary item, net of related tax effect. Under SFAS No. 145, gains and losses from the extinguishment of debt should be reported as part of on-going operations, unless the extinguishment of debt meets the criteria of both unusual and infrequent as established in APB No. 30. SFAS No. 145 is effective for all fiscal years beginning after May 15, 2002, including all prior period presentations. Management has determined that the effect of this new standard on the consolidated financial statements will not be material.



     Statement of Financial Accounting Standards No. 146 ("SFAS 146"), "Accounting for Costs Associated with Exit or Disposal Activities," which nullifies Emerging Issues Task Force Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)," was issued during June 2002. SFAS No. 146 requires that liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. SFAS No. 146 is effective for exit and disposal activities that are initiated after December 31, 2002. Management has determined that the effect of this new standard on the consolidated financial statements will not be material.



     Statement of Financial Accounting Standards No. 148 ("SFAS 148"), "Accounting for Stock-Based Compensation -- Transition and Disclosure, an amendment of FASB Statement No. 123," was issued in December 2002 and is effective for fiscal years ending after December 15, 2002. SFAS 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method on reported results. Management has included the new disclosure requirements in its consolidated financial statements.



     In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others". This Interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and initial measurement provisions of this Interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements in this interpretation are effective for financial statements of interim or annual periods ending after December 15, 2002. Loan commitments and commercial letters of credit are excluded from the scope of this interpretation. The Company does not anticipate the Interpretation will have a material impact on its consolidated financial statements.

                   BLUE RIVER BANCSHARES, INC. AND SUBSIDIARY

     Statement of Financial Accounting Standards No. 149 ("SFAS 149"), "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" was issued in April of 2003. SFAS 149 amends and clarifies the accounting guidance on (1) derivative instruments (including certain derivative instruments embedded in other contracts and (2) hedging activities that fall within the scope of FASB Statement No. 133 (SFAS 133), "Accounting for Derivative Instruments and Hedging Activities". SFAS 149 amends 133 to reflect decisions that were made (1) as part of the process undertaken by the Derivatives Implementation Group (DIG), which necessitated amending SFAS 133; (2) in connection with other projects dealing with financial instruments; and (3) regarding implementation issues related to the application of the definition of a derivative. SFAS 149 also amends certain other existing pronouncements, which will result in more consistent reporting of contracts that are derivatives in their entirety or that contain embedded derivatives that warrant separate accounting. SFAS 149 is effective (1) for contracts entered into or modified after June 30, 2003, with certain exceptions and (2) for hedging relationships designated after June 30, 2002. The guidance is to be applied prospectively. Although management is still evaluating the impact of SFAS 149 on its financial position and results of operations, the adoption is not expected to have a material effect.



8. SEGMENT INFORMATION



     In accordance with SFAS No. 131, the Company has disclosed all required information relating to its one operating segment, Community Banking.



9. REGULATORY MATTERS



     On July 10, 2000 the Office of Thrift Supervision (the "OTS") issued a letter which formally designated Shelby County Bank to be in "troubled condition" based upon the preliminary findings of the OTS' then ongoing examination of the Bank. The OTS expressed supervisory concern relating to the Bank's management, operating losses, interest rate risk sensitivity, internal controls and loan documentation. Pursuant to the letter, the Bank is subject to the following restrictions: (i) no increase in total assets during any quarter in excess of an amount equal to interest credited on deposits during the quarter without prior written approval of the OTS, (ii) prior OTS approval of all executive compensation and agreements and the hiring of any executive officer, director or consultant or changing the responsibilities of any current executive officer, (iii) prior notice to the OTS of all transactions between the Bank and its affiliates, (iv) prior OTS approval of all transactions between the Bank and third parties outside the normal course of business and (v) no golden parachute payments by the Bank, unless permissible pursuant to applicable law.



     On February 7, 2001 the OTS issued a letter which formally designated Blue River Bancshares to be in "troubled condition" pursuant to the results of the March 13, 2000 examination. This letter places restrictions on the Company to notify the OTS at least 30 days prior to adding or replacing of members of the board of directors, or employing or changing responsibilities of senior executive officers. The letter also prohibits golden parachute payments unless such payments are permitted by regulation.



     Although the Bank is no longer subject to the growth restrictions previously imposed by the OTS, the Bank may not make any significant changes to its business plan and budget without prior approval of the OTS. On March 17, 2003 the OTS issued a letter stating no objection to the growth reflected in the Bank's current budget. The Bank's current budget contemplates reasonable growth of the Bank utilizing the additional $1,500,000 of capital which was contributed to the Bank during the second and third quarters of 2002. However, there can be no assurances that the Bank will grow. In fact, depending on business conditions, the Bank's size may decrease.

                   BLUE RIVER BANCSHARES, INC. AND SUBSIDIARY

10. PRIVATE PLACEMENT



     On June 7, 2002, the Company entered into a stock purchase agreement with a group of investors for the sale of common stock. On September 17, 2002, the Company sold 309,889 shares of common stock at a price of $4.73 per share or approximately $1,466,000 in the aggregate net proceeds totaled $1,401,148.



     As part of the stock purchase agreement, the Company sold in a subsequent closing 546,348 shares of the Company's common stock to individuals of high net worth identified by the initial investors at a price of $4.73 per share or approximately $2,584,000 in the aggregate. The Company obtained shareholder approval for the subsequent private placement of common stock in January 2003 and received gross proceeds of $2,584,000 in February 2003.



     Pursuant to the stock purchase agreement with the investors, Russell Breeden, III and Wayne C. Ramsey were elected to the Board of Directors of the Company for a term ending in 2003 and 2005, respectively.

                          INDEPENDENT AUDITORS' REPORT



To the Board of Directors and


Stockholder of Unified Banking Company



     We have audited the accompanying statements of financial condition of Unified Banking Company (a wholly owned subsidiary of Unified Financial Services, Inc.) as of December 31, 2002 and 2001, and the related statements of operations, changes in stockholder's equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.



     We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



     In our opinion, such financial statements present fairly, in all material respects, the financial position of Unified Banking Company at December 31, 2002 and 2001, and the results of its operations and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.


                                          -s- LARRY E. ??? & ASSOCIATES, LLC


Columbus, Indiana


January 24, 2003

                            UNIFIED BANKING COMPANY


        (A WHOLLY OWNED SUBSIDIARY OF UNIFIED FINANCIAL SERVICES, INC.)



                       STATEMENTS OF FINANCIAL CONDITION



                                                                   DECEMBER 31,
                                                              -----------------------
                                                                2002          2001
                                                              ---------     ---------
                                                              (AMOUNTS IN THOUSANDS,
                                                                EXCEPT SHARE DATA)
                                       ASSETS
Cash and due from banks.....................................   $ 1,952       $ 1,522
Federal funds sold..........................................     1,479         4,033
Securities:
Available for sale (amortized cost $16,620 and $18,622,
  respectively).............................................    17,485        19,072
Equity investments..........................................       508           196
Loans:
  Total.....................................................    58,130        44,136
Less allowance for loan losses..............................       550           430
                                                               -------       -------
  Net.......................................................    57,580        43,706
Property and equipment, net.................................       713           874
Other assets................................................       547           383
                                                               -------       -------
TOTAL ASSETS................................................   $80,264       $69,786
                                                               =======       =======

                        LIABILITIES AND STOCKHOLDER'S EQUITY
Deposits:
  Demand deposits...........................................   $ 8,873       $16,242
  Savings and NOW accounts..................................    13,250         7,758
  Other time deposits.......................................    46,953        39,604
                                                               -------       -------
  Total deposits............................................    69,076        63,604
Federal funds purchased and securities sold under agreements
  to repurchase.............................................     4,743            --
Accrued expenses and other liabilities......................       671           356
                                                               -------       -------
  Total liabilities.........................................    74,490        63,960
                                                               -------       -------
Stockholder's equity:
  Common stock, $100 par value, 10,000 shares authorized,
     5,000 shares issued and outstanding....................       500           500
  Paid-in capital...........................................     7,100         6,800
  Retained deficit..........................................    (2,398)       (1,771)
  Accumulated other comprehensive income....................       572           297
                                                               -------       -------
  Total stockholder's equity................................     5,774         5,826
                                                               -------       -------
TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY..................   $80,264       $69,786
                                                               =======       =======



            See accompanying notes and independent auditors' report.

                            UNIFIED BANKING COMPANY


        (A WHOLLY OWNED SUBSIDIARY OF UNIFIED FINANCIAL SERVICES, INC.)



                            STATEMENTS OF OPERATIONS



                                                                   YEARS ENDED
                                                                   DECEMBER 31,
                                                              ----------------------
                                                                2002          2001
                                                              --------      --------
                                                              (AMOUNTS IN THOUSANDS)
Interest income:
  Loans, including fees.....................................   $3,330        $2,448
  Federal funds sold........................................       44           365
  Securities................................................    1,211         1,533
                                                               ------        ------
     Total interest income..................................    4,585         4,346
                                                               ------        ------
Interest expense:
  Deposits..................................................    2,769         3,264
  Federal funds purchased and securities sold under
     agreements to repurchase...............................        8            30
  Advances from the Federal Home Loan Bank..................      202            10
                                                               ------        ------
     Total interest expense.................................    2,979         3,304
                                                               ------        ------
Net interest income.........................................    1,606         1,042
Provision for loan losses...................................      656           135
                                                               ------        ------
     Net interest income after provision for loan losses....      950           907
                                                               ------        ------
Non-interest income:
  Service charges...........................................       18             8
  Fee income................................................      437           265
  Gain on sale of loans.....................................      291           147
  Gain on sale of securities................................       --            42
                                                               ------        ------
     Total non-interest income..............................      746           462
                                                               ------        ------
Non-interest expense:
  Salaries and employee benefits............................    1,267         1,103
  Occupancy expense.........................................      205           210
  Furniture and equipment expense...........................      165           150
  Office supplies...........................................       29            30
  Telephone.................................................       30            30
  Attorney fees.............................................       80           106
  Advertising and marketing.................................       89           184
  Accounting and audit......................................       43            23
  Correspondent bank fees...................................       46            43
  Federal deposit insurance and regulatory assessments......       52            33
  Data processing expense...................................      127           110
  Other.....................................................      190           158
                                                               ------        ------
     Total non-interest expense.............................    2,323         2,180
                                                               ------        ------
Loss before income tax expense..............................     (627)         (811)
Income tax expense..........................................       --            --
                                                               ------        ------
Net loss....................................................   $ (627)       $ (811)
                                                               ======        ======



            See accompanying notes and independent auditors' report.

                            UNIFIED BANKING COMPANY


        (A WHOLLY OWNED SUBSIDIARY OF UNIFIED FINANCIAL SERVICES, INC.)



                            STATEMENTS OF CASH FLOWS



                                                                    YEARS ENDED
                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 2002         2001
                                                              ----------   ----------
                                                              (AMOUNTS IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss....................................................   $   (627)    $   (811)
Adjustments to reconcile net income to net cash provided
  (used) in operating activities:
  Depreciation, amortization and accretion, net.............        167          153
  Provision for loan losses.................................        656          135
  Unrealized gain on securities.............................       (416)         192
  (Increase) decrease in operating assets:
     Interest receivables...................................        (11)        (110)
     Prepaid and sundry assets..............................       (153)         (31)
     Loans originated, net of principal collected...........    (14,529)     (22,898)
  (Decrease) increase in liabilities:
     Deposits...............................................      5,474       29,079
     Accounts payable.......................................        172           (4)
     Other liabilities......................................        141          172
                                                               --------     --------
Net cash provided by (used in) operating activities.........     (9,126)       5,877
                                                               --------     --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of fixed assets..................................         (6)        (286)
  Sale of fixed assets......................................         --          544
  Decrease in federal funds sold............................      2,554        3,634
  (Purchases) paydowns of available-for-sale securities.....      2,277       (8,296)
  Purchases of equity securities............................       (312)         (96)
                                                               --------     --------
Net cash provided by (used in) investing activities.........      4,513       (4,500)
                                                               --------     --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Securities sold under agreements to repurchase............         24       (1,143)
  Other borrowings..........................................      4,719           --
  Paid in capital...........................................        300           --
                                                               --------     --------
Net cash provided by (used in) financing activities.........      5,043       (1,143)
                                                               --------     --------
NET CHANGE IN CASH AND CASH EQUIVALENTS.....................        430          234
CASH AND CASH EQUIVALENTS
  Beginning of year.........................................      1,522        1,288
                                                               --------     --------
  End of year...............................................      1,952     $  1,522
                                                               ========     ========
SUPPLEMENTARY INFORMATION
  Interest paid.............................................   $  2,989     $  3,197
  Income taxes paid.........................................         --           --



            See accompanying notes and independent auditors' report.

                            UNIFIED BANKING COMPANY


        (A WHOLLY OWNED SUBSIDIARY OF UNIFIED FINANCIAL SERVICES, INC.)



                 STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY



                                                          YEARS ENDED DECEMBER 31, 2002 AND 2001
                                                   ----------------------------------------------------
                                                                                  ACCUMULATED
                                                   COMMON   PAID-IN   RETAINED   COMPREHENSIVE
                                                   STOCK    CAPITAL   EARNINGS      INCOME       TOTAL
                                                   ------   -------   --------   -------------   ------
                                                                  (AMOUNTS IN THOUSANDS)
Balance -- December 31, 2000.....................   $500    $6,800    $  (960)       $170        $6,510
Change in accumulated comprehensive
  income -- 2001.................................     --        --         --         127           127
Net loss -- 2001.................................     --        --       (811)         --          (811)
                                                    ----    ------    -------        ----        ------
Balance -- December 31, 2001.....................    500     6,800     (1,771)        297         5,826
Change in accumulated comprehensive
  income -- 2002.................................     --        --         --         275           275
Capital Contribution.............................     --       300         --          --           300
Net loss -- 2002.................................     --        --       (627)         --          (627)
                                                    ----    ------    -------        ----        ------
Balance -- December 31, 2002.....................   $500    $7,100    $(2,398)       $572        $5,774
                                                    ====    ======    =======        ====        ======



            See accompanying notes and independent auditors' report.

                            UNIFIED BANKING COMPANY


        (A WHOLLY OWNED SUBSIDIARY OF UNIFIED FINANCIAL SERVICES, INC.)



                         NOTES TO FINANCIAL STATEMENTS


                     YEARS ENDED DECEMBER 31, 2002 AND 2001



NOTE 1 -- NATURE OF BUSINESS



     Unified Banking Company ("Company"), a federal savings bank, was organized in 1999 and commenced operations on November 1, 1999. The Company is located in Lexington, Kentucky and its accounts are insured by the Federal Deposit Insurance Corporation to the maximum limit permitted under federal law.



NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES



  CASH AND EQUIVALENTS



     For purposes of the statements of cash flows, the Company considers all cash and non interest bearing deposits with banks to be cash equivalents.



  MARKETABLE SECURITIES AND INVESTMENTS



     Under the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities", marketable securities considered available-for-sale are recorded at fair market value if they have a readily determinable fair value. The corresponding unrealized gain or loss (net of tax) in the fair market value in relation to cost is accounted for as a separate item in the stockholder's equity section of the statements of financial condition. Management believes that its investments in marketable securities should be classified as investments that are available-for-sale and are stated at fair value. As of December 31, 2002 and 2001, the Company had bond investments available-for-sale.



  PROPERTY AND EQUIPMENT



     Property and equipment is stated at cost, less accumulated depreciation. Depreciation is computed by using the straight-line and accelerated cost methods over the estimated useful lives of the assets.



  ALLOWANCE FOR LOAN LOSSES



     The allowance is maintained at a level adequate to absorb possible losses. Management determines the adequacy of the allowance based upon reviews of individual loans, recent loss experience, current economic conditions, the risk characteristics of the various categories of loans and other pertinent factors. Loans deemed uncollectible are charged to the allowance. Provisions for loan losses and recoveries on loans previously charged off are added to the allowance. In 2002 and 2001, the provision for loan losses totaled $656,000 and $135,000, respectively.



  ACCRUED INTEREST RECEIVABLE



     The Company considers accrued interest receivable to be fully collectible; accordingly, no allowance for doubtful accounts is required. If amounts become uncollectible, they will be charged to operations when that determination is made.



  INTEREST INCOME AND LOAN FEES REVENUE



     The Company recognizes interest income on the accrual method based on the principal balance outstanding. This accrual of income is discontinued, when in the opinion of management, there is an indication that the borrower may be unable to meet payments as they become due. The loan fees earned on loans processed are recorded in income on the closing of the loan.

                            UNIFIED BANKING COMPANY


        (A WHOLLY OWNED SUBSIDIARY OF UNIFIED FINANCIAL SERVICES, INC.)



                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)



  INCOME TAXES



     Deferred taxes result primarily from timing differences in the recognition of the loan losses and the gain and losses on the investments for income tax purposes. The remaining difference is primarily in the depreciation of the tangible assets.



     The Company files in the consolidated tax returns of Unified Financial Services, Inc. ("Unified") and its subsidiaries. The income tax benefits and costs are determined based upon the Company's share of the consolidated tax cost or benefits. The Company has adopted Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" (SFAS 109). SFAS 109 requires use of the liability method of accounting for deferred income taxes. Unified has a loss carry forward which does not provide a tax benefit for the loss of the Company under the provisions of SFAS 109.



  USE OF ESTIMATES



     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.



  RECENT ACCOUNTING PRONOUNCEMENTS



     In April 2002, the FASB ("FASB") issued Statement of Financial Accounting Standard ("SFAS") No. 145, which rescinds SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt," SFAS No. 44 "Accounting for Intangible Assets of Motor Carriers," and SFAS No. 64 "Extinguishment of Debt Made to Satisfy Sinking-Fund Requirements." SFAS 145 also amends SFAS No. 13, "Accounting for Leases," to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. As a result of the rescission of SFAS Nos. 4 and 64, the criteria in Accounting Principles Board Opinion No. 30 will be used to classify gains and losses from debt extinguishment. SFAS No. 145 also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. SFAS No. 145 is not expected to have a material impact on our results of operations, financial position or cash flows.



     In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS 146 requires that the liability for costs associated with an exit or disposal activity be recognized when the liability is incurred. The Company must adopt this statement no later than January 1, 2003. We do not believe that the adoption of SFAS 146 will have a significant impact on our financial statements.



     In October 2002, the FASB issued SFAS No. 147, "Acquisition of Certain Financial Institutions -- an Amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9." SFAS 147 requires that acquisitions of financial institutions except between two or more mutual enterprises be accounted for in accordance with SFAS Nos. 141 and 142. Additionally, SFAS 147 requires that SFAS No. 144 also applies to the application of certain long-term customer-relationship intangible assets recognized in an acquisition of a financial institution. We do not believe that the adoption of SFAS 147 will have a significant impact on our financial statements. The Company adopted this statement on October 1, 2002.



     In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation -- Transition and Disclosure -- an Amendment of FASB Statement No. 123." SFAS 148 provides alternative methods of transitioning for a voluntary change to the fair value based method of accounting for stock-based

                            UNIFIED BANKING COMPANY


        (A WHOLLY OWNED SUBSIDIARY OF UNIFIED FINANCIAL SERVICES, INC.)



                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)



employee compensation. This amends SFAS 123 by requiring prominent disclosures in annual and interim financial statements about the method of accounting used and the effect on reported results. This statement is effective for fiscal years beginning after December 15, 2003. We do not believe that the adoption of SFAS 148 will have a significant impact on our financial statements.



NOTE 3 -- RESTRICTED CASH



     Unified maintains a cafeteria plan for the benefit of all employees of the consolidated companies. Cash representing employee contributions to this plan is maintained in a restricted cash account and is not included in these financial statements.



NOTE 4 -- OPERATING LEASES



     The Company's leasing activity consists principally of the leasing of office space under an operating lease that expires in January 2011.



     The following is a schedule of future minimum rental payments by year required under various operating leases.



YEAR ENDING
DECEMBER 31                                                     AMOUNT
-----------                                                   ----------
2003........................................................  $  168,564
2004........................................................     168,564
2005........................................................     168,564
2006........................................................     193,980
2007 and thereafter.........................................     775,920
                                                              ----------
Total.......................................................  $1,475,592
                                                              ==========



NOTE 5 -- RETIREMENT PLAN



     Unified provides a defined contribution retirement benefit plan that covers substantially all employees of the consolidated companies. During 2002 and 2001, no contributions were made to such plan.



     Unified also maintains a Section 401(k) plan and matches employees' contributions up to fifty percent of the first six percent of an employee's before-tax contribution. For the years ended December 31, 2002 and 2001 the company contributed $25,164 and $23,779, including $52 and $0 in forfeitures, respectively.



NOTE 6 -- CONTINGENCY



     The Company is a party to various lawsuits, claims and other legal actions arising in the ordinary course of business. In the opinion of management, upon consultation with counsel, all such matters are without merit or are of such kind, or involve such amounts, that unfavorable disposition would not have a material adverse effect on the financial position or results of operations of the Company.



NOTE 7 -- CONCENTRATION OF CREDIT RISK



     The Company has a concentration of credit risk in that it periodically maintains cash deposits in a single financial institution in excess amounts insured by the FDIC. The Company has not experienced any losses on such accounts.

                            UNIFIED BANKING COMPANY


        (A WHOLLY OWNED SUBSIDIARY OF UNIFIED FINANCIAL SERVICES, INC.)



                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)



NOTE 8 -- BOND INVESTMENTS



     As of December 31, 2002 and 2001, the Company's bond investments were issued by U.S. government agencies, which have been adjusted by unrealized gains of $571,645 and $297,039, respectively, net of tax as reported in the retained earnings and carried at the market value of $17,485,206 and $19,071,831, respectively.



NOTE 9 -- LOANS



     The components of loans as of December 31, 2002 and 2001 were as follows:



                                                                2002          2001
                                                             -----------   -----------
Commercial.................................................  $17,685,656   $11,047,590
Real estate construction...................................    2,359,151     1,685,722
Commercial real estate.....................................   10,487,879    10,822,177
Residential real estate....................................   21,101,180    13,971,987
Consumer...................................................    6,495,787     6,608,100
                                                             -----------   -----------
  Total....................................................  $58,129,653   $44,135,576
                                                             ===========   ===========



NOTE 10 -- PROPERTY AND EQUIPMENT



     The cost of property and equipment as of December 31, 2002 and 2001 is categorized as follows:



                                                                 2002         2001
                                                              ----------   ----------
Leasehold improvements......................................  $  577,655   $  577,655
Furniture and equipment.....................................     541,124      535,325
                                                              ----------   ----------
  Total cost................................................  $1,118,779   $1,112,980
                                                              ==========   ==========



NOTE 11 -- RESCISSION AGREEMENT



     Effective December 31, 2002, Unified and the Company rescinded the capital contribution of Unified Trust Company, National Association to the Company, which contribution was consummated on January 1, 2002.



NOTE 12 -- SUBSEQUENT EVENT



     On January 2, 2003, Unified contributed all of the outstanding capital stock of Commonwealth Premium Finance Corporation to the Company. Below are certain balance sheet items for Commonwealth Premium Finance Corporation as of December 31, 2002.



Loan receivables............................................   $2,960,343
Total assets................................................   $2,981,888
Notes payable...............................................   $1,520,000
Other liabilities...........................................   $  276,120
Total capital...............................................   $1,185,768

                            UNIFIED BANKING COMPANY


        (A WHOLLY OWNED SUBSIDIARY OF UNIFIED FINANCIAL SERVICES, INC.)



                       STATEMENTS OF FINANCIAL CONDITION



                                                                  MARCH 31,
                                                              -----------------
                                                               2003      2002
                                                              -------   -------
                                                                 (UNAUDITED)
                                                                 (AMOUNTS IN
                                                              THOUSANDS, EXCEPT
                                                                 SHARE DATA)
                                    ASSETS
Cash and due from banks.....................................  $ 2,392   $ 1,707
Securities:
  Available for sale (amortized cost $14,276 and $21,879,
     respectively)..........................................   15,033    22,239
  Equity investments........................................      514       250
Loans:
       Total................................................   59,309    52,680
Less allowance for loan losses..............................      587       460
                                                              -------   -------
  Net.......................................................   58,722    52,220
Property and equipment, net.................................      680       833
Other assets................................................      518       404
                                                              -------   -------
TOTAL ASSETS................................................  $77,859   $77,653
                                                              =======   =======

                     LIABILITIES AND STOCKHOLDER'S EQUITY
Deposits:
  Demand deposits...........................................  $10,949   $12,573
  Savings and NOW accounts..................................   12,182    11,934
  Other time deposits.......................................   44,546    41,734
                                                              -------   -------
       Total deposits.......................................   67,677    66,241
Federal funds purchased and securities sold under agreements
  to repurchase.............................................        9       465
Advances from Federal Home Loan Bank........................    3,938     4,972
Accrued expenses and other liabilities......................      508       307
                                                              -------   -------
       Total liabilities....................................   72,132    71,985
                                                              -------   -------
Stockholder's equity:
  Common stock, $100 par value, 10,000 shares authorized,
     5,000 shares issued and outstanding....................      500       500
     Paid-in capital........................................    7,100     6,800
     Retained deficit.......................................   (2,372)   (1,870)
     Accumulated other comprehensive income.................      499       238
                                                              -------   -------
       Total stockholder's equity...........................    5,727     5,668
                                                              -------   -------
TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY..................  $77,859   $77,653
                                                              =======   =======

                            UNIFIED BANKING COMPANY


        (A WHOLLY OWNED SUBSIDIARY OF UNIFIED FINANCIAL SERVICES, INC.)



                            STATEMENTS OF OPERATIONS



                                                                THREE MONTH PERIOD
                                                                 ENDED MARCH 31,
                                                              ----------------------
                                                                2003          2002
                                                              --------      --------
                                                                   (UNAUDITED)
                                                              (AMOUNTS IN THOUSANDS)
Interest income:
  Loans, including fees.....................................   $  822        $  699
  Federal funds sold........................................        8            20
  Securities................................................      235           294
                                                               ------        ------
     Total interest income..................................    1,065         1,013
                                                               ------        ------
Interest expense:
  Deposits..................................................      580           658
  Federal funds purchased and securities sold under
     agreements to repurchase...............................        1             1
  Advances from the Federal Home Loan Bank..................       50            23
                                                               ------        ------
     Total interest expense.................................      631           682
                                                               ------        ------
Net interest income.........................................      434           331
Provision for loan losses...................................       36            30
                                                               ------        ------
     Net interest income after provision for loan losses....      398           301
                                                               ------        ------
Non-interest income:
  Service charges...........................................        7             3
  Fee income................................................       23            17
  Gain on sale of loans.....................................      126           118
                                                               ------        ------
     Total non-interest income..............................      156           138
                                                               ------        ------
Non-interest expense:
  Salaries and employee benefits............................      311           307
  Occupancy expense.........................................       49            52
  Furniture and equipment expense...........................       35            40
  Office supplies...........................................        8             9
  Telephone.................................................        7             6
  Attorney fees.............................................        1             3
  Advertising and marketing.................................       18            27
  Accounting and audit......................................        1            12
  Correspondent bank fees...................................        8            13
  Federal deposit insurance and regulatory assessments......       19             9
  Data processing expense...................................       34            27
  Other.....................................................       37            32
                                                               ------        ------
     Total non-interest expense.............................      528           537
                                                               ------        ------
Loss before income tax expense..............................       26           (98)
Income tax expense..........................................       --            --
                                                               ------        ------
Net income (loss)...........................................   $   26        $  (98)
                                                               ======        ======

                            UNIFIED BANKING COMPANY


        (A WHOLLY OWNED SUBSIDIARY OF UNIFIED FINANCIAL SERVICES, INC.)



                            STATEMENTS OF CASH FLOWS



                                                                THREE MONTH PERIOD
                                                                 ENDED MARCH 31,
                                                              ----------------------
                                                                2003         2002
                                                              ---------    ---------
                                                                   (UNAUDITED)
                                                              (AMOUNTS IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)...........................................   $    26      $   (98)
Adjustments to reconcile net income to net cash provided
  (used) in operating activities:
  Depreciation, amortization and accretion, net.............        38           42
  Provision for loan losses.................................        36           30
  Unrealized gain on securities.............................       110           90
  (Increase) decrease in operating assets:
     Interest receivables...................................        29          (45)
     Prepaid and sundry assets..............................        --           24
     Loans originated, net of principal collected...........    (1,178)      (8,543)
  (Decrease) increase in liabilities:
     Deposits...............................................    (1,401)       2,638
     Accounts payable.......................................      (125)         (17)
     Other liabilities......................................       (37)         (30)
                                                               -------      -------
       Net cash used in operating activities................    (2,502)      (5,909)
                                                               -------      -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of fixed assets..................................        (4)          --
  Decrease in federal funds sold............................     1,479        4,033
  (Purchases) paydowns of available-for-sale securities.....     2,269       (3,322)
  Purchases of equity securities............................        (6)         (54)
                                                               -------      -------
       Net cash provided by investing activities............     3,738          657
                                                               -------      -------
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings..................................................      (796)       5,437
                                                               -------      -------
       Net cash provided by (used in) financing
        activities..........................................      (796)       5,437
                                                               -------      -------
NET CHANGE IN CASH AND CASH EQUIVALENTS.....................       440          185
CASH AND CASH EQUIVALENTS
Beginning of period.........................................     1,952        1,522
                                                               -------      -------
End of period...............................................   $ 2,392      $ 1,707
                                                               =======      =======
SUPPLEMENTARY INFORMATION
Interest paid...............................................   $   679      $   726
Income taxes paid...........................................        --           --

                            UNIFIED BANKING COMPANY


        (A WHOLLY OWNED SUBSIDIARY OF UNIFIED FINANCIAL SERVICES, INC.)



                          NOTE TO FINANCIAL STATEMENTS



                   THREE MONTHS ENDED MARCH 31, 2003 AND 2002


                                  (UNAUDITED)



NOTE A -- BASIS OF PRESENTATION



     The unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS



     Under the Indiana Business Corporation Law and the Company's Articles of Incorporation and Bylaws, the Company's officers and directors are entitled to indemnification against all liability and expense with respect to any civil or criminal claim, action, suit or proceeding in which they are wholly successful. If they are not wholly successful and even if they are adjudged liable or guilty, they are entitled to indemnification if it is determined, with respect to a civil action, by disinterested directors, a special legal counsel, or a majority vote of the shares of the Company's voting stock held by disinterested shareholders, that they acted in good faith in what they reasonably believed to be the best interests of the Company. With respect to any criminal action, it must also be determined that they had no reasonable cause to believe their conduct was unlawful.



     Under the Indiana Business Corporation Law, a director of the Company cannot be held liable for actions that do not constitute willful misconduct or recklessness. In addition, the Articles of Incorporation of the Company provide that directors of the Company shall be immune from personal liability for any action taken as a director, or any failure to take any action, to the fullest extent permitted by the applicable provisions of the Indiana Business Corporation Law from time to time in effect and by general principles of corporate law. In addition, a director of the Company against whom a shareholders' derivative suit has been filed cannot be held liable if a committee of disinterested directors of the Company, after a good faith investigation, determines either that the shareholder has no right or remedy or that pursuit of that right or remedy will not serve the best interests of the Company.



     At present, there are no claims, actions, suits or proceedings pending where indemnification would be required under the above, and the Company does not know of any threatened claims, actions, suits or proceedings which may result in a request for such indemnification.



ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


     The following are actual or estimated expenses incurred or to be incurred by the Company in connection with this offering:


FEES                                                            AMOUNT
----                                                          -----------
                                                                (IN $)
Filing Fee..................................................  $    364.05
Printing Expenses...........................................  $ 20,000.00*
Legal Fees, Blue Sky Fees and Expenses......................  $    50,000*
NASDAQ Filing Fee...........................................  $    10,000*
Transfer Agent Fees.........................................  $  6,200.00*
Accounting Fees and Expenses................................  $    50,000*
Miscellaneous Expenses......................................  $ 63,435.95*
                                                              -----------
     Total..................................................  $200,000.00*
                                                              ===========


---------------

* Estimated.


ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES



     On September 17, 2002, the Company sold 309,889 shares of common stock at a price of $4.73 per share, or approximately $1,466,000 in aggregate, to Russell Breeden III, Wayne C. Ramsey and L. Gene Tanner. On February 2, 2003, the Company sold 546,348 shares of common stock at a price of $4.73 per share or approximately $2,584,000 in aggregate, to Russell Breeden III, Wayne C. Ramsey and L. Gene Tanner and other accredited investors. The Company had reasonable grounds to believe the investors were accredited investors, capable of evaluating merits and risks of this investment, and who acquired the shares for investment purposes. The transactions were private in nature, and the shares were issued in reliance upon Section 4(2) and/or Rule 506 promulgated under the Securities Act of 1933, as amended. Messrs. Breeden and Ramsey are directors of the Company. Mr. Breeden was appointed by the Board of Directors as the Chief Executive Officer of the Company; however, his appointment is subject to a 30-day notification as required by the OTS, which is still pending.



ITEM 27.  EXHIBITS


     The following exhibits are filed as part of this Registration Statement:


  EXHIBIT
   NUMBER                DOCUMENT DESCRIPTION                REPORT OR REGISTRATION STATEMENT
  -------                --------------------                --------------------------------
   *3.1        Articles of Incorporation                 Amendment No. 4 to the Registration
                                                         Statement on Form SB-2, File No.
                                                         333-48269 filed on June 22, 1998
  **3.2        Amended and Restated By-Laws of the
               Registrant
  **5.1        Opinion of Krieg DeVault LLP re legality
               of shares
  **8.1        Opinion of Krieg DeVault LLP re tax
               matters
  *10.01       Registrant's 1997 Directors' Stock        Amendment No. 2 to the Registration
               Option Plan                               Statement on Form SB-2, File No.
                                                         333-48269 filed on June 8, 1998
  *10.02       Registrant's 1997 Key Employees' Stock    Amendment No. 2 to the Registration
               Option Plan                               Statement on Form SB-2, File No.
                                                         333-48269 filed on June 8, 1998
  *10.03       Registrant's 2000 Directors' Stock        Annual Report on Form 10-KSB< filed on
               Option Plan                               March 31, 2001
  *10.04       Registrant's 2000 Key Employees' Stock    Annual Report on Form 10-KSB< filed on
               Option Plan                               March 31, 2001
  *10.05       Registrant's 2000 Employee Stock          Annual Report on Form 10-KSB< filed on
               Purchase Plan                             March 31, 2001
  *10.06       Registrant's First Amendment of 2000 Key  Annual Report on Form 10-KSB< filed on
               Employees Stock Option Plan               March 31, 2001
  *10.07       Registrant's 2002 Employee Stock Option   Annual Report on Form 10-KSB, filed on
               Plan                                      March 31, 2003
  *10.08       Registrant's Change in Control Agreement  Annual Report on Form 10-KSB, filed on
               with Randy J. Collier                     March 31, 2003
  *10.09       Registrant's Employment Agreement with    Annual Report on Form 10-KSB, filed on
               Lawrence T. Toombs                        March 31, 2003
  *10.10       Stock Purchase Agreement                  Current Report on Form 8-K filed on June
                                                         7, 2002
  *10.11       Stock Purchase Agreement, dated as of     Current Report on Form 8-K filed on June
               June 9, 2003, between the Registrant and  10, 2003
               Unified Financial Services, Inc.
 **23.1        Consent of Krieg DeVault LLP (contained
               in Exhibits 5 and 8)
 **23.2        Consent of Deloitte & Touche LLP
 **23.3        Consent of Larry E. Nunn & Associates,
               LLC
 **24.1        Power of Attorney (included on the
               signature page of the registration
               statement)

  EXHIBIT
   NUMBER                DOCUMENT DESCRIPTION                REPORT OR REGISTRATION STATEMENT
  -------                --------------------                --------------------------------
 **99.1(a)     Shareholder Rights Agreement
 **99.1(b)     Instructions for Use of Shareholders
               Rights Agreement
 **99.2        Letter to Record Shareholders
 **99.3        Letter to Nominee Holders
 **99.4        Letter to Clients of Nominee Holders
 **99.5        Beneficial Owner Election Form
 **99.6        Nominee Holder Certification
 **99.7        Substitute Form W-9
 **99.8        Order Form for Limited Public Offering


---------------


  *Incorporated herein by reference as indicated.



 **Filed herewith.



***Previously filed.



ITEM 28.  UNDERTAKINGS



     The small business issuer will supplement the prospectus, after the end of the subscription period, to include the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities that the underwriters will purchase and the terms of any later reoffering. If the underwriters make any public offering of the securities on terms different from those on the cover page of the prospectus, the small business issuer will file a post-effective amendment to state the terms of such offering.


     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer, or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                 SIGNATURE PAGE


     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Shelbyville, State of Indiana, on July 17, 2003.


                                          BLUE RIVER BANCSHARES, INC.

                                          By:    /s/ LAWRENCE T. TOOMBS
                                            ------------------------------------
                                                     Lawrence T. Toombs
                                                         President

                               POWER OF ATTORNEY


     Each person signing below hereby makes, constitutes and appoints Lawrence
T. Toombs and Patrice Lima, and each of them, his true and lawful attorneys-in-fact to execute and file any and all amendments (including post-effective amendments) to this Registration Statement on Form SB-2 as such attorney in-fact may deem appropriate.



     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated below as of July 17, 2003.




        /s/ LAWRENCE T. TOOMBS                         President and Director
--------------------------------------
          Lawrence T. Toombs

          /s/ STEVEN R. ABEL             Chief Executive Officer and Chairman of the Board
--------------------------------------             (Principal Executive Officer)
            Steven R. Abel

                                           Senior Vice President, Secretary and Director
--------------------------------------
          D. Warren Robison

         /s/ WAYNE C. RAMSEY                                  Director
--------------------------------------
           Wayne C. Ramsey

       /s/ RUSSELL BREEDEN, III                               Director
--------------------------------------
         Russell Breeden, III

        /s/ WENDELL L. BERNARD                                Director
--------------------------------------
          Wendell L. Bernard

        /s/ RALPH W. VAN NATTA                                Director
--------------------------------------
          Ralph W. Van Natta

                                                              Director
--------------------------------------
           Peter G. DePrez

        /s/ MICHAEL J. VAUGHT                                 Director
--------------------------------------
          Michael J. Vaught

           /s/ PATRICE LIMA                 Controller (Principal Accounting Officer and
--------------------------------------              Principal Financial Officer)
             Patrice Lima

                                 EXHIBIT INDEX


  EXHIBIT
   NUMBER                DOCUMENT DESCRIPTION                REPORT OR REGISTRATION STATEMENT
  -------                --------------------                --------------------------------
   *3.1        Articles of Incorporation                 Amendment No. 4 to the Registration
                                                         Statement on Form SB-2, File No.
                                                         333-48269 filed on June 22, 1998
  **3.2        Amended and Restated By-Laws of the
               Registrant
  **5.1        Opinion of Krieg DeVault LLP re legality
               of shares
  **8.1        Opinion of Krieg DeVault LLP re tax
               matters
  *10.01       Registrant's 1997 Directors' Stock        Amendment No. 2 to the Registration
               Option Plan                               Statement on Form SB-2, File No.
                                                         333-48269 filed on June 8, 1998
  *10.02       Registrant's 1997 Key Employees' Stock    Amendment No. 2 to the Registration
               Option Plan                               Statement on Form SB-2, File No.
                                                         333-48269 filed on June 8, 1998
  *10.03       Registrant's 2000 Directors' Stock        Annual Report on Form 10-KSB< filed on
               Option Plan                               March 31, 2001
  *10.04       Registrant's 2000 Key Employees' Stock    Annual Report on Form 10-KSB< filed on
               Option Plan                               March 31, 2001
  *10.05       Registrant's 2000 Employee Stock          Annual Report on Form 10-KSB< filed on
               Purchase Plan                             March 31, 2001
  *10.06       Registrant's First Amendment of 2000 Key  Annual Report on Form 10-KSB< filed on
               Employees Stock Option Plan               March 31, 2001
  *10.07       Registrant's 2002 Employee Stock Option   Annual Report on Form 10-KSB, filed on
               Plan                                      March 31, 2003
  *10.08       Registrant's Change in Control Agreement  Annual Report on Form 10-KSB, filed on
               with Randy J. Collier                     March 31, 2003
  *10.09       Registrant's Employment Agreement with    Annual Report on Form 10-KSB, filed on
               Lawrence T. Toombs                        March 31, 2003
  *10.10       Stock Purchase Agreement                  Current Report on Form 8-K filed on June
                                                         7, 2002
  *10.11       Stock Purchase Agreement, dated as of     Current Report on Form 8-K filed on June
               June 9, 2003, between the Registrant and  10, 2003
               Unified Financial Services, Inc.
 **23.1        Consent of Krieg DeVault LLP (contained
               in Exhibits 5 and 8)
 **23.2        Consent of Deloitte & Touche LLP
 **23.3        Consent of Larry E. Nunn & Associates,
               LLC
 **24.1        Power of Attorney (included on the
               signature page of the registration
               statement)
 **99.1(a)     Shareholder Rights Agreement
 **99.1(b)     Instructions for Use of Shareholders
               Rights Agreement
 **99.2        Letter to Record Shareholders
 **99.3        Letter to Nominee Holders

  EXHIBIT
   NUMBER                DOCUMENT DESCRIPTION                REPORT OR REGISTRATION STATEMENT
  -------                --------------------                --------------------------------
 **99.4        Letter to Clients of Nominee Holders
 **99.5        Beneficial Owner Election Form
 **99.6        Nominee Holder Certification
 **99.7        Substitute Form W-9
 **99.8        Order Form for Limited Public Offering


---------------

  * Incorporated herein by reference as indicated.

 ** Filed herewith.

*** Previously filed.